Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: MALLINCKRODT PLC, et al., Debtors.[1]	) ) ) ) ) ) ) )	Chapter 11 Case No. 23-______ (___) (Joint Administration Requested)

DISCLOSURE STATEMENT FOR PREPACKAGED JOINT PLAN OF REORGANIZATION OF MALLINCKRODT PLC AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mark D. Collins (No. 2981)		George A. Davis (pro hac vice pending)
Michael J. Merchant (No. 3854)		Anupama Yerramalli (pro hac vice pending)
Amanda R. Steele (No. 5530)		Adam S. Ravin (pro hac vice pending)
RICHARDS, LAYTON & FINGER, P.A.		LATHAM & WATKINS LLP
One Rodney Square		1271 Avenue of the Americas
920 N. King Street		New York, New York 10020
Wilmington, Delaware 19801		Telephone:	(212) 906-1200
Telephone:	(302) 651-7700	Facsimile:	(212) 751-4864
Facsimile:	(302) 651-7701	Email:	george.davis@lw.com
Email:	collins@rlf.com		anu.yerramalli@lw.com
	merchant@rlf.com		adam.ravin@lw.com
steele@rlf.com
- and -

Jason B. Gott (pro hac vice pending)
LATHAM & WATKINS LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
		Telephone:	(312) 876-7700
		Facsimile:	(312) 993-9767
		Email:	jason.gott@lw.com

Proposed Counsel to the Debtors and Debtors in Possession

Dated:     August 23, 2023

[1]	A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/mallinckrodt2023. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

this solicitation of votes is being conducted to obtain sufficient votes to accept the plan before the filing of voluntary petitions under chapter 11 of title 11 of the united states code (the “bankruptcy code”). because the chapter 11 cases have not yet been commenced, this disclosure statement has not, as of the date hereof, been approved by the bankruptcy court as containing “adequate information” within the meaning of section 1125(a) of the bankruptcy code. following the commencement of the chapter 11 cases, the debtors expect to promptly seek orders of the bankruptcy court approving this disclosure statement as containing “adequate information,” approving the solicitation of votes as being in compliance with sections 1125 and 1126(b) of the Bankruptcy code, and confirming the plan.

For the avoidance of doubt, this Disclosure Statement and the related solicitation of votes do not impact the 2020-2022 Confirmation Order, which shall remain in full force and effect, except as expressly set forth in the Plan. To the extent that any agreements (including, but not limited to, the Original Deferred Cash Payments Agreement and the Cooperation Agreement) authorized under or incorporated into the 2020-2022 Confirmation Order have been amended or modified in accordance with the terms of such agreements, such amended or modified agreements remain in full force and effect unless the agreements have been terminated or have expired in accordance with the terms of such agreements. Notwithstanding the foregoing, to the extent that the terms of the Combined Order conflict or are in any way inconsistent with any of the terms of the 2020-2022 Confirmation Order or any agreement (as may have been amended or modified from time to time) authorized under the 2020-2022 Confirmation Order, the terms of the Combined Order (including the treatment of Claim and Interests under the Plan) shall govern.

DISCLOSURE STATEMENT, DATED AUGUST 23, 2023

Solicitation of Votes
on the Plan of Reorganization of

MALLINCKRODT PLC, ET AL.

from the holders of outstanding

FIRST LIEN CLAIMS
SECOND LIEN NOTES CLAIMS

THE VOTING DEADLINE IS 5:00 P.M. prevailing EASTERN time on
SEPTEMBER 14, 2023 (UNLESS the Debtors EXTEND THE VOTING DEADLINE).

For your vote to be counted, you must return your properly completed Ballot to the Solicitation Agent or your Nominee, as applicable, so that your Ballot or master ballot, as applicable, is actually received by the Solicitation Agent, KROLL RESTRUCTURING ADMINISTRATION LLC before the Voting Deadline.

Each OF THE AFOREMENTIONED BallotS contains detailed voting instructions and sets forth, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, and the applicable standards for tabulating Ballots.

Recommendation by the Debtors and RELATED SUPPORT

The Debtors believe that the Plan is in the best interests of the Debtors’ creditors and other stakeholders. All creditors entitled to vote on the Plan are urged to vote in favor of the Plan.

The Board of Directors of Mallinckrodt plc and the board of directors or managers, members, or partners, as applicable, of each of its affiliated Debtors have unanimously approved the transactions contemplated by the Plan and recommend that all creditors whose votes are being solicited submit ballots to accept the Plan.

Subject to the terms and conditions of the Restructuring Support Agreement (defined below), holders of approximately 72% of the aggregate principal amount of the Debtors’ funded first lien debt and 71% of the of the Debtors’ funded second lien debt have already agreed to vote in favor of, or otherwise support, the Plan.

The MDT II has agreed to support the Restructuring pursuant to the terms and conditions of the Restructuring Support Agreement (defined below).

Important information for you to read

Mallinckrodt plc and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), are providing you with the information in this Disclosure Statement because you may be a creditor of the Debtors and may be entitled to vote on the Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (including all exhibits and schedules thereto, and as maybe amended, modified, or supplemented from time to time, the “Plan”). A draft of the Plan is attached hereto as Exhibit A. All capitalized terms used but not otherwise defined herein have the definition given to them in the Plan; to the extent that a definition of a term in the text of this Disclosure Statement and the definition of such term in the Plan are inconsistent, the definition included in the Plan shall control and govern.

ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX BELOW AND THE PLAN ATTACHED AS EXHIBIT A BEFORE SUBMITTING BALLOTS IN RESPONSE TO SOLICITATION OF THE PLAN.

HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND VOTING CREDITORS SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

THE ISSUANCE AND DISTRIBUTION UNDER THE PLAN OF NEW COMMON EQUITY TO HOLDERS OF ALLOWED FIRST LIEN CLAIMS AND ALLOWED SECOND LIEN NOTES CLAIMS, AS APPLICABLE SHALL, IN EACH CASE, BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. THE ISSUANCE AND DISTRIBUTION UNDER THE PLAN OF THE NEW TAKEBACK NOTES SHALL BE MADE ONLY TO HOLDERS OF THE ALLOWED FIRST LIEN CLAIMS WHO ARE REASONABLY BELIEVED TO BE QUALIFIED INSTITUTIONAL BUYERS (AS DEFINED IN RULE 144A OF THE SECURITIES ACT, “QUALIFIED INSTITUTIONAL BUYERS”), INSTITUTIONAL ACCREDITED INVESTORS (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT, “INSTITUTIONAL ACCREDITED INVESTORS”) OR NON-“U.S. PERSONS” (AS DEFINED IN REGULATION S OF THE SECURITIES ACT, “NON-US PERSONS”) AND SHALL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS PURSUANT TO SECTION 4(a)(2) OF THE SECURITIES ACT, REGULATION D UNDER THE SECURITIES ACT AND/OR REGULATION S UNDER THE SECURITIES ACT AND SIMILAR STATE SECURITIES LAW PROVISIONS. THE DEBTORS BELIEVE THAT EITHER THE MDT II CVRS ISSUED TO THE MDT II SHALL NOT CONSTITUTE A “SECURITY,” OR THAT THE ISSUANCE OF THE MDT II CVRS SHALL BE EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT PURSUANT TO SECTION 4(a)(2) OF THE SECURITIES ACT AND/OR REGULATION D PROMULGATED THEREUNDER. UNDER THE MDT II CVR AGREEMENT, THE REORGANIZED PARENT MAY ISSUE SHARES OF NEW COMMON EQUITY IN LIEU OF PAYING CASH ONLY IF (I) THE RESALE BY THE MDT II OF SUCH SHARES WOULD NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT, OR SUCH ISSUANCE OR RESALE HAS BEEN REGISTERED UNDER THE SECURITIES ACT (IN THE CASE SUCH SHARES ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144(A)(3) UNDER THE SECURITIES ACT AND THE RESALE IS TO BE REGISTERED, PURSUANT TO THE TERMS OF A REGISTRATION RIGHTS AGREEMENT REASONABLY ACCEPTABLE TO REORGANIZED PARENT AND MDT II) AND (II) SUCH SHARES ARE NOT OTHERWISE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER.

THE SOLICITATION OF VOTES ON THE PLAN WITH RESPECT TO THE ALLOWED FIRST LIEN CLAIMS AND ALLOWED SECOND LIEN NOTES CLAIMS IS BEING MADE ONLY TO HOLDERS OF SUCH CLAIMS WHO ARE REASONABLY BELIEVED TO BE QUALIFIED INSTITUTIONAL BUYERS, ACCREDITED INVESTORS (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT, “ACCREDITED INVESTORS”) OR NON-U.S. PERSONS. THE DEBTORS ARE RELYING ON SECTION 4(a)(2), REGULATION D AND/OR REGULATION S OF THE SECURITIES ACT, AND SIMILAR STATE SECURITIES LAW PROVISIONS, TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS ANY OFFERS OF NEW COMMON EQUITY AND NEW TAKEBACK NOTES THAT MAY BE DEEMED TO BE MADE PRIOR TO THE PETITION DATE, INCLUDING IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. THE DEBTORS WILL RELY ON SECTION 1145(a) OF THE BANKRUPTCY CODE TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS ANY OFFERS OF NEW COMMON EQUITY THAT MAY BE DEEMED TO BE MADE AFTER THE PETITION DATE, INCLUDING IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. THE DEBTORS WILL RELY ON SECTION 4(a)(2) OF THE SECURITIES ACT, REGULATION D UNDER THE SECURITIES ACT AND/OR REGULATION S UNDER THE SECURITIES ACT, AND SIMILAR STATE SECURITIES LAW PROVISIONS, TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND STATE SECURITIES LAWS ANY OFFERS OF NEW TAKEBACK NOTES THAT MAY BE DEEMED TO BE MADE EITHER BEFORE OR AFTER THE PETITION DATE, INCLUDING IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.

THE NEW COMMON EQUITY AND THE NEW TAKEBACK NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY. THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE, SECTION 4(A)(2) OF THE SECURITIES ACT, REGULATION D AND/OR REGULATION S OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS WILL NOT BE IMPAIRED BY THE PLAN AND, AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN. DURING THE CHAPTER 11 CASES, THE DEBTORS INTEND TO OPERATE THEIR BUSINESS IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL TRADE CREDITORS, CUSTOMERS, AND EMPLOYEES OF ALL UNDISPUTED AMOUNTS DUE BEFORE AND DURING THE CHAPTER 11 CASES.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS PROVIDED HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

The voting deadline to accept or reject the Plan is 5:00 p.m. Eastern Time on September 14, 2023, unless extended by the Debtors (the “Voting Deadline”).

To be counted, your Ballot or Master Ballot, as applicable, must be properly completed and returned to the Solicitation Agent, Kroll Restructuring Administration LLC, in accordance with the voting instructions on such Ballot and actually received by the Solicitation Agent, via regular mail, overnight courier, or personal delivery at the appropriate address, via email (where applicable), or via the Solicitation Agent’s online voting portal, by the Voting Deadline. For the avoidance of doubt, Holders of First Lien Notes Claims or Second Lien Notes Claims cannot submit their Ballots through the online voting portal, but they may submit Master Ballots or pre-validated Beneficial Holder Ballots via email to mallinckrodt2023ballots@ra.kroll.com. Conversely, Holders of First Lien Term Loan Claims may submit Ballots through the online voting portal but are unable to submit Ballots via email to mallinckrodt2023ballots@ra.kroll.com. Please review the instructions set forth on your Ballot for further guidance on the appropriate method(s) of submission.

v

A summary of the voting instructions is set forth in Section I.E of this Disclosure Statement. More detailed instructions are also contained in the Ballots (as defined below) distributed to the creditors entitled to vote on the Plan.

This Disclosure Statement, the Plan, the Plan Supplement, and any attachments, exhibits, supplements and annexes hereto are the only documents to be used in connection with the solicitation of votes on the Plan, and also may not be relied upon for any purpose other than to determine how to vote on the Plan (except with respect to any Plan Supplement documents that may be relied upon for purposes other than to determine how to vote on the Plan). Neither the Bankruptcy Court nor the Debtors have authorized any person to give any information or to make any representation in connection with the Plan or the solicitation of acceptances of the Plan other than as contained in this Disclosure Statement, the Plan Supplement, and any attachments, exhibits, supplements or annexes attached hereto. If given or made, such information or representation may not be relied upon as having been authorized by the Bankruptcy Court or the Debtors. The delivery of this Disclosure Statement will not under any circumstances represent that the information herein is correct as of any time after the date hereof.

This Disclosure Statement shall not constitute an offer to sell, or solicitation of an offer to buy, nor will there be any distribution of, any of the securities described herein until the Effective Date of the Plan.

The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by reference to the Plan itself, the exhibits thereto that will be included in the Plan Supplement, and documents described therein as filed prior to approval of this Disclosure Statement or subsequently as part of the Plan Supplement. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, or between the Plan Supplement and the Plan, the terms of the Plan will control. Except as otherwise indicated herein or in the Plan, the Debtors will propose to file all Plan Supplement documents with the Bankruptcy Court and make them available for review at the Debtors’ document website located online at https://cases.ra.kroll.com/Mallinckrodt2023 no later than eight (8) days prior to the Plan Objection Deadline. The Debtors intend to propose the Plan Objection Deadline to be September 22, 2023 at 5:00 p.m. (Prevailing Eastern Time).

This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan. The Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, subject to the terms of the Plan. The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there can be no assurance that the statements contained herein will be correct at any time after this date. The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as an admission or stipulation, but rather as a statement made in settlement negotiations as part of the Debtors’ attempt to settle and resolve claims and controversies pursuant to the Plan. This Disclosure Statement will not be admissible in any non-bankruptcy proceeding, nor will it be construed to be conclusive advice on the tax, securities, or other legal effects of the Plan as to Holders of Claims against, or Interests in, either the Debtors or the Reorganized Debtors. Except where specifically noted, the financial information contained in this Disclosure Statement and in its exhibits has not been audited by a certified public accountant and has not been prepared in accordance with generally accepted accounting principles in the United States.

The effectiveness of the Plan is subject to material conditions precedent. See Article V.G below and Article VIII of the Plan. There is no assurance that these conditions will be satisfied or waived.

If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Holders of Claims against, and Equity Interests in, the Debtors (including without limitation those Holders who do not submit Ballots to accept or reject the Plan or who are not entitled to vote on the Plan, but excluding Holders who are entitled to, and do, opt out), will be bound by the terms of the Plan and the transactions contemplated thereby, including the third-party releases contained therein, provided, however, that Holders of Claims and Interests that are deemed to reject the Plan will not be bound by such third party releases.

IMPORTANT NOTICES Regarding
Third-Party Releases by Holders of Claims

If you are a Holder of a Claim, you may be deemed to be granting releases to third parties under the Plan. Specifically, pursuant to Article IX.C of the Plan, each Holder of a Claim is deemed to grant a Third-Party Release if (a) such Holder votes to accept the Plan, (b) each Holder of a Claim that is Unimpaired under the Plan that (i) does not timely File with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release, (ii) files such an objection that is consensually resolved with the Debtors on terms providing for such Holder to be a Releasing Party or withdrawn before Confirmation, or (iii) files an objection that is thereafter overruled by the Bankruptcy Court, (c) such Holder whose vote to accept or reject the Plan is solicited and (i) votes to accept the Plan, (ii) abstains from voting on the Plan and (iii) does not opt out of granting the releases set forth in the Plan, (d) such Holder votes to reject the Plan but does not opt out of granting the releases set forth in the Plan, and (e) to the maximum extent otherwise permitted by law. This release is discussed further in Article V.I of this Disclosure Statement. Instructions for opting out of the third-party releases are set forth in the Solicitation Package distributed in connection with this Disclosure Statement.

NOTICE REGARDING PUBLIC/PRIVATE ELECTION

As of the date hereof, the collective intention of the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting Crossover Group Creditors, and the Required Supporting 2025 Noteholder Group Creditors is that the New Common Equity will not be listed on a securities exchange following the Plan Effective Date; provided, however, if the Company, the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting Crossover Group Creditors and the Required Supporting 2025 Noteholder Group Creditors determine that the New Common Equity should be listed on a securities exchange, then the Debtors shall file an amended Plan and Disclosure Statement by September 6, 2023 reflecting such determination.

FORWARD-LOOKING STATEMENTS

This Disclosure Statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors’ businesses and assets. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described below in Article IX. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Disclosure Statement may not occur, and actual results could differ materially from those anticipated in the forward-looking statements. The Debtors do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This Disclosure Statement has been prepared in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016 and not necessarily in accordance with federal or state securities laws or other non-bankruptcy laws. This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”), any state securities commission or any securities exchange or association nor has the SEC, any state securities commission or any securities exchange or association passed upon the accuracy or adequacy of the statements contained herein.

QUESTIONS AND ADDITIONAL INFORMATION

If you would like to obtain copies of this Disclosure Statement, the Plan, the Plan Supplement, or any of the documents attached hereto or referenced herein, or have questions about the solicitation and voting process or the Debtors’ Chapter 11 Cases generally, please contact the Debtors’ Solicitation Agent, Kroll Restructuring Administration LLC by visiting the Debtors’ restructuring website at https://restructuring.ra.kroll.com/mallinckrodt2023.

TABLE OF CONTENTS

Page

I. EXECUTIVE SUMMARY	1

A.	Purpose and Effect of the Plan	2
B.	Classification and Treatment of Claims and Interests Under the Plan	4
C.	Filing of the Plan Supplement	7
D.	Solicitation Procedures	8
E.	Voting Procedures	10
F.	Confirmation of the Plan	15
G.	The Plan Releases	17
H.	Delisting	17
I.	Consummation of the Plan	18
J.	Risk Factors	18

II. BACKGROUND TO THE CHAPTER 11 CASES	19

A.	The Debtors’ Corporate Structure	19
B.	Previous Chapter 11 Cases	20
C.	The Debtors’ Business Operations	23
D.	The Debtors’ Prepetition Capital Structure	28
E.	The Debtors’ Prepetition Settlement Liabilities	32

III. KEY EVENTS LEADING TO COMMENCEMENT OF THE anticipated CHAPTER 11 CASES	34

A.	Business Developments Since 2022 Emergence	34
B.	Adverse Economic Conditions	36
C.	Dwindling Liquidity Position and Limited Access to Capital	37
D.	Outreach from Stakeholders	38
E.	Heightened Corporate Governance	39

IV. ANTICIPATED EVENTS DURING CHAPTER 11 CASES	39

A.	Commencement of Chapter 11 Cases	39
B.	First Day Motions	39
C.	Other Procedural Motions and Retention of Professionals	41
D.	Timetable for the Chapter 11 Cases	42
E.	The Irish Examinership Proceedings	42

V. SUMMARY OF THE PLAN	43

A.	Classification and Treatment of Claims and Interests under the Plan	43
B.	Acceptance or Rejection of the Plan; Effect of Rejection of Plan	44
C.	Means of Implementation of the Plan	46
D.	Treatment of Executory Contracts and Unexpired Leases; Employee Benefits; and Insurance Policies	52
E.	Provisions Governing Distributions	55
F.	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims or Interests	58
G.	Conditions Precedent to the Effective Date	59
H.	Release, Injunction, and Related Provisions	61

VI. CAPITAL STRUCTURE AND CORPORATE GOVERNANCE OF REORGANIZED DEBTORS	68

A.	Summary of Capital Structure of Reorganized Debtors	68
B.	Corporate Governance and Management of the Reorganized Debtors	74

VII. CONFIRMATION OF THE PLAN	78

A.	Combined Hearing	78
B.	Confirmation	79
C.	Classification of Claims and Interests	83
D.	Consummation	84
E.	Exemption from Certain Transfer Taxes	84
F.	Modification of Plan	84
G.	Effect of Confirmation on Modifications	84
H.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	85
I.	Post-Confirmation Jurisdiction of the Bankruptcy Court	85

ii

VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	87

A.	Continuation of Chapter 11 Cases	87
B.	Liquidation under Chapter 7	88
C.	Dismissal of Chapter 11 Cases	88

IX. RISK FACTORS TO CONSIDER BEFORE VOTING	88

A.	Certain Bankruptcy Law Considerations	88
B.	Risks Relating to the Capital Structure of the Reorganized Debtors	92
C.	Risks Relating to the Debtors’ Business Operations and Financial Conditions	100
D.	Certain Risk Factors Related to the Irish Examinership Proceedings	105
E.	Additional Factors	106

X. SECURITIES LAW MATTERS	107

A.	Issuance & Transfer of 1145 Securities	107
B.	Issuance of New Takeback Notes	110
C.	Issuance of MDT II CVRs	110

XI. CERTAIN U.S. INCOME TAX CONSEQUENCES OF THE PLAN	111

A.	Introduction	111
B.	U.S. Federal Income Tax Consequences to the U.S. Tax Group	112
C.	U.S. Federal Income Tax Consequences to Holders of Certain Claims	117

XII. Certain Ireland Income Tax Consequences of the Plan	134

A.	Irish Tax Consequences To The Plan	134

XIII. Certain Luxembourg Income Tax Consequences of the Plan	137

A.	Luxembourg Tax Consequences to The Plan	137

XIV. CONCLUSION AND RECOMMENDATION	141

iii

EXHIBITS

EXHIBIT A:	Plan

EXHIBIT B:	Restructuring Support Agreement

EXHIBIT C:	Corporate Structure Chart

EXHIBIT D:	Financial Projections

EXHIBIT E:	Liquidation Analysis

EXHIBIT F:	Valuation Analysis

EXHIBIT G:	Draft Scheme of Arrangement

THE DEBTORS HEREBY ADOPT AND INCORPORATE EACH EXHIBIT ATTACHED TO THIS DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

iv

I.
EXECUTIVE SUMMARY

The Debtors in the Chapter 11 Cases to be commenced in the United States Bankruptcy Court for the District of Delaware submit this Disclosure Statement, pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of votes on the Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code dated August 23, 2023. A copy of the Plan is attached hereto as Exhibit A.

Prior to soliciting votes on a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires debtors to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance or rejection of such plan of reorganization. As such, this Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.

The Debtors are commencing this solicitation to implement a prenegotiated, comprehensive consensual restructuring (the “Restructuring”) that will substantially delever their funded debt liabilities from approximately $3.6 billion in funded debt obligations to approximately $1.75 billion in funded debt obligations upon emergence, while consensually reducing the Debtors’ opioid settlement obligations from $1.275 billion to $250 million (which reduced amount was paid prepetition), entering into the MDT II CVR Agreements, and certain limited amendments reflected in the Amended Cooperation Agreement, and otherwise providing for claims and contracts to pass through these Chapter 11 Cases unaffected. The restructuring contemplated by the Plan (the “Restructuring”) is supported by the overwhelming majority of the Debtors’ capital structure as well as the MDT II. Pursuant to that certain restructuring support agreement dated as of August 23, 2023 (the “Restructuring Support Agreement”), 72% of the Debtors’ first lien funded debt creditors and 71% of the Debtors’ second lien funded debt creditors, as well as the MDT II (the parties to the Restructuring Support Agreement, the “Supporting Parties”), have already agreed to vote in favor of and/or otherwise support confirmation of the Plan. Specifically, the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group and the Ad Hoc 2025 Noteholder Group (in addition to the MDT II) have all executed the Restructuring Support Agreement. Deleveraging through the Restructuring will enhance the Debtors’ long-term growth prospects and competitive position and will provide the Debtors with the flexibility to invest in and grow their business.

The Debtors anticipate filing voluntary petitions for relief and commencing cases under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about August 28, 2023 (the “Petition Date”). During the Chapter 11 Cases, the Debtors intend to operate their business in the ordinary course and will seek authorization from the Bankruptcy Court to make payment in full on a timely basis to trade creditors, customers, and employees of undisputed amounts due prior to and during the Chapter 11 Cases.

This Executive Summary is being provided as an overview of the material items addressed in this Disclosure Statement and the Plan, which is qualified by reference to the entire Disclosure Statement and by the actual terms of the Plan (and including all exhibits attached hereto and to the Plan), and should not be relied upon for a comprehensive discussion of this Disclosure Statement and/or the Plan.

This Disclosure Statement includes, without limitation, information about:

•	the Debtors’ prepetition operating and financial history;

•	the events leading up to the commencement of the Chapter 11 Cases;

•	the events anticipated to occur during the Chapter 11 Cases;

•	the solicitation procedures for voting on the Plan;

•	the Confirmation process and the voting procedures that Holders of Claims who are entitled to vote on the Plan must follow for their votes to be counted;

•	the terms and provisions of the Plan, certain effects of confirmation of the Plan, and the manner in which distributions will be made under the Plan;

•	certain risk factors relating to the Debtors, the Reorganized Debtors and confirmation of the Plan; and

•	the proposed organization, operations and financing of the Reorganized Debtors if the Plan is confirmed and becomes effective.

A.	Purpose and Effect of the Plan

1.	Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

The Debtors are reorganizing pursuant to chapter 11 of the Bankruptcy Code, which is the principal business reorganization chapter of the Bankruptcy Code. As a result, the confirmation of the Plan means that the Reorganized Debtors will continue to operate their businesses going forward and does not mean that the Debtors will be liquidated or forced to go out of business.

A bankruptcy court’s confirmation of a plan binds the debtors, any entity acquiring property under the plan, any holder of a claim or equity interest in the debtors, and all other entities as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code to the terms and conditions of the confirmed plan, whether or not such entity voted on the particular plan or affirmatively voted to reject the plan.

2.	Restructurings Under the Plan

The Plan contemplates the following Restructuring and treatment of claims (as more fully described in the below table “Summary of Expected Recoveries”)2:

•	financing through a $250 million new money fully-backstopped postpetition senior secured debtor-in-possession multi-draw financing facility (the “DIP Facility”) and a Postpetition A/R Facility of up to $200 million (upon emergence);

•	each Holder of Allowed DIP Claims shall receive, up to the Allowed amount of such DIP Claim, Cash from (i) if the DIP Cash Sweep Trigger occurs, the DIP Cash Sweep, and/or (ii) the Syndicated Exit Financing, if any, provided that, to the extent that the net proceeds of the Syndicated Exit Financing and the DIP Cash Sweep are collectively less than $280 million, the remaining DIP Claims will be converted on a dollar-for-dollar basis into New First Priority Takeback Term Loans in the amount of such shortfall;

•	each Holder of Postpetition A/R Claims shall have, except to the extent that a Holder of an Allowed Postpetition A/R Claim and the Debtor(s) against which such Allowed Postpetition A/R Claim is asserted agree to a less favorable treatment of its Allowed Claim, any Superpriority Claims (as defined in the Postpetition A/R Orders), arising under the Postpetition A/R Order to the extent Allowed and not contingent, unliquidated, or disputed as of the Effective Date, paid, in full in Cash, on the Effective Date, and shall have all other Postpetition A/R Claims satisfied in the ordinary course of business as consensually amended and extended on the Plan Effective Date plus the Exit A/R Facility Cash Sweep;

[2]	The following summary is subject in all respects to the Plan itself.

•	each Holder of Allowed First Lien Claims shall receive its Pro Rata Share of (i) the First Lien New Common Equity, subject to dilution by the Management Incentive Plan and the MDT II CVRs (if equity settled); (ii) Cash in an amount sufficient to repay in full the Unpaid Interest of any Holder of First Lien Term Loan Claims, 2025 First Lien Notes Claims, and 2028 First Lien Notes Claims; (iii) Cash from the Exit Minimum Cash Sweep and/or the net proceeds of the Syndicated Exit Financing; and (iv) the New Second Priority Takeback Debt;[3]

•	each Holder of Allowed Second Lien Notes Claims shall receive its Pro Rata Share of 7.7% of New Common Equity, subject to dilution from the Management Incentive Plan and the MDT II CVRs (if equity settled);

•	each Holder of Allowed Other Secured Claims and Allowed General Unsecured Claims are Unimpaired and satisfied in the ordinary course of business;

•	each Holder of Allowed Intercompany Claims and Intercompany Interests shall not receive a distribution, but will either be Reinstated or cancelled and released;

•	each Holder of Existing Equity Interests and Subordinated Claims shall not receive any recovery;

•	a Syndicated Exit Financing;

•	a settlement of the 2025 First Lien Notes Makewhole Claims and the 2028 First Lien Makewhole Claims; and

•	a management incentive plan of up to 10% of the New Common Equity on a fully diluted basis with the structure and grants to be determined by the New Board of the Reorganized Parent.

[3]	Pursuant to the Plan, New Second Priority Takeback Debt may take the form of either New Takeback Notes or New Takeback Term Loans. The Plan provides that, in the absence of a timely election by the Holder of First Lien Claim to the contrary (discussed below), (a) Holders of First Lien Term Loans will receive any New Second Priority Takeback Debt issued to them under the Plan in the form of New Takeback Loans and (b) Holders of First Lien Notes will receive any New Second Priority Takeback Debt issued to them under the Plan in the form of New Takeback Notes. The Solicitation Procedures Motion will include two proposed election forms to be mailed postpetition to Holders of First Lien Term Loans and Holders of First Lien Notes, respectively, on a specified date. These election forms, if approved by the Bankruptcy Court, will provide a mechanism by which (x) Holders of First Lien Term Loans who are reasonably believed to be Qualified Institutional Buyers, Institutional Accredited Investors or Non-U.S. Persons (“Eligible Holders”) can elect to receive New Takeback Notes rather than New Takeback Term Loans and (y) Holders of First Lien Notes who are Eligible Holders can elect to receive New Takeback Term Loans rather than New Takeback Notes. The proposed procedures included in the Solicitation Procedures Motion will also propose the establishment of a record date with respect to such election.

With respect to implementing the Restructuring Transactions under the Plan, the Debtors intend to disclose the precise steps to be taken in the Restructuring Transactions in the Plan Supplement and will make those transactions public with sufficient time for all voting creditors to consider them before submitting their Ballots.

B.	Classification and Treatment of Claims and Interests Under the Plan

The following table provides a summary of the classification and treatment of Claims and Equity Interests and the potential distributions to Holders of Allowed Claims and Equity Interests under the Plan.

The projected recoveries set forth in the table below are estimates only and therefore are subject to change, INCLUDING BASED ON THE LIQUIDATION OF CLAIMS CURRENTLY ASSERTED AS UNLIQUIDATED. for a complete description of the DEBTORS’ classification and treatment of Claims and Equity Interests, Reference should be made to the entire Plan AND THE RISK FACTORS DESCRIBED IN ARTICLE IX BELOW. THE TABLE IS INTENDED FOR ILLUSTRATIVE PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR A REVIEW OF THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY. FOR CERTAIN CLASSES OF CLAIMS, THE ACTUAL AMOUNT OF ALLOWED CLAIMS COULD BE MATERIALLY DIFFERENT THAN THE ESTIMATED AMOUNTS SHOWN IN THE TABLE BELOW.

SUMMARY OF EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
N/A	DIP Claims Estimated Principal Amount, including fees (pending entry of Final DIP Order): $280,000,000

Except to the extent that a Holder of an Allowed DIP Claim and the Debtor(s) against which such Allowed DIP Claim is asserted agree to a less favorable treatment of its Allowed Claim, in exchange for full satisfaction, settlement, discharge and release of, and in exchange for its Allowed DIP Claims, on the Effective Date, each Holder of an Allowed DIP Claim shall receive, up to the Allowed amount of such DIP Claim, Cash from (i) if the DIP Cash Sweep Trigger occurs, the DIP Cash Sweep, and/or (ii) the Syndicated Exit Financing, if any, provided that, to the extent that the net proceeds of the Syndicated Exit Financing and the DIP Cash Sweep are collectively less than $280 million, the remaining DIP Claims will be converted on a dollar-for-dollar basis into New First Priority Takeback Term Loans in the amount of such shortfall.

			100%
N/A	Postpetition A/R Claims	Except to the extent that a Holder of an Allowed Postpetition A/R Claim and the Debtor(s) against which such Allowed Postpetition A/R Claim is asserted agree to a less favorable treatment of its Allowed Claim, any Superpriority Claims (as defined in the Postpetition A/R Orders), arising under the Postpetition A/R Orders, to the extent Allowed and not contingent, unliquidated, or disputed as of the Effective Date, shall be paid, in full in Cash, on the Effective Date, and all other Postpetition A/R Claims shall be paid in full, in Cash, as they come due in the ordinary course of business in accordance with the terms and conditions of the Postpetition A/R Facility, as consensually amended and extended on the Plan Effective Date into the Exit A/R Facility; provided that, on the Effective Date, each Holder of an Allowed Postpetition A/R Claim shall receive its Pro Rata Share of the Exit A/R Facility Cash Sweep to the extent that the Exit A/R Facility Cash Sweep Trigger occurs.	100%

SUMMARY OF EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
1	Other Secured Claims Estimated Amount: $1,000,000 to $5,000,000

Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, shall, on the Effective Date, (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired, in each case, as determined by the Debtors.

100%
2	First Lien Claims Expected Principal Amount (as of August 16, 2023): $2,861,906,186[4]	Except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed First Lien Claim, (i) each Holder of an Allowed First Lien Claim shall receive on the Effective Date its Pro Rata Share of (A) the First Lien New Common Equity, subject to dilution by the Management Incentive Plan and the MDT II CVRs (if equity settled), (B) as applicable, Cash in an amount sufficient to repay in full (x) the First Lien Term Loans Accrued and Unpaid Interest in the case of any Holder of First Lien Term Loan Claims, (y) the 2025 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2025 First Lien Notes Claims, and (z) the 2028 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2028 First Lien Notes Claims, and (C) Cash from (x) the Exit Minimum Cash Sweep, if the Exit Minimum Cash Sweep Trigger occurs and/or (y) the net proceeds of the Syndicated Exit Financing, if any, after the repayment of all applicable Allowed DIP Claims, and (D) if applicable, the New Second Priority Takeback Debt; and (ii) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding First Lien Notes Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and First Lien Collateral Agent Fees.	81-95%

[4]	Allowed First Lien Notes Claims to additionally include the 2028 First Lien Notes Makewhole Amount and the 2025 First Lien Notes Makewhole Amount.

SUMMARY OF EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
3	Second Lien Notes Claims Expected Principal Amount (as of August 16, 2023): $650,191,952[5]	Except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Second Lien Notes Claim, (i) each Holder of an Allowed Second Lien Notes Claim shall receive on the Effective Date its Pro Rata Share of seven and seven-tenths percent (7.7%) of the New Common Equity, which recovery is subject to dilution by the Management Incentive Plan and the MDT II CVRs (if equity settled); and (ii) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Second Lien Notes Indenture Trustee Fees and Second Lien Collateral Agent Fees.	11-16%

4	General Unsecured Claims	Subject to Article V.C of the Plan and except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive payment in full in Cash in accordance with applicable law and the terms and conditions of the particular transaction giving rise to, or the agreement that governs, such Allowed General Unsecured Claim on the later of (i) the date due in the ordinary course of business or (ii) the Effective Date; provided, however, that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.	100%

5	Subordinated Claims Expected Amount: Unliquidated	Holders of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims. Unless otherwise provided for under the Plan, on the Effective Date, Subordinated Claims shall be cancelled, released, discharged, and extinguished.	0%

[5]	Allowed Second Lien Notes Claims to include accrued and unpaid interest through the Petition Date.

SUMMARY OF EXPECTED RECOVERIES

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Recovery Under the Plan
6	Intercompany Claims Expected Amount: TBD	No property will be distributed to the Holders of Allowed Intercompany Claims. Unless otherwise provided for under the Plan, on the Effective Date, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.	N/A

7	Intercompany Interests Expected Amount: N/A	No property will be distributed to the Holders of Allowed Intercompany Interests. Unless otherwise provided for under the Plan, on the Effective Date, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, Intercompany Interests shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.	N/A

8	Existing Equity Interests Expected Amount: N/A	Holders of Existing Equity Interests shall receive no distribution on account of their Existing Equity Interests. On the Effective Date, all Existing Equity Interests will be discharged, canceled, released, and extinguished and will be of no further force or effect.	0%

C.	Filing of the Plan Supplement

The Debtors propose to file the Plan Supplement at least seven (7) days prior to the deadline to object to confirmation of the Plan. The Debtors will transmit a copy of the Plan Supplement to the Distribution List (as defined below).

The Plan Supplement will include all exhibits and Plan schedules that were not already filed or sent to parties entitled to vote on the Plan in connection with solicitation, as exhibits to the Plan or this Disclosure Statement, all of which are incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, supplemented, or modified from time to time.

As used herein, the term “Distribution List” means (a) the United States Trustee for the District of Delaware; (b) counsel to the Ad Hoc First Lien Term Loan Group; (c) the agents under the Debtors’ secured term facilities; (d) counsel to the Ad Hoc Crossover Group; (e) counsel to the Ad Hoc 2025 Noteholder Group; (f) the indenture trustees for the Debtors’ prepetition secured notes; (g) counsel to the MDT II; (h) counsel to the A/R Agent; (i) the parties included on the Debtors’ consolidated list of fifty (50) largest unsecured creditors; (j) the United States Attorney’s Office for the District of Delaware; (k) the attorneys general for all 50 states and the District of Columbia; (l) the United States Department of Justice; (m) the Internal Revenue Service; (n) the Securities and Exchange Commission; (o) the United States Drug Enforcement Administration; (p) the United States Food and Drug Administration; (q) the United States Environmental Protection Agency; and (r) all parties entitled to notice pursuant to Rule 9013-1(m) of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

D.	Solicitation Procedures

1.	The Solicitation and Voting Procedures

The discussion of the procedures below is a summary of the solicitation and voting process. Detailed voting instructions will be provided with each Ballot.

Please refer to the instructions accompanying the BALLOTS for more information regarding voting requirements to ensure that your BALLOT IS properly and timely submitted so that your vote may be counted.

2.	The Solicitation Agent

The Debtors have engaged Kroll Restructuring Administration LLC to, among other things, act as the Solicitation Agent (as described below).

Specifically, the Solicitation Agent will (and, as to certain functions, has already begun to) assist the Debtors with: (a) mailing notices related to solicitation and confirmation of the Plan; (b) mailing Solicitation Packages (as described below); (c) soliciting votes on the Plan; (d) receiving, tabulating, and reporting on Ballots and Master Ballots (as defined below) cast for or against the Plan by Holders of Claims and Interests against the Debtors; (e) responding to inquiries from creditors and stakeholders relating to the Plan, this Disclosure Statement, the Ballots or Master Ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan; and (f) if necessary, contacting creditors and interest holders regarding the Plan and their Ballots.

3.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all holders of claims against and equity interests in a debtor are entitled to vote on a chapter 11 plan. The following table provides a summary of the status and voting rights of each Class (and, therefore, of each Holder of a Claim or Interest within such Class) under the Plan:

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim/Equity Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	First Lien Claims	Impaired	Entitled to Vote
3	Second Lien Notes Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Presumed to Accept
5	Subordinated Claims	Impaired	Deemed to Reject
6	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
7	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
8	Existing Equity Interests	Impaired	Deemed to Reject

Based on the foregoing, the Debtors are soliciting votes to accept the Plan only from Holders of Claims in Classes 2 and 3 (the “Voting Classes”), because Holders of Claims in the Voting Classes are Impaired under the Plan and, therefore, have the right to vote to accept or reject the Plan. For purposes of determining acceptance and rejection of the Plan, each such Class will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

The Debtors are not soliciting votes on the Plan from (a) Holders of Claims in Classes 1 and 4 because such parties are conclusively presumed to have accepted the Plan, (b) Holders of Claims and Interests in Classes 5 and 8 because such parties are conclusively presumed to have rejected the Plan, and (c) Claims and Interests in Classes 6 and 7 because such parties are conclusively presumed to have accepted the Plan or conclusively presumed to have rejected the Plan (collectively, the “Non-Voting Classes”). In lieu of a Solicitation Package, the Non-Voting Classes will receive one of two Notices of Non-Voting Status (as defined in the Solicitation Procedures Motion (as defined below)).

4.	The Voting Record Date

The voting record date (the “Voting Record Date”) with respect to all Claims in Voting Classes is August 15, 2023. The Voting Record Date is the date as of which it was determined: (a) which Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan.

5.	Contents of the Solicitation Package

The following documents and materials will collectively constitute the “Solicitation Package”:

•	with respect to Holders of Claims in the Voting Classes (in flash drive or paper format):

o	the Disclosure Statement;

o	the Plan;

o	the exhibits to the Disclosure Statement, including:

▪	the Restructuring Support Agreement, which includes term sheets describing the anticipated DIP Facility and potential New Takeback Term Loans;

▪	a chart depicting the Company’s corporate structure;

▪	the Company’s financial projections;

▪	the Company’s liquidation analysis;

▪	the Company’s valuation analysis; and

▪	the Irish scheme of arrangement that Mallinckrodt plc intends to file in conjunction with a restructuring proceeding to be initiated in Ireland (the “Irish Scheme Proceeding”), as more fully described in the Disclosure Statement.

o	the appropriate Ballot(s) and Voting Instructions; and

o	a pre-addressed, postage pre-paid return envelope;

•	additionally, Holders of First Lien Claims will also receive:

o	the RSA Joinder Agreement; and

o	the DIP Subscription and Notice Form.

In addition, the Debtors will seek approval of the prepetition service of the Combined Notice, in the form attached as Exhibit 1 to the order of the Bankruptcy Court approving the Motion of Debtors for Order (I) Scheduling Combined Hearing to Consider (A) Approval of Disclosure Statement, (B) Approval of Solicitation Procedures and Forms of Ballots, and (C) Confirmation of Plan; (II) Establishing an Objection Deadline to Object to Disclosure Statement and Plan; (III) Approving the Form and Manner of Notice of Combined Hearing, Objection Deadline, and Notice of Commencement; (IV) Conditionally Waiving Requirement of Filing Statement of Financial Affairs Schedules of Assets and Liabilities and 2015.3 Reports; (V) Approving Notice and Objection Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases; (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors; (VII) Approving the Form and Manner of Notice by Which Eligible Holders of First Lien Claims Can Elect to Receive Alternative Forms of New Takeback Debt at Emergence; and (VIII) Granting Related Relief Pursuant to Sections 105(a), 341, 521(a), 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 1007, 2002, 3017, and 3018 (the “Solicitation Procedures Motion”), contemplated to be filed on the Petition Date, on the entire creditor matrix, in order to provide notice to all known third-party Holders of Claims and Interests in the Non-Voting Classes. Finally, the Holders of Claims and Interests in the Non-Voting Classes (other than Holders of Intercompany Claims and Interests) will receive a Notice of Non-Voting Status.

Moreover, under the terms of the Restructuring Support Agreement, each Holder of a First Lien Claim has the opportunity to participate as a lender in the DIP Facility (a “DIP Lender”). Accordingly, if, and only if, you are a Holder of a First Lien Claim, you will receive (1) a separate package containing a notice with respect to the opportunity to participate in the DIP Facility (the “DIP Election Notice”), and (2) a Joinder Agreement to the RSA (the “RSA Joinder”). Holders of First Lien Claims wishing to participate in the DIP Facility must execute and return the RSA Joinder to the Solicitation Agent by no later than 5:00 pm EDT on September 13, 2023 (the “Expiration Time”). The RSA Joinder must (1) identify all of the Holder’s First Lien Term Loans, 2025 First Lien Notes, 2028 First Lien Notes, 2025 Second Lien Notes, 2029 Second Lien Notes and Existing Equity Interests in Mallinckrodt plc beneficially owned by such Holder, (2) indicate the Holder’s election to participate as a DIP Lender by checking the appropriate checkbox, (3) be properly signed, and (4) be actually received by the Solicitation Agent no later than the Expiration Time.

6.	Distribution of the Solicitation Package to Holders of Claims Entitled to Vote on the Plan

With the assistance of the Solicitation Agent, the Debtors are distributing Solicitation Packages to the applicable voting parties. The Debtors submit that the timing of such distribution will provide such Holders of Claims with adequate time within which to review the materials required to allow such parties to make informed decisions with respect to voting on the Plan in accordance with Bankruptcy Rules 3017(d) and 2002(b). If a Holder holds Claims in more than one Class and is entitled to vote in more than one Class, such Holder will receive separate Ballots which must be used for each separate Class of Claims.

7.	Additional Distribution of Solicitation Documents

In addition to the distribution of Solicitation Packages to Holders of Claims in the Voting Classes, the Debtors will also provide certain parties with this Disclosure Statement and the Plan. Additionally, parties may request (and obtain at the Debtors’ expense) a copy of this Disclosure Statement (and any exhibits thereto, including the Plan) by: (a) calling the Solicitation Agent at 844-245-7926 (Toll-Free) (US/Canada); 646-440-4855 (International); (b) emailing the Solicitation Agent at mallinckrodt2023info@ra.kroll.com; and/or (c) visiting the Debtors’ restructuring website at: https://restructuring.ra.kroll.com/mallinckrodt2023. Parties may also obtain any documents filed in the Chapter 11 Cases for a fee via PACER at http://www.deb.uscourts.gov.

All Holders of Claims and Interests are advised to read the instructions on their Ballots, as applicable, and any notices they receive from the Debtors.

E.	Voting Procedures

Holders of Claims entitled to vote on the Plan are advised to read the instructions on their respective Ballots, which set forth in greater detail the voting instructions summarized herein.

1.	The Voting Deadline

5:00 p.m. prevailing Eastern Time on September 14, 2023 is the Voting Deadline, subject to further extension by the Debtors. The Voting Deadline is the date by which all Ballots (or opt-out forms) and Master Ballots must be properly executed, completed and delivered to the Solicitation Agent in order to be counted as votes to accept or reject the Plan (or as a valid opt out).

2.	Types of Ballots

The Debtors will provide the following Ballots and Master Ballots to Holders of Claims in the Voting Classes (i.e., Classes 2 and 3):

SUMMARY OF BALLOTS
Class	Claim/Equity Interest	Ballot
2	First Lien Claims	Class 2 First Lien Term Loan Claims Ballot to be attached to the proposed Solicitation Procedures Order as Exhibit 3A
Class 2 First Lien Notes Claims Master Ballot to be attached to the proposed Solicitation Procedures Order as Exhibit 3B
Class 2 First Lien Notes Claims Beneficial Holder Ballot to be attached to the proposed Solicitation Procedures Order as Exhibit 3C
3	Second Lien Notes Claims	Class 3 Second Lien Notes Claims Master Ballot to be attached to the proposed Solicitation Procedures Order as Exhibit 4A
Class 3 Second Lien Notes Claims Beneficial Holder Ballot to be attached to the proposed Solicitation Procedures Order as Exhibit 4B

To be counted as votes to accept or reject the Plan, votes must be submitted on the appropriate ballot (each, a “Ballot”) or, with respect to the First Lien Notes Claims and Second Lien Notes Claims, a master ballot to be used by nominees or brokers (a “Master Ballot”).

3.	Voting Instructions

Under the Plan, Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan. Those Holders may so vote by completing a Ballot, as applicable, and returning it to the Solicitation Agent, or if such Holder is the beneficial owner of Claims held, under the name of a broker, dealer, commercial bank, trust company, savings and loan, financial institution, mailing agent or other such party in whose name a party’s beneficial ownership in the First or Second Lien Notes were registered or held on behalf of, in each case, as of the Voting Record Date (each, a “Nominee”), , returning it in accordance with the instructions provided by their Nominee so their Nominee can coordinate transmitting their vote(s) on a Master Ballot for subsequent delivery to the Solicitation Agent. Each Ballot will include an option to affirmatively opt out of the Releases by Holders of Claims and Interests contained in Article IX.C of the Plan.

To be counted as a vote to accept or reject the Plan, all Ballots or Master Ballots (which will clearly indicate the appropriate return address), as applicable, must be properly executed, completed, dated and delivered by following the instructions set forth on the Ballot or Master Ballot, so that they are actually received on or before the Voting Deadline by the Solicitation Agent. If you have any questions on the procedures for voting on the Plan, please contact the Solicitation Agent by telephone at: 844-245-7926 (Toll-Free) (US/Canada); 646-440-4855 (International), by email at mallinckrodt2023ballots@ra.kroll.com or visit the Debtors’ solicitation website at https://restructuring.ra.kroll.com/mnkballots.

4.	Voting Procedures

Please refer to the instructions attached to the Ballots for more detailed information regarding the voting requirements, rules and procedures applicable to voting your claim.

If you are a Holder of a Claim in Class 2 – First Lien Claims or Class 3 – Second Lien Notes Claims you may vote to accept or reject the Plan by completing the Ballot or Master Ballot, as applicable, and returning it in accordance with the instructions on your Ballot, or returning it in the pre-addressed, postage pre-paid return envelopes provided to the Solicitation Agent or your Nominee, as applicable, or via the Solicitation Agent’s online balloting portal.

If you are entitled to vote to accept or reject the Plan, a Ballot(s) or Master Ballot has been enclosed in your Solicitation Package for the purpose of voting on the Plan. Please vote and return your Ballot(s) or Master Ballot in accordance with the instructions accompanying your Ballot or Master Ballot.

Prior to voting on the Plan, you should carefully review the Plan, and this Disclosure Statement and their respective exhibits as well as the detailed instructions accompanying your Ballot or Master Ballot. These documents contain important information concerning how Claims are classified for voting purposes and how votes will be tabulated. Holders of Claims entitled to vote are also encouraged to review the relevant provisions of the Bankruptcy Code and Bankruptcy Rules and/or consult their own attorney.

Each Ballot and Master Ballot has been coded to reflect its corresponding Class of Claims. In voting to accept or reject the Plan, you must use only the coded Ballot(s) or Master Ballot(s), if applicable, sent to you with this Disclosure Statement. If you (a) hold Claims in more than one voting Class, or (b) hold multiple Claims within one Class, including if you (i) are the beneficial owner of Claims held under the name of your Nominee (rather than under your own name) through one or more than one Nominee, (ii) are the beneficial owner of Claims registered in your own name as well as the beneficial owner of Claims registered under the name of your Nominee (rather than under your own name), or (iii) are represented by an attorney, you may receive more than one Ballot or your attorney may receive a Ballot to vote on your behalf.

If the Solicitation Agent receives more than one timely received, properly completed, valid Ballot or Master Ballot with respect to a single Claim prior to the Voting Deadline, the vote that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the vote recorded on the last timely, properly completed Master Ballot, as determined by the Solicitation Agent, with respect to such Claim.

If you are a Holder of a Claim who is entitled to vote on the Plan and did not receive a Ballot or Master Ballot, received a damaged Ballot or Master Ballot, or lost your Ballot or Master Ballot, or if you have any questions concerning the Disclosure Statement, the Plan, the Ballot or the Master Ballot, or the procedures for voting on the Plan, please contact the Solicitation Agent at the phone numbers or email address listed in section I.D.7 above or your Nominee or attorney.

a.	Voting Procedures with Respect to Holders of Certain Class 2 – First Lien Claims and Class 3 – Second Lien Notes Claims

The Debtors believe that certain Holders of Claims in Class 2 (First Lien Claims) whose Claims are First Lien Notes Claims and all Holders of Claims in Class 3 (Second Lien Notes Claims) hold their Claims through Nominees. As a result, for votes with respect to such Classes’ Claims to be counted, certain Class 2 and Class 3 Ballots and must be mailed to the appropriate Nominees at the addresses on the envelopes enclosed with the such Class Ballots (or otherwise delivered to the appropriate Nominees in accordance with such Nominees’ instructions) so that such Nominees have sufficient time to record the votes of such beneficial owner on a Master Ballot aggregating votes of Beneficial Holders) and return such Master Ballot so it is actually received by the Solicitation Agent by the Voting Deadline.

All Master Ballots, in order to be counted, must be properly completed in accordance with the voting instructions on the Master Ballot and actually received from the Nominee no later than the Voting Deadline (i.e., September 14, 2023 at 5:00 p.m. (prevailing Eastern Time)) by the Solicitation Agent through one of the following means:

Mail, Courier, or Personal Delivery:	Mallinckrodt 2023 Ballot Processing Center, c/o Kroll Restructuring Administration LLC, 850 3rd Avenue Suite 412, Brooklyn, NY 11232

Electronic Mail:	mallinckrodt2023ballots@ra.kroll.com (with “MNK 2023 Solicitation Master Ballot” in the subject line)

Online Upload:[6]	E-Ballot voting platform on Kroll’s website by visiting https://restructuring.ra.kroll.com/mnkballots, clicking on the “Submit E-Ballot” link and following the instructions set forth on the website.

For the avoidance of doubt, Holders of First Lien Notes Claims or Second Lien Notes Claims cannot submit their Ballots through the online voting portal, but they may submit Master Ballots or pre-validated Beneficial Holder Ballots via email to mallinckrodt2023ballots@ra.kroll.com. Conversely, Holders of First Lien Term Loan Claims may submit Ballots through the online voting portal but are unable to submit Ballots via email to mallinckrodt2023ballots@ra.kroll.com. Detailed instructions for completing and transmitting the Ballots and Master Ballots are included with the Ballots and Master Ballots, respectively, provided in the Solicitation Package.

b.	Voting Procedures with Respect to Certain Holders of Class 2 – First Lien Claims

Certain voting Holders of Class 2 – First Lien Claims, whose claims are First Lien Term Loan Claims should provide all of the information requested by their Ballots, and should (a) complete and return all Ballots received in the enclosed, self-addressed, postage paid envelope provided with each such Ballot to the Solicitation Agent, or (b) submit a Ballot electronically via the E-Ballot voting platform on Kroll’s website by visiting http://restructuring.ra.kroll.com/mnkballots, clicking on the “Submit E-Ballot” link, and following the instructions set forth on the website.

HOLDERS OF CLAIMS IN Voting Classes that are permitted to SUBMIT THEIR BALLOTS VIA THE E-BALLOT PLATFORM ARE STRONGLY ENCOURAGED TO DO SO.

c.	Takeback Debt Election

The Plan provides that Eligible Holders of First Lien Claims will receive New Second Priority Takeback Debt. For Eligible Holders of First Lien Term Loan Claims, the Plan provides that such New Second Priority Takeback Debt will take the form of New Takeback Term Loans unless such Eligible Holder elects to receive New Takeback Notes. For Eligible Holders of First Lien Notes, such New Second Priority Takeback Debt will take the form of New Takeback Notes unless such Eligible Holder elects to receive New Takeback Term Loans. The Solicitation Procedures Motion will include proposed election forms to be transmitted by the Solicitation Agent to the foregoing Holders following the Petition Date.

As set forth more fully in the Solicitation Procedures Motion and subject to approval thereof, the Debtors intend to propose October 13, 2023 as the New Second Takeback Debt Election Record Date,7 October 16, 2023 as the New Takeback Debt Election Forms Transmission Date,8 and October 31, 2023 as the New Takeback Debt Election Deadline.9

[6]	Master Ballots can only be submitted via mail, courier, or personal delivery and electronic mail. Master Ballots cannot be submitted via online upload.

[7]	The “New Second Takeback Debt Election Record Date” means the record date for purposes of determining the Eligible Holders of First Lien Claims eligible to make the New Takeback Debt Elections.

[8]	The “New Takeback Debt Election Forms Transmission Date” means the date on which transmission by Solicitation Agent of the New Takeback Debt Election Forms to such eligible holders is made.

[9]	The “New Takeback Debt Election Deadline” means the establishment of a date by which Eligible Holders of First Lien Claims must make the New Takeback Debt Election by returning the applicable New Takeback Debt Election Forms to the Solicitation Agent.

5.	Tabulation of Votes

THE FOLLOWING IS IMPORTANT INFORMATION REGARDING VOTING THAT SHOULD BE READ CAREFULLY BY ALL HOLDERS OF CLAIMS IN THE VOTING CLASSES.

Votes Not Counted	•	Any Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim.
	•	Any Ballot that is not actually received by the Solicitation Agent by the Voting Deadline (unless the Debtors determine otherwise or as permitted by the Bankruptcy Court).
	•	Any Ballot that does not contain a signature (provided that, signatures contained in electronic Ballots submitted via the Debtors’ E-Balloting Portal and Master Ballots (as defined below) and “pre-validated” Beneficial Owner Ballots (as defined below) submitted by electronic mail will be deemed to be immediately legally effective).
	•	Any Ballot that partially rejects and partially accepts the Plan.
	•	Any Ballot not marked to accept or reject the Plan or marked both to accept and reject the Plan.
	•	Any Ballot superseded by a later, timely submitted, valid, and properly executed Ballot.
	•	Any vote cast by a Person or entity that did not hold a Claim in a Voting Class as of the Voting Record Date.
No Vote Splitting	•	Holders are required to vote all of their Claims within a particular Class either to accept or reject the Plan and are not permitted to split any votes.
Master Ballots	•	Votes cast by Holders of Claims through a Nominee will be applied to applicable positions held by such Nominees as of the Voting Record Date, as evidenced by the record and depository listings. If conflicting votes or “over-votes” are submitted by a Nominee, the Solicitation Agent may use reasonable efforts to reconcile discrepancies with the applicable Nominees.
	•	If “over-votes” are submitted by a Nominee that are not reconciled prior to the preparation of the certification of vote results, the votes to accept and to reject the Plan will be approved in the same proportion as the votes to accept and to reject the Plan submitted by such Nominee, but only to the extent of the Nominee’s Voting Record Date position in the applicable securities based on the securities position report provided by The Depository Trust Company (“DTC”).
	•	Each beneficial holder will receive a ballot (the “Beneficial Owner Ballots”) and will be deemed to have voted only the principal amount of its securities; any principal amounts thus voted may be thereafter adjusted by the Solicitation Agent on a proportionate basis, with a view to the amount of securities actually voted, as to reflect the corresponding claim amount, including any accrued but unpaid prepetition interest with respect to the securities voted.
	•	If a Nominee delivers multiple Master Ballots to the Solicitation Agent on account of the same Claims, the last properly executed, valid, timely received Master Ballot will supersede and revoke any earlier received Master Ballot.

Retention of Ballots	•	The Solicitation Agent is required to retain all paper copies of Ballots and all solicitation-related correspondence for one (1) year following the Effective Date, whereupon the Solicitation Agent is authorized to destroy and/or otherwise dispose of all paper copies of Ballots, printed solicitation materials including unused copies of the Solicitation Package and all solicitation-related correspondence (including undeliverable mail), in each case unless otherwise directed by the Debtors or the clerk of the Court in writing within such one (1) year period.
	•	Nominees are directed, and, pursuant to Master Ballot Certifications, agree, to maintain the Beneficial Owner Ballots returned by their Beneficial Owners (whether properly completed or defective) for at least one year after the Voting Deadline and to provide copies of such Beneficial Owner Ballots to the Bankruptcy Court or the Debtors if so ordered.
Voting Amounts	•	Claim amounts for voting purposes as to votes cast by Beneficial Owners of the Debtors’ securities will be as evidenced in the records of the applicable indenture trustee and/or securities depository and applied to applicable positions held by the relevant Nominee as of the Voting Record Date, as evidenced by the record and depository listings of the applicable securities depository.
	•	With respect to First Lien Term Loan Claims, the amount of First Lien Claims for voting purposes only will be established based on the amounts of the applicable term loan positions held by each first lien claimant, as of the Voting Record Date, as evidenced by the applicable books and records maintained by the administrative agent, which were provided to the Debtors or the Solicitation Agent in electronic Microsoft Excel format following the Voting Record Date.

F.	Confirmation of the Plan

1.	The Combined Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. On, or as promptly as practicable after, the Petition Date, the Debtors will request that the Bankruptcy Court schedule the Combined Hearing for a date no sooner than October 3, 2023 (or as soon thereafter as the Court has availability). Notice of the Combined Hearing has been or will be provided to all known creditors and equity holders or their representatives. The Combined Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Combined Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

2.	The Deadline for Objecting to Confirmation of the Plan

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. The Debtors intend to propose the Plan Objection Deadline to be September 22, 2023 at 5:00 p.m. (Prevailing Eastern Time). Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Bankruptcy Rules, must set forth the name of the objector, the nature and amount of the Claims held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order (the “Notice Parties”):

(a) Mallinckrodt plc, 675 McDonnell Blvd., Hazelwood, Missouri 63042 (Attn: Mark Tyndall (Mark.Tyndall@mnk.com));

(b) Counsel to the Debtors, Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020 (Attn: George Davis (George.Davis@lw.com), Anupama Yerramalli (Anu.Yerramalli@lw.com), Adam Ravin (Adam.Ravin@lw.com) and Chris Kochman (Chris.Kochman@lw.com)), Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611 (Attn: Jason Gott (Jason.Gott@lw.com) and Asif Attarwala (Asif.Attarwala@lw.com)), and Richards, Layton & Finger, P.A., One Rodney Square, 920 North King Street, Wilmington, Delaware 19801 (Attn: Michael J. Merchant (merchant@rlf.com) and Amanda R. Steele (steele@rlf.com));

(c) Counsel to the Ad Hoc First Lien Term Loan Group, Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (Attn: Scott J. Greenberg (sgreenberg@gibsondunn.com) and Michael J. Cohen (mcohen@gibsondunn.com);

(e) Counsel to the Ad Hoc 2025 Noteholder Group, Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 (Attn: Darren S. Klein (darren.klein@davispolk.com) and Aryeh E. Falk (aryeh.falk@davispolk.com));

(d) Counsel to the Ad Hoc Crossover Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 (Attn: Andrew N. Rosenberg (arosenberg@paulweiss.com) and Alice Belisle Eaton (aeaton@paulweiss.com);

(f) Counsel to the Opioid Master Disbursement Trust II, Brown Rudnick LLP, 7 Times Square, New York, New York 11036 (Attn: David J. Molton (dmolton@brownrudnick.com) and Steven D. Pohl (spohl@brownrudnick.com));

(g) The Office of the U.S. Trustee, 844 King Street, Suite 2207, Wilmington, Delaware 19801; and

(h) Counsel to any statutory committee, if one is appointed.

CONFIRMATION OBJECTIONS NOT TIMELY FILED AND SERVED MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

3.	Effect of Confirmation of the Plan

Article IX of the Plan contains certain provisions relating to (a) the compromise and settlement of Claims, (b) the release of the Released Parties by the Debtors and certain Holders of Claims, and each of their respective Related Persons, and (c) exculpation of certain parties. It is important to read such provisions carefully so that you understand the implications of these provisions with respect to your Claim such that you may cast your vote accordingly.

THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (A) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (B) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (C) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN

G.	The Plan Releases

The Plan contains “third-party” releases that will bind certain holders of Claims and Interests.  The Debtors believe these provisions comply fully with applicable law.  The following summary of those provisions is subject in all respects to the Plan itself.

Article IX.C of the Plan provides that the Releasing Parties will be deemed to have released the Released Parties from Claims and Causes of Action relating to the Debtors and their restructuring and Chapter 11 Cases, among other things.  The Released Parties include, without limitation, the Debtors, the Reorganized Debtors, the Non-Debtor Affiliates, their directors, officers, employees, and advisors, the parties to the Restructuring Support Agreement, and their respective, advisors and representatives.

The Debtors’ position is that this “third party release” is consensual under prevailing practice in the Bankruptcy Court because applicable Holders of Claims, other than those that are Unimpaired under the Plan, have the ability to “opt out” of the release by timely submitting an opt out election.  This structural element of the Plan, combined with the Debtors’ anticipated solicitation and noticing process, justify deeming any applicable Holder of a Claim to have consented to the release.

The Released Parties also would be released from any Claims and Causes of Action held by the Estates under the Plan.  Additionally, from and after the Effective Date, Holders of certain Claims who have not validly opted out of the third party release, or who are not permitted to opt out of the third party release, under the Plan will be barred from proceeding with Claims against any Released Party, regardless of the extent of available insurance coverage.

All Holders of Claims and Interests are advised to read the Article IX of the Plan which sets forth in greater detail the information disclosed in this section I.G of this Disclosure Statement.

H.	Delisting

The current intention of Holders of a majority of the Debtors’ first lien and second lien debt is that New Common Equity will not be listed on a national securities exchange following the Effective Date (the “Delisting”), with no intention to seek such a listing. As a result of the Delisting, and the associated loss of an exemption from Irish stamp duty described below, the Debtors expect that DTC will not accept the New Common Equity as eligible for settlement through the facilities of DTC.

In addition, as a result of the Delisting, the exemption from Irish stamp duty on the transfer of New Common Equity or interests in New Common Equity shall cease to be available for as long as New Common Equity remains not listed on a national securities exchange (within the meaning of the Exchange Act). Accordingly, following the Delisting, transfers of New Common Equity (or interests in New Common Equity) of Reorganized Parent will become subject to Irish stamp duty of 1% of the greater of the consideration for such transfer or market value of the New Common Equity (or interest in New Common Equity) transferred, subject to certain limited exemptions which generally would not apply to purchases of shares. Under Irish law, a person is not deemed to be an owner of New Common Equity, and the transfer of New Common Equity will not be enforceable or effective, unless and until the ownership is registered on Reorganized Parent’s register of members (which is the definitive record of ownership of New Common Equity). Until a duly stamped (or duly exempted) and executed stock transfer form or instrument of transfer of New Common Equity is presented to Reorganized Parent’s registrar, Reorganized Parent’s register of members cannot be updated to reflect a transfer of ownership of New Common Equity and such transfer will not be legally enforceable or effective under Irish law. Accordingly, in addition to the additional cost for transferees/acquirors of New Common Equity (or interests in New Common Equity), where a transfer of New Common Equity (or any interest in New Common Equity) is subject to Irish stamp duty, the following requirements must be met before any transfer of New Common Equity will be enforceable or effective under Irish law:

(i)	both the transferor and the transferee will be required to obtain an Irish tax reference number from the Irish Revenue Commissioners (if they do not already have such a number);

(ii)	the transferor will be required to produce to the transferee a duly executed stock transfer form or other valid instrument of transfer, in each case, complying with the requirements of Irish law;

(iii)	the transferee must, within 44 days of any stampable transfer, pay the correct amount of Irish stamp duty from an Irish bank account and file a stamp duty return with the Irish Revenue Commissioners disclosing details of the New Common Equity transferred, the stampable value or consideration and the parties (including their Irish tax reference numbers), following which Irish Revenue will electronically issue the transferee with a stamp duty certificate;

(iv)	the transferor must print out such certificate and affix the stamp duty certificate to the executed stock transfer form or instrument of transfer; and

(v)	in order to register the transfer on the company’s share register, the transferee must present the duly stamped and executed stock transfer form or instrument of transfer to Reorganized Parent’s registrar.

Stamp duty is a mandatory tax and a failure to pay it by the due date for payment is an offense. Late payment will likely result in interest and penalties becoming due. Where any transfer of New Common Equity (or any interest in New Common Equity) occurs at less than market value, the transferor can be liable for all of the obligations of the transferee in relation to Irish stamp duty. The Reorganized Parent’s registrar may deny transfers if the proper documentation and process are not complied with to effectuate the transfer and registration of the ownership change.

If the Reorganized Parent were to list shares of the New Common Equity on an exchange other than a national securities exchange, the stamp duty may still apply to any transfer of the New Common Equity and the Reorganized Parent and shareholders would still be required to comply with the rules and administrative requirements of such exchange.

Shareholders are advised to seek Irish legal and tax advice in relation to any transfers of New Common Equity in Reorganized Parent.

I.	Consummation of the Plan

It will be a condition to confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Combined Order unless otherwise satisfied or waived pursuant to the provisions of Article VIII of the Plan. Following confirmation, the Plan will be consummated on the Effective Date.

J.	Risk Factors

Prior to deciding whether and how to vote on the Plan, each Holder of a Claim in a Voting Class should consider carefully all of the information in this Disclosure Statement, including the Risk Factors described in Section IX herein titled, “Risk Factors to Consider Before Voting.”

II.
Background to the Chapter 11 cases

A.	The Debtors’ Corporate Structure

The Debtors are all subsidiaries of Debtor Mallinckrodt plc (together with its Debtor and non-Debtor subsidiaries and affiliates, collectively, “Mallinckrodt” or the “Company”), an Irish public limited company, the shares of which are traded on the NYSE American under the ticker symbol MNK.

The subsidiaries of Mallinckrodt plc are divided into two business segments: (a) Specialty Brands and (b) Specialty Generics. In these Chapter 11 Cases, the Debtors are comprised of the U.S. and certain international assets and operations of Specialty Brands. Each of the two segments is, in its own right, a truly global business, with Specialty Brands developing, manufacturing, marketing, and distributing specialty pharmaceutical products and therapies focused on improving outcomes for underserved patients with severe and critical conditions, and Specialty Generics developing, manufacturing and selling affordable complex generic and active pharmaceutical ingredient products to treat pain, substance abuse, and attention deficit hyperactivity disorder (“ADHD”).

A detailed organizational chart, including all the Debtors and Non-Debtor Affiliates, is attached hereto as Exhibit C. The following is a simplified version to depict the legal and operating structure as relevant to the Debtors, with blue boxes depicting Debtor entities and white boxes depicting Non-Debtor Affiliates:10

[10]	This simplified version is illustrative and does not purport to depict every legal entity or corporate relationship between entities, and is subject to further updates by the Debtors as changes are made to the Debtors’ corporate structure. The chart in Exhibit C to this Disclosure Statement is a complete and accurate version.

B.	Previous Chapter 11 Cases

On October 12, 2020, Mallinckrodt plc and substantially all of its U.S. subsidiaries at that time, including certain subsidiaries of Mallinckrodt plc, which operated the Specialty Generics business, the Specialty Brands business, and certain other international subsidiaries (collectively, the “Previous Chapter 11 Debtors”) commenced the Previous Chapter 11 Cases.11 The Previous Chapter 11 Debtors are the same entities as the Debtors in these Chapter 11 Cases, with the exceptions of Mallinckrodt Canada ULC, Mallinckrodt Group S.a.r.l., and Mallinckrodt Holdings GmbH, which were Previous Chapter 11 Debtors but are not Debtors in these Chapter 11 Cases.12 As set forth in greater detail in the Declaration of Stephen A. Welch, Chief Transformation Officer, in Support of Chapter 11 Petitions and First Day Motions [Case No. 20-12522, Docket No. 128], the Previous Chapter 11 Cases were commenced in accordance with a restructuring support agreement agreed to by and between the Previous Chapter 11 Debtors and certain of their key constituents with the goals of deleveraging the Previous Chapter 11 Debtors’ capital structure, addressing entrenched, enterprise-threatening litigation, and implementing the terms of the Opioid Settlement and Acthar Settlement (each as defined and described below).

[11]	“Previous Chapter 11 Cases” means the prior chapter 11 cases filed under the caption of In re Mallinckrodt plc, et al., Case No. 20-12522 (JTD) (Bankr. D. Del.).
[12]	A final decree was entered in all of the Previous Chapter 11 Cases on May 3, 2023, with the exception of In re Mallinckrodt plc (Case No. 20-12522 JTD)).

Promptly following the commencement of the Previous Chapter 11 Cases, the Previous Chapter 11 Debtors worked to, among other things, negotiate settlements with various plaintiff groups, the official committee of opioid claimants, and the official committee of unsecured creditors appointed in the Previous Chapter 11 Cases. The Previous Chapter 11 Debtors filed their initial proposed plan of reorganization on April 20, 2021 [Case No. 20-12522, Docket No. 2074] and several modified versions of the plan incorporating settlements, which ultimately led to a sixteen (16)-day confirmation trial. The Bankruptcy Court issued its opinion confirming the Plan on February 3, 2022. [Case No. 20-12522, Docket No. 6347]. Thereafter, on March 2, 2022, the Bankruptcy Court entered an order confirming the Previous Plan of Reorganization.13

In parallel with the Previous Chapter 11 Cases, Mallinckrodt Canada ULC, Mallinckrodt plc, Mallinckrodt Hospital Products Inc., Mallinckrodt LLC and MNK 2011 LLC (collectively, the “Previous Canadian Filing Entities”) commenced proceedings (the “Canadian Recognition Proceedings”) in the Ontario Superior Court of Justice (Commercial List) [Case No. CV-20-00649441-00CL] to recognize in Canada the Previous Chapter 11 Cases as foreign main proceedings or foreign non-main proceedings, as applicable. The Previous Canadian Filing Entities commenced the Canadian Recognition Proceedings primarily to channel certain claims related to litigation filed in Canada to the master disbursement trust established by the Previous Plan of Reorganization and to stay the litigation filed in Canada during the pendency of the Previous Chapter 11 Cases. On October 16, 2020, the Honorable Mr. Justice Hainey of the Ontario Superior Court of Justice (Commercial List) entered an initial recognition order and a supplemental order (a) recognizing the Previous Chapter 11 Cases as a “foreign main proceeding” and a “foreign non-main proceeding,” (b) recognizing Mallinckrodt Canada ULC as the foreign representative of the Previous Canadian Filing Entities, (c) granting a stay of the litigation in Canada with respect to the Previous Canadian Filing Entities, and (d) recognizing and giving effect in Canada to certain interim orders entered by the Bankruptcy Court in the Previous Chapter 11 Cases.

On February 14, 2022, a petition for the examinership of Mallinckrodt plc was presented to the High Court of Ireland and on the same day an Examiner was appointed to Mallinckrodt plc on an interim basis. On February 28, 2022, the appointment of the Examiner was approved by the High Court of Ireland and Mallinckrodt plc was formally placed into examinership. From the period when the petition was presented to the High Court of Ireland, Mallinckrodt plc had the benefit of protection from any enforcement and other actions against it by its creditors under Irish law.  The primary function of the Examiner was to formulate proposals for a scheme of arrangement for Mallinckrodt plc.  On April 27, 2022, the High Court of Ireland confirmed a scheme of arrangement that was consistent with and that incorporated the Previous Plan of Reorganization (the “Previous Scheme of Arrangement”).  The Previous Plan of Reorganization and the Previous Scheme of Arrangement became effective on June 16, 2022 (the “Previous Plan Effective Date”), on which date the Previous Chapter 11 Debtors emerged from Chapter 11 and the Irish examinership proceedings.  As outlined below, the terms of the Previous Plan of Reorganization and the Previous Scheme of Arrangement shaped the Debtors’ current capital structure (as discussed in greater detail in Section II.D of this Disclosure Statement).

[13]	Numerous parties appealed the confirmation order and other matters throughout the Previous Chapter 11 Cases. The Previous Chapter 11 Debtors faced 26 appeals in total related to their Previous Chapter 11 Cases, eleven of which were appeals of the confirmation order (involving issues of unfair discrimination, absolute priority, third-party releases, and make-whole premiums) and fifteen of which involved, among other things, issues related to the bar date for general unsecured claims (and the lack of a bar date for opioid claims), a Bankruptcy Code Section 105 injunction, the retention of certain bankruptcy and ordinary course professionals, and certain claim objections. As of the Petition Date, nine appeals remain pending (with eight of them at the United States District Court for the District of Delaware (the “District Court”)): (a) two untimely pro se appeals of the confirmation order (which have not been briefed yet), (b) three appeals regarding make-whole premiums (which have been briefed and argued and would be settled if the Restructuring contemplated by the Restructuring Support Agreement is consummated), (c) three appeals that have been settled and are awaiting dismissal, and (d) one appeal at the United States Court of Appeals for the Third Circuit regarding the discharge of a royalty claim (which is currently being briefed). The Debtors prevailed in or settled the remaining 17 appeals.

On June 16, 2022, and shortly thereafter, pursuant to the Previous Plan of Reorganization and the Previous Scheme of Arrangement, among other things:

•	all opioid claims against the Previous Chapter 11 Debtors were deemed to have been released and channeled to a series of claimant trusts in exchange for $1.725 billion in deferred payments over eight years, of which $450.0 million was paid upon emergence, certain insurance rights and litigation claims, and warrants for ordinary shares in Mallinckrodt plc (the “Opioid Settlement”);[14]

•	all claims of the DOJ and other governmental parties relating to Acthar Gel were deemed to have been settled, discharged, waived, released and extinguished in full in exchange for $260.0 million of deferred payments over the next seven years, of which $15.0 million was paid upon emergence (the “Acthar Settlement”); [15]

•	all shares or other interests in Mallinckrodt plc issued and outstanding immediately prior to June 16, 2022, were canceled;

•	Mallinckrodt’s funded debt was restructured as:

•	holders of first lien revolving credit facility claims received payment of such claims in full, in cash from cash on hand and from the proceeds of the new money first lien notes due 2028 issued at emergence;

•	holders of term loans received partial cash payment on account of their claims as well as their pro rata share of new, takeback term loans;

•	the 2025 First Lien Notes were reinstated;

•	holders of second lien notes received their pro rata shares of the new takeback second lien notes due 2025; and

•	holders of unsecured notes that were guaranteed by substantially all the Debtors received their pro rata shares of new takeback second lien notes due 2029 and 100% of the ordinary shares in the reorganized Mallinckrodt plc, subject to certain dilution.

•	holders of allowed trade claims that satisfied certain criteria received their pro rata shares of a cash pool that resulted in all such claims being paid in full;

•	holders of legacy unsecured notes claims, certain categories of litigation claims, certain environmental claims, and other general unsecured claims were assumed by a trust that was funded with $117 million of cash plus certain additional consideration (the “GUC Trust”); and

•	holders of allowed asbestos claims received their pro rata share of $18 million of cash.

[14]	A copy of the Opioid Settlement Agreement can be found at Case No. 20-12522, Docket No. 7686.
[15]	Copies of the Acthar Settlement agreements can be found at Case No. 20-12522, Docket Nos. 5750 and 7639.

Despite the reduction in funded debt, Mallinckrodt emerged from the Previous Chapter 11 Cases with continued debt service expenses across six facilities and scheduled annual settlement payments pursuant to the Acthar Settlement and the Opioid Settlement to be paid over eight years in the aggregate amount of $1.985 billion. Following emergence from the Previous Chapter 11 Cases, the Debtors’ new executive management team focused on three key strategic priorities: (i) strengthening the balance sheet; (ii) stabilizing the current portfolio; and (iii) investing in the Company’s product pipeline. Mallinckrodt has implemented a broad range of initiatives to advance these priorities, including segment leadership realignment, close evaluation of research and development spending, and attempted strategic divestitures.

C.	The Debtors’ Business Operations

1.	Business Lines

As described above, Mallinckrodt is split into two separate businesses run by different sets of legal entities—Specialty Brands and Specialty Generics. For the fiscal year ended December 30, 2022, Specialty Brands accounted for approximately $1,270 million in net sales, while Specialty Generics accounted for approximately $645 million.

a.	Specialty Brands

Specialty Brands, which includes innovative specialty biopharmaceutical brands, is owned and operated by the Debtors and certain foreign Non-Debtor Affiliates and focuses on autoimmune and rare diseases in specialty areas like neurology, rheumatology, hepatology, nephrology, pulmonology and ophthalmology, and oncology; immunotherapy and neonatal respiratory critical care therapies; non-opioid analgesics; cultured skin substitutes and gastrointestinal products. Specialty Brands promotes its branded products directly to physicians in their offices, hospitals, and ambulatory surgical centers (including neurologists, rheumatologists, hepatologists, nephrologists, pulmonologists, ophthalmologists, oncologists, neonatologists, surgeons and pharmacy directors) with its own direct sales force of approximately 300 sales representatives.

Specialty Brands currently produces, markets, and sells the following branded products, among others:

•	Acthar, an injectable drug approved by the FDA for use in 19 indications, including, among others, monotherapy for the treatment of infantile spasms in infants and children under 2 years of age; the currently approved indications of Acthar are not subject to patent or other exclusivity;

•	INOmax, a vasodilator marketed as part of the INOmax Total Care Package, which includes the drug product, proprietary drug-delivery systems, technical and clinical assistance, 24/7/365 customer service, emergency supply and delivery and on-site training;

•	Therakos, a global leader in autologous immunotherapy delivered through extracorporeal photopheresis (“ECP”), provided by a proprietary medical device and related consumables, providing the only integrated ECP system in the world;

•	Terlivaz, the first and only FDA-approved product indicated to improve kidney function in adults with hepatorenal syndrome type 1; and

•	Amitiza, a global leader in the branded constipation market.

Each of these branded products provides significant revenue to Specialty Brands:

Specialty Brands Net Sales Fiscal Year 2022
Product	Net Sales (in millions)	Percentage of Total
Acthar	$516.0	40.65%
INOmax	$339.7	26.76%
Therakos	$240.1	18.91%
Amitiza	$158.6	12.49%
Other	$15.1	1.19%
Total	$1,269.5	100%

As with all pharmaceutical companies, Specialty Brands faces an increasingly competitive market. As a result of a recent U.S. Court of Appeals decision upholding a lower court’s decision to invalidate certain patents, Specialty Brands now faces direct competition for INOmax in the U.S. market. Further, a competitor recently launched a direct competitor to the Debtor’s most valuable product, Acthar. And net sales of Amitiza experienced substantial year-over-year decline due to loss of exclusivity in the U.S. Additionally, the lagging effect of the COVID-19 pandemic that contributed to a reduction in use of the platform for treatment of graft-versus-host disease, coupled with the development of oral therapies for treatment of patients with such disease, has caused a decline in sales of Therakos that has not fully rebounded. The highly competitive environment of the Specialty Brands segment requires the Debtors to continually seek out new products to treat diseases and conditions in areas of high unmet medical need, to create technological innovations, and to market their products effectively.

b.	Specialty Generics

Specialty Generics offers a portfolio of over twenty specialty generic product families, most of which are controlled substances regulated by the DEA. Altogether, Specialty Generics operates one of the largest controlled substance pharmaceutical businesses in the U.S., offering generic products for pain management, substance abuse disorders, and ADHD, as well as related active pharmaceutical ingredients (“APIs”). Notably, it is the only producer of acetaminophen API with facilities exclusively in the Americas or Europe.

Within Specialty Generics, the Debtors manufacture both (a) finished dosage products, meaning the product (whether in the form of a tablet, capsule, or liquid) that the patient ultimately receives, and (b) APIs, which are then used to create finished products. Unlike Specialty Brands, Specialty Generics does not promote its finished products directly to physicians, hospitals, or ambulatory surgical centers. Rather, the Debtors sell finished products primarily to distributors who subsequently sell the products to retail pharmacy chains, independent pharmacies, government entities, hospitals, hospice providers, and long-term care providers; while APIs, on the other hand, may be used by the Debtors themselves to manufacture their finished products or may be sold to other manufacturers for use in their manufacturing of finished dose products in a variety of therapeutic areas.

As a market leader in the generics space, the Company’s continued vitality is important to the country’s healthcare system. Patients and providers in the U.S. have been suffering an increased trend of generic drug shortages and uncertainty around pharmaceutical quality control issues. Those shortages were significantly exacerbated by the liquidation of Akorn Pharmaceuticals earlier in 2023 and other manufacturers exiting the generics market.16 Over two-thirds of the finished dose products made by Mallinckrodt Specialty Generics have recently been in drug shortage due to market and competitor challenges. If another major manufacturer like Mallinckrodt—which currently supplies greater than a third of the nation’s analgesic solid dose products, over a third of the nation’s analgesic APIs, the majority of the nation’s acetaminophen supply, and a significant portion of the ADHD market, while employing over 1,000 Americans—were to stop production, millions of patients in need could end up without treatment.

[16]	See “How one U.S. drugmaker contributed to the escalating drug shortage crisis,” NBCNews.com (July 16, 2023) available at <https://www.nbcnews.com/health/health-news/akorn-us-drugmaker-closure-escalating-drug-shortage-rcna91402> (last visited July 24, 2023).

Specialty Generics’ revenues are well-diversified, with roughly half of its revenue coming from APIs, and the other half from finished dosage pharmaceutical products:

Specialty Generics Net Sales Fiscal Year 2022
Product	Net Sales (in millions)	Percentage of Total
Opioids	$206.7	32.06%
ADHD	$45.9	7.12%
Addiction Treatment	$65.0	10.08%
Other Generics	$11.7	1.81%
Total Generics	$329.3	51.07%
Controlled Substances	$84.6	13.12%
APAP	$207.9	32.24%
Other API	$23.0	3.57%
Total API	$315.5	48.93%
Total Specialty Generics	$644.8	100%

2.	Research and Development

As part of their core strategic objectives, the Debtors devote significant resources to research and development (“R&D”). The R&D group consists of a number of highly experienced, trained, and skilled individuals with specialized degrees in science, engineering, and technology.

a.	Specialty Brands

Specialty Brands’ R&D investments center on building a diverse, durable portfolio of innovative therapies, new product enhancements, data generation supporting in-line products line extensions, and geographic expansions that provide value to patients, physicians and payers. This strategy focuses on growth, including pipeline opportunities related to late-stage development products to meet the needs of underserved patient populations, where the Specialty Brands Debtors execute on the development process and perform clinical trials to support regulatory approval of new products.

Within Specialty Brands’ pipeline are promising products that, if approved, will alleviate the suffering of patients with difficult-to-treat and often overlooked conditions. The pipeline includes products such as SelfJect®, INOmax® EVOLVE, and a label expansion opportunity for StrataGraft®. StrataGraft is a regenerative skin tissue therapy developed as a biologic and in partnership with BARDA through Project BioShield, that is used for the treatment of severe burns and may reduce the need for autografting in certain patients. The Company is currently conducting a Phase 2 trial to evaluate StrataGraft for the treatment of adults with full-thickness burns (also referred to as third-degree burns) and a Phase 3 clinical pediatric study evaluating StrataGraft in the treatment of pediatric populations.

The Company is currently developing SelfJect, which is designed for easier use of Acthar Gel for patients with dexterity or vision challenges. SelfJect is expected to offer a subcutaneous injection system for all currently approved indications except for infantile spasms. This product is currently in a Phase 3 clinical registration trial and, pending resolution of a third party manufacturing matter, it is expected to launch in 2024.

Additionally, the Company submitted a 510(k) premarket notification application to the FDA in September 2022 for an investigational inhaled nitric oxide delivery system for INOmax gas and is working closely with the FDA to receive approval to market this product in the United States. This delivery device, called INOmax EVOLVE, is designed to reduce human error potential through automation; reduce time between diagnosis and treatment through quick, automated set-up; and increase mobility and transportability ease, amongst other improvements. Subject to FDA approval, the Company expects to launch INOmax EVOLVE in the United States in late 2023.

b.	Specialty Generics

Specialty Generics’ R&D objective is to use their proven development, formulation, and characterization capabilities to develop complex generic pharmaceuticals with difficult-to-replicate characteristics, such as their release, absorption, or metabolism profiles (among other things). In particular, the Debtors are developing several non-opioid and non-controlled complex generic pharmaceutical products, some of which will take advantage of their API and drug product manufacturing capabilities.

3.	Regulatory Matters

As is the case with all manufacturers of controlled substances, pharmaceutical products, and medical devices, the Debtors are subject to regulatory oversight by numerous governmental entities around the world. In the U.S., the Debtors must comply with laws, regulations, guidance documents and standards promulgated by the FDA, the Department of Health and Human Services (“HHS”), the DEA, the Environmental Protection Agency, the Customs Service, and state boards of pharmacy. In particular, the Debtors interact with the FDA and DEA on a regular basis in connection with, among other things, new drug applications, biologics license applications, 510(k) applications, abbreviated new drug applications, monitoring of production facilities, and the DEA quota necessary to manufacture certain controlled substances. As of October 12, 2020, Enterprises, Mallinckrodt LLC, and SpecGx agreed to a voluntary opioid operating injunction that was approved by the Bankruptcy Court, pursuant to which, among other things, Mallinckrodt was prohibited from engaging in certain promotional activities related to opioid products and pain treatment, financial and in-kind support for third parties involved with opioids or pain treatment, and certain lobbying activities and communications related to opioids and pain treatment, all of which are overseen by an independent monitor. Additionally, in March 2022, Mallinckrodt entered into a corporate integrity agreement with HHS that provided for certain compliance program requirements, additional monitoring and self-reporting safeguards, and retention of an independent review organization to review certain transactions related to government pricing for Specialty Brands and patient assistance activities. The Debtors also interact with state agencies regarding their manufacturing and selling of controlled substances.

Outside the U.S., the Debtors must comply with laws, guidelines and standards promulgated by other regulatory authorities that regulate the development, testing, manufacturing, distribution, marketing and selling of pharmaceuticals and medical devices, including, but not limited to, Health Canada, the Medicines and Healthcare Products Regulatory Agency in the U.K., the Health Products Regulatory Authority in Ireland, the European Medicines Agency, and member states of the E.U. Although international harmonization efforts continue, many laws, guidelines and standards differ by region or country.

4.	Facilities

Mallinckrodt is a global enterprise and as of December 30, 2022, had (a) 11 manufacturing sites located in the U.S., Ireland, and Japan to handle production, assembly, quality assurance testing, packaging, and sterilization of its products and (b) approximately 2.1 million square feet in owned facilities and approximately 0.5 million square feet of leased space. Specifically, the Debtors own the facility that houses their global enterprise headquarters in Dublin, Ireland. This facility also operates as a state-of-the-art manufacturing and R&D site, which houses the Specialty Brands global external manufacturing operations where the Debtors manufacture Acthar API and conduct R&D for biologics and medical device engineering, including the next generation of INOmax products. The U.S. locations include Mallinckrodt’s corporate shared services facility in Hazelwood, Missouri,17 the Specialty Brands commercial headquarters in Bridgewater, New Jersey, and the Specialty Generics headquarters and technical development center in Webster Groves, Missouri, among other facilities.

[17]	Debtor Mallinckrodt LLC, part of Specialty Generics, owns the corporate shared services facility in Hazelwood, Missouri. Specialty Brands, through Debtor ST Shared Services LLC, leases the relevant space from Mallinckrodt LLC under an arms-length, negotiated and documented lease agreement.

As of December 30, 2022, Mallinckrodt maintained distribution centers in ten countries and engaged with third-party distribution centers in certain countries outside the U.S. Mallinckrodt’s products are generally delivered to these distribution centers from its manufacturing facilities and then subsequently delivered to the customer. In some instances, products are delivered directly from the manufacturing facility to the customer. Delivery methods include road, rail, sea, and air.

5.	Human Capital

As of the date hereof, the Debtors and their Non-Debtor Affiliates together employ approximately 2,700 people in the United States and abroad who envision, implement, and safeguard Mallinckrodt’s core corporate missions. Specifically, and as will be described further in the Wages Motion,18 a workforce with specialized degrees in science, engineering and technology develop Mallinckrodt’s products. Mallinckrodt’s manufacturing and distribution sites located across the U.S., Ireland, and Japan hosted 60% of our workforce and 18% were field-based working across multiple countries engaging with healthcare professionals and facilities. The remaining 22% of Mallinckrodt’s employees worked within our corporate services locations of Bridgewater, New Jersey; Hazelwood, Missouri; Webster Groves, Missouri; Washington, District of Columbia, Staines, U.K. and Dublin, Ireland. 99% of the total workforce of Mallinckrodt is employed full time.

As with most large, global enterprises, the Debtors have derived efficiencies and cost savings through the shared services utilized by multiple Debtors and Non-Debtor Affiliates. These shared services are charged to Debtors and Non-Debtor Affiliates in the ordinary course based on allocation methodologies depending on the functional area and, in certain instances, governed by formal agreements. For example, in the ordinary course, Debtor ST Shared Services LLC and Mallinckrodt plc, charge a quarterly fee for services provided on behalf of Debtor and Non-Debtor affiliates. Furthermore, certain costs incurred by Debtors are allocated and charged to affiliate entities. For instance, Debtors ST Shared Services LLC, SpecGx, Enterprises, and MEH, Inc. provide certain corporate and operational services to each other and other Debtors pursuant to a shared services agreement.

[18]	“Wages Motion” means the Motion of Debtors for Interim and Final Orders Authorizing the Debtors to (A) Pay Certain Employee Compensation and Benefits, (B) Maintain and Continue Such Benefits and Other Employee-Related Programs, (C) Pay Prepetition Claims of Contracted Labor, and (D) Granting Relief from Automatic Stay with Respect to Workers’ Compensation Claims to be filed on the Petition Date.

D.	The Debtors’ Prepetition Capital Structure

As of the date of this Disclosure Statement, the Debtors had approximately $3.6 billion of prepetition, funded debt outstanding under seven (7) credit facilities and notes issuances. The Debtors are also party to two significant settlements under the Previous Plan of Reorganization, with a total of approximately $1.5 billion in unsecured settlement obligations as of the date of the Disclosure Statement. The Debtors’ prepetition funded debt and settlement obligations are summarized in the table below:

Governing Document	Facility/Issuance	Borrower/Issuer	Maturity	Outstanding Principal as of the Date of this Disclosure Statement
Prepetition A/R Agreement	Prepetition A/R Facility	ST US AR Finance LLC	June 2026	$100,000,000
First Lien Term Loan Credit Agreement	2017 Replacement Term Loans	Mallinckrodt International Finance S.A.	September 2027	$1,356,733,583
	2018 Replacement Term Loans	Mallinckrodt CB LLC		$360,140,603
2025 First Lien Notes Documents	2025 First Lien Notes	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC	April 2025	$495,032,000
2028 First Lien Notes Documents	2028 First Lien Notes	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC	December 2028	$650,000,000
Total First Lien Debt including A/R Facility:				$2,961,906,186
2025 Second Lien Notes Documents	2025 Second Lien Notes	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC	April 2025	$321,868,000
2029 Second Lien Notes Documents	2029 Second Lien Notes	Mallinckrodt International Finance S.A. Mallinckrodt CB LLC	June 2029	$328,323,952
Total Second Lien Debt				$650,191,952
Total Secured Debt				$3,612,098,138

On July 16, 2023, Mallinckrodt entered into forbearance agreements with Holders of the First Lien Term Loans, 2028 First Lien Notes, and 2029 Second Lien Notes, pursuant to which such Holders agreed to forbear from exercising any rights and remedies arising from the Debtors’ failure to make June 15, 2023 interest payments on the relevant notes until August 15, 2023, which period was subsequently extended by such holders to August 22, 2023. Under the Restructuring Support Agreement, the forbearance period under these agreements has been further extended until the termination of the Restructuring Support Agreement.

1.	Prepetition A/R Facility

On June 16, 2022, Debtor MEH, Inc. (“MEH”), as servicer, non-Debtor ST US AR Finance LLC (“ST US AR”), a direct wholly owned subsidiary of MEH, as borrower, Barclays Bank plc, as agent, the lenders party thereto, and the letter of credit issuers party thereto entered into an A/R Credit Agreement (as amended, restated, amended and restated, supplemented, waived, or otherwise modified, the “Prepetition A/R Agreement” and the facility established thereunder, the “Prepetition A/R Facility”). Under the Prepetition A/R Facility, ST US AR may borrow up to $200.0 million on a revolving basis, subject to a borrowing base tied to ST US AR’s accounts receivable. The Prepetition A/R Facility matures on the earlier of June 16, 2026, and a date that is 91 days prior to the maturity date of other material debt or any other material indebtedness that is incurred after June 16, 2022. On July 13, 2023, non-Debtor ST US AR, borrowed approximately $100 million under the Prepetition A/R Facility, and the Prepetition A/R Facility was amended in connection therewith such that no further borrowing is permitted under the Prepetition A/R Facility. As of the date of this Disclosure Statement, the aggregate outstanding principal under the Prepetition A/R Facility was $100 million (the “Prepetition A/R Obligations”).

The Prepetition A/R Facility is secured by a first-priority security interest in and liens on existing and future accounts receivables and related assets that have been sold from certain subsidiaries of MEH to ST US AR pursuant to that certain purchase and sale agreement dated as of June 16, 2022, to facilitate the borrowings under the Prepetition A/R Facility.

As with certain of the Debtors’ other indebtedness, Mallinckrodt entered into a forbearance agreement with the lenders and agent under the Prepetition A/R Credit Facility on July 16, 2023, to address cross-defaults arising from the missed June interest payments. The forbearance period thereunder originally expired August 15, 2023, but was extended through August 22, 2023 pursuant to subsequent amendments and might be further extended pursuant to additional amendments. Upon interim Court approval of and the Debtors’ entry into the proposed postpetition accounts receivable facility, all defaults existing as of the Petition Date will be waived.

2.	First Lien Term Loans

On June 16, 2022, pursuant to the Previous Plan of Reorganization, Debtors Mallinckrodt International Finance S.A. (“MIFSA”) and Mallinckrodt CB LLC (“MCB” and together with MIFSA, the “Debtor Issuers”) entered into a credit agreement with Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents, Deutsche Bank AG New York Branch, as collateral agent, and the lenders and Guarantors (as defined below) party from time to time thereto (the “First Lien Term Loan Credit Agreement”). Pursuant to the First Lien Term Loan Credit Agreement, the Debtor Issuers and Guarantors under the First Lien Term Loan Credit Agreement are obligors under: (a) a senior secured term loan facility with an aggregate principal amount of $1,356.7 million (the “2017 Replacement Term Loans”) and (b) a senior secured term loan facility with an aggregate principal amount of $360.1 million (the “2018 Replacement Term Loans,” and together with the 2017 Replacement Term Loans, collectively, the “First Lien Term Loans”). The First Lien Term Loans were issued in satisfaction of the Debtor Issuers’ previous senior secured term loans due September 2024 and senior secured term loans due February 2025. As of the Petition Date, the Debtors are current on their obligations under the First Lien Term Loans.

All obligations under the First Lien Term Loans are unconditionally guaranteed by Mallinckrodt plc, certain of its direct or indirect wholly owned U.S. subsidiaries, each of its direct or indirect wholly owned subsidiaries that owns directly or indirectly any such wholly owned U.S. subsidiary, and certain other subsidiaries, subject to certain exceptions (collectively, the “Guarantors”). The First Lien Term Loans mature on September 30, 2027, bear floating interest rates, and are secured by first-priority security interests in and liens on certain assets of the Debtor Issuers and the Guarantors.

3.	2025 First Lien Notes

On June 16, 2022, pursuant to the Previous Plan of Reorganization and the Previous Scheme of Arrangement, the Debtor Issuers’ pre-bankruptcy 10.00% first lien senior secured notes due 2025 in an aggregate principal amount of $495.0 million (the “2025 First Lien Notes”) and the note documents relating thereto were reinstated. In addition, pursuant to the terms of such documents, the Debtor Issuers, Mallinckrodt plc, and the subsidiary guarantors of the 2025 First Lien Notes entered into a supplemental indenture, dated as of June 16, 2022, pursuant to which certain additional assets were added to the collateral securing such notes and the guarantees thereof (such supplemental indenture, the “Supplemental Indenture”).

The 2025 First Lien Notes were initially issued by the Debtor Issuers on April 7, 2020 pursuant to an indenture, dated as of April 7, 2020 (as amended, restated, amended and restated, supplemented, waived, or otherwise modified, including by the Supplemental Indenture, the “2025 First Lien Notes Indenture,” and collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “2025 First Lien Notes Documents”), among the Debtor Issuers, Mallinckrodt plc, each of its subsidiaries party thereto as guarantors from time to time, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, first lien collateral agent. The 2025 First Lien Notes mature on April 15, 2025, and bear interest at 10.00% per annum. Interest payments are due on April 15 and October 15 of each year.

The 2025 First Lien Notes are jointly and severally guaranteed on a secured, unsubordinated basis by Mallinckrodt plc and each of its subsidiaries (other than the Debtor Issuers) that guarantees the obligations under the First Lien Term Loans. The 2025 First Lien Notes and the guarantees thereof are secured by first-priority security interests in and liens on the same assets of the Debtor Issuers, Mallinckrodt plc, and the applicable subsidiary guarantors that are subject to liens securing the First Lien Term Loans, subject to certain exceptions.

4.	2028 First Lien Notes

The Debtor Issuers are parties to that certain indenture, dated as of June 16, 2022 (as amended, restated, amended and restated, supplemented, waived, or otherwise modified, the “2028 First Lien Notes Indenture,” and collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “2028 First Lien Notes Documents” and the notes issued thereunder, the “2028 First Lien Notes”), among the Debtor Issuers, Mallinckrodt plc, each of its subsidiaries party thereto as guarantors from time to time, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent.

Pursuant to the Previous Plan of Reorganization and the Previous Scheme of Arrangement, the net proceeds of the issuance of the 2028 First Lien Notes in the aggregate principal amount of $650.0 million were applied to repay in part the previous senior secured revolving credit facility incurred by the Debtors and certain of their respective subsidiaries and affiliates. The 2028 First Lien Notes mature on December 15, 2028, and bear interest at 11.50% per annum. Interest payments under the 2028 First Lien Notes Documents are due semi-annually on June 15 and December 15 of each year. On June 14, 2023, the Company determined not to make the interest payment under the 2028 First Lien Notes Documents due on that date. On August 15, 2023, the Company deposited 50% of such interest payment (together with accrued interest thereon) with the paying agent in respect of the 2028 First Lien Notes for distribution to the holders thereof. On or around August 23, 2023, in connection with the entry into the Restructuring Support Agreement, the Company deposited the remainder of such interest payment (together with accrued interest thereon) with the paying agent in respect of the 2028 First Lien Notes for distribution to the holders thereof.

The 2028 First Lien Notes are jointly and severally guaranteed on a secured, unsubordinated basis by Mallinckrodt plc and each of its subsidiaries (other than the Debtor Issuers) that guarantees the obligations under the First Lien Term Loans. The 2028 First Lien Notes and the guarantees thereof are secured by first-priority security interests in and liens on the same assets of the Debtor Issuers, Mallinckrodt plc, and the applicable subsidiary guarantors that are subject to liens securing the First Lien Term Loans, subject to certain exceptions.

5.	2025 Second Lien Notes

The Debtor Issuers are parties to that certain indenture, dated as of June 16, 2022 (as amended, restated, amended and restated, supplemented, waived, or otherwise modified, the “2025 Second Lien Notes Indenture,” and collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “2025 Second Lien Notes Documents” and the notes issued thereunder, the “2025 Second Lien Notes”), among the Debtor Issuers, Mallinckrodt plc, each of its subsidiaries party thereto as guarantors from time to time, and Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent.

Pursuant to the Previous Plan of Reorganization and the Previous Scheme of Arrangement, the 2025 Second Lien Notes in an initial aggregate principal amount of $322.9 million were issued in satisfaction of the Debtor Issuers’ previous 10.00% second lien senior secured notes due 2025. The 2025 Second Lien Notes mature on April 15, 2025, and bear interest at 10.00% per annum. Interest payments under the 2025 Second Lien Notes Documents are due semi-annually on April 15 and October 15 of each year.

The 2025 Second Lien Notes are jointly and severally guaranteed on a secured, unsubordinated basis (subject to certain exceptions) by Mallinckrodt plc and each of its subsidiaries (other than the Debtor Issuers) that guarantees the obligations under the First Lien Term Loans. The 2025 Second Lien Notes and the guarantees thereof are secured by second priority security interests in and liens on the same assets of the Debtor Issuers, Mallinckrodt plc, and the applicable subsidiary guarantors that are subject to liens securing the First Lien Term Loans, subject to certain exceptions.

6.	2029 Second Lien Notes

The Debtor Issuers are parties to that certain Indenture, dated as of June 16, 2022 (as amended, restated, amended and restated, supplemented, waived, or otherwise modified, the “2029 Second Lien Notes Indenture,” and collectively with all agreements, documents, notes, mortgages, security agreements, pledges, guarantees, subordination agreements, deeds, instruments, indemnities, indemnity letters, fee letters, assignments, charges, amendments, and any other agreements delivered pursuant thereto or in connection therewith, the “2029 Second Lien Notes Documents” and the notes issued thereunder, the “2029 Second Lien Notes” and together with the Prepetition A/R Obligations, the First Lien Term Loans, the 2025 First Lien Notes, the 2028 First Lien Notes and the 2025 Second Lien Notes, the “Prepetition Funded Debt Obligations”), among the Debtor Issuers, Mallinckrodt plc, each of its subsidiaries party thereto as guarantors from time to time, and Wilmington Savings Fund Society, FSB, as second lien trustee and second lien collateral agent.

Pursuant to the Previous Plan of Reorganization and the Previous Scheme of Arrangement, the 2029 Second Lien Notes in an aggregate principal amount of $375.0 million were issued in partial satisfaction of the Debtor Issuers’ previously issued 5.75% senior notes due 2022, the 5.625% senior notes due 2023, and the 5.50% senior notes due 2025. The 2029 Second Lien Notes mature on June 14, 2029, and bear interest at 10.00% per annum. Interest payments under the 2029 Second Lien Notes Documents are due semi-annually on June 15 and December 15 of each year. On June 15, 2023, the Company determined not to make the interest payment under the 2029 Second Lien Notes Documents due on that date.

The 2029 Second Lien Notes are jointly and severally guaranteed on a secured, unsubordinated basis (subject to certain exceptions) by Mallinckrodt plc and each of its subsidiaries (other than the Debtor Issuers) that guarantees the obligations under the First Lien Term Loans. The 2029 Second Lien Notes and the guarantees thereof are secured by second priority security interests in and liens on the same assets of the Debtor Issuers, Mallinckrodt plc, and the applicable subsidiary guarantors, which are subject to liens securing the First Lien Term Loans, subject to certain exceptions.

E.	The Debtors’ Prepetition Settlement Liabilities

The Debtors are also party to two significant settlements under the Previous Plan of Reorganization, with a total of approximately $1.5 billion in unsecured settlement obligations as of the date of the Disclosure Statement. The Debtors’ prepetition settlement obligations are summarized in the table below:

Settlement	Agreement	Debtor Party	Maturity	Outstanding Liability as of the date of this Disclosure Statement
Opioid Settlement	Opioid Deferred Cash Payments Agreement, dated as of June 16, 2022	Mallinckrodt plc Mallinckrodt LLC SpecGx Holdings LLC SpecGx LLC	June 16, 2030	$1,275 million
Acthar Related Settlement	Settlement Agreement, dated as of March 7, 2022	Mallinckrodt plc Mallinckrodt ARD LLC (f/k/a Questcor Pharmaceuticals, Inc.)	June 16, 2029	$230 million
Total Settlements				$1,505 million

1.	The Opioid Settlement

On the Previous Plan Effective Date, pursuant to the Previous Plan of Reorganization and the Previous Scheme of Arrangement, the Previous Chapter 11 Debtors entered into the Opioid Settlement in which all opioid claims against them were settled, discharged, waived, released and extinguished in full. Pursuant to the Opioid Settlement, among other things:

•	The opioid claims were channeled to certain trusts, which are entitled to receive $1,725.0 million in deferred payments from certain of the Previous Chapter 11 Debtors, consisting of (i) a $450.0 million payment upon the Previous Plan Effective Date (of which $2.6 million was prefunded); (ii) a $200.0 million payment upon each of the first and second anniversaries of the Previous Plan Effective Date; (iii) a $150.0 million payment upon each of the third through seventh anniversaries of the Previous Plan Effective Date; and (iv) a $125.0 million payment upon the eighth anniversary of Previous Plan Effective Date (collectively, the “Opioid Deferred Cash Payments”) with an option to prepay at a discount. The Opioid Deferred Cash Payments are unsecured and are guaranteed by Mallinckrodt plc and its subsidiaries that are borrowers, issuers or guarantors under the Prepetition Funded Debt Obligations.

•	The opioid claimants also received 3,290,675 warrants for approximately 19.99% of the reorganized Previous Chapter 11 Debtors’ new outstanding shares, exercisable at any time on or prior to the sixth anniversary of the Previous Plan Effective Date, at a strike price of $103.40 per ordinary share. These warrants were repurchased by the Company on December 8, 2022, for $4 million, and the warrant agreement and registration rights agreement have terminated.

•	In addition, certain of the opioid trusts were transferred and/or assigned all of the Previous Chapter 11 Debtors’ rights to certain insurance rights and causes of action.

•	Certain of the Previous Chapter 11 Debtors will remain subject to an agreed-upon operating injunction with respect to the operation of their opioid business.

Thus, in addition to establishing global economic terms for the resolution of all outstanding opioid-related liabilities, the settlement accomplished a second critical objective:  it established certain agreed go-forward operational parameters for the Debtors’ opioid business, compliance with which was designed to reduce the risk of operating that business going forward not just for Mallinckrodt’s benefit, but for the benefit of the nation’s healthcare system.

2.	The Acthar Settlement

Under the Acthar Settlement, the Previous Chapter 11 Debtors settled with the United States Department of Justice (the “DOJ”) and other governmental parties a range of litigation matters and disputes relating to Acthar, including a Medicaid lawsuit with the Centers for Medicare and Medicaid Services (“CMS”), a related False Claims Act (“FCA”) lawsuit in Boston, and an Eastern District of Pennsylvania (“EDPA”) FCA lawsuit principally relating to interactions of Acthar’s previous owner, Questcor Pharmaceuticals Inc., with an independent charitable foundation. To implement the Acthar Settlement, Mallinckrodt entered into multiple settlement agreements with the United States Government and certain relators.

Under the Acthar Settlement, which was conditioned upon the commencement of the Previous Chapter 11 Cases, among other things, Mallinckrodt agreed to:19

•	reset Acthar’s Medicaid rebate calculation as of July 1, 2020, such that state Medicaid programs will receive higher rebates on Acthar Medicaid sales, based on current Acthar pricing; and

•	pay cash payments over seven years in the aggregate amount of $260.0 million, with each payment subject to a nominal fixed interest, consisting of (i) a $15.0 million payment upon the Previous Plan Effective Date; (ii) a $15.0 million payment upon the first anniversary of the Previous Plan Effective Date; (iii) a $20.0 million payment upon each of the second and third anniversaries of the Previous Plan Effective Date; (iv) a $32.5 million payment upon each of the fourth and fifth anniversaries of the Previous Plan Effective Date; and (v) a $62.5 million payment upon the sixth and seventh anniversaries of Previous Plan Effective Date.

[19]	Mallinckrodt entered into the Acthar Settlement with the DOJ and other governmental parties solely to move past litigation and disputes and does not make any admission of liability or wrongdoing.

In connection with the Acthar Settlement, Mallinckrodt entered into (a) separate settlement agreements with certain states, the Commonwealth of Puerto Rico, the District of Columbia, and the above-noted relators, to further implement the Acthar Settlement, and (b) a five-year corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services in March 2022. As a result of these agreements, upon effectiveness of the Acthar Settlement in connection with the effectiveness of the Previous Plan of Reorganization, the U.S. Government dropped its demand for approximately $640 million in retrospective Medicaid rebates for Acthar and agreed to dismiss the Boston FCA lawsuit and the EDPA FCA lawsuit, which faced risk of treble damages. Similarly, state and territory Attorneys General also dismissed related lawsuits. In turn, Mallinckrodt dismissed its appeal of the U.S. District Court for the District of Columbia’s adverse decision in the Medicaid lawsuit.20 The Company has made its first anniversary payment of $15 million on the settlement and remains in compliance with the Acthar Settlement and the attendant corporate integrity agreement.

III.
KEY EVENTS LEADING TO COMMENCEMENT
OF THE anticipated CHAPTER 11 CASES

After emerging from the Previous Chapter 11 Cases in June 2022, the Company had much reason for optimism, having eliminated the litigation overhang that catalyzed that restructuring and assembled a board consisting of newly-appointed independent directors and an energized management team.  Toward the end of 2022, with certain key openings on the management team newly-filled, the Company began its annual strategic plan review process, through which the Company regularly reevaluates its five-year business plan.  That process, approved by the board in February of 2023, yielded a clear view on the Company’s outlook:  the business was sustainable with renewed investment in human capital and research and development, but it would have to overcome the Company’s 2025 debt maturities and the cost of debt service and settlement obligations over the medium term.

At the time, several key developments had unfolded since June 2022, including a setback to the launch of an important new Acthar-related device, stronger competition for Acthar, a slower-than-expected rebound in Therakos sales, and a rapid rise in interest rates on the Debtors’ variable rate debt.  Those factors persisted into 2023 and led to a downward revision in February 2023 to the Company’s five-year outlook and to the Debtors guiding the market to expected adjusted EBITDA for 2023 of $539 million.  While the Company continues to perform in line with its 2023 guidance, the escalation and persistence of high interest rates have absorbed more and more cash flow and led to the 2025 maturities looming ever larger.  The Company did not sit idly by while this balance sheet problem grew—it pursued strategic divestitures, liability management transactions, and ways to mitigate its interest rate exposure.  But no transactions other than the Company’s hedge against rising interest rates (described below) materialized, and after announcing first quarter earnings in May 2023, discussions with creditors around balance sheet solutions gained traction, ultimately leading to these chapter 11 cases.

These circumstances are discussed in further detail below.

A.	Business Developments Since 2022 Emergence

After emerging, however, the performance of certain key branded products showed softness due to product launch delays, increased competition, rising patient affordability issues and extended COVID-19 impacts. Among the most material of these developments was the delayed launch of SelfJect™, a specialized drug delivery device which serves to differentiate Acthar from competition. The FDA issued a warning letter to a third-party manufacturer, in August 2022. This led to them being unable to manufacture filled cartridges to be used in the Selfject device. The Company has been unable to submit its application at the present time and is awaiting confirmation that the recent FDA re-inspection provides confirmation that the third-party manufacturer will be able to manufacture this product. Over a similar timeline and into early 2023, it became evident that a competing product to Acthar was putting greater pressure on sales than the Company had projected. Likewise, over the course of 2022, the Company projected topline growth for its Therakos product, which is used primarily in hospital settings post stem cell transplant. Sales tapered considerably during the COVID-19 pandemic due to declining stem cell procedures. The procedures have been slow to return, and they are less than forecasted, muting Therakos’s rebound.

[20]	The Acthar Settlement features certain “snapback” provisions whereby if Mallinckrodt files a bankruptcy proceeding before the settlement amount is paid in full, the United States is entitled to, among other actions, rescind the releases in the settlement agreement and bring an action to recover unpaid settlement proceeds less any payments received pursuant to the settlement agreement.

Cognizant of these developments and the increasingly unfavorable macroeconomic environment, and as illustrated in the table below, in February 2023 the Company lowered the projections in its five-year strategic plan (and did so again after issuing its first quarter 2023 earnings). This drop in the forecast followed a series of prior downward revisions with each review of the strategic plan since the Company originally reached a settlement in principle with key opioid claimants in early 2020.

For example, in September 2021 in connection with confirmation of the Previous Plan of Reorganization, Mallinckrodt issued financial projections through the fiscal year ending December 26, 2025 based on a refresh of its 2021 strategic plan.21 Those projections contemplated an adjusted EBITDA of $791 million in 2022, down from $832 million in the prior forecast, and took into account observed developments in Acthar and expected INOmax challenges. Despite the downward revision, actual performance for 2022 fell short: adjusted EBITDA for 2022 was $675 million, a $116 million or 15% decrease from the projected amount of $791 million and 35% lower than the projections for 2022 at the time of the original opioid settlement. The expected declines are larger for 2023 (but in line with latest projections) and beyond, including with 2023 adjusted EBITDA now forecasted to be approximately 25% lower than projected from March 2022 and 2024 approximately 40% lower by the same measure. All told, actual and projected performance for 2022-2024 is approximately fifty percent (50%) below expectations for that timeframe at the beginning of 2020.

The late 2022 business developments that informed the February 2023 strategic plan revisions have persisted into the first half of 2023.  As illustrated in the table below with year-over-year comparisons of net sales (dollars in millions), the Company’s Specialty Brands segment has experienced additional performance declines.

[21]	These projections are publicly available and can be found in Exhibit No. 99.1 of Form 8-K dated October 26, 2021: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001567892/000119312521308064/d176789d8k.htm.

Product	Six Months Ended June 30, 2023	Six Months Ended July 1, 2022	Amount Change	Percent Change
Acthar Gel	$199	$249	$(51)	(20)%
INOmax	$160	$179	$(20)	(11)%
Therakos	$122	$120	$2	2%
Amitiza	$43	$87	$(44)	(51)%
Terlivaz	$6	***	***	***
Other	$3	$10	$(6)	(64)%
Total	$532	$645	$(113)	(18)%

*** Terlivaz did not launch until after the period had ended.

The overall decrease in net sales was primarily driven by a decrease in Acthar sales.  That product weakened from continued scrutiny on overall specialty pharmaceutical spending, slower-than-expected returning patient volumes impacted primarily by affordability, and the entrance and intensification of new competition.  The Company had previously provided guidance that Acthar sales would decline between 15% and 20% for the year.  Acthar remains a critical product in the Company’s portfolio for both its high clinical value to patients and favorable position with prescribers; however, a robust near-term reversal in Acthar’s performance is unlikely.

Although net sales of the Specialty Generics segment for the six months ended June 30, 2023 increased by $53.2 million (or 16.9%) year-over-year to $367.5 million, such increase (a) occurred during periods of market disruption, the continuation of which are not guaranteed, when the Company continued to manufacture and supply products and (b) is insufficient to offset the $113.2 million decline in net sales of the Specialty Brands segment due to lower profit margin as compared to the Specialty Brands segment.

B.	Adverse Economic Conditions

Accompanied by persistent inflation, rising interest rates have exacerbated the Company’s leverage and debt-service costs, thereby compressing the Company’s bottom-line results. As a result of rising interest rates, the London Interbank Offered Rate—a benchmark interest rate affecting the Company’s interest costs—experienced the fastest rate increase in history, increasing over the last several years, beginning at 0.228% on the petition date of the Company’s Previous Chapter 11 Cases, declining slightly to 0.209% on December 31, 2021 (during the confirmation trial in the Previous Chapter 11 Cases) and then rising to 2.06% upon emergence, and since reaching as high as 5.63% in July 2023.  Each 1.0% increase in benchmark rates results in approximately $17 million of incremental interest expense for the Company, given its $1.7 billion of variable-rate debt.  Faced with that risk, the Company sought to hedge against rising interest rates as early as August 2022 but was unsuccessful due to its credit profile until March 2023, when the Company purchased an interest rate cap at $20 million for rate exposure on the Prepetition First Lien Term Loans (as defined below).

Market dynamics have had other negative effects. In particular, the Company was unable to complete two strategic divestitures it explored during 2022 as indications of interest all came in lower than the value of the applicable business lines. The proceeds of these transactions would have gone to pay down debt, but due to insufficient market interest, the Company was unable to address its leverage in the manner it intended.

These business developments and adverse economic conditions are reflected by the significant discounts to par (as illustrated in the table below) at which the Prepetition Funded Debt Obligations are currently trading.

Certain of the Company’s second lien notes (which are senior to the Company’s opioid liabilities and other unsecured debt) currently trade at 16 cents on the dollar, and Mallinckrodt plc’s shares of common equity have traded down from a high of approximately $25 shortly after emergence from the Previous Chapter 11 Cases to less than one dollar recently, foreclosing the opportunity to access the equity capital markets. Based on these data points and the Company’s financial performance, the Company is presently insolvent comparing its value as a going concern to the face amount of its debt and settlement obligations.

C.	Dwindling Liquidity Position and Limited Access to Capital

Cash outflows (including those as a result of increased interest expense as described above) are expected to deplete Mallinckrodt’s liquidity reserves over the next 12 months. The Company projects negative free cash flow on a levered basis continuing through 2026 driven by debt service and substantial annual opioid and CMS settlement payments. The Company expects to fall below the required minimum liquidity by the summer of 2024.

Moreover, the current interest rate and market environments make it challenging for Mallinckrodt to incur additional debt or refinance its existing debt. This problem was exacerbated by downgrades of Mallinckrodt’s corporate credit rating by S&P Global Ratings in March 2023 and Moody’s Investor Service in June 2023. And, the trading price of the Company’s ordinary shares makes it unlikely the Company could raise equity capital. Thus, given the maturity of over $800 million of first lien and second lien debt in April 2025, the Company would face the potential for events of default across most of its capital structure as early as March 2024, if it were unable to obtain an audit opinion for 2023 financial statements without a going concern qualification. At the same time, the Company needed access to capital and a right-sized balance sheet to address competitive risks that have limited the Company’s growth.

These concerns had caused the Company to begin considering alternatives for consensually extending its payment schedules and addressing its long term obligations. By Spring 2023, the Company had already engaged with certain lender constituents around potential refinancing options22 and with the MDT II to explore alternatives to amend the existing payment structure for the opioid settlement.

[22]	During the period from June 17, 2022 through December 30, 2022, the Company repurchased the Prepetition 2025 Second Lien Notes and the Prepetition 2029 Second Lien Notes in the aggregate principal amount of $46.7 million and $1.0 million, respectively. Concurrent with such repurchases, the Company engaged with certain holders of the Prepetition 2025 Second Lien Notes regarding a potential refinancing. The Company, however, was eventually unable to reach a deal with these parties.

D.	Outreach from Stakeholders

After the Company issued its first quarter 2023 earnings, these concerns came suddenly to a head in May 2023. The Company’s earnings included announcing that adjusted EBITDA for the first quarter of 2023 declined by $53.5 million (or 30%) year-over-year to $123.5 million. While the Company expected a decline in adjusted EBITDA for the first quarter of 2023, it did not foresee the full extent of decline in Acthar and Therakos. From a cash-flow standpoint, excluding certain tax refunds, operating cash flow was negative $39.4 million in the first quarter of 2023, with a total negative free cash flow of $58.7 million, leaving the Company with approximately $400 million in cash. These results preceded what was expected to be an expensive month in June 2023, when the Company’s settlement obligations to the MDT II of $200 million, along with an additional $50 million in debt servicing obligations, would significantly impact its existing liquidity.23

On May 17, 2023, following the first quarter earnings call, the Company received the first of a series of unsolicited letters on behalf of various stakeholders holding substantial positions across the Company’s capital structure. These letters offered a range of proposed solutions to address the Company’s long-term liquidity issues. There were numerous public reports about these letters, which led to additional outreach from various stakeholders. Prior to receipt of these letters, in connection with the Company’s evaluation of its capital needs in light of its obligations under the opioid settlement and its long-term debt obligations, the Company had commenced preliminary discussions with the MDT II about alternatives to the existing payment structure for the opioid settlement. On June 1, 2023, the MDT II sent a letter to the Company, demanding timely payment of the settlement payment and making clear its intention to vigorously defend its rights in the event of nonpayment.

Outreach from creditor constituencies raised the prospect of addressing the Debtors’ long-term obligations in a way that would alleviate their financial issues and maximize the value of the Debtors’ businesses. By reducing their payment obligations, the Debtors expect to generate positive cash flow with the hope of returning their business to a growth trajectory and to allow additional investment in its business. Moreover, the Company believes that delaying pursuit of a comprehensive, broadly supported restructuring would result in increased value deterioration as the Debtors’ long-term financial risks come closer to reality. Without a comprehensive restructuring, the Debtors likely would have needed to address their near-term maturities by Spring 2024, given the potential for events of default across its capital structure as early as March 2024 triggered by a going concern qualification. In addition, the Company would have once again faced a $200 million payment to the MDT II in June 2024 and another year of debt service costs into 2024. These costs would have exacerbated the Company’s liquidity issues and brought it below the minimum liquidity it needs to function properly, leaving it to address 2024 settlement obligations and 2025 debt maturities against the backdrop of a significant set of maturities in 2027 on the Prepetition First Lien Term Loans.

[23]	In August 2023, the Company released its earnings for the second quarter 2023. Those results were materially improved from the first quarter and exceeded the Company’s February 2023 guidance, but notably, performance for that period was still lagging the expectations built into the Company’s business plan at the end of the Previous Chapter 11 Cases.

Given these concerns and the continued outreach from multiple stakeholder constituencies, the Company’s board of directors authorized the management team to explore all alternatives and to engage with the stakeholders. To further that effort, the Company made an illustrative proposal to address the entire capital structure and settlement liability to the various ad hoc groups of first lien and second lien creditors as well as the MDT II. On June 15, 2023, the Debtors elected to enter the grace period for the interest due on their first lien notes due 2028 and second lien notes due 2029. The Debtors also entered a short grace period on the interest due on their first lien term loans, but ultimately paid that interest and regular amortization on the loans at the end of June.

During this time, the ad hoc group of term loan lenders and the MDT II engaged on the Company’s illustrative proposal quickly, while other stakeholders asked the Company to focus on alternative transactions. The Company engaged in negotiations with the ad hoc group of term loan lenders and the MDT II on a transaction structure that would significantly delever the Company’s balance sheet and restructure the financial aspects of the opioid settlement. Simultaneously, however, the Company continued discussions with and sought further consensus among all of their first lien creditors, second lien creditors, and the MDT II.

In mid-July 2023, the collective efforts of the Company, the MDT II, the funded debt creditors and their respective advisors culminated in a full-day meeting where the parties reached initial agreement around high-level terms of a prepackaged chapter 11, subject to continued negotiation and approval by the parties and the Board of Directors of the Company. After several weeks of negotiating terms and documentation, the Debtors and other parties executed the RSA on August 23, 2023 and quickly turned their attention to definitive documents. The end result is the full package of transactions the Debtors will present for the Court’s approval over the coming weeks with broad-based support from all affected classes of creditors: (1) term DIP financing; (2) a post-petition accounts receivable financing; and (3) the Plan, which may include new syndicated exit financing. Taken together, these elements will accomplish the following:

•	New postpetition term loan financing in the amount of $250 million before fees, which are expected to be satisfied with cash or a combination of cash and first-out first lien takeback debt;

•	The conversion of the Debtors’ existing receivables financing facility into a postpetition receivables financing facility and then into a post-emergence receivables financing facility upon the Debtors’ emergence from chapter 11;

•	First lien debt, excluding the A/R Facility, will be reduced from $2.86 billion to $1.65 billion, which may take the form of a new money syndicated credit facility or takeback term debt distributed to first lien creditors;

•	First lien creditors will receive ninety-three two and three-tenths percent (92.3%) of the Debtors’ reorganized equity (subject to dilution), plus either cash from any new money syndicated credit facility or takeback term debt;

•	Second lien debt will be eliminated in its entirety, with second lien creditors receiving seven percent and seven-tenths (7.7%) of the Debtors’ reorganized equity (subject to dilution);

•	The MDT II will receive a $250 million prepetition payment and a contingent value right tied to the reorganized Debtors’ equity value in satisfaction of the Debtors’ remaining financial obligations, while the Debtors’ non-monetary obligations to the MDT II will generally be preserved or expanded;

•	All other claims against the Debtors (including obligations under the Acthar Settlement), with the exception of subordinated securities claims, will be unimpaired, including trade liabilities; and

•	The cancellation of Mallinckrodt plc ordinary shares for no consideration

After effectuating all the foregoing, the Company believes its balance sheet will be rightsized, thereby allowing it to fulfill its post-emergence debt and settlement obligations. The material deleveraging and resulting levered free cash flow will improve the Company’s strategic optionality all while providing valuable products to patients in need around the country.

E.	Heightened Corporate Governance

In connection with considering strategic restructuring alternatives and in consultation with its advisors, after conducting a review of its existing corporate governance infrastructure, Mallinckrodt in consultation with its advisors determined that it was in the best interest of the Company and its stakeholders to designate, authorize, and establish a Strategic Review Committee (“SRC”) consisting of independent directors, including those with finance-related expertise, for purposes of (a) considering liability management, operating liquidity, credit proposals, and related transactions; (b) considering potential options and alternatives related to impending financial decisions for the Company; and (c) in respect of each of (a) and (b), providing guidance, direction, and oversight to the Company’s management with respect thereto and making recommendations to the Board of Directors with respect to matters requiring its action. Subsequent to the work and oversight of the SRC, the Board of Directors unanimously approved the Company’s entry into the Restructuring Support Agreement and pursuit of the restructuring transactions contemplated therein.

IV.
ANTICIPATED EVENTS DURING CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors anticipate filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on or about August 28, 2023. The filing of the petitions will commence the Chapter 11 Cases, at which time the Debtors will be afforded the benefits and become subject to the limitations of the Bankruptcy Code.

The Debtors intend to continue operating their business in the ordinary course during the pendency of the Chapter 11 Cases. To facilitate the efficient and expeditious implementation of the Plan through the Chapter 11 Cases, and to minimize disruptions to the Debtors’ operations on the Petition Date, the Debtors intend to seek to have the Chapter 11 Cases administered jointly and to file various motions seeking important and urgent relief from the Bankruptcy Court. Such relief, if granted, will assist in the administration of the Chapter 11 Cases; however, there can be no assurance that the requested relief will be granted by the Bankruptcy Court.

B.	First Day Motions

On the Petition Date, the Debtors intend to file multiple motions seeking various relief from the Bankruptcy Court and authorizing the Debtors to maintain their operations in the ordinary course (the “First Day Motions”). Such relief is designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitating a smooth reorganization through the chapter 11 process, and minimizing disruptions to the Debtors’ businesses. The following is a brief overview of the substantive relief the Debtors intend to seek on the Petition Date to maintain their operations in the ordinary course.

1.	Debtor in Possession Financing Motion

To address their working capital needs, replenish funds used to make the MDT II settlement payment, and fund their reorganization efforts, on or immediately after the Petition Date, the Debtors intend to seek Bankruptcy Court approval of an agreement with the DIP Lenders to provide the DIP Facility in an aggregate principal amount of $250 million. The proposed order seeking approval of the DIP Facility also reflects an agreement between and among the Debtors and certain of their secured creditors regarding the use of Cash Collateral (as defined in the Bankruptcy Code), and the terms of adequate protection to be provided to such parties.

2.	Receivables Program Motion

On June 16, 2022, the Debtors entered into an accounts receivable program in connection with the consummation of 2020-2022 Plan and the Debtors’ exit from bankruptcy pursuant to the 2020-2022 Confirmation Order.  To ensure sufficient liquidity throughout the Chapter 11 Cases, the Debtors seek to maintain their prepetition accounts receivable program.  Consequently, the Debtors intend to seek authority to amend and assume their accounts receivable program, through which the Debtors have access to the Prepetition A/R Facility.

3.	Cash Management System

The Debtors maintain a cash management system that enables the Debtors to control and monitor corporate funds, ensure cash availability and liquidity across the Debtors’ global operations, comply with the requirements of their financing agreements, and reduce administrative expenses by facilitating the movement of funds and the development of accurate account balances. On the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to continue their existing cash management system, honor certain prepetition obligations related thereto, continue ordinary course intercompany transactions between and among the Debtors and their non-debtor affiliates and subsidiaries, and continue their ordinary cash management practices

4.	All Trade Motion

In the ordinary course of business, the Debtors incur various fixed, liquidated, and undisputed payment obligations (the “Trade Claims”) to various third-party providers of goods and services related to the Debtors’ business operations. The Trade Claims are comprised of (a) prepetition claims entitled to statutory priority under section 503(b)(9) of the Bankruptcy Code, (b) non-priority, prepetition claims held by Critical Vendors (as defined in the All Trade Motion), and (c) non-priority prepetition claims held by ordinary course professionals and all other trade. By the “All Trade Motion.” the Debtors will request authority to pay Trade Claims in full in their discretion and in the ordinary course of business, consistent with the Unimpaired treatment of General Unsecured Claims under the Plan

5.	Taxes

Pursuant to the Plan, the Debtors intend to pay all taxes and fees in full, to the various U.S. and foreign national, state, and local taxing, licensing, regulatory and other governmental authorities. To minimize any disruption to the Debtors’ operations and ensure the efficient administration of the Chapter 11 Cases, on the Petition Date, the Debtors intend to seek authority from the Bankruptcy Court to pay all taxes, fees, and similar charges and assessments, whether arising pre- or post-petition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ businesses.

6.	Insurance

In connection with the operation of the Debtors’ businesses, the Debtors maintain various liability, property and other insurance policies, which provide the Debtors with insurance related to, among other things, property liability, products liability, general liability, automotive liability, foreign liability, excess liability, workers’ compensation, directors’ and officers’ liability, fiduciary liability, crime, errors and omissions liability and cyber liability (collectively, the “Insurance Policies”). On the Petition Date, the Debtors will seek authority to continue to maintain and renew their Insurance Policies, continue honoring their insurance obligations on a postpetition basis in the ordinary course of business, and pay accrued and outstanding prepetition amounts due in connection with the Insurance Policies

7.	Employee Wages and Benefits

As of the Petition Date, the Debtors employ approximately 2,700 individuals globally (the “Employees”). On the Petition Date, the Debtors will seek authority to continue certain Employee-related programs and to pay and honor associated prepetition claims and obligations. The relief requested includes compensation for Employees working domestically and abroad.

8.	Customer Programs

In the ordinary course of business, the Debtors provide their customers with certain pricing, incentives, discounts, and other accommodations in order to preserve critical relationships and maximize customer loyalty (the “Customer Programs”). On the Petition Date, the Debtors will seek authority to continue to maintain the Customer Programs, continue honoring their obligations under the Customer Programs on a postpetition basis in the ordinary course of business, and pay accrued and outstanding prepetition amounts due in connection with the Customer Programs.

9.	Utilities

In the ordinary course of business, the Debtors incur certain expenses related to the essential utility services such as electricity, gas, water, and telecommunications. On the Petition Date, the Debtors intend to seek approval of procedures to provide such utility providers with adequate assurance that the Debtors will continue to honor their obligations in the ordinary course.

C.	Other Procedural Motions and Retention of Professionals

The Debtors intend to file various other motions that are common to chapter 11 cases of similar size and complexity to these Chapter 11 Cases, including applications to retain various professionals to assist the Debtors in the Chapter 11 Cases.

D.	Timetable for the Chapter 11 Cases

In accordance with the Restructuring Support Agreement, the Debtors have agreed to proceed with the implementation of the Plan through the Chapter 11 Cases. Among the Milestones contained in the Restructuring Support Agreement is the requirement that the Bankruptcy Court enter the order confirming the Plan no later than 50 calendar days following the Petition Date. The Restructuring Support Agreement also requires that the Effective Date occur no later than 90 calendar days following the Petition Date. Although the Debtors will request that the Bankruptcy Court approve a timetable consistent with the Restructuring Support Agreement, there can be no assurance that the Effective Date will occur on such timetable.

E.	The Irish Examinership Proceedings

In accordance with the Restructuring Support Agreement and the Plan, the Parent anticipates filing a petition to commence the Irish Examinership Proceedings following completion of solicitation of the Plan. On filing the petition an application may be made seeking the appointment of an Interim Examiner pending the hearing of the petition. Directions will also be given for the advertisement of the petition and service on interested parties. The filing of the Irish Examinership Proceedings will commence the protection period during which the Parent will, under Irish law, have the benefit of protection against enforcement and other actions by its creditors for a period of up to 100 calendar days or such further period as may be required by the Court to consider the Examiner’s Report and/or to determine any appeal.

It is intended that the Parent will continue to operate its business in the ordinary course during the protection period, save that an Examiner will be in place whose primary function will be to seek approval from the Parent’s creditors for the Examiner’s proposals for a Scheme of Arrangement in relation to the Parent.

The Parent believes that the terms of the proposals for a Scheme of Arrangement which will accompany the Irish Examinership Proceedings will, inter alia, deal with the: (i) cancellation of all Equity Interests; (ii) issuance of New Common Equity to the Holders First Lien Claims and Second Lien Notes Claims each on terms consistent with the Plan; and (iii) issuance of MDT II CVRs to the MDT II on terms consistent with the Plan and the MDT II CVR Agreement.

Notwithstanding anything to the contrary in the above, subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to file additional Irish Examinership Proceedings for Debtors other than Parent, to the extent necessary or advisable to consummate the Plan.

1.	Petition Hearing

Assuming an application for the appointment of an Interim Examiner is acceded to by the High Court of Ireland, on the petition hearing date of the Irish Examinership Proceedings, the Parent will apply to have the Examiner’s appointment confirmed. The Parent will be required to establish that it is unable to pay its debts or is likely to become unable to pay its debts (within the meaning of section 509(3) of the Companies Act 2014 (Ireland)) and that there is a reasonable prospect of the survival of both the company and the whole or any part of its undertaking as a going concern. It is intended that the petition will be accompanied by the Scheme of Arrangement. A report from an independent expert will accompany the petition.

2.	Approval of Proposals for the Scheme of Arrangement

The Examiner will convene meetings of classes of creditors and the shareholders of the Parent. The Scheme of Arrangement is required to be approved by at least one of the following classes of creditors:

•	a majority in number of creditors whose interests or claims would be impaired by implementation of the Scheme of Arrangement, representing a majority in value of the claims that would be impaired by implementation of the proposals; or

•	a majority of the classes of creditors whose interests would be impaired by the Scheme of Arrangement, provided that at least one of those creditor classes is a class of secured creditors or is senior to the class of ordinary unsecured creditors; or

•	at least one class of creditors whose interests or claims would be impaired by the Scheme of Arrangement, other than a class which would not receive any payment or keep any interest in a liquidation.

3.	Approval by the High Court of Ireland

Once at least one of the requisite creditor classes have voted in favor of the Scheme of Arrangement, the Examiner will file a report containing details of the outcome of the votes of the class meetings with the High Court of Ireland and apply to the High Court of Ireland for a hearing date to confirm the Scheme of Arrangement. At such hearing the Examiner will be required to establish that the proposals are fair and equitable to any class of creditors which has not accepted the proposals and whose interests would be impaired by the proposals and that the proposals are not unfairly prejudicial to the interests of any interested party. Notice of the proposals must be given to all members and creditors whose interests have would be impaired by the proposals. Where there are dissenting creditors, the proposals must satisfy the “best interest of creditors test”. The Court must also be satisfied that any new financing necessary to implement the proposals does not unfairly prejudice the interests of creditors.

Entry of an order confirming the Scheme of Arrangement in the Irish Examinership Proceedings and the Scheme of Arrangement becoming effective in accordance with its terms (or becoming effective concurrently with effectiveness of the Plan) is a condition precedent to the Plan Effective Date under Article VIII.A.8-9 of the Plan.

V.
SUMMARY OF THE PLAN

THE TERMS OF THE PLAN, A COPY OF WHICH IS ATTACHED AS EXHIBIT A TO THIS DISCLOSURE STATEMENT, ARE INCORPORATED BY REFERENCE HEREIN. THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN).

THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENT OF SUCH TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN. HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY SO THAT THEY MAY MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.

A.	Classification and Treatment of Claims and Interests under the Plan

The Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of Article III of the Plan govern Claims against and Interests in the Debtors. Except for the Claims addressed in Article II of the Plan (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under the Plan, each Class will exist for each of the Debtors; provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.G of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and Other Priority Claims as described in Article II of the Plan.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	First Lien Claims	Impaired	Entitled to Vote
3	Second Lien Notes Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Presumed to Accept
5	Subordinated Claims	Impaired	Deemed to Reject
6	Intercompany Claims	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
7	Intercompany Interests	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
8	Existing Equity Interests	Impaired	Deemed to Reject

B.	Acceptance or Rejection of the Plan; Effect of Rejection of Plan

1.	Presumed Acceptance of Plan

Claims in Classes 1 and 4 are Unimpaired under the Plan and their Holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Classes 1 and 4 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

2.	Voting Classes

Claims in Classes 2 and 3 are Impaired under the Plan and the Holders of Allowed Claims in all such Classes are entitled to vote to accept or reject the Plan, including by acting through a Voting Representative. For purposes of determining acceptance and rejection of the Plan, each such Class will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

An Impaired Class of Claims shall have accepted the Plan if (a) the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept the Plan and (b) the Holders, including Holders acting through a Voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept the Plan. Holders of Claims in Classes 2 and 3 (or, if applicable, the Voting Representatives of such Holders) shall receive ballots containing detailed voting instructions.

3.	Deemed Rejection of the Plan

Claims and Interests in Classes 5 and 8 are Impaired under the Plan and their Holders shall receive no distributions under the Plan on account of their Claims or Interests (as applicable) and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 5 and 8 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

4.	Presumed Acceptance of the Plan or Deemed Rejection of the Plan

Claims and Interests in Classes 6 and 7 are either (a) Unimpaired and, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 6 and 7 are not entitled to vote on the Plan and votes of such Holders shall not be solicited.

5.	Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and Bankruptcy Rules.

6.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under the Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; provided that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

7.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

8.	Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

9.	Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under the Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliate-subsidiaries) corporate structure, for the ultimate benefit of the Holders of New Common Equity, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

C.	Means of Implementation of the Plan

Article IV of the Plan governs and describes the means of implementation of the Plan.

Article IV.A (“General Settlement of Claims and Interests”) provides that in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion by the Debtors to approve such compromises and settlements (including but not limited to the 2025 First Lien Notes Makewhole Settlement and the 2028 First Lien Notes Makewhole Settlement) pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, their Estates and Holders of Claims and Interests, and are fair, equitable and within the range of reasonableness.24 Subject to Article VI of the Plan, distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

24 The 2020-2022 Plan reinstated the 2025 First Lien Notes in an aggregate principal amount of $495.0 million. Certain holders of the 2025 First Lien Notes along with the First Lien Notes Indenture Trustee (collectively, the “Noteholder Parties”), objected to the reinstatement, arguing, among other things, that the Company was required to pay a significant make-whole premium as a condition to reinstatement of the 2025 First Lien Notes. In the course of confirming the 2020-2022 Plan, the Bankruptcy Court overruled these objections.

On March 30, 2022, the Noteholder Parties appealed the 2020-2022 Confirmation Order’s approval of the reinstatement of the 2025 First Lien Notes to the United States District Court for the District of Delaware. Briefing on the merits of the Noteholder Parties’ appeals was completed on July 1, 2022. On the same date, the Company moved to dismiss the Noteholder Parties’ appeals as equitably moot. Briefing on the motion was completed on August 5, 2022 and supplemental declarations have been filed in the appeal. Oral argument was held on the Noteholder Parties' appeals on May 5, 2023, and the District Court took the matter under advisement. No ruling has been issued as of the date hereof. As part of the 2025 First Lien Notes Makewhole Settlement, the appeals will be dismissed with prejudice, with the 2025 First Lien Notes Makewhole Claim being allowed in the amount of $14,850,960 (i.e., 3.0% of the aggregate principal amount of the 2025 First Lien Notes).

Article IV.B (“Restructuring Transactions”) provides that without limiting any rights and remedies of the Debtors or Reorganized Debtors under the Plan or applicable law, but in all cases subject to the terms and conditions of the Definitive Documents, including the Transaction Steps Plan, and any consents or approvals required thereunder, the entry of the Combined Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on, and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors. Such restructuring may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and the other Definitive Documents and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and the other Definitive Documents and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law or foreign law in connection with such transactions, but in all cases subject to the terms and conditions of the Plan and the other Definitive Documents and any consents or approvals required thereunder.

The Restructuring Transactions shall not materially adversely affect the recoveries under the Plan of (i) First Lien Term Loan Claims without the consent of the Required Supporting First Lien Term Loan Group Creditors, (ii) 2028 First Lien Notes Claims or Second Lien Notes Claims without the consent of the Required Supporting Crossover Group Creditors; and (iii) 2025 First Lien Notes Claims without the consent of the Required Supporting 2025 Noteholder Group Creditors.

The Restructuring Transactions, as currently contemplated, will take the form of a recapitalization of the existing corporate group. The Debtors and the Supporting Funded Debt Creditors are continuing to evaluate alternative structures, which may include a taxable transfer of the Debtors’ assets to a new entity or group of entities, including a newly formed parent, and any such alternative structure and the transaction steps required to implement such alternative structure shall be described in the Transactions Steps Plan.

The Combined Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate Restructuring Transactions (including the Transaction Steps Plan and any other transaction described in, approved by, contemplated by, or necessary to effectuate the Plan).

Article IV.D (“Vesting of Assets in the Reorganized Debtors”) provides that except as otherwise expressly provided in the Plan or any agreement, instrument, or other document incorporated herein, including the Transaction Steps Plan, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property, and (iii) compromise or settle any Claims, Interests, or Causes of Action, in each case without notice to, supervision of, or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code.

Article IV.E (“Cancellation of Existing Agreements and Existing Equity Interests”) provides that, on the Effective Date, except to the extent otherwise provided in this Plan, the Scheme of Arrangement, the Combined Order, or any other Definitive Document, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any existing indebtedness or obligations of the Debtors or giving rise to any rights or obligations relating to Claims against or Interests in the Debtors shall be deemed canceled and surrendered, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged; provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or Combined Order, Confirmation or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (i) enabling the Holder of such Claim or Interest to receive distributions on account of such Claim or Interest under the Plan as provided herein; (ii) allowing and preserving the rights of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to make distributions as specified under the Plan on account of Allowed Claims, as applicable, including allowing the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to submit invoices for any amount and enforce any obligation owed to them under the Plan to the extent authorized or allowed by the applicable documents; (iii) permitting the Reorganized Debtors and any other Distribution Agent, as applicable, to make distributions on account of the applicable Claims and/or Interests; (iv) preserving the First Lien Term Loan Administrative Agents’, the First Lien Notes Indenture Trustee’s, the Second Lien Notes Indenture Trustee’s, the A/R Agent’s, the DIP Agent’s, the Syndicated Exit Agent’s, the New Takeback Notes Indenture Trustee’s, and the New Takeback Term Loan Agent’s, as applicable, rights, if any, to compensation and indemnification as against any money or property distributable to the Holders of First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims, as applicable, including permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to maintain, enforce and exercise any priority of payment or charging liens against such distributions each pursuant and subject to the terms of the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable, as in effect on or immediately prior to the Effective Date, (v) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, against any person other than a Released Party (which Released Parties include the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), and any exculpations of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, provided that the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent shall remain entitled to indemnification or contribution from the Holders of First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims, each pursuant and subject to the terms of the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable, as in effect on the Effective Date, (vi) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to enforce any obligation (if any) owed to them under the Plan, (vii) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, the Syndicated Exit Agent, the New Takeback Notes Indenture Trustee, and the New Takeback Term Loan Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including to enforce any obligation owed to the First Lien Notes Indenture Trustee and the Second Lien Notes Indenture Trustee under the Plan, and (viii) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent to perform any functions that are necessary to effectuate the foregoing; provided, however, that this Article IV.E shall not apply to any documents securing and governing the Exit A/R Facility, the Syndicated Exit Financing, the New Takeback Notes, and the New Takeback Term Loans in accordance with Article IV.G of this Plan; provided, however, that nothing in this Article IV.E shall affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Combined Order, or the Plan, or (except as set forth in (v) above) the releases of the Released Parties pursuant to Article IX of the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan. For the avoidance of doubt, nothing in this Article IV.E shall cause the Reorganized Debtors’ obligations under the Exit Financing Documents to be deemed satisfied in full, released, or discharged; provided that notwithstanding this sentence, the First Lien Term Loan Claims, First Lien Notes Claims, the Second Lien Notes Claims, the Postpetition A/R Claims, and the DIP Claims shall be deemed satisfied in full, released, and discharged on the Effective Date. In furtherance of the foregoing, as of the Effective Date, First Lien Creditors, Second Lien Creditors, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the First Lien Collateral Agent, the Second Lien Collateral Agent, the A/R Agent, and the DIP Agent shall be deemed to have released any First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims against the Reorganized Debtors and any Non-Debtor Affiliate guarantors under the First Lien Credit Documents, the Second Lien Notes Documents, the Postpetition A/R Documents, and the DIP Loan Documents, and are enjoined from pursuing any such claims against any of the Reorganized Debtors and Non-Debtor Affiliate guarantors in respect of such First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims.

On the Effective Date, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors will be automatically and fully released and discharged from any further responsibility under the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Prepetition A/R Agreement, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable. The First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be discharged and shall have no further obligation or liability except as provided in the Plan and Combined Order, and after the performance by the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and their representatives and professionals of any obligations and duties required under or related to the Plan or Combined Order, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be relieved of and released from any obligations and duties arising thereunder.

The fees, expenses, and costs of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, including fees, expenses, and costs of each of their respective professionals incurred after the Effective Date in connection with the Chapter 11 Cases, the Plan the Combined Order, the First Lien Term Loan Credit Documents, the 2025 First Lien Notes Documents, the 2028 First Lien Notes Documents, the 2025 Second Lien Notes Documents, the 2029 Second Lien Notes Documents, the Postpetition A/R Revolving Loan Agreement, and the DIP Loan Documents, as applicable, and reasonable and documented fees, costs, and expenses associated with effectuating distributions pursuant to the Plan, including the fees and expenses of counsel, if any, will be paid in full in Cash, without further Bankruptcy court approval, in the ordinary course on or after the Effective Date.

Article IV.F (“Sources for Plan Distributions and Transfers of Funds Among Debtors”) provides that the Debtors will fund Cash distributions under the Plan with Cash on hand, including Cash from operations, and the proceeds of the Syndicated Exit Financing (if any) and the Exit A/R Facility (if any). Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors in accordance with Article VI of the Plan. Subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents), the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents, the Syndicated Exit Financing Documentation, the New Takeback Debt Documentation, and the Exit A/R Documents), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

Article IV.M (“Organizational Documents”) provides that, subject to Article IV.F of the Plan (Sources for Plan Distributions and Transfers of Funds Among Debtors), the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Governance Documents applicable to it. From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Governance Documents, if any, with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Governance Documents to become effective.

Article IV.N (“Release of Liens and Claims”) provides that to the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI of the Plan, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity; provided, that the Liens granted to First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent pursuant to the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Documents, and the DIP Credit Agreement, respectively, shall remain in full force and effect solely to the extent provided for in the Plan. The filing of the Combined Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

Article IV.O (“Exemption from Certain Transfer Taxes and Recording Fees”) provides that, to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to (i) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors, (ii) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (iii) the making, assignment, or recording of any lease or sublease, or (iv) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any United States federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate United States state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Article IV.Q (“Preservation of Rights of Action”) provides that, in accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases and exculpation set forth in Article IV.P and Article IX of the Plan, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to Article IV.Q of the Plan include any Claim or Cause of Action released or exculpated under the Plan (including, without limitation, by the Debtors).

Article IV.T (“Intercreditor Agreements”) provides that, notwithstanding anything to the contrary in the Plan, the treatment of, and distributions to (including rights to adequate protection and participation in the DIP Facility) made to Holders of First Lien Claims and Second Lien Claims shall not be subject to the Intercreditor Agreements or the terms thereof (including any turnover and disgorgement provisions), and the Intercreditor Agreements shall be deemed so amended to the extent necessary to effectuate same.

Article IV.U (“Effectuating Documents; Further Transactions”) provides that, prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New Governance Documents, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan or the Restructuring Support Agreement.

Article IV.W (“Authority of the Debtors”) provides that, effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of the Plan, the Combined Order, the Scheme of Arrangement, the Irish Confirmation Order, and the Restructuring Transactions.

Article IV.X (“No Substantive Consolidation”) provides that the Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. The Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

Article IV.Y (“Continuing Effectiveness of Final Orders”) provides that, payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under the Plan.

D.	Treatment of Executory Contracts and Unexpired Leases; Employee Benefits; and Insurance Policies

Article V of the Plan governs the treatment of the Debtors’ Executory Contracts and Unexpired Leases, among other things.

Article V.A (“Assumption of Executory Contracts and Unexpired Leases”) provides that, on the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (i) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (ii) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (iii) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement shall each be binding and enforceable against the applicable parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement through the Plan shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of such agreements including, without limitation, any termination events or provisions thereunder.

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumptions of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring Transaction (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring Transactions shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan, but subject to the Consent Rights in Article I.C of the Plan, the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion prior to the Effective Date (or such later date as may be permitted by Article V of the Plan), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

Article V.B (“Payments on Assumed Executory Contracts and Unexpired Leases”) provides that any monetary default under an Executory Contract or Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding (i) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (ii) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute prior to the assumption becoming effective; provided that the Debtors or Reorganized Debtors may settle any such dispute and shall pay any agreed upon cure amount without any further notice to any party or any action, order, or approval; provided, further, that notwithstanding anything to the contrary in the Plan, but subject to the Consent Rights in Article I.C of the Plan, the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease previously designated for assumption within forty five (45) days after the entry of a Final Order resolving an objection to assumption. The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order(s) resolving the dispute and approving the assumption and shall not prevent or delay implementation of the Plan or the occurrence of the Effective Date.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

Article V.C (“Claims Based on Rejection of Executory Contracts and Unexpired Leases”) provides that unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in this section of or otherwise in the Plan, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease). Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan.

Article V.D (“Contracts and Leases Entered into After the Petition Date”) provides that contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, will be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) will survive and remain unaffected by entry of the Combined Order.

Article V.E (“Reservation of Rights”) is a reservation of the Debtors’ rights and provides that nothing contained in the Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X of the Plan.

Article V.H (“Indemnification Provisions and Reimbursement Obligations”) provides that, on and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth in the Plan, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

Article V.G (“Other Insurance Contracts”) provides that, on the Effective Date, each of the Debtors’ Insurance Contracts in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article V of the Plan. Nothing in the Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Contracts. The Insurance Contracts shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date. For the avoidance of doubt, nothing in the Plan shall have any application to, or impact on, any Opioid Insurance Policies (as defined in the 2020-2022 Plan).

Article V.I (“Employee Compensation and Benefits”) concerns the Debtors’ Compensation and Benefit Programs and the Debtors’ Workers’ Compensation Contracts.

Article V.I.1 provides that, subject to the provisions of the Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code.

None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms of the Plan shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

Article V.H.2 provides that as of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for in the Plan; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing in the Plan shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

E.	Provisions Governing Distributions

Article VI of the Plan sets forth the mechanics by which Plan distributions will be made.

Article VI.D.1 (“Delivery of Distributions – Record Date for Distributions”) provides that on the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or the Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC, DTC shall be considered a single Holder for purposes of distributions.

Article VI.D.2 (“Delivery of Distributions – Delivery of Distributions in General”) provides that except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date (or of a designee designated by a Holder of First Lien Claims or Second Lien Notes Claims, as applicable); (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

All distributions to Holders of DIP Claims will be made to the DIP Agent, and the DIP Agent will be, and will act as, the Distribution Agent with respect to the DIP Claims in accordance with the terms and conditions of the Plan and the applicable debt documents.

All distributions to Holders of First Lien Term Loan Claims will be made to the First Lien Term Loan Administrative Agents, the New Takeback Term Loan Agent, or the New Takeback Notes Indenture Trustee, as applicable, and the First Lien Agent, the New Takeback Term Loan Agent, or the New Takeback Notes Indenture Trustee (as applicable) will be, and will act as, the Distribution Agent with respect to the First Lien Term Loan Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

All distributions to Holders of First Lien Notes Claims and Second Lien Notes Claims shall be made by or at the direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, as applicable, for further distribution to the relevant Holders of First Lien Notes Claims and Second Lien Notes Claims, as applicable, under the terms of the relevant indenture. The First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, as applicable, shall hold or direct such distributions for the benefit of the respective Holders of Allowed First Lien Notes Claims and Second Lien Notes Claims, subject to the rights of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee to assert its applicable charging lien against such distributions.

As soon as practicable in accordance with the requirements set forth in Article VI of the Plan, the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders in accordance with the applicable indentures, or, if the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee are unable to make, or consent to the Distribution Agent making such distributions, the Distribution Agent, with the cooperation of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, shall make such distributions to the extent practicable. The First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall retain all rights under the indentures to exercise any charging lien against distributions regardless of whether such distributions are made by the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, or by the Distribution Agent at the reasonable direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee. Neither the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall incur any liability whatsoever on account of any distributions under the Plan, whether such distributions are made by First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, or by the Distribution Agent at the reasonable direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, except for fraud, gross negligence, or willful misconduct.

Article VI.D.3 (“Delivery of Distribution – Distributions of New Common Equity”) provides that notwithstanding anything to the contrary in the Plan, the applicable Distribution Agent shall transfer or facilitate the transfer of the distributions of New Common Equity to be made under the Plan through the facilities of DTC. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under the Plan, the Debtors or Reorganized Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Common Equity to be distributed through the facilities of DTC. Notwithstanding any policies, practices or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by the Notice and Claims Agent and the applicable Distribution Agent to facilitate distributions of New Common Equity.

Article VI.D.4 (“Delivery of Distributions – Minimum Distributions”) provides that no fractional shares of New Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Equity that is not a whole number, the actual distribution of shares of New Common Equity shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Equity to be distributed under the Plan shall be adjusted as necessary to account for the foregoing rounding.

Article VI.D.5 (“Delivery of Distributions – Undeliverable Distributions”) provides that in the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be discharged and forever barred.

Finally, as set forth more fully in the Plan, Article VI of the Plan provides, among other things, that (a) to the extent applicable, the Reorganized Debtors will comply with all tax withholding and reporting requirements, and all distributions pursuant to the Plan will be subject to such requirements (VI.E); (b) except as otherwise provided in the Plan, Insurance Contracts shall continue to be applicable as set forth in greater detail in the Plan (VI.F); (c) except as otherwise required by law, distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any (VI.G); (d) unless otherwise specifically provided for in the Plan, any other Definitive Document, the Combined Order, the DIP Orders, or any other Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim (VI.H); (e) Payments of Cash made pursuant to the Plan shall be in United States dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction (VI.I); and (f) except as otherwise provided in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or assigned on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action (VI.O).

F.	Procedures for Resolving Disputed, Contingent, and Unliquidated Claims or Interests

Article VII.A (“Disputed Claims Process”) provides that notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan and as otherwise required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in the Plan to the contrary, disputes regarding the amount of any Cure Cost pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.C of the Plan. Except as otherwise provided in the Plan, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

Article VII.B (“Allowance and Disallowance of Claims”) provides that, after the Effective Date, and except as otherwise provided in the Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim immediately prior to the Effective Date, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (i) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (ii) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

Article VII.C (“Claims Administration Responsibilities”) provides that except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (i) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (ii) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (iii) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

Article VII.D (“Adjustments to Claims or Interests without Objection”) provides that any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

Article VII.E (“Distributions After Allowance”) provides that to the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim.

G.	Conditions Precedent to the Effective Date

Article VIII of the Plan sets forth the conditions precedent to the Effective Date, and related matters. The conditions precedent set forth at Article VIII.A of the Plan (“Conditions Precedent to the Effective Date”) include that:

1.	The Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith.

2.	The Bankruptcy Court or another court of competent jurisdiction shall have entered the Combined Order in form and substance consistent with the Restructuring Support Agreement, and such order shall be a Final Order (or such requirement shall be waived by the Debtors and the Required Supporting Secured Creditors).

3.	All documents and agreements necessary to implement the Plan (including the Definitive Documents and any documents contained in the Plan Supplement) shall have been documented in compliance with the Restructuring Support Agreement (to the extent applicable), executed, and tendered for delivery. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (which may occur substantially concurrently with the occurrence of the Effective Date).

4.	All actions, documents, certificates, and agreements necessary to implement the Plan (including the Definitive Documents and any other documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws.

5.	All authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated in the Plan shall have been obtained and shall be in full force and effect, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated.

6.	The Bankruptcy Court shall have entered the Final DIP Order on a final basis.

7.	The final version of the Plan, Plan Supplement, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement.

8.	The High Court of Ireland shall have made the Irish Confirmation Order and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).

9.	The Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer.

10.	The Debtors shall have paid in full all professional fees and expenses of the Retained Professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in Professional Fee Escrow Accounts pending the Bankruptcy Court’s approval of such fees and expenses.

11.	To the extent incurred in excess of any retainer received, the reasonable fees and out of pocket expenses of the MDT II professionals (who are Brown Rudnick LLP, Houlihan Lokey Inc., and Cole Schotz) shall have been paid in full.

12.	The Debtors shall have paid the Restructuring Fees and Expenses in full, in Cash, to the extent invoiced at least five (5) Business Days prior to the Effective Date.

13.	The restructuring to be implemented on the Effective Date shall be consistent with the Plan and the Restructuring Support Agreement.

14.	There shall not have been any (a) motion, application, pleading, or proceeding pending before the Bankruptcy Court or any other court (i) challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim against the Debtors held by, or payment made to, any Supporting Funded Debt Creditor (in its capacity as such) or any liens or security interests securing such Claim, or (ii) asserting (or seeking standing to assert) any purported Claims or Causes of Action against any of the Supporting Funded Debt Creditors (in their capacity as such), or (b) order entered by the Bankruptcy Court or any other court granting any relief with respect to any such motion, application, pleading, or proceeding; provided, however, that this condition shall be deemed satisfied if Consummation of the Plan would render the applicable motion, application, pleading, or proceeding moot or if the relief requested thereby otherwise contradicts any provision of the Plan or the Confirmation Order.

15.	There shall not have been instituted or threatened or be pending any action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Debtors and the Required Supporting Secured Creditors would prohibit, prevent, or restrict consummation of the Restructuring Transactions in a materially adverse manner.

Article VIII.B (“Waiver of Conditions”) provides that subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and consummation of the Plan set forth in this Article VIII may be waived by the Debtors, with the consent of the Required Supporting Secured Creditors and, solely with respect to the conditions set forth in Articles VIII.A.1, VIII.A.3, VIII.A.4, VIII.A.7, and VIII.A.11 to the extent waiver of such conditions adversely impact the MDT II, the MDT II, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan; provided that the conditions set forth in Article VIII.A.10 may be waived by only the Debtors with the consent of the affected Retained Professionals. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

Article VIII.C (“Effect of Non-Occurrence of Conditions to the Effective Date”) addresses the effect of non-occurrence of the Effective Date. It provides that if the Confirmation or the consummation of the Plan does not occur with respect to one or more of the Debtors, then the Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (ii) prejudice in any manner the rights of the Debtors, any Holders or any other Person or Entity; (iii) constitute an Allowance of any Claim or Interest; or (iv) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Person or Entity in any respect.

Article VIII.D (“Substantial Consummation”) provides that “Substantial consummation” of the Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

H.	Release, Injunction, and Related Provisions

Article IX of the Plan addresses releases, injunctions, exculpatory provisions and related provisions, and are highlighted below: Discharge of Claims and Termination of Interests under the Plan (IX.A); Releases by the Debtors (IX.B); Releases by Holders of Claims and Interests (IX.C); Exculpation (IX.D); and Permanent Injunction (IX.E).

Article IX.C of the Plan contains a third-party release by all Releasing Parties. Pursuant to Article IX.C of the Plan, the following are deemed to grant a third-party release: (a) the Holders of all Claims who vote to accept the Plan, (b) the Holders of all Claims that are Unimpaired under the Plan, (c) the Holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the Holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, and (e) all other Holders of Claims and Equity Interests to the maximum extent permitted by law.

1.	Releases

The following definitions are important to understanding the scope of the releases being given under the Plan:

“Exculpated Party” means, in each case in its capacity as such, the Debtors and their Representatives.

“Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Debtor Affiliate; (d) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders; (e) each member of the Ad Hoc First Lien Term Loan Group; (f) each member of the Ad Hoc Crossover Group; (g) each member of the Ad Hoc 2025 Noteholder Group; (h) the MDT II and the MDT II Trustees; (i) each Supporting Party; (j) if applicable, each Supporting Party in its capacity as a Holder of Equity Interests; (k) the DIP Agent; (l) the DIP Lenders; (m) the First Lien Term Loan Administrative Agents; (n) the First Lien Notes Indenture Trustee; (o) the Second Lien Notes Indenture Trustee; (p) the A/R Agent; (q) the A/R Lenders; (r) each Holder of a Claim that is Unimpaired under the Plan that (i) does not timely File with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release, (ii) files such an objection that is consensually resolved with the Debtors on terms providing for such Holder to be a Releasing Party or withdrawn before Confirmation, or (iii) files an objection that is thereafter overruled by the Bankruptcy Court; (s) each other Holder of Claims that is entitled to vote on this Plan and either (i) votes to accept this Plan, (ii) abstains from voting on this Plan and does not elect to opt out of the Releases contained in this Plan, or (iii) votes to reject this Plan and does not elect to opt out of the Releases contained in this Plan; and (t) each Related Party of each Entity in clause (a) through (s); provided that, for the avoidance of doubt, any opt-out election made by a Supporting Party will be void ab initio.

“Released Party” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Debtor Affiliate; (d) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders; (e) each member of the Ad Hoc First Lien Term Loan Group; (f) each member of the Ad Hoc Crossover Group; (g) each member of the Ad Hoc 2025 Noteholder Group; (h) the MDT II and the MDT II Trustees; (i) each Supporting Party; (j) if applicable, each Supporting Party in its capacity as a Holder of Equity Interests; (k) the DIP Agent; (l) the DIP Lenders; (m) the First Lien Term Loan Administrative Agents; (n) the First Lien Notes Indenture Trustee; (o) the Second Lien Notes Indenture Trustee; (p) the A/R Agent; (q) the A/R Lenders; (r) each Releasing Party; and (s) each Related Party of each Entity in clause (a) through (r); provided that, in each case, an Entity shall not be a Released Party if it (i) elects to opt out of the Releases or (ii) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Releases that is not resolved before Confirmation; provided further that, for the avoidance of doubt, any opt-out election made by a Supporting Party will be void ab initio.

a.	Releases by the Debtors (IX.B)

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PLAN OR THE COMBINED ORDER, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASED PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, IS AND IS DEEMED TO BE, FOREVER AND UNCONDITIONALLY RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED BY EACH DEBTOR, REORGANIZED DEBTOR, AND THEIR ESTATES FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (III) THE SUBJECT MATTER OF, OR THE TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS, (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY, (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, (VI) INTERCOMPANY TRANSACTIONS, (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE A/R DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), THE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION, (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, (IX) THE DISTRIBUTION, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT, OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR (X) ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATED TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, THAT THE DEBTORS DO NOT RELEASE CLAIMS OR CAUSES OF ACTION ARISING OUT OF, OR RELATED TO, ANY ACT OR OMISSION OF A RELEASED PARTY THAT IS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT (IT BEING AGREED THAT ANY RELEASED PARTIES’ CONSIDERATION, APPROVAL OR RECEIPT OF ANY DIVIDEND OR OTHER DISTRIBUTION DID NOT ARISE FROM OR RELATE TO ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (A) ANY POST EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, OR ANY CLAIM OR OBLIGATION ARISING UNDER THE PLAN OR (B) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THE PLAN; (II) A GOOD-FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (III) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (IV) FAIR, EQUITABLE, AND REASONABLE; (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VI) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE DEBTORS’ ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOLLOWING SHALL NOT BE INCLUDED IN THE DEBTOR RELEASE: (I) ANY RIGHTS PRESERVED UNDER THE REVISED DEFERRED CASH PAYMENT TERMS, (II) RIGHTS, CLAIMS, AND ENTITLEMENT UNDER THE MDT II CVR AGREEMENT; (III) RIGHTS UNDER THE AMENDED COOPERATION AGREEMENT; (IV) OTHER THAN AS AMENDED BY THE AMENDED COOPERATION AGREEMENT, ANY OF THE MDT II’S RIGHTS TO DISCOVERY AND ENTITLEMENTS TO DISCOVERY FROM THE DEBTORS AND ANY NON-DEBTOR AS SET FORTH IN THE COOPERATION AGREEMENT OR THE 2020-2022 PLAN, AND (V) ANY OF THE MDT II’S RIGHTS, DEFENSES, CLAIMS, AND CAUSES OF ACTION ASSIGNED UNDER THE 2020-2022 PLAN AGAINST PERSONS OTHER THAN MALLINCKRODT, INCLUDING BUT NOT LIMITED TO IN RESPECT OF OTHER OPIOID CLAIMS (AS DEFINED IN THE 2020-2022 PLAN).

b.	Releases by Holders of Claims and Interests (IX.C)

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS PLAN OR THE COMBINED ORDER, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASING PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, HAS AND IS DEEMED TO HAVE, FOREVER AND UNCONDITIONALLY, RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED EACH DEBTOR, REORGANIZED DEBTOR, AND RELEASED PARTY FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (III) THE SUBJECT MATTER OF, OR THE TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS, (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY, (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, (VI) INTERCOMPANY TRANSACTIONS, (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), THE A/R DOCUMENTS, THE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION, (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, (IX) THE DISTRIBUTION, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT, OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR (X) ANY OTHER ACT, OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATING TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, THAT THE RELEASING PARTIES DO NOT RELEASE CLAIMS OR CAUSES OF ACTION ARISING OUT OF, OR RELATED TO, ANY ACT OR OMISSION OF A RELEASED PARTY THAT IS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT (IT BEING AGREED THAT ANY RELEASED PARTIES’ CONSIDERATION, APPROVAL OR RECEIPT OF ANY DIVIDEND OR OTHER DISTRIBUTION DID NOT ARISE FROM OR RELATE TO ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (I) ANY POST EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, OR ANY CLAIM OR OBLIGATION ARISING UNDER THE PLAN, (II) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION, OR (III) ANY CLAIM OR CAUSE OF ACTION OF ANY SUPPORTING PARTY, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, AGAINST ANY DIRECTOR OR OFFICER OF MALLINCKRODT PLC TO THE EXTENT (BUT SOLELY TO THE EXTENT) NECESSARY TO PERMIT SUCH SUPPORTING PARTY, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, TO (A) OPT INTO (OR NOT OPT OUT OF) ANY SETTLEMENT OF SHAREHOLDER CLASS-ACTION LITIGATION AGAINST SUCH DIRECTOR OR OFFICER, PROVIDED, FOR THE AVOIDANCE OF DOUBT, NO SUPPORTING PARTY SHALL INSTITUTE, PROSECUTE, OR VOLUNTARILY ADVANCE OR CARRY ON ANY SUCH LITIGATION FOR ITSELF OR ON BEHALF OF ANY CERTIFIED OR PUTATIVE CLASS OR OTHERWISE, OR OBJECT TO ANY SETTLEMENT OF ANY APPLICABLE CLASS ACTION LITIGATION, AND, IF A SUPPORTING PARTY ENGAGES IN SUCH CONDUCT, THE UNDERLYING CLAIM OR CAUSE OF ACTION SHALL BE DEEMED RELEASED, OR (B) IF ANY OTHER HOLDER OF EXISTING EQUITY INTERESTS (AN “OTHER SHAREHOLDER”) RECEIVES A PAYMENT IN EXCESS OF $1,000,000, OR IF ANY OTHER SHAREHOLDERS RECEIVE PAYMENTS AGGREGATING IN EXCESS OF $2,500,000, IN EACH CASE IN SETTLEMENT OF LITIGATION BROUGHT INDIVIDUALLY BY SUCH OTHER SHAREHOLDER(S) IN ITS (OR THEIR) CAPACITY AS A HOLDER (OR HOLDERS) OF EXISTING EQUITY INTERESTS (WHICH LITIGATION WAS NOT INSTITUTED, PROSECUTED, OR VOLUNTARILY ADVANCED, OR CARRIED ON BY OR ON BEHALF OF THE SUPPORTING PARTY), TO PURSUE INDIVIDUAL CLAIMS AGAINST DIRECTORS OR OFFICERS OF MALLINCKRODT PLC, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, THAT ARE OF THE SAME TYPE AND BASED ON CIRCUMSTANCES SIMILAR TO THOSE UNDERLYING THE CLAIMS BROUGHT BY SUCH OTHER SHAREHOLDER(S) THAT WERE SO SETTLED.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD-PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD-PARTY RELEASE IS: (I) CONSENSUAL; (II) ESSENTIAL TO THE CONFIRMATION OF THE PLAN; (III) GIVEN IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THE PLAN; (IV) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (V) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (VI) FAIR, EQUITABLE, AND REASONABLE; (VII) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VIII) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD-PARTY RELEASE.

FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOLLOWING SHALL NOT BE INCLUDED IN THE THIRD-PARTY RELEASE: (I) ANY RIGHTS PRESERVED UNDER THE REVISED DEFERRED CASH PAYMENT TERMS, (II) RIGHTS, CLAIMS, AND ENTITLEMENT UNDER THE MDT II CVR AGREEMENT; (III) RIGHTS UNDER THE AMENDED COOPERATION AGREEMENT; (IV) OTHER THAN AS AMENDED BY THE AMENDED COOPERATION AGREEMENT, ANY OF THE MDT II’S RIGHTS TO DISCOVERY AND ENTITLEMENTS TO DISCOVERY FROM THE DEBTORS AND ANY NON-DEBTOR AS SET FORTH IN THE COOPERATION AGREEMENT OR THE 2020-2022 PLAN, AND (V) ANY OF THE MDT II’S RIGHTS, DEFENSES, CLAIMS, AND CAUSES OF ACTION ASSIGNED UNDER THE 2020-2022 PLAN AGAINST PERSONS OTHER THAN MALLINCKRODT, INCLUDING BUT NOT LIMITED TO IN RESPECT OF OTHER OPIOID CLAIMS (AS DEFINED IN THE 2020-2022 PLAN).

c.	Exculpation (IX.D)

EFFECTIVE AS OF THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE EXCULPATED PARTIES SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY CLAIMS OR CAUSES OF ACTION ARISING PRIOR TO OR ON THE EFFECTIVE DATE FOR ANY ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR RELATED TO, FORMULATING, NEGOTIATING, PREPARING, DISSEMINATING, IMPLEMENTING, ADMINISTERING, CONFIRMING OR EFFECTING THE CONFIRMATION OR CONSUMMATION OF THE PLAN, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT IN CONNECTION WITH THE PLAN, THE DISCLOSURE STATEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE A/R DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE PLAN OR ANY OTHER POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTORS, THE APPROVAL OF THE DISCLOSURE STATEMENT OR CONFIRMATION OR CONSUMMATION OF THE PLAN; PROVIDED, THAT THE FOREGOING PROVISIONS OF THIS EXCULPATION SHALL NOT OPERATE TO WAIVE OR RELEASE: (I) ANY CLAIMS OR CAUSES OF ACTION ARISING FROM WILLFUL MISCONDUCT, ACTUAL FRAUD, OR GROSS NEGLIGENCE OF SUCH APPLICABLE EXCULPATED PARTY AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; AND/OR (II) THE RIGHTS OF ANY PERSON OR ENTITY TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS AND DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN OR ASSUMED PURSUANT TO THE PLAN OR FINAL ORDER OF THE BANKRUPTCY COURT; PROVIDED, FURTHER, THAT EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL CONCERNING ITS RESPECTIVE DUTIES PURSUANT TO, OR IN CONNECTION WITH, THE ABOVE REFERENCED DOCUMENTS, ACTIONS OR INACTIONS.

THE EXCULPATED PARTIES HAVE, AND UPON CONSUMMATION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CONSIDERATION PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

THE FOREGOING EXCULPATION SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON OR ENTITY.

d.	Permanent Injunction (IX.E)

except as otherwise EXPRESSLY provided in thE Plan OR THE COMBINED Order, FROM AND AFTER THE EFFECTIVE DATE, All PERSONS AND Entities ARE, To the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, PERMANENTLY ENJOINED FROM (i) commencing or continuing, in any manner or in any place, any suit, ACTION or other proceeding OF ANY KIND; (ii) enforcing, attaching, collecting, or recovering in any manner OR MEANS any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (Iv) asserting a right of SETOFF OR subrogation of any kind; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR with RESPECT to ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, Cause of action, interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled or discharged or to be discharged pursuant to thE Plan or the COMBINED order against any PERSON OR entity so released, discharged, or exculpated (or the property or estate of any PERSON OR entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

VI.
CAPITAL STRUCTURE AND CORPORATE GOVERNANCE OF REORGANIZED DEBTORS

A.	Summary of Capital Structure of Reorganized Debtors

1.	Post-Emergence Capital Structure

The following table summarizes the capital structure of the Reorganized Debtors, including the post-Effective Date financing arrangements the Reorganized Debtors expect to enter into to fund their obligations under the Plan and provide for, among other things, their post-Effective Date working capital needs. This summary of the Reorganized Debtors’ capital structure is qualified in its entirety by reference to the Plan and the relevant Definitive Documents.

Instrument	Amount	Description
Syndicated Exit Financing	Up to $1.65 billion.

Terms to be determined.

New money first-lien debt financing, the terms of which shall be reasonably acceptable to the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors (with such acceptance to not be unreasonably withheld, delayed or conditioned), the Debtors will seek to raise and may consummate on the Effective Date in an original principal amount not greater than $1.65 billion, the net proceeds of which will (if consummated) be used to repay certain Allowed DIP Claims and First Lien Claims as provided in the Plan.

New Takeback Debt	$1.65 billion minus the original principal amount of debt issued or borrowed in the Syndicated Exit Financing

Terms to be determined consistent with the RSA.

New Takeback Debt, consisting of the First Priority Takeback Term Loans and the New Second Priority Takeback Debt.

At the election of each Holder of Allowed First Lien Notes Claims, as of the New Takeback Election Record Date, such Holder shall receive New Takeback Term Loans (instead of New Takeback Notes) on the Effective Date in accordance with the Solicitation Procedures Order and subject to certifying to the reasonable satisfaction of the Debtors that the Holder of Allowed First Lien Notes Claims meets certain eligibility criteria under applicable securities laws.

At the election of each Holder of Allowed First Lien Term Loan Claims, as of the New Takeback Election Record Date, to receive New Takeback Notes (instead of New Takeback Term Loans) on the Effective Date. in accordance with the Solicitation Procedures Order and subject to certifying to the reasonable satisfaction of the Debtors that the Holder of Allowed First Lien Term Loan Claims meets certain eligibility criteria under applicable securities laws.

The First Priority Takeback Term Loans means, with respect to the Allowed DIP Claims that are not otherwise repaid in Cash on the Effective Date, the New Takeback Term Loans into which such Allowed DIP Claims shall convert, which New First Priority Takeback Term Loans shall be classified in a separate tranche of New Takeback Term Loans under the New Takeback Term Loan Facility and have a first-out priority of payment relative to the New Second Priority Takeback Debt.

The New Second Priority Takeback Debt means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the New Second Priority Takeback Term Loans or, the New Takeback Notes, as applicable.

Exit A/R Facility	Up to approximately $200 million available, with $100 million balance drawn and outstanding on the Effective Date

Terms to be determined.

An accounts receivable lending facility established on substantially similar terms to the Postpetition A/R Facility (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to re-finance the Postpetition A/R Facility, as applicable.

2.	Syndicated Exit Financing

Article IV.G (“Syndicated Exit Financing and Approval of Syndicated Exit Documentation”) provides that to the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Syndicated Exit Financing and the Syndicated Exit Financing Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Syndicated Exit Financing and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Syndicated Exit Financing Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Syndicated Exit Financing Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Syndicated Exit Financing Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Syndicated Exit Financing Documentation shall: (i) be legal, binding, and enforceable liens on, and security interests in, the collateral granted in accordance with the terms of the Syndicated Exit Financing Documentation; (ii) be pari passu in priority to any Liens and security interests against any Reorganized Debtor and securing the New Takeback Debt; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	New Takeback Term Loans

Article IV.H (“New Takeback Term Loans and Approval of New Takeback Term Loans Documentation”) provides that, to the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Term Loans and the New Takeback Term Loans Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Term Loans and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Term Loans Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Term Loans Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Term Loans Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Term Loan Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Term Loan Documentation; (ii) be pari passu in priority to any Liens and security interests against the Reorganized Debtors securing the Syndicated Exit Financing and/or New Takeback Notes; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4.	New Takeback Notes and Approval of New Takeback Notes Documentation

Article IV.I (“New Takeback Notes and Approval of New Takeback Notes Documentation”) provides that, to the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Notes and the New Takeback Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Notes Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Notes Documentation; (ii) be pari passu in priority to any Liens and security interests against the Reorganized Debtors securing the Syndicated Exit Financing and/or the New Takeback Term Loans; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5.	Exit A/R Facility

Article IV.J (“Exit A/R Facility and Approval of Exit A/R Documents”) provides that, to the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit A/R Facility and the Exit A/R Documents (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the applicable Reorganized Debtors in connection therewith, including the transfer of certain assets in connection with and incurrence of Liens securing the Exit A/R Facility and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the applicable Exit A/R Documents and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Exit A/R Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors party thereto, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit A/R Documents are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted by the applicable Reorganized Debtors under the Exit A/R Documents shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Exit A/R Documents; (ii) be deemed automatically perfected on the Effective Date; and (iii) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The applicable Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

6.	New Common Equity and MDT II CVRs

Article IV.K (“New Common Equity and the MDT II CVRs”) provides that, the Effective Date, the Reorganized Parent shall (i) issue or reserve for issuance all of the New Common Equity (including all New Common Equity issuable upon exercise of the MDT II CVRs) issuable in accordance with the terms of the Plan and, where applicable, the Scheme of Arrangement and (ii) issue all of the MDT II CVRs to the MDT II or MNK Opioid Abatement Fund, LLC, in the discretion of the MDT II, in accordance with the terms of the Revised Deferred Cash Payments Agreement and the MDT II CVR Agreement. The issuance of the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) and any MDT II CVRs by the Reorganized Parent pursuant to the Revised Deferred Cash Payments Agreement or the MDT II CVR Agreement is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Common Equity may be listed on or immediately following the Effective Date. All of the New Common Equity (including, when issued, any New Common Equity issuable upon exercise of the MDT II CVRs) issued or issuable pursuant to the Revised Deferred Cash Payments Agreement or the MDT II CVRs shall be duly authorized, validly issued, fully paid, and non-assessable. The MDT II CVRs shall be valid and binding obligations of the Reorganized Parent, enforceable in accordance with their respective terms.

1.	Exchange Act Reporting

On the Effective Date, the New Common Equity will succeed to the registered status of the Existing Equity Interests pursuant to Rule 12g-3 under the Exchange Act and the Reorganized Parent will be obligated to comply with all reporting and other obligations applicable to issuers registered under Section 12(g) of the Exchange Act. From and after the Effective Date, the Reorganized Board may determine to deregister the New Common Equity if the Reorganized Parent is eligible to do so in accordance with the rules and regulations of the Exchange Act.

2.	Absence of Listing / Transfer of New Common Equity

On the Effective Date, the Reorganized Parent shall issue the New Common Equity pursuant to the Plan and the New Governance Documents. The Reorganized Parent shall not be obligated to list the New Common Equity for public trading on any national securities exchange (within the meaning of the Exchange Act) and it has no current intention of seeking such listing. Distributions of the New Common Equity will most likely be made by delivery or book-entry transfer thereof by the Distribution Agent in accordance with the Plan and the New Governance Documents rather than through the facilities of DTC. Upon the Effective Date, after giving effect to the Restructuring Transactions, the New Common Equity shall be that number of shares as may be designated in the New Governance Documents.

On and after the Effective Date, transfers of New Common Equity shall be made in accordance with applicable Irish law, United States securities laws and the Shareholders Agreement, including the payment of stamp duty tax and completion of registration with the Distribution Agent.

3.	Shareholders Agreement

On the Effective Date, the Reorganized Parent shall enter into the Shareholders Agreement with the Holders of the New Common Equity, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Shareholders Agreement). On and as of the Effective Date, all of the Holders of New Common Equity shall be deemed to be parties to the Shareholders Agreement, without the need for execution by such Holder.25

The Shareholders Agreement shall be binding on all Persons or Entities receiving, and all Holders of, the New Common Equity (and their respective successors and assigns), whether such New Common Equity is received or to be received on or after the Effective Date and regardless of whether such Person or Entity executes or delivers a signature page to the Shareholders Agreement.

[25]	The Shareholders Agreement will, among other things, (a) place restrictions on transfers (including to ensure payment of stamp duty in connection with transfers of shares), (b) provide for registration, preemptive and information rights and (c) include customary tag and drag-along rights, in addition to certain Reorganized Board governance provisions. It is not currently contemplated that rights of first refusal or rights of first offer will be included. The Shareholders Agreement will be filed with the Plan Supplement.

7.	Exemption from Registration Requirements

Article IV.L (“Exemption from Registration Requirements”) provides that no registration statement will be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer and distribution of Securities under the Plan. The offering, issuance, and distribution of any New Common Equity in exchange for Claims pursuant to Article III of the Plan and the Combined Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Combined Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, State, or local law requiring registration for the offer or sale of a security pursuant to section 1145 of the Bankruptcy Code. Any and all such New Common Equity will be freely tradable under the Securities Act by the recipients thereof, subject to: (i) the provisions of section 1145(b)(1) of the Bankruptcy Code, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities; (ii) the restrictions, if any, on the transferability of such Securities in the organizational documents of the issuer of, or in agreements or instruments applicable to holders of, such Securities; and (iii) any other applicable regulatory approval. The offering, issuance, and distribution of the New Takeback Notes in exchange for Claims pursuant to Article III of the Plan and the Combined Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Combined Order shall be made only to Holders of the Allowed First Lien Claims who are reasonably believed to be Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act), Institutional Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act) or Non-U.S. Persons (as defined in Regulation S of the Securities Act) and shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, State, or local law requiring registration for the offer or sale of a security pursuant to Section 4(a)(2) of the Securities Act, Regulation D under the Securities Act, and/or Regulation S promulgated under the Securities Act, and similar state securities law provisions. Any and all such New Takeback Notes will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. The Reorganized Debtors intend to make the New Takeback Notes eligible for clearance and settlement through the facilities of DTC.

The Debtors believe that either the MDT II CVRs issued to the MDT II shall not constitute a “security”, or that the issuance of the MDT II CVRs shall be exempt from registration under section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Under the MDT II CVR Agreement, the Reorganized Parent may issue shares of New Common Equity in lieu of paying cash only if (i) the resale by the MDT II of such shares would not require registration under the Securities Act, or such issuance or resale has been registered under the Securities Act in the case such shares are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and the resale is to be registered, pursuant to the terms of a registration rights agreement reasonably acceptable to Reorganized Parent and MDT II) and (ii) such shares are not otherwise subject to contractual restrictions on transfer.

The Reorganized Debtors need not provide any further evidence other than the Plan, the Combined Order, the Scheme of Arrangement, or the Irish Confirmation Order with respect to the treatment of the New Common Equity or MDT II CVRs under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Takeback Notes or the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan, the Combined Order, the Scheme of Arrangement, or the Irish Confirmation Order in lieu of a legal opinion regarding whether the New Takeback Notes or the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or other contemplated thereby, including without limitation any and all distributions pursuant to the Plan.

B.	Corporate Governance and Management of the Reorganized Debtors

1.	Debtors’ Organizational Matters

Article IV.C (“Corporate Existence”) provides that except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

Article V.H of the Plan (“Indemnification Provisions and Reimbursement Obligations”) provides that on and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.26

Article IV.M of the Plan (“Organizational Documents”) provides that, subject to Article IV.E of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Governance Documents applicable to it. From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Governance Documents, if any, with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Governance Documents to become effective.

Article IV.S (“Corporate Action”) provides that, upon the Effective Date, all actions contemplated by the Plan and the Scheme of Arrangement shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (i) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases (including the assumption of the MDT II Documents and the CMS/DOJ/States Settlement Agreement);

[26]	On July 7, 2023, Plaintiffs Continental General Insurance Company and Percy Rockdale LLC filed a securities fraud class action lawsuit in the District of New Jersey against Defendants Mallinckrodt plc, the CEO, the CFO, and the Chairman on behalf of a putative class of a purchasers of Mallinckrodt’s stock between June 17, 2022 and June 14, 2023 (Continental Gen. Ins. Co. et al. v. Mallinckrodt plc et al.) (the “Pomeranz suit”). The Plaintiffs assert claims under Section 10(b) and 20(a) of the Securities and Exchange Act of 1934, alleging that the Defendants made false or misleading statements during the class period overstating Mallinckrodt’s financial strength. The Debtors believe the lawsuit is without merit and intend to vigorously defend against it and any related claims that may be asserted against the Company or its directors or officers. The Plan does not release shareholder suits like the Pomeranz suit and the Plan provides for the assumption of Indemnification Provisions, including those applicable to directors and officers named in this and similar suits.

(ii) selection of the directors, managers, and officers for the Reorganized Debtors; (iii) the execution of the New Governance Documents, the Syndicated Exit Financing Documentation, the New Takeback Debt Documentation, and the Exit A/R Documents (as appliable); (iv) the issuance and delivery of the New Common Equity, the Syndicated Exit Financing, and the New Takeback Debt; (v) implementation of the Restructuring Transactions, and (vi) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

Article IV.S further provides that prior to, on, and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, the Reorganized Parent, or any direct or indirect subsidiaries of the Reorganized Parent (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (i) New Governance Documents, (ii) the Syndicated Exit Financing Documentation, (iii) New Takeback Debt Documentation, (iv) the Exit A/R Documents, and (v) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Prior to or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form prior to the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

2.	Directors and Officers of the Reorganized Debtors

Article IV.P.1 of the Plan (“Directors and Officers of the Reorganized Debtors – The Reorganized Board”) provides that, prior to the Effective Date, the Debtors will undertake any necessary or advisable steps to have the Reorganized Board in place immediately prior to the Effective Date. The occurrence of the Effective Date will serve as ratification of the appointment of the Reorganized Board.

The Reorganized Board will initially consist of seven (7) members, which shall be comprised of the Chief Executive Officer of the Reorganized Debtors, one (1) director to be selected by the Ad Hoc First Lien Group Steering Committee, one (1) director to be selected by the Ad Hoc Crossover Group Steering Committee, and four (4) directors to be mutually agreed upon by the Ad Hoc First Lien Group Steering Committee, the Ad Hoc Crossover Group Steering Committee, and two members of the Ad Hoc 2025 Noteholder Group; provided that the Reorganized Board must satisfy any requirements set forth in the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and the Parent, a copy of which was filed in the 2020-2022 Chapter 11 Cases at Docket Number 5750-2. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of Confirmation, solely to the extent such Persons are known and determined, the identity and affiliations of any Person proposed to serve on the Reorganized Board.

The occurrence of the Effective Date shall have no effect on the composition of the board of directors or managers of each of the subsidiary Debtors.27

3.	Senior Management

Article IV.P.2 of the Plan (“Directors and Officers of the Reorganized Debtors – Senior Management”) provides that the existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Governance Documents and any applicable employment agreements that are assumed pursuant to the Plan.

4.	Management Incentive Plan

Article IV.P.3 the Plan (“Directors and Officers of the Reorganized Debtors – Management Incentive Plan”) provides that, after the Effective Date, the Reorganized Board shall adopt the Management Incentive Plan.

5.	Directors and Officers Insurance Policies

Article V.F of the Plan (“Directors and Officers Insurance Policies”) provides that, on the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary. For the avoidance of doubt, entry of the Combined Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

[27]	Other than the director nominated by the Ad Hoc First Lien Group Steering Committee (the “1L AHG Steering Committee Director”) and the director nominated by Ad Hoc Crossover Group Steering Committee (the “Crossover AHG Steering Committee Director” and together with the 1L AHG Steering Committee Director, the “Nominated Directors”), the initial seven (7) directors (the “Initial Directors”) shall serve until the next annual general meeting following the Effective Date at which they will be subject to re-election. The Nominated Directors shall serve indefinitely and the Ad Hoc First Lien Group Steering Committee or the Ad Hoc Crossover Group Steering Committee, as applicable, will be entitled to appoint a replacement for its Nominated Director at any time, until the Ad Hoc First Lien Group Steering Committee’s or the Ad Hoc Crossover Group Steering Committee’s, as applicable, members’ shareholding in Reorganized Parent falls below 5% (together with their affiliates and permitted transferees) of the New Common Equity, in which case the applicable Nominated Director shall become subject to annual re-election as set out above and the Ad Hoc First Lien Group Steering Committee or the Ad Hoc Crossover Group Steering Committee, as applicable, shall no longer have the right to appoint its Nominated Director.

6.	MDT II Provisions

Article IV.R of the Plan provides that in accordance with the 2020-2022 Confirmation Order, the applicable Reorganized Debtors shall continue to comply with the Voluntary Operating Injunction and the Monitor shall remain in place; provided, that (i) the Reorganized Debtors shall have no liabilities of any kind to the MDT II, any of the Opioid Creditor Trusts (as defined in the 2020-2022 Plan), or any beneficiaries of any of the foregoing before, on, or after the Effective Date except as expressly agreed in the Restructuring Support Agreement, the Revised Deferred Cash Payment Terms, the MDT II CVR Agreement, and the Amended Cooperation Agreement, and (ii) on the Effective Date, the Debtors shall release and be deemed to release without any further action the Potential MDT II Chapter 5 Causes of Action. For the avoidance of doubt, the Debtors’ rights other than the Potential MDT II Chapter 5 Causes of Action shall be fully preserved under the MDT II Documents and the Revised Deferred Cash Payment Terms.

Additionally, the Debtors shall comply with any non-monetary obligations under the MDT II Agreement and Amended Cooperation Agreement during the pendency of the Chapter 11 Cases. The Amended Opioid Cooperation Agreement shall be assumed by or deemed to be assumed by the Reorganized Debtors on the Effective Date. The Revised Deferred Cash Payments Agreement shall be assumed by or deemed to be assumed by the Reorganized Debtors on the Effective Date; provided that, as set forth in the Revised Deferred Cash Payments Agreement, all Original Deferred Cash Payments shall have been satisfied by the MDT II Settlement Payment and no further Original Deferred Cash Payments shall be owed.

VII.
CONFIRMATION OF THE PLAN

The Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan is (A) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the holders of Claims and Interests impaired under the Plan; and (C) feasible.

A.	Combined Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. The Combined Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Combined Hearing, at any subsequent continued Combined Hearing or confirmation hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, together with proof of service thereof, and served upon all of the below parties.

Debtors
Mallinckrodt plc c/o ST Shared Services LLC 675 McDonnell Blvd. Hazelwood, Missouri 63042 Attn: Mark Tyndall
Counsel to the Debtors	Counsel to the Ad Hoc First Lien Term Loan Group

Richards, Layton & Finger, P.A.
One Rodney Square
920 N. King Street
Wilmington, Delaware 19801
Attn: Mark Collins, Michael Merchant, and Amanda Steele

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attn: George Davis, Anu Yerramalli, and Adam Ravin

and

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800,
Chicago, Illinois 60611
Attn: Jason Gott and Asif Attarwala

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Attn: Scott J. Greenberg, Michael J. Cohen, and Joe Zujkowski
Counsel to certain Holders of Claims in the Ad Hoc Crossover Group
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attn: James L. Bromley, Ari B. Blaut, and Benjamin S. Beller
United States Trustee	Counsel to the Ad Hoc 2025 Noteholder Group
Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19801	Davis Polk & Wardwell LLP 450 Lexington Ave New York, New York 10017 Attn: Darren S. Klein and Aryeh E. Falk
Counsel to the Ad Hoc Crossover Group	Counsel to the MDT II
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attn: Andrew N. Rosenberg and Alice Belisle Eaton	Brown Rudnick LLP 7 Times Square New York, New York 11036 Attn: David J. Molton and Steven D. Pohl

B.	Confirmation

At the Combined Hearing, the Bankruptcy Court will determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied with respect to the Plan.

1.	Confirmation Requirements

Confirmation of a chapter 11 plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

•	the plan complies with the applicable provisions of the Bankruptcy Code;

•	the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

•	the plan has been proposed in good faith and not by any means forbidden by law;

•	any plan payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable;

•	the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office by such individual must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

•	with respect to each impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan, on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

•	subject to the “cramdown” provisions of section 1129(b) of the Bankruptcy Code, each class of claims or interests has either accepted the plan or is not impaired under the plan;

•	except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims will be paid in full on the effective date (except that holders of priority tax claims may receive deferred Cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims and that holders of priority tax claims may receive on account of such claims deferred Cash payments, over a period not exceeding 5 years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims);

•	if a class of claims is impaired, at least one (1) impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

•	confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

The Debtors believe that:

•	the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

•	the Debtors, as the proponents of the Plan, have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

•	the Plan has been proposed in good faith.

Set forth below is a summary of certain relevant statutory confirmation requirements.

a.	Acceptance

Claims in Classes 2 and 3 are Impaired under the Plan and are entitled to vote to accept or reject the Plan; Classes 1 and 4 are Unimpaired and are therefore conclusively deemed to accept the Plan; Classes 5 and 8 are Impaired and will receive no distributions under the Plan and therefore are conclusively deemed to reject the Plan; Claims and Interests in Classes 6 and 7 will either be Unimpaired or Impaired and receive no distributions, and will be conclusively deemed to accept or to reject the Plan, as applicable.

With respect to any Class of Claims or Interests that rejects (or is deemed to reject) the Plan, the Debtors will be required to demonstrate that the plan satisfies the requirements for nonconsensual confirmation under section 1129(b) of the Bankruptcy Code (which are discussed immediately below). While the Debtors believe the Plan satisfies such requirements with respect to all Classes of Claims and Interests that may reject the Plan, there can be no assurance that the Bankruptcy Court will determine that the Plan meets such requirements. The Debtors also will seek confirmation of the Plan over the objection of any individual holders of Claims who are members of an accepting Class.

b.	Unfair Discrimination and Fair and Equitable Test

To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable” for, respectively, secured creditors, unsecured creditors and holders of equity interests. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an impaired class if that class and all junior classes are treated in accordance with the “absolute priority” rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan.

A chapter 11 plan does not “discriminate unfairly” with respect to a non-accepting class if the value of the Cash and/or securities to be distributed to the non-accepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are similar to those of the non-accepting class. The Debtors believe the Plan will not discriminate unfairly against any non-accepting Class.

c.	Feasibility; Financial Projections

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors, unless such liquidation or reorganization is proposed in the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed the ability of the Reorganized Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business. Under the terms of the Plan, the Allowed Claims potentially being paid in whole or in part in Cash are the Other Secured Claims and General Unsecured Claims.

In connection with developing the Plan, the Debtors have prepared detailed financial projections (the “Financial Projections”) set forth in Exhibit D hereto, which demonstrate among other things, the financial feasibility of the Plan. The Financial Projections indicate, on a pro forma basis, that the projected level of Cash flow is sufficient to satisfy all of the Reorganized Debtors’ future debt and debt related interest cost, research and development, capital expenditure and other obligations during this period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Debtors.

THE FINANCIAL PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, WERE REASONABLE WHEN PREPARED IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE FINANCIAL PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS. THE PROJECTIONS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW UNDER ARTICLE IX. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FINANCIAL PROJECTIONS.

The Debtors prepared the Financial Projections based upon certain assumptions that they believe to be reasonable under the circumstances. The Financial Projections have not been examined or compiled by independent accountants. Moreover, such information has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Debtors make no representation as to the accuracy of the Financial Projections or their ability to achieve the projected results. Many of the assumptions on which the Financial Projections are based are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Financial Projections are based in connection with their evaluation of the Plan.

2.	Valuation of the Debtors

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-confirmation going concern value of the Reorganized Debtors, which estimate is set forth in Exhibit F attached to this Disclosure Statement (the “Valuation Analysis”). The value of the Reorganized Debtors’ equity is included in the Valuation Analysis as well as the assumptions used to calculate that value. The Valuation Analysis should be considered in conjunction with the risk factors discussed in Section IX of this Disclosure Statement, entitled “Risk Factors to Consider Before Voting,” and the Financial Projections. The Valuation Analysis was conducted as of August 15, 2023, and is based on data and information as of that date. The Valuation Analysis assumes the Effective Date occurs on December 29, 2023. The Valuation Analysis is subject to various important qualifiers and assumptions that are set forth in Exhibit F, and holders of Claims and Interests should carefully review the information set forth in Exhibit F in its entirety.

3.	Best Interests Test

The “best interests” test requires that the Bankruptcy Court find either:

•	that all members of each impaired class have accepted the plan; or

•	that each holder of an allowed claim or interest in each impaired class of claims or interests will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

To determine what the holders of Claims and Interests in each impaired Class would receive if the Debtors were liquidated under chapter 7 on the Effective Date, the Bankruptcy Court must determine the dollar amount that would have been generated from the liquidation of the Debtors’ assets and properties in a liquidation under chapter 7 of the Bankruptcy Code.

To determine if the Plan is in the best interests of each impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ assets and properties, after subtracting the amounts due to secured and priority creditors, must be compared with the value of the property offered to each such Class of Claims under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would have received pursuant to the liquidation of the Debtors under chapter 7.

Moreover, the Debtors believe that the value of distributions to each Class of Allowed Claims in a chapter 7 case would be materially less than the value of distributions under the Plan and any distribution in a chapter 7 case would not occur as expeditiously as contemplated by the Plan.

The Debtors, with the assistance of their financial advisor, AlixPartners LLP, and legal counsel, have prepared a liquidation analysis that summarizes the Debtors’ best estimate of recoveries by Holders of Claims and Interests in the event of liquidation commencing on or around November 1, 2023 (the “Liquidation Analysis”), which is set forth in Exhibit E hereto. The Liquidation Analysis provides: (a) a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates, and (b) the expected recoveries of Holders of Claims and Interests under the Plan.

The Liquidation Analysis contains a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change and significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. Accordingly, the values reflected might not be realized. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Liquidation Analysis is based in connection with their evaluation of the Plan.

C.	Classification of Claims and Interests

The Debtors believe that the Plan complies with the classification requirements of the Bankruptcy Code, which require that a chapter 11 plan place each claim and interest into a class with other claims or interests that are “substantially similar.”

D.	Consummation

The Plan will be consummated on the Effective Date. The Effective Date will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan (see Article V.G hereof and Article VIII of the Plan) have been satisfied or waived pursuant to the Plan. The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

E.	Exemption from Certain Transfer Taxes

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any U.S. federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

F.	Modification of Plan

Subject to the terms of the Restructuring Support Agreement and the limitations contained in the Plan, the Debtors or Reorganized Debtors reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement: (1) amend or modify the Plan prior to the entry of the Combined Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (2) amend or modify the Plan after the entry of the Combined Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

G.	Effect of Confirmation on Modifications

Entry of the Combined Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

H.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of the Combined Order and to File subsequent Plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Combined Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms prior to the Effective Date, then: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Existing Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity; provided, that any Restructuring Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

I.	Post-Confirmation Jurisdiction of the Bankruptcy Court

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, except to the extent set forth in the Plan, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

•	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

•	resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (iii) any dispute regarding whether a contract or lease is or was executory or expired;

•	ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the Combined Order;

•	adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

•	adjudicate, decide, or resolve any and all matters related to Causes of Action;

•	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

•	resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

•	enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Combined Order, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Combined Order, or the Disclosure Statement, including the Restructuring Support Agreement;

•	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan, the Combined Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or the Combined Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan or the Combined Order;

•	issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan or the Combined Order;

•	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

•	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

•	enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

•	determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Combined Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Combined Order, or the Disclosure Statement;

•	enter an order or final decree concluding or closing the Chapter 11 Cases;

•	adjudicate any and all disputes arising from or relating to distributions to Holders of Claims in Class 2 or Class 3 under the Plan;

•	consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

•	determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

•	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Combined Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

•	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

•	hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including without limitation any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

•	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

•	resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

•	enforce all orders previously entered by the Bankruptcy Court; and

•	hear any other matter not inconsistent with the Bankruptcy Code, the Plan, or the Combined Order.

Additionally, the Bankruptcy Court will retain jurisdiction to adjudicate, decide, or resolve issues raised by the Monitor, but such jurisdiction will not be exclusive and the Monitor shall retain the right to seek relief in all other courts.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in Article X of the Plan, the provisions of Article X shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Notwithstanding anything to the contrary in the Plan, the Bankruptcy Court’s jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date, including, without limitation, any Claims based in whole or in part on any conduct of the Debtors occurring on or before the Effective Date, shall be non-exclusive.

VIII.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors have determined that the Plan is the best alternative available for their successful emergence from chapter 11. If the Plan is not confirmed and consummated, the alternatives to the Plan are (A) continuation of the Chapter 11 Cases, which could lead to the filing of an alternative plan of reorganization and/or a sale of substantially all of the Debtors’ assets, (B) a liquidation under chapter 7 of the Bankruptcy Code, or (C) dismissal of the Chapter 11 Cases, leaving Holders of Claims and Interests to pursue available non-bankruptcy remedies. These alternatives to the Plan are not likely to benefit Holders of Claims and Equity Interests.

A.	Continuation of Chapter 11 Cases

If the Plan is not confirmed, the Debtors (or, if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan or sell all or substantially all of their assets outside of a plan. Such a scenario might entail a reorganization and continuation of the Debtors’ business, or an orderly liquidation of their assets; in either case, the Debtors expect that recoveries to their stakeholders would be diminished relative to those available under the Plan.

B.	Liquidation under Chapter 7

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis set forth in Exhibit E attached hereto.

As demonstrated in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the Chapter 11 Cases to cases under chapter 7, the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals, and the loss in value attributable to an expeditious liquidation of the Debtors’ assets as required by chapter 7.

C.	Dismissal of Chapter 11 Cases.

If the Chapter 11 Cases are dismissed, Holders of Claims or Interests would be free to pursue non-bankruptcy remedies in their attempts to satisfy Claims against or Interests in the Debtors. However, in that event, Holders of Claims or Interests would be faced with the costs and difficulties of attempting, each on its own, to recover from a non-operating entity. Accordingly, the Debtors believe that the Plan will enable all creditors to realize the greatest possible recovery on their respective Claims with the least delay.

IX.
RISK FACTORS TO CONSIDER BEFORE VOTING

Before voting to accept or reject the Plan, holders of Claims entitled to vote should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation.

A.	Certain Bankruptcy Law Considerations

1.	General

While the Debtors believe that the Chapter 11 Cases will be of short duration and will not be materially disruptive to their business, the Debtors cannot be certain that this will be the case. Although the Plan is designed to minimize the duration of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key customers, suppliers and employees. The process will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

2.	Risk of Non-Approval of the Disclosure Statement as Containing Adequate Information

Because the Chapter 11 Cases have not yet been commenced, this Disclosure Statement has not, as of the date hereof, been approved by the Bankruptcy Court as containing “adequate information” within the meaning of section 1125(a) of the Bankruptcy Code. Upon filing, the Debtors will promptly seek entry of an order by the Bankruptcy Court approving this Disclosure Statement. While the Debtors believe that this Disclosure Statement provides “adequate information” within the meaning of section 1125(a), there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	Risk of Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modification to the Plan will not be required for confirmation or that such mortifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions holders of Claims ultimately would receive with respect to their Claims in a subsequent plan of reorganization or otherwise.

4.	Non-Consensual Confirmation

If any impaired class of Claims or Interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements, but there can be no assurance that the Bankruptcy Court will reach the same conclusion and confirm the Plan on a non-consensual basis.

5.	Financial Projections

The Debtors have prepared financial projections on a consolidated basis with respect to the Reorganized Debtors based on certain assumptions as set forth in Exhibit D hereto. The projections have not been compiled, audited, or examined by independent accountants, and neither the Debtors nor their advisors make any representations or warranties regarding the accuracy of the projections or the ability to achieve forecasted results.

Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, consumer demands for the Reorganized Debtors’ products, inflation, and other unanticipated market and economic conditions. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects.

6.	Risks Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other clams or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors would seek (a) to modify the Plan to provide for whatever classification might be required for confirmation and (b) to use the acceptances received from any holder of Claims pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such holder ultimately is deemed to be a member. Any such reclassification of Claims, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any holder of Claims pursuant to this solicitation will constitute a consent to the Plan’s treatment of such holder, regardless of the Class as to which such holder is ultimately deemed to be a member.

7.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

8.	Releases, Injunctions, Exculpation Provisions May Not Be Approved

Article IX of the Plan provides for certain releases, injunctions, and exculpations for claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

9.	Risk of Non-Occurrence of Effective Date

Although the Debtors believe that the Effective Date will occur on the timeline envisaged by the Restructuring Support Agreement, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article VIII of the Plan, then the Combined Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

On June 16, 2023, Alta Fundamental Advisers LLC (“Alta”), filed a Schedule 13D under the Securities Exchange Act of 1934 with the SEC. At the same time, Alta sent a letter to Debtor Mallinckrodt plc’s board of directors (the “Board”) with respect to Alta’s requisition of the Board to convene an extraordinary general meeting of Mallinckrodt plc’s shareholders for the purpose of replacing current members of the Board. If the members of the Board are replaced, there can be no guarantee that the Plan will be consummated as contemplated.

10.	Risks of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the parties thereto the ability to terminate the applicable agreement upon the occurrence or non-occurrence of certain events, including failure to achieve certain milestones in these Chapter 11 Cases. Termination of the Restructuring Support Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with vendors, suppliers, employees, and major customers.

11.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.

12.	Risks of Non-Dischargeability of Claims

Certain creditors have taken or may take the position their claims are non-dischargeable. Such creditors may make such allegations at any time, notwithstanding the existence of deadlines established by the Bankruptcy Rules or applicable Court order, entry of the Combined Order, or the occurrence of the Effective Date. Such assertions of non-dischargeablility could result in denial of confirmation, changes to the Plan, or, if asserted after occurrence of the Effective Date, the Reorganized Debtors being required to honor such claims.

13.	Amendment of Plan Prior to Confirmation by Debtors

The Debtors, subject to the terms and conditions of the Plan and the terms of the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan or waive any conditions thereto if and to the extent necessary or desirable for confirmation. The potential impact of any such amendment or waiver on Holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes.

14.	Pending and Future Litigation

The Debtors are involved various litigation, which so long as it remains unresolved represents a legal issue and potential Claim for monetary damages. Additionally, there is a risk of future litigation. Pending litigation or future litigation could result in a material judgment against the Debtors or the Reorganized Debtors. Such litigation, and any judgment in connection therewith, could have a material negative effect on the Debtors or the Reorganized Debtors.

B.	Risks Relating to the Capital Structure of the Reorganized Debtors

1.	Variances from Financial Projections

The Financial Projections set forth in Exhibit D hereto reflect numerous assumptions, which involve significant levels of judgment and estimation concerning the anticipated future performance of the Reorganized Debtors, as well as assumptions with respect to the prevailing market, economic and competitive conditions, which are beyond the control of the Reorganized Debtors, and which may not materialize, particularly given the current difficult economic environment and product-specific market conditions. Any significant differences in actual future results versus estimates used to prepare the Financial Projections, such as lower sales, lower volume, lower pricing, increases in production costs, technological changes, environmental or safety issues, litigation, workforce disruptions, competition, regulatory decisions about pipeline products, or changes in the regulatory environment, could result in significant differences from the Financial Projections. The Debtors believe that the assumptions underlying the Financial Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the Debtors’ and the Reorganized Debtors’ ability to initiate the endeavors and meet the financial benchmarks contemplated by the Plan. Therefore, the actual results achieved throughout the period covered by the Financial Projections necessarily will vary from the projected results, and these variations may be material and adverse.

2.	Leverage

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have a significant amount of secured indebtedness. On the Effective Date, after giving effect to the transactions contemplated by the Plan, the Reorganized Debtors will have approximately $1.750 billion in secured funded indebtedness.

The degree to which the Reorganized Debtors will be leveraged could have important consequences, placing the Reorganized Debtors at a competitive disadvantage to other, less leveraged competitors, because, among other things, it could affect the Reorganized Debtors’ ability to satisfy their obligations under their indebtedness and their settlement obligations. following the Effective Date; a portion of the Reorganized Debtors’ cash flow from operations will be used for debt service and settlement obligations under the Plan and unavailable to support operations, or for working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes; the Reorganized Debtors’ ability to refinance its then-existing debt, obtain additional debt financing or equity financing, or pursue mergers, acquisitions and asset sales, on terms acceptable to them or at all, may be limited and their costs of borrowing may be increased; as a result of their significant indebtedness, the Reorganized Debtors may be more vulnerable to economic downturns and their ability to withstand competitive pressures may be limited; and the Reorganized Debtors’ operational flexibility in planning for, or reacting to, changes, opportunities and challenges in their businesses, including changes in the industry in which they compete, changes in their business and strategic opportunities, and adverse developments in their operations, may be severely limited.

3.	Ability to Service Debt

Although the Reorganized Debtors will have less indebtedness than the Debtors, the Reorganized Debtors will still have significant interest expense and principal repayment obligations. The Reorganized Debtors’ ability to make payments on and to refinance their debt will depend on their future financial and operating performance and their ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond the control of the Reorganized Debtors.

Although the Debtors believe the Plan is feasible, there can be no assurance that the Reorganized Debtors will be able to generate sufficient cash flow from operations or that sufficient future borrowings will be available to pay off the Reorganized Debtors’ debt obligations. The Reorganized Debtors may need to refinance all or a portion of their debt on or before maturity; however, there can be no assurance that the Reorganized Debtors will be able to refinance any of their debt on commercially reasonable terms or at all.

If the Reorganized Debtors’ cash flows and capital resources are insufficient to fund their debt service obligations and other cash requirements (including their settlement obligations), the Reorganized Debtors could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to sell assets or operations, seek additional capital or restructure or refinance their indebtedness and settlement obligations. The Reorganized Debtors may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet their scheduled debt service obligations and settlement obligations. The agreements governing the Reorganized Debtors’ indebtedness at emergence are expected to (a) have terms and conditions that restrict their ability to dispose of assets and the use of proceeds from any such dispositions and (b) restrict their ability to raise debt capital to be used to repay their indebtedness when it becomes due.

The Reorganized Debtors’ inability to generate sufficient cash flows to satisfy their debt obligations and settlement obligations, or to refinance their indebtedness on commercially reasonable terms or at all, would materially and adversely affect their financial position and results of operations.

If the Reorganized Debtors cannot make scheduled payments on their debt, an event of default may result. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under their financing agreements when due, the lenders thereunder could, subject to the terms of the financing agreements, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

4.	Obligations Under Certain Financing Agreements

The Reorganized Debtors’ obligations under the Exit Financing Documents are expected to be secured by liens on substantially all of the assets of the Reorganized Debtors (subject to certain exclusions set forth therein). If the Reorganized Debtors become insolvent or are liquidated, or if there is a default under certain financing agreements, including, but not limited to, the Exit Financing Documents, and payment on any obligation thereunder is accelerated, the lenders under and holders of the Syndicated Exit Financing, Exit A/R Facility, and New Takeback Term Loans would be entitled, subject to the applicable intercreditor agreements and other applicable credit documents, to exercise the remedies available to a secured lender under applicable law, including foreclosure on the collateral that is pledged to secure the indebtedness thereunder, and they would have a claim on the assets securing the obligations under the applicable facility that would be superior to any claim of the holders of unsecured debt.

5.	Restrictive Covenants

The financing agreements governing the Reorganized Debtors’ indebtedness are expected to be contain various covenants that may limit the discretion of the Reorganized Debtors’ management by restricting the Reorganized Debtors’ ability to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain restricted payments, make investments, consummate certain asset sales, enter into certain transactions with affiliates, merge, consolidate and/or sell or dispose of all or substantially all of their assets. As a result of these covenants, the Reorganized Debtors will be limited in the manner in which they conduct their business and they may be unable to engage in favorable business activities or finance future operations or capital needs.

Any failure to comply with the restrictions of the financing agreements may result in an event of default. An event of default may allow the creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. If the Reorganized Debtors are unable to repay amounts outstanding under their financing agreements when due, the lenders thereunder could, subject to the terms of the financing agreements, seek to foreclose on the collateral that is pledged to secure the indebtedness outstanding under such facility.

As a result of these restrictions, the Reorganized Debtors may be limited in how they conduct their business, unable to raise additional debt or equity financing to operate during general economic or business downturns, unable to respond to changing circumstances or to pursue business strategies and unable to compete effectively, execute their growth strategy or take advantage of new business opportunities.

6.	Additional Financing

The Reorganized Debtors may be able to incur substantial additional indebtedness in the future. Although agreements governing the Reorganized Debtors’ indebtedness are expected to restrict the incurrence of additional indebtedness, these restrictions are and will be subject to a number of qualifications and exceptions and the additional indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to the Reorganized Debtors’ current debt levels, the related risks that the Debtors now face could intensify.

Moreover, the Reorganized Debtors may need to seek additional financing for general corporate purposes. For example, they may need to increase they investment in R&D activities or need funds to make acquisitions. The Reorganized Debtors may be unable to obtain any desired additional financing on terms that are favorable or acceptable to them, including as a result of their debt levels or if there is a decline in the demand for their products or in the solvency of their customers or suppliers or other significantly unfavorable changes in economic conditions occur. Depending on market conditions, adequate funds may not be available to the Reorganized Debtors on acceptable terms or at all and they may be unable to fund expansion, successfully develop or enhance products, or respond to competitive pressures, any of which could have a material adverse effect on the Reorganized Debtors’ competitive position, business, financial condition, results of operations and cash flows.

7.	Market for Securities

There is currently no market for the New Common Equity or the Takeback Notes and there can be no assurance as to the development or liquidity of any market for such securities. The Reorganized Parent does not plan to list the New Common Equity or the Takeback Notes on any securities exchange. Therefore, there can be no assurance that the securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. Accordingly, holders of the securities may bear certain risks associated with holding securities for an indefinite period of time.

The Debtors expect that on the Effective Date, pursuant to Rule 12g-3, the New Common Equity will succeed to the registered status of the existing ordinary shares and Reorganized Parent will therefore remain registered under Section 12(g) of the Exchange Act and accordingly the Reorganized Parent and its shareholders will be subject to Exchange Act reporting obligations (including, among other obligations, the filing of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), Section 13, Section 16, Regulation FD and the federal proxy rules, as applicable. However, Holders of a Majority of the First Lien Claims and Second Lien Notes Claims have informed the Company that they desire for Reorganized Parent not to be subject to such reporting obligations. To suspend reporting obligations under the Exchange Act, among other requirements, Reorganized Parent would need to (a) not be publicly listed on a national securities exchange and (b) deregister the New Common Equity under Section 12(g) of the Exchange Act, following a determination in accordance with SEC rules that such equity is held by less than 300 shareholders of record. Any decision of whether to deregister the New Common Equity under the Exchange Act and suspend filing Exchange Act reports, and the manner and timing of doing so, would be made by the Reorganized Board, and would be subject to their fiduciary duties and applicable law, including U.S. securities laws. There can be no assurance as to whether or when the Reorganized Board may make such a decision or how it would be implemented. If Reorganized Parent suspends filing reports under the Exchange Act, public information regarding the Reorganized Parent may not be readily available. Accordingly, the liquidity, market for and trading value of the New Common Equity and other securities of Reorganized Parent may be negatively impacted.

8.	Potential Dilution

The ownership percentage represented by the New Common Equity distributed under the Plan as of the Effective Date will be subject to dilution from the equity issued in connection with the (a) Management Incentive Plan, (b) MDT II CVRs (if equity settled), (c) any other equity that may be issued post-emergence, and (d) the exercise or conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence. In the future, similar to all companies, additional equity financings or other equity issuances by Reorganized Debtors could adversely affect the value of the New Common Equity. The amount and dilutive effect of any of the foregoing could be material.

9.	Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of Reorganized Debtors, the New Common Equity would rank below all debt claims against Reorganized Debtors. As a result, holders of the New Common Equity will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of Reorganized Debtors until after all applicable holders of debt have been paid in full.

10.	Estimated Valuations of the Debtors and the New Common Equity Are Not Intended to Represent Potential Market Values

The Debtors’ estimated recoveries set forth in this Disclosure Statement are not intended to represent the market value of the Debtors’ Securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including, among others: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; (e) the assumption that capital and equity markets remain consistent with current conditions; and (f) the Debtors’ ability to maintain critical existing customer relationships.

11.	Dividends

Reorganized Debtors may not pay any dividends on the New Common Equity. In such circumstances, the success of an investment in the New Common Equity will depend entirely upon any future appreciation in the value of the New Common Equity. There is, however, no guarantee that the New Common Equity will appreciate in value or even maintain its initial value.

12.	Restrictions on Ability to Resell New Common Equity and/or MDT II CVRs

Holders of securities issued pursuant to the exemption from registration under section 1145 of the Bankruptcy Code who are deemed to be “underwriters” under section 1145(b) of the Bankruptcy Code (“Section 1145 Underwriters”) will be subject to resale restrictions. Even if a trading market develops for the New Common Equity, Section 1145 Underwriters should be aware that they may be required to bear the financial risk of an investment in the New Common Equity for an indefinite period of time. The New Takeback Notes will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. The MDT II CVRs to be issued to the MDT II will be non-transferable.

13.	If a United States Person is Treated as Owning At Least 10% of the New Common Equity, Such Holder May be Subject to Adverse U.S. Federal Income Tax Consequences.

Many of Mallinckrodt plc’s non-U.S. subsidiaries are classified as “controlled foreign corporations” for U.S. federal income tax purposes due to the application of certain ownership attribution rules within a multinational corporate group. If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Reorganized Debtors’ shares, such person may be treated as a “United States shareholder” (a “10% U.S. Holder”) with respect to one or more of Reorganized Debtors’ controlled foreign corporation subsidiaries. In addition, if the New Common Equity is treated as owned (directly, indirectly or constructively) more than 50% (by voting power or value) by 10% U.S. Holders, Reorganized Parent itself would be treated as a controlled foreign corporation. A 10% U.S. Holder may be required to annually report and include in its U.S. taxable income, as ordinary income, its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property by such controlled foreign corporations, whether or not Reorganized Parent makes any distributions to such 10% U.S. Holder. For purposes of these reporting and income inclusion rules, Treasury Regulations adopt an “aggregate” approach to the indirect ownership of a controlled foreign corporation by a partner in a U.S. partnership. Pursuant to this aggregate approach, a partner of a U.S. partnership is generally treated as indirectly owning its proportionate share of the stock of a controlled foreign corporation held by such U.S. partnership and such partner is thus generally only required to include its pro rata share of Subpart F income, global intangible low-taxed income and investments in U.S. property with respect to such controlled foreign corporation in its U.S. taxable income to the extent such partner is a United States person treated as owning indirectly at least 10% of the value or voting power of such controlled foreign corporation. An individual United States shareholder generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a corporate United States shareholder. A failure by a 10% U.S. Holder to comply with its reporting obligations may subject the 10% U.S. Holder to significant monetary penalties and may extend the statute of limitations with respect to the 10% U.S. Holder’s U.S. federal income tax return for the year for which such reporting was due. Reorganized Debtors cannot provide any assurances that it will assist investors in determining whether it or any of its non-U.S. subsidiaries are controlled foreign corporations. Reorganized Debtors also cannot guarantee that they will furnish to 10% U.S. Holders information that may be necessary for them to comply with the aforementioned obligations. The risk of being subject to increased reporting and compliance obligations and taxation could impact the demand for, and value of, New Common Equity.

14.	The U.S. Debtors and Holders of Allowed Claims May Suffer Adverse U.S. Federal Income Tax Consequences as a Result of the Implementation of the Plan

Following the Effective Date, the U.S. Tax Group (as defined in “Certain U.S. Federal Income Tax Consequences of the Plan”) intend to continue to operate indirectly under Reorganized Parent, which is expected to be an Irish tax resident following consummation of the Plan. The United States Internal Revenue Service (the “IRS”) may, however, assert that Reorganized Parent should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to IRC Section 7874. For U.S. federal income tax purposes, a corporation generally is classified as either a U.S. corporation or a foreign corporation by reference to the jurisdiction of its organization or incorporation. Because Reorganized Parent is an Irish incorporated entity, it would generally be classified as a foreign corporation under these rules. IRC Section 7874 provides (i) an exception to this general rule under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes, or, in the alternative, (ii) for certain adverse tax consequences in certain cases where a foreign incorporated entity is treated as a non-U.S. corporation for U.S. federal income tax purposes.

The application of IRC Section 7874 to Reorganized Parent is unclear and may result in significant adverse tax consequences. For additional information regarding the application of IRC Section 7874, see Article XI below.

15.	The New Common Equity of Reorganized Parent Will Not be Listed on a Securities Exchange and the Debtors Do Not Expect It to Be Quoted on the OTC Market at the Effective Date.

The Reorganized Parent will not seek to have the New Common Equity listed on a national securities exchange at the Effective Date. The Debtors also expect that the New Common Equity will not be quoted on the OTC market at the Effective Date. There also will be transfer restrictions applicable to the New Common Equity under the Shareholders Agreement. The New Common Equity is expected to be issued through a transfer agent and is not expected to be eligible for settlement through DTC, and, as a result, the New Common Equity would not be able to be held in street name and would only be held in certificated or registered form, and trading in the New Common Equity may require additional administrative steps. As a result, the Debtors expect that there may not be an active trading market for the Reorganized Parent’s New Common Equity and there may be limited liquidity for it, which could have a negative impact on its market price. Holders of the New Common Equity may have difficulty selling or transferring any New Common Equity that may be owned at the Effective Date or may be purchased later. In addition, the number of investors willing to hold or acquire the New Common Equity may be reduced, the trading price of shares of the New Common Equity may be depressed, Reorganized Parent may receive decreased news and analyst coverage and it may be limited in its ability to issue additional securities or obtain additional equity financing in the future on terms acceptable to it, or at all.

Even if an active trading market develops for the New Common Equity, the market price for shares of the New Common Equity may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of the New Common Equity may fluctuate and cause significant price variations to occur. Volatility in the market price or trading volume of the New Common Equity may prevent investors from being able to sell it at or above the price they paid to acquire shares of the New Common Equity, or at all.

16.	The Terms of the Shareholders Agreement May Include Provisions That are Unfavorable to Minority Shareholders.

The Shareholders Agreement will be included in the Plan Supplement. Although the general terms of the Shareholders Agreement are described herein, the form of Shareholders Agreement has not been negotiated, and may include provisions that are unfavorable to minority shareholders

17.	A Majority of the Holders of First Lien Claims and Second Lien Notes Claims Prefer That Reorganized Parent Not be Subject to Exchange Act Reporting Obligations. If Reorganized Parent Ceases to be Subject to Exchange Act Reporting Obligations, Holders of Reorganized Parent’s Securities Would be Subject to the Risks of an Investment in a Private Company (within the meaning of U.S. practice) Rather Than a U.S. Public Reporting Company.

The Debtors currently expect that, as of the Effective Date, Reorganized Parent initially will remain subject to Exchange Act reporting obligations. However, Holders of a majority of the First Lien Claims and Second Lien Notes Claims have informed the Company that they desire for Reorganized Parent to not be subject to ongoing reporting obligations under the Exchange Act. To suspend reporting obligations under the Exchange Act, among other requirements, Reorganized Parent would need to (a) not be publicly listed on a national securities exchange and (b) deregister the New Common Equity under Section 12(g) of the Exchange Act and suspend the duty to file reports under Section 15(d) of the Exchange Act, following a determination in accordance with SEC rules that its New Common Equity is held by less than 300 shareholders of record. Any decision of whether to deregister the New Common Equity under the Exchange Act and suspend filing Exchange Act reports, and the manner and timing of doing so, would be made by the Reorganized Board, and would be subject to their Irish fiduciary duties and other applicable law, including U.S. securities laws. There can be no assurance as to whether or when the Reorganized Board may make such a decision or how it would be implemented. If the Reorganized Parent suspends filing reports under the Exchange Act, public information regarding the Reorganized Parent may not be readily available.

In the event the New Common Equity is deregistered and Reorganized Parent suspends filing reports under the Exchange Act, holders of Reorganized Parent’s securities would be subject to the risks of an investment in a private company (within the meaning of U.S. practice) rather than a U.S. public reporting company. Upon any deregistration of the New Common Equity, Reorganized Parent’s duty to file periodic reports with the SEC would be suspended, which would result in a substantial decrease in required public disclosure by Reorganized Parent about its operations and prospects for so long as Reorganized Parent is not filing such reports. Reorganized Parent would also be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. The suspension of Reorganized Parent’s reporting obligations under the Exchange Act would likely further reduce the limited trading market and liquidity for the New Common Equity and may negatively impact the value of, and ability to sell, such shares. In addition, shareholders may not be able to rely on Rule 144 under the Securities Act to sell their shares of New Common Equity in the absence of current public information about the Reorganized Parent, which would limit the trading in the New Common Equity. Shareholders also could be adversely affected by a reduction in Reorganized Parent’s “public float,” that is, the number of shares owned by outside shareholders and available for trading in the securities markets. In addition, Reorganized Parent might also have substantially less access to capital markets and be severely limited in its ability to use equity to effect acquisitions as a non-reporting company.

18.	The Prospect of Suspending Exchange Act Reporting Could Materially and Adversely Affect the Reorganized Debtors’ Business.

The process of pursuing and potentially suspending Exchange Act reporting could cause disruptions to the Reorganized Debtors’ business and divert management’s attention and other resources from day-to-day operations, which could have an adverse effect on the Reorganized Debtors’ business, results of operations, and financial condition. In addition, the announcement and possibility of suspending Exchange Act reporting could have an adverse effect on the Reorganized Debtors’ relationships with customers and third-party service providers, who may react negatively to the possibility of a lack of publicly available information about the Reorganized Debtor.

19.	The MDT II CVRs May Adversely Affect the Financial Condition of Reorganized Parent and the Value of its Ordinary Shares.

On the Effective Date, Reorganized Parent will issue all of the MDT II CVRs to the MDT II (or MNK Opioid Abatement Fund, LLC, in the discretion of the MDT II). Pursuant to the MDT II CVR Agreement, upon the exercise of the MDT II CVRs, holders of such MDT II CVRs will be entitled to receive, at the election of Reorganized Parent, either an amount of cash or, subject to certain conditions, a number of shares of New Common Equity with a value equal to the market price of such shares less the exercise price. The MDT II CVRs will be exercisable at any time for four years after the Effective Date. No assurances can be given as to when and if the holders of the MDT II CVRs will exercise the MDT II CVRs, or whether Reorganized Parent will elect to settle the MDT II CVRs in cash or equity. Were Reorganized Parent to settle the MDT II CVRs in cash, such cash payment could adversely affect the liquidity and financial condition of Reorganized Parent and the market price of the New Common Equity of Reorganized Parent. Were the Reorganized Parent to elect to settle the MDT II CVRs via the issuance of shares of New Common Equity, such equity issuance could result in substantial dilution to existing holders of the shares of Reorganized Parent and cause the value of the shares to decline. The possibility of either such an occurrence may be viewed negatively by investors and have an unfavorable impact on the liquidity, market for and trading value of shares of New Common Equity.

In addition, if a market price for the shares of New Common Equity were unavailable because such New Common Equity was not listed on a national securities exchange, the price for the shares for purposes of the payment to be made to the holders of the MDT II CVRs could be determined by an appraisal process carried out by a banking institution, which would incur additional costs and may lead to a determination of an unfavorable price to the Reorganized Parent.

20.	The Failure of the Reorganized Parent to Have Securities Listed on a Recognized Stock Exchange Will Result in Additional Transfer Taxes and Administrative Steps Necessary to Effect the Transfer and Settlement of Shares of the New Common Equity.

Because the Reorganized Parent expects not to have any securities listed on a recognized stock exchange which is situated in the United States of America or Canada (as defined under Irish law) (“Recognized Stock Exchange”), additional transfer taxes and administrative steps will be necessary to effect the sale, transfer and settlement of shares of the New Common Equity. Following the Effective Date, so long as the New Common Equity is not listed on a Recognized Stock Exchange, it will be an offense for a transferee of New Common Equity (or an interest in New Common Equity) to fail to comply with its requirements to file an Irish stamp duty return and pay any Irish stamp duty due with the Irish Revenue Commissioners following such transfer, and interest and penalties shall accrue. The filing of such returns and payment of the stamp duty requires both the transferee and transferor to have obtained an Irish tax reference number from the Irish Revenue Commissioners and requires payment of the stamp duty from an Irish bank account with the Irish Revenue Commissioners. Until such stamp duty return has been duly filed (or duly exempted) and the related stamp duty duly paid, the transfer of the shares in Reorganized Parent shall not be legally enforceable or effective under Irish law. Where any transfer of New Common Equity (or any interest in New Common Equity) occurs at less than market value, the transferor can be liable for all of the obligations of the transferee in relation to Irish stamp duty. Shareholders are advised to seek Irish legal and tax advice in relation to any transfers of shares of New Common Equity while the New Common equity is not listed on a Recognized Stock Exchange.

21.	Deregistration may lead to Reorganized Parent no longer being able to use GAAP for its audited financial statements.

Were the Reorganized Parent to deregister the New Common Equity interests and suspend Exchange Act reporting obligations under Section 12(g) of the Exchange Act, Reorganized Parent will no longer be entitled to avail itself of the exemption under Irish law that permits Reorganized Parent to use US generally accepted accounting principles (“GAAP”) for its statutory group audited financial statements. Reorganized Parent would therefore be required to begin reporting its statutory group audited financial statements using International Financial Reporting Standards or Irish GAAP. This would impose material additional costs on Reorganized Parent, incorporating both initial costs relating to establishing such reporting systems and recurring costs on an annual basis.

C.	Risks Relating to the Debtors’ Business Operations and Financial Conditions

THE FOLLOWING PROVIDES A SUMMARY OF CERTAIN OF THE RISKS ASSOCIATED WITH THE DEBTORS’ BUSINESSES. HOWEVER, THIS SECTION IS NOT INTENDED TO BE EXHAUSTIVE. ADDITIONAL RISK FACTORS CONCERNING THE DEBTORS’ BUSINESSES ARE CONTAINED IN THE DEBTORS’ PREVIOUSLY-FILED ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED December 30, 2022.

1.	The Debtors’ Chapter 11 Cases May Negatively Impact Future Operations.

While the Debtors believe that they will be able to emerge from chapter 11 relatively expeditiously, there can be no assurance as to timing for approval of the Plan or the Debtors’ emergence from chapter 11. Additionally, notwithstanding the support of the signatories to the Restructuring Support Agreement, the Chapter 11 Cases may adversely affect the Debtors’ ability to maintain relationships with existing customers and suppliers and attract new customers.

2.	The Debtors’ Business May Be Adversely Affected by Public Health Crises and Epidemics/Pandemics.

A pandemic, epidemic or outbreak of an infectious disease occurring in the U.S. or elsewhere in the world (similar to the December 2019 outbreak of COVID-19 and the ensuing pandemic) could result in the Debtors’ business being adversely affected. The Debtors’ business performance was significantly impacted by COVID-19, and a similar future pandemic could negatively impact the Debtors.

The Debtors may experience significant and unforeseen increases or decreases in demand for certain of their products as the needs of health care providers and patients evolve during this pandemic. For example, as the Debtors are among the world’s largest manufacturers of bulk acetaminophen and the only producer of acetaminophen in the North American and European regions, the Debtors could experience an increase in demand which the Debtors may not be able to meet in accordance with the needs of the market.

3.	Sales of the Debtors’ Products Are Affected by the Reimbursement Practices of Governmental Health Administration Authorities, Private Health Coverage Insurers and Other Third-Party Payers, and the Debtors May Be Negatively Impacted by any Changes to Such Reimbursement Practices.

Sales of the Debtors’ products depend, in part, on the extent to which the costs of the Debtors’ products are reimbursed by governmental health administration authorities, private health coverage insurers and other third-party payers. The ability of patients to obtain appropriate reimbursement for products and services from these third-party payers affects the selection of products they purchase and the prices they are willing to pay. In the U.S., there have been, and the Debtors expect there will continue to be, a number of state and federal proposals that limit the amount that third-party payers may pay to reimburse the cost of drugs, for example with respect to Acthar Gel. The Debtors believe the increasing emphasis on managed care in the U.S. has and will continue to put pressure on the usage and reimbursement of Acthar Gel. The Debtors’ ability to commercialize their products depends in part on the extent to which reimbursement for the costs of these products is available from government healthcare programs such as Medicaid and Medicare, private health insurers, and others. The Debtors cannot be certain that, over time, third-party reimbursements for the Debtors’ products will be adequate for the Debtors to maintain price levels sufficient for realization of an appropriate return on their investment.

Reimbursement of highly-specialized products, such as Acthar Gel, is typically reviewed and approved or denied on a patient-by-patient, case-by- case basis, after careful review of details regarding a patient's health and treatment history that is provided to the insurance carriers through a prior authorization submission, and appeal submission, if applicable. During this case-by-case review, the reviewer may refer to coverage guidelines issued by that carrier. These coverage guidelines are subject to on-going review by insurance carriers. Because of the large number of carriers and variations in the coverage offered by the various plans offered by those carriers, there are a large number of guideline updates issued each year.

Furthermore, demand for new products may be limited unless the Debtors obtain reimbursement approval from governmental and private third-party payers prior to the introduction or launch of those products in the market. Reimbursement criteria, which vary by country, are becoming increasingly stringent and require management expertise and significant attention to obtain and maintain qualification for reimbursement.

4.	Reimbursement Criteria or Policies and the Use of Tender Systems Outside the U.S. Could Reduce Prices for the Debtors’ Products or Reduce the Debtors’ Market Opportunities.

Markets in which the Debtors operate have implemented or may implement tender systems in an effort to lower prices. Under such tender systems, manufacturers submit bids which establish prices for products. The company that wins the tender receives preferential reimbursement for a period of time. Accordingly, the tender system often results in companies underbidding one another by proposing low pricing in order to win the tender. Certain other countries may consider implementation of a tender system. Even if a tender system is ultimately not implemented, the anticipation of such could result in price reductions. Failing to win tenders, or the implementation of similar systems in other markets leading to price declines, could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. The Debtors are unable to predict what additional legislation or regulation or changes in third-party coverage and reimbursement policies may be enacted or issued in the future or what effect such legislation, regulation and policy changes would have on their business.

5.	The Debtors May Be Unable to Protect Their Intellectual Property Rights or Their Intellectual Property Rights May Be Limited.

The Debtors rely on a combination of patents, trademarks, trade secrets, proprietary know-how, market exclusivity gained from the regulatory approval process, and other intellectual property to support their business strategy, most notably in relation to Acthar Gel, INOmax, Therakos and Amitiza products. However, the Debtors’ efforts to protect their intellectual property rights may not be sufficient. If the Debtors do not obtain sufficient protection for their intellectual property, or if the Debtors are unable to effectively enforce their intellectual property rights, or if there is a change in the way courts and regulators interpret the laws, rules and regulations applicable to our intellectual property, the Debtors’ competitiveness could be impacted, which could adversely affect their competitive position, business, financial condition, results of operations and cash flows.

Furthermore, the Debtors’ pending patent applications may not result in the issuance of patents, or the patents issued to or licensed by us in the past or in the future may be challenged or circumvented by competitors. Existing patents may be found to be invalid or insufficiently broad to preclude the Debtors’ competitors from using methods or making or selling products similar or identical to those covered by the Debtors’ patents and patent applications. Regulatory agencies may refuse to grant the Debtors the market exclusivity that they were anticipating, or may unexpectedly grant market exclusivity rights to other parties. In addition, the Debtors’ ability to obtain and enforce intellectual property rights is limited by the unique laws of each country. In some countries, it may be particularly difficult to adequately obtain or enforce intellectual property rights, which could make it easier for competitors to capture market share in such countries by utilizing technologies and product features that are similar or identical to those developed or licensed by the Debtors. Competitors also may harm the Debtors’ sales by designing products that mirror the capabilities of our products or technology without infringing our patents, including by coupling separate technologies to replicate what our products accomplish through a single system.

Competitors may diminish the value of the Debtors trade secrets by reverse engineering or by independent invention. Additionally, current or former employees may improperly disclose such trade secrets to competitors or other third parties. The Debtors may not become aware of any such improper disclosure, and, in the event the Debtors do become aware, the Debtors may not have an adequate remedy available.

6.	The Debtors May Be Subject to Claims that they Infringe on the Intellectual Property Rights of Others.

The Debtors operate in an industry characterized by extensive patent litigation, and the Debtors may from time to time be a party to such litigation. The pursuit of or defense against patent infringement is costly and time-consuming and the Debtors may not know the outcomes of such litigation for protracted periods of time. The Debtors may be unsuccessful in efforts to enforce their patent or other intellectual property rights. In addition, patent litigation can result in significant damage awards, including the possibility of treble damages and injunctions. Additionally, the Debtors could be forced to stop manufacturing and selling certain products, or they may need to enter into license agreements that require the Debtors to make significant royalty or up- front payments in order to continue selling the affected products. Given the nature of the Debtors’ industry, the Debtors are likely to face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against the Debtors could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

7.	The Loss of One or More of Reorganized Debtors’ Key Personnel Could Disrupt Operations and Adversely Affect Financial Results.

The Debtors are, and the Reorganized Debtors will be, highly dependent upon the availability and performance of their executive officers and other core employees. Accordingly, the loss of services of any of the Debtors’ executive officers or other core employees could materially and adversely affect the Reorganized Debtors’ business, financial condition and operating results.

8.	Extensive Laws and Regulations Govern the Industry in Which the Debtors Operate and Any Failure to Comply with Such Laws and Regulations, Including Any Changes to Those Laws and Regulations May Materially Adversely Affect the Debtors.

The development, manufacture, marketing, sale, promotion, and distribution of the Debtors’ products are subject to comprehensive government regulations that govern and influence the development, testing, manufacturing, processing, packaging, holding, record keeping, safety, efficacy, approval, advertising, promotion, sale, distribution and import/export of our products.

Under these laws and regulations, the Debtors are subject to periodic inspection of their facilities, procedures and operations and/or the testing of their products by the FDA, the DEA and similar authorities within and outside the U.S., which conduct periodic inspections to confirm that the Debtors are in compliance with all applicable requirements. The Debtors are also required to track and report adverse events and product quality problems associated with our products to the FDA and other regulatory authorities. Failure to comply with the requirements of FDA or other regulatory authorities, including a failed inspection or a failure in our adverse event reporting system, or any other unexpected or serious health or safety concerns associated with our products, including their Debtors’ opioid pain products and Acthar Gel, could result in adverse inspection reports, warning letters, product recalls or seizures, product liability claims, labeling changes, monetary sanctions, injunctions to halt the manufacture and distribution of products, civil or criminal sanctions, refusal of a government to grant approvals or licenses, restrictions on operations or withdrawal of existing approvals and licenses. Any of these actions could cause a loss of customer confidence in the Debtors’ products, which could adversely affect the Debtors’ sales, or otherwise have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows. In addition, the requirements of regulatory authorities, including interpretative guidance, are subject to change and compliance with additional or changing requirements or interpretative guidance may subject us to further review, result in product delays or otherwise increase our costs, and thus have a material adverse effect on the Debtors’ competitive position, business, financial condition, results of operations and cash flows.

9.	The Debtors May be Unable to Successfully Develop, Commercialize or Launch New Products or Expand Commercial Opportunities for Existing Products or Adapt to a Changing Technology.

The Debtors’ future results of operations will depend, to a significant extent, upon the Debtors’ ability to successfully develop, commercialize and launch new products or expand commercial opportunities for existing products in a timely manner. There are numerous difficulties in developing, commercializing and launching new products or expanding commercial opportunities for existing products, including:

•	developing, testing and manufacturing products in compliance with regulatory and quality standards in a timely manner;

•	the Debtors’ ability to successfully engage with the FDA or other regulatory authorities as part of the approval process and to receive requisite regulatory approvals for such products in a timely manner, or at all;

•	the availability, on commercially reasonable terms, of raw materials, including API and other key ingredients;

•	developing, commercializing and launching a new product is time-consuming, costly and subject to numerous factors, including legal actions brought by our competitors, that may delay or prevent the development, commercialization and/or launch of new products;

•	unanticipated costs;

•	payment of prescription drug user fees to the FDA to defray the costs of review and approval of marketing applications for branded and generic drugs;

•	experiencing delays as a result of limited resources at the FDA or other regulatory authorities;

•	changing review and approval policies and standards at the FDA or other regulatory authorities;

•	potential delays in the commercialization of generic products by up to 30 months resulting from the listing of patents with the FDA;

•	effective execution of the product launches in a manner that is consistent with expected timelines and anticipated costs; and

•	identifying appropriate partners for distribution of our products, including any future over-the-counter commercialization opportunities, and negotiating contractual arrangements in a timely manner with commercially reasonable terms.

As a result of these and other difficulties, products currently in development by the Debtors may or may not receive timely regulatory approvals, or approvals at all. This risk is heightened with respect to the development of proprietary branded products due to the uncertainties, higher costs and length of time associated with R&D of such products and the inherent unproven market acceptance of such products. Moreover, the FDA regulates the facilities, processes and procedures used to manufacture and market pharmaceutical products in the U.S. manufacturing facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with cGMP regulations enforced by the FDA. Compliance with cGMP regulations requires the dedication of substantial resources and requires significant expenditures. The FDA periodically inspects both our facilities and procedures to ensure compliance with regulatory standards. The FDA may cause a suspension or withdrawal of product approvals if regulatory standards are not maintained. In the event an approved manufacturing facility for a particular drug is required by the FDA to curtail or cease operations, or otherwise becomes inoperable, obtaining the required FDA authorization to manufacture at the same or a different manufacturing site could result in production delays, which could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Furthermore, the market perception and reputation of the Debtors’ products are important to their business and the continued acceptance of their products. Any negative press reports or other commentary about the Debtors’ products, whether accurate or not, could have a material adverse effect on their business, reputation, financial condition, results of operation or cash flows or could cause the market value of our ordinary shares and/or debt securities to decline.

With respect to generic products for which the Debtors are the first developer to have its application accepted for filing by the FDA, and which filing includes a certification that the applicable patent(s) are invalid, unenforceable and/or not infringed (known as a “Paragraph IV certification”), the Debtors’ ability to obtain and realize the full benefits of 180-days of market exclusivity is dependent upon a number of factors, including, being the first to file, the status of any litigation that might be brought against the Debtors as a result of our filing or not meeting regulatory, manufacturing or quality requirements or standards. If any of the Debtors products are not approved timely, or if the Debtors are unable to obtain and realize the full benefits of the respective market exclusivity period for their products, or if their products cannot be successfully manufactured or commercialized timely, the Debtors’ results of operations could be materially adversely affected. In addition, the Debtors cannot guarantee that any investment they make in developing products will be recouped, even if the Debtors are successful in commercializing those products. Finally, once developed and approved, new products may fail to achieve commercial acceptance due to the price of the product, third-party reimbursement of the product and the effectiveness of sales and marketing efforts to support the product.

10.	The Debtors’ Businesses May Face Risks Related to Indemnifications Under Certain Executory Contracts

The Plan provides for the assumption of Indemnification Provisions, which the Debtors may be required to comply with after the Effective Date, at cost to the Debtors’ business.

D.	Certain Risk Factors Related to the Irish Examinership Proceedings

1.	General

The Irish Examinership Proceedings in relation to the Parent, will be of shorter duration than the Chapter 11 Cases and will run concurrently with the Chapter 11 Cases. It will entail the same risks with regard to the Debtors’ business. Further, as discussed in this Disclosure Statement, the filing of the Irish Examinership Proceedings will commence a protection period during which the Parent will, under Irish law, have the benefit of protection against enforcement and other actions by its creditors for a period of up to 100 calendar days (or as otherwise amended under applicable Irish insolvency law). In the event the Irish Examinership Proceedings are unsuccessful, the High Court of Ireland could potentially order the winding up of the Parent or convert the Irish Examinership Proceedings to a liquidation proceeding.

2.	Parties in Interest May Object to the Appointment of an Examiner to the Parent.

Section 509 of the Companies Act 2014 (Ireland) provides that the High Court of Ireland may appoint an Examiner to an Irish registered company if it is insolvent, has not been put into liquidation, no receiver has been appointed for three consecutive days prior to the presentation of the petition and that there is a reasonable prospect of the survival of both the company and its undertaking. In the case of the latter proof, the Parent, as the ultimate parent company of the Debtors, will be required to satisfy the High Court of Ireland that it has an undertaking in its own right and that there is a reasonable prospect of survival of its undertaking as a going concern. Section 515 of the Companies Act 2014 (Ireland) provides that the creditors of a company are entitled to be heard before the High Court of Ireland may appoint an Examiner and it is therefore possible that a creditor may seek to object to the appointment of an Examiner to the Parent.

The Parent believes that it will be possible to satisfy each of the required proofs such that it is appropriate to appoint an Examiner to the Parent but there can be no assurance that the High Court of Ireland will reach the same conclusion.

3.	The Examiner May Not Put the Proposals Before the Members and Creditors of the Parent and Seek their Approval by the High Court of Ireland.

The Examiner, when appointed, will be an independent officer of the High Court of Ireland and will be free to adopt or decline to adopt the terms of the proposals for a scheme of arrangement accompanying the petition to have an Examiner appointed to the Parent. The Debtors believe that the Examiner will adopt and put the proposals before meetings of the Parent’s shareholders and creditors and subsequently seek their approval by the High Court of Ireland, because the proposals will mirror the Plan and the Plan represents the best solution achievable for the Debtors, their creditors and shareholders. There can be no assurance however that the Examiner will reach the same conclusion.

4.	Parties in Interest May Object to the Examiner’s Classification of Claims.

The Examiner will be required, pursuant to section 539 of the Companies Act 2014 (Ireland), to place creditors in classes of creditors and provide equal treatment for each claim within a particular class unless the holder of a particular claim agrees to less favorable treatment. It is likely that in considering any objection to the basis upon which classes have been formulated the High Court of Ireland would take the view that each class must be confined to those parties whose rights are not so dissimilar as to make it impossible for them to consult together with a view to their common interest. There can be no assurance that the High Court of Ireland will decide that the Examiner’s formulation of classes was correct.

5.	The Examiner May Not Be Able to Secure Confirmation of the Proposals for a Scheme of Arrangement.

Section 541 of the Companies Act 2014 (Ireland) provides that the High Court of Ireland is precluded from confirming proposals for a scheme of arrangement unless it is satisfied that the proposals are fair and equitable in relation to any class of members or creditors that has not accepted the proposals and whose interests or claims would be impaired by implementation of the proposals and not unfairly prejudicial to the interests of any interested party. Whether proposals are fair and equitable or not unfairly prejudicial to any party will usually be assessed by reference to how such party would be treated in a liquidation, pursuant to Part 11 of the Companies Act 2014 (Ireland), of the Parent. A shareholder or creditor should not be unfairly prejudiced and a class of shareholders or creditors should not be considered to have been treated unfairly or inequitably if that party’s treatment approximates to, or is better than, the manner in which such party would be treated in a liquidation of the Parent. Any creditor or shareholder whose interests would be impaired by the proposals if implemented and who did not vote in favor of the proposals may object to the proposals in the High Court of Ireland at the hearing convened to confirm the proposals. The Debtors believe that the terms of the Plan insofar as they relate to the Parent would not, if mirrored in a scheme of arrangement pursuant to Part 10 of the Companies Act 2014 (Ireland), be unfair or inequitable to any class of shareholders or creditors of the Parent and would not be unfairly prejudicial to the interests of any interested party. There is no assurance however that the High Court of Ireland will reach the same conclusion.

E.	Additional Factors

1.	Debtors Could Withdraw Plan

Subject to, and without prejudice to, the rights of any party in interest, the Plan may be revoked or withdrawn before the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. Additionally, the Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult its own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan shall constitute an admission of, or shall be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

X.
SECURITIES LAW MATTERS

The Debtors believe that any offers of New Common Equity that may be deemed to be made prior to the Petition Date, including in connection with the solicitation of votes on the Plan, shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2), Regulation D, and/or Regulation S promulgated thereunder. Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under Section 5 of the Securities Act. Regulation D and Regulation S are non-exclusive safe harbors from registration promulgated by the SEC under the Securities Act.

A.	Issuance & Transfer of 1145 Securities

1.	Issuance

The Plan provides for the offer, issuance, sale or distribution of shares of New Common Equity pursuant to, among other things, the First Lien Claims and Second Lien Notes Claims distributions. The Debtors believe that the offer, issuance, sale or distribution by Reorganized Parent of the New Common Equity, as distributions, among others, on the First Lien Claims and Second Lien Notes Claims (the “1145 Securities”) will be exempt from registration under section 5 of the Securities Act and under any state or local laws requiring registration for offer or sale of a security pursuant to section 1145(a) of the Bankruptcy Code, except with respect to an entity that is an underwriter as defined in section 1145(b) of the Bankruptcy Code (see below).

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the securities must be in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate; and (iii) the securities must be issued entirely in exchange for such a claim or interest , or “principally” in exchange for such claim or interest and “partly” for cash or property.

The issuance of the New Common Equity under the Plan on account of First Lien Claims and Second Lien Notes Claims satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code.

The exemptions of section 1145(a)(1) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (A) purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest (“accumulators”); (B) offers to sell securities offered or sold under a plan for the holders of such securities (“distributors”); (C) offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is: (i) with a view to distributing such securities; and (ii) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and (D) is an “issuer” (as defined in section 2(a)(11) of the Securities Act) with respect to the securities.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, includes Persons directly or indirectly controlling, controlled by or under direct or indirect common control with the issuer. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Such Persons are referred to as “affiliates” of the issuer. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be an issuer for these purposes and therefore an underwriter. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who receives ten percent or more of a class of securities of a reorganized debtor may be presumed to be in a relationship of “control” with the reorganized debtor and, therefore, an underwriter, although the staff of the Securities and Exchange Commission (the “SEC”) has not endorsed this view.

2.	Subsequent Transfers

Section 1145(c) of the Bankruptcy Code provides that securities issued pursuant to section 1145(a) are deemed to have been issued in a public offering. In general, therefore, resales of and subsequent transactions in the 1145 Securities will be exempt from registration under the Securities Act pursuant to section 4(a)(1) of the Securities Act, unless the holder thereof is deemed to be an “issuer,” an “underwriter” or a “dealer” with respect to such securities. A “dealer,” as defined in section 2(a)(12) of the Securities Act, is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.

Notwithstanding the provisions of section 1145(b) regarding accumulators and distributors referred to above, the staff of the SEC has taken the position that resales of securities distributed under a plan of reorganization by accumulators and distributors of securities who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an “ordinary trading transaction” if it is made on a national securities exchange or in the over-the-counter market and does not involve any of the following factors:

(a)	(i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

(b)	the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a Bankruptcy Court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

(c)	the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The staff of the SEC has not provided any guidance for privately arranged trades. The views of the staff of the SEC on these matters have not been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any persons intending to rely on such exemption is urged to consult their counsel as to the applicability thereof to their circumstances.

To the extent that Persons who receive 1145 Securities pursuant to the Plan are deemed to be underwriters (and who do not qualify for the treatment of “ordinary trading transactions” described above), resales by such Persons of 1145 Securities would not be exempted from registration under the Securities Act or other applicable laws by reason of section 1145 of the Bankruptcy Code and section 4(a)(1) of the Securities Act. However, Persons deemed to be underwriters may be permitted to resell such 1145 Securities without registration pursuant to the limited safe harbor resale provisions of Rule 144 promulgated under the Securities Act or another available exemption under the Securities Act.

Generally Rule 144 of the Securities Act permits the public sale of securities if certain conditions are met, including a required holding period, certain current public information regarding the issuer being available and compliance with the volume, manner of sale and notice requirements. If the issuer is not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in section (c)(2) of Rule 144. Reorganized Parent is expected to remain subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. However, holders of a Majority of the First Lien Claims and Second Lien Notes Claims have informed the Company that they desire for Reorganized Parent not to be subject to such reporting requirements. The staff of the SEC has taken the position that Persons who are deemed to be underwriters solely because they are affiliates of a reorganized debtor are not subject to the holding period requirements of Rule 144. Accordingly, affiliates of Reorganized Parent that receive 1145 Securities under the Plan may resell those securities following the Effective Date in reliance on Rule 144, subject to applicable volume, manner of sale and notice requirements.

Whether or not any particular Person would be deemed to be an “underwriter” with respect to the 1145 Securities or any other security to be issued pursuant to the Plan depends upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving 1145 Securities or any other securities under the Plan would be considered an “underwriter” under section 1145(b) of the Bankruptcy Code with respect to such securities, or whether such Person may freely resell such securities or the circumstances under which they may resell such securities.

The Reorganized Debtors do not intend to cause the New Common Equity to be eligible for book-entry treatment under the facilities of the Depository Trust Company (“DTC”). Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan under applicable securities laws, including, for the avoidance of doubt, whether the New Common Equity are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

B.	Issuance of New Takeback Notes

The offering, issuance and distribution under the Plan of the New Takeback Notes shall be exempt from registration under the Securities Act and state securities laws pursuant to Section 4(a)(2) of the Securities Act, Regulation D under the Securities Act and/or Regulation S under the Securities Act and similar state securities law provisions. The issuance and distribution of the New Takeback Notes shall be made only to holders of Allowed First Lien Claims who are reasonably believed to be Qualified Institutional Buyers, Institutional Accredited Investors or Non-US Persons.

The New Takeback Notes will be “restricted securities” and subject to resale restrictions and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act. Holders of such restricted securities would, under certain conditions, be permitted to resell the New Takeback Notes without registration if they are able to comply with the applicable provisions of Rule 144A under the Securities Act or any other registration exemption under the Securities Act, subject to restrictions on transfer to be set forth in the indenture for the New Takeback Notes.

C.	Issuance of MDT II CVRs

The Debtors believe that either the MDT II CVRs issued to the MDT II shall not constitute a “security”, or that the issuance of the MDT II CVRs shall be exempt from registration under section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Under the MDT II CVR Agreement, the Reorganized Parent may issue shares of New Common Equity in lieu of paying cash only if (i) the resale by the MDT II of such shares would not require registration under the Securities Act, or such issuance or resale has been registered under the Securities Act (in the case such shares are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and the resale is to be registered, pursuant to the terms of a registration rights agreement reasonably acceptable to Reorganized Parent and MDT II) and (ii) such shares are not otherwise subject to contractual restrictions on transfer.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE, AND SECTION 4(a)(2) OF THE SECURITIES ACT, REGULATION D, REGULATION S, RULE 144 AND/OR RULE 144A UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKES ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF ANY SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN OR ANY OTHER AGREEMENT. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

XI.
CERTAIN U.S. INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion summarizes certain U.S. federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected U.S. federal income tax consequences to MEH, Inc. (“MEH”) and its subsidiaries included in its U.S. federal consolidated income tax group (collectively, the “U.S. Tax Group”) and Holders of First Lien Term Loan Claims, First Lien Notes Claims and Second Lien Notes Claims (such Claims, collectively, the “Prepetition Debt”). It is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the U.S. federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.

This discussion assumes that Holders of Prepetition Debt have held such property as “capital assets” within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will hold the New Second Priority Takeback Debt and New Common Equity as capital assets. This discussion also assumes that the debt instruments to which any of the Debtors are, or Reorganized Debtors will be, a party will be respected as debt for U.S. federal income tax purposes.

This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Tax Code and the effects of Section 451(b) of the Tax Code conforming the timing of certain income accruals to financial statements. In addition, it does not address considerations relevant to Holders subject to special rules under the U.S. federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, Holders subject to the alternative minimum tax, Holders who utilize installment method reporting with respect to their Claims, Holders holding Prepetition Debt, New Second Priority Takeback Debt, or New Common Equity as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, U.S. Holders (as defined below) who have a functional currency other than the U.S. dollar, and, with limited exceptions, Holders that are “United States shareholders” as defined by Section 951(b) of the Tax Code with respect to Reorganized Parent (“10% U.S. Holders”). This discussion also does not address the U.S. federal income tax consequences to Holders (a) whose Claims are Unimpaired or otherwise entitled to payment in full under the Plan, or (b) that are deemed to accept or deemed to reject the Plan. Additionally, this discussion does not address any consideration being received other than in a person’s capacity as a Holder of a Claim. This summary also does not discuss the treatment of the receipt of New Common Equity pursuant to the Management Incentive Plan. Any 10% U.S. Holder is urged to contact its own tax advisers as to the U.S. federal income tax consequences of the Plan to it and tax considerations relating to the ownership of New Common Equity.

Form of Restructuring Transactions. The Restructuring Transactions as currently contemplated will take the form of a recapitalization of the existing corporate group with Mallinckrodt plc as Reorganized Parent and MEH continuing as parent of the U.S. Tax Group (the “Recapitalization Alternative”). The Debtors and the Supporting Funded Debt Creditors are continuing to evaluate alternative structures, which may include a taxable transfer of the Debtors’ assets to a new entity or group of entities, including a newly formed Reorganized Parent (the “Sale Alternative”), and any such alternative structure and the transaction steps required to implement such alternative structure shall be described in a Transactions Steps Plan included in a Plan Supplement. The following discussion describes the material U.S. federal income tax consequences of the Recapitalization Alternative. The tax consequences of the Sale Alternative to the Debtors and Holders of the Prepetition Debt could be materially different than those described below.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF NEW SECOND PRIORITY TAKEBACK DEBT, AND/OR NEW COMMON EQUITY RECEIVED PURSUANT TO THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS, OR ANY OTHER U.S. FEDERAL TAX LAWS. THE DEBTORS AND THE REORGANIZED DEBTORS SHALL NOT BE LIABLE TO ANY PERSON WITH RESPECT TO THE TAX LIABILITY OF A HOLDER OR ITS AFFILIATES.

B.	U.S. Federal Income Tax Consequences to the U.S. Tax Group

1.	Cancellation of Indebtedness and Reduction of Tax Attributes

Mallinckrodt plc owns all of the stock of Mallinckrodt International Finance SA (“MIFSA”). MIFSA owns all of the units of Mallinckrodt CB LLC (“US FinCo”), a Delaware LLC disregarded as separate from its owner under the Tax Code, and all of the stock of MEH. Mallinckrodt plc, MIFSA, US FinCo and MEH are Debtors. MIFSA and US FinCo are not engaged in any trade or business in the United States. MEH owns (directly and indirectly) all of the equity in the remaining active U.S. subsidiaries. MEH is the parent of the U.S. Tax Group. MIFSA and US FinCo are the original issuers of the Prepetition Debt. However, MEH and MIFSA have entered into a payment undertaking agreement pursuant to which MEH has serviced a portion of the First Lien Term Loans (the “MEH Serviced Term Loans”). In light of such agreement and course of conduct by MIFSA and MEH, this discussion assumes that the MEH Serviced Term Loans are treated as debt of MEH for income tax purposes.

A taxpayer generally should realize cancellation of indebtedness (“COD”) income to the extent the adjusted issue price of debt being compromised exceeds the sum of the adjusted issue price of any new debt issued in exchange therefor and any cash plus the fair market value of any property (including stock) paid with respect to the debt being compromised (other than cash or property paid on account of accrued and unpaid interest with respect thereto). Accordingly, the U.S. Tax Group generally should realize COD income to the extent the adjusted issue price of the MEH Serviced Term Loans exceeds the sum of (x) the issue price of the MEH Serviced Takeback Debt (as defined below), (y) the Cash, if any, paid to Holders of First Lien Term Loan Claims that is allocable to the MEH Serviced Term Loans (other than Cash paid on account of accrued and unpaid interest on such Claims) and (z) the value of New Common Equity, if any, issued or deemed issued in exchange for a portion of the MEH Serviced Term Loans. The amount of COD income that will be realized by the U.S. Tax Group is uncertain because it will depend on, among other things, the issue price of the MEH Serviced Takeback Debt and, if applicable, the value of New Common Equity on the Effective Date.

Under Section 108 of the Tax Code, COD income realized by a debtor will be excluded from gross income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan of reorganization approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the U.S. Tax Group will be entitled to exclude from gross income any COD income realized as a result of the implementation of the Plan.

Under Section 108(b) of the Tax Code, a debtor that excludes COD income from gross income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). The reduction in a debtor’s tax basis in its assets generally is limited to the excess of (i) its tax basis in assets held immediately after the discharge of indebtedness over (ii) the amount of liabilities remaining immediately after the discharge of indebtedness (the “Liability Floor”). NOLs for the taxable year of the discharge and NOL carryforwards to such year generally are the first attributes subject to reduction. However, a debtor may elect under Section 108(b)(5) of the Tax Code (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If a debtor makes a Section 108(b)(5) Election, the Liability Floor does not apply to the reduction in basis of depreciable property. The U.S. Tax Group does not expect to make the Section 108(b)(5) Election.

As of the end of its tax year ending September 30, 2022, the U.S. Tax Group had approximately $2,058 million of NOL carryforwards, many of which are subject to existing usage limitations. The U.S. Tax Group believes that it may generate additional NOLs for the tax year ending September 29, 2023. The amount of the U.S. Tax Group’s NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the U.S. Tax Group’s NOLs ultimately may vary from the amounts set forth above.

Assuming that a Section 108(b)(5) Election is not made, the U.S. Tax Group currently anticipates that the application of Section 108(b) of the Tax Code should reduce the U.S. Tax Group’s NOLs allocable to MEH and possibly a portion of MEH’s share of a capital loss carryforward. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the U.S. Tax Group.

2.	Section 382 Limitation on Net Operating Losses and Built-In Losses

The Tax Code applies certain limitations to the Reorganized Debtors’ ability to utilize the tax attributes remaining after the reduction pursuant to excluded COD income described above. Specifically, under Section 382 of the Tax Code, if a corporation or a consolidated group of corporations with NOLs or NOL carryforwards, interest deductions suspended under Section 163(j) of the Tax Code (collectively with NOLs and certain other tax attributes, the “Pre-Change Tax Attributes”) or built-in losses (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its Pre-Change Tax Attributes and recognized built-in losses (“RBILs”) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation (which occurred on June 16, 2022 when the 2020-2022 Plan was consummated).

Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its Pre-Change Tax Attributes and RBILs is generally equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized (or treated as recognized pursuant to the safe harbors provided in IRS Notice 2003-65) during the five-year period beginning on the date of the Ownership Change (the “Recognition Period”). Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus may reduce the amount of Pre-Change Tax Attributes that could be used by the loss corporation during the Recognition Period.

A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets (or, if greater, the amount of a loss corporation’s relevant liabilities) and its tax basis in the assets, subject to a statutorily-defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the Recognition Period. The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules which may apply to members of the consolidated group that were acquired from a different consolidated group (the “Subgroup Rules”).

If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in gains (“RBIGs”) will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the fair market value of the asset over its tax basis immediately prior to the Ownership Change. However, the annual limitation will not be increased to the extent that the aggregate amount of all RBIGs that are recognized during the Recognition Period exceed the NUBIG. On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any RBILs will be subject to the annual limitation in the same manner as Pre-Change Tax Attributes. An RBIL generally is any loss (and certain deductions) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change. However, once the aggregate amount of all RBILs that are recognized during the Recognition Period exceeds the NUBIL, such excess RBILs are not subject to the annual limitation. RBIGs and RBILs may be recognized during the Recognition Period for depreciable and amortizable assets that are not actually disposed. At this time the Debtors are not certain whether the U.S. Tax Group will have a NUBIG or NUBIL on the Effective Date as this will depend on several things, including the value of the assets of the U.S. Tax Group on the Effective Date.

The Debtors expect the consummation of the Plan will result in an Ownership Change of MEH. Because the Ownership Change will occur in a case brought under the Bankruptcy Code, one of the following two special rules should apply in determining the ability of the Reorganized Debtors to utilize in post-Effective Date tax periods Pre-Change Tax Attributes and RBILs attributable to tax periods preceding the Effective Date provided there is no Ownership Change of the U.S. Tax Group prior to the Effective Date.

Under Section 382(l)(5) of the Tax Code, an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s Pre-Change Tax Attributes and RBILs arising during the Recognition Period if the stockholders and qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being stockholders or creditors of the debtor. Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three full taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the date of the Ownership Change attributable to the bankruptcy reorganization (the “Plan Ownership Change”). However, if any Pre-Change Tax Attributes and built-in losses of the debtor already are subject to an annual usage limitation under Section 382 of the Tax Code at the time of an Ownership Change subject to Section 382(l)(5) of the Tax Code, those Pre-Change Tax Attributes and built-in losses generally will continue to be subject to such limitation. In this case, most of the Pre-Change Tax Attributes are already subject to an annual usage limitation imposed under Section 382 of the Tax Code.

A qualified creditor is any creditor who has held the debt of the debtor continuously beginning at least eighteen months prior to the petition date through the Effective Date (taking into account certain tacking rules, including where debt is received in certain debt-for-debt exchanges) or who has held “ordinary course indebtedness” that has been owned at all times by such creditor. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the Ownership Change, unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.

A debtor may elect not to apply Section 382(l)(5) of the Tax Code to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor’s U.S. federal income tax return for the taxable year in which the Ownership Change occurs. If Section 382(l)(5) of the Tax Code applies to an Ownership Change (and the debtor does not elect out), any subsequent Ownership Change of the debtor within the two-year period following the date of the Plan Ownership Change will result in the debtor being unable to use any pre-change losses in any taxable year ending after such subsequent Ownership Change to offset future taxable income.

If an Ownership Change pursuant to a plan of reorganization in chapter 11 does not satisfy the requirements of Section 382(l)(5) of the Tax Code, or if a debtor elects not to apply Section 382(l)(5) of the Tax Code, the debtor’s use of its Pre-Change Tax Attributes and RBILs arising during the Recognition Period will be subject to an annual limitation as determined under Section 382(l)(6) of the Tax Code. In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (3.17% for ownership changes occurring in September 2023) and the value of the debtor’s outstanding stock (in this case, the stock of MEH) immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments. However, if any Pre-Change Tax Attributes and built-in losses of the debtor already are subject to an annual limitation at the time of an Ownership Change subject to Section 382(l)(6) of the Tax Code, those Pre-Change Tax Attributes and built-in losses will generally be subject to the lower of the two annual limitations. In this case, most of the Pre-Change Tax Attributes are already subject to an annual usage limitation imposed under Section 382 of the Tax Code and the Debtors expect that this existing annual usage limitation will be lower than the usage limitation that will arise in connection with the consummation of the Plan.

The Debtors are unable to determine whether the Ownership Change expected to result from the consummation of the Plan satisfies the requirements of Section 382(l)(5) of the Tax Code, as such determination will depend on, among other things, the extent to which Holders of the Prepetition Debt immediately prior to consummation of the Plan may be treated as qualified creditors for purposes of Section 382(l)(5) of the Tax Code. In the event that the U.S. Tax Group elects out of or fails to qualify for Section 382(l)(5) of the Tax Code, the U.S. Tax Group’s Pre-Change Tax Attributes allocable to the period after the June 16, 2022 Ownership Change and which remain after reduction for excluded COD income (the “Pre-Change 2022/2023 Tax Attributes”) will, pursuant to Section 382(l)(6) of the Tax Code, be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month in which the Plan Ownership Change occurs and the value of the stock of MEH immediately after consummation of the Plan. This base limitation is expected to limit the U.S. Tax Group’s ability to use a material portion of its Pre-Change 2022/2023 Tax Attributes in each taxable period following the Effective Date and, in the case of RBILs if there were to be a NUBIL, in the first five years after the Effective Date. Pre-Change Tax Attributes not utilized in a given year due to an annual limitation generally may be carried forward for use in future years. To the extent the U.S. Tax Group’s annual limitations following the Effective Date exceeds its taxable income (for purposes of Section 382) in a given year, each excess will increase the relevant annual limitation in future taxable years.

3.	Application of Section 7874 of the Tax Code to Reorganized Parent

Following the Effective Date, the Reorganized Debtors intend to continue to operate, directly and indirectly, under Reorganized Parent, which is expected to be an Irish tax resident following the consummation of the Plan.

The IRS may, however, assert that Reorganized Parent should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Tax Code. For U.S. federal income tax purposes, a corporation generally is classified as either a U.S. corporation or a foreign corporation by reference to the jurisdiction of its organization or incorporation. Because Reorganized Parent is an Irish incorporated entity, it would generally be classified as a foreign corporation under these rules. Section 7874 of the Tax Code provides an exception to this general rule under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Tax Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless generally be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to such expanded affiliated group’s worldwide activities.

If the Section 7874 Percentage is at least 60% but less than 80%, the acquiring foreign corporation and its affiliates may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the Effective Date and disqualification of dividends paid from preferential “qualified dividend income” rates. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation.

The Treasury Regulations promulgated under Section 7874 of the Tax Code (the “Section 7874 Regulations”) treat creditor claims against a U.S. corporation in a case under Chapter 11 of the Bankruptcy Code as stock in certain circumstances for purposes of Section 7874 of the Tax Code (the “Creditor Rule”). The Debtors expect that, for purposes of the Creditor Rule, holders of First Lien Term Loan Claims will be treated as creditors of MEH to the extent of the MEH Serviced Term Loans. It is unclear, however, how a guarantee—like those provided by MEH and some of its subsidiaries with respect to the Prepetition Debt other than the MEH Serviced Term Loans—should be treated for purposes of the Creditor Rule. In addition, it is unclear whether, and to what extent, the Creditor Rule could apply to a U.S. corporation, like MEH, which is already directly and indirectly owned – and will continue to be so owned after consummation of the Plan – by the same foreign corporations.

The Section 7874 Regulations also exclude “disqualified stock” from the calculation of the Section 7874 Percentage. “Disqualified stock” is stock issued by a foreign acquiring corporation in exchange for “nonqualified property,” which includes certain obligations issued by a member of an “expanded affiliated group”, along with certain other property. It is expected that the New Common Equity issued by Reorganized Parent in exchange for the Prepetition Debt issued by MIFSA and US FinCo may constitute “disqualified stock.” The Section 7874 Regulations are complex and include other rules that could impact the calculation of the Section 7874 Percentage.

Reorganized Parent and its “expanded affiliated group” are not expected to have substantial business activities in Ireland relative to the expanded affiliated group’s worldwide activities for purposes of Section 7874 of the Tax Code.

Although it is not free from doubt, based upon the existing corporation group structure, which will be unaltered by consummation of the Plan, the Debtors intend to take the position that as a result of the implementation of the Plan, Reorganized Parent should not be treated as acquiring directly or indirectly substantially all of the properties of a U.S. corporation and, as a result, Reorganized Parent should not be treated as a U.S. corporation or otherwise subject to the adverse tax consequences of Section 7874 of the Tax Code. If it is determined that (i) Reorganized Parent has acquired directly or indirectly substantially all of the properties of MEH and (ii) creditors of the U.S. Tax Group own 80% or more by vote or value of Reorganized Parent stock, as determined for purposes of Section 7874 of the Tax Code, by reason of being actual or deemed creditors of MEH immediately prior to consummation of the Plan for purposes of Section 7874 of the Tax Code, Reorganized Parent would be treated as a U.S. corporation for U.S. federal income tax purposes. In addition, although Reorganized Parent would be treated as a U.S. corporation for U.S. federal income tax purposes, it would generally also be considered an Irish tax resident for Irish tax and other non-U.S. tax purposes. If it is determined that (i) Reorganized Parent has acquired directly or indirectly substantially all of the properties of MEH and (ii) creditors of the U.S. Tax Group own 60% or more, but less than 80%, by vote or value of Reorganized Parent stock by reason of being actual or deemed creditors of MEH immediately prior to the consummation of the Plan, in each case as determined for purposes of Section 7874 of the Tax Code, Reorganized Parent would be respected as a non-U.S. corporation but Section 7874 of the Tax Code would apply to cause certain adverse U.S. federal income tax consequences.

The above determinations, however, are subject to detailed regulations and administrative guidance, the application of which is uncertain in numerous respects (and would be impacted by changes in such regulations) and are subject to factual uncertainties. No assurance can be given that the IRS would not take a contrary position regarding Section 7874 of the Tax Code’s application to Reorganized Parent or that such position, if asserted, would not be sustained. Accordingly, Holders of Prepetition Debt should contact their own tax advisors regarding Section 7874 of the Tax Code’s potential application to the transactions contemplated by the Plan.

This discussion of certain U.S. federal income tax consequences assumes that the transactions discussed in this Disclosure Statement do not cause Reorganized Parent to be treated as a U.S. corporation pursuant to Section 7874 of the Tax Code or otherwise subject to adverse tax consequences under Section 7874 of the Tax Code. The law and the Treasury Regulations promulgated under Section 7874 of the Tax Code are, however, unclear and there can be no assurance that the IRS will agree with this conclusion.

C.	U.S. Federal Income Tax Consequences to Holders of Certain Claims

1.	Definition of U.S. Holder and Non-U.S. Holder

A “U.S. Holder” is a beneficial owner of the Prepetition Debt, New Second Priority Takeback Debt or New Common Equity, that for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source;

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Tax Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes; or

•	the government of the United States, any state, political subdivision or territory thereof or the District of Columbia.

A “Non-U.S. Holder” means a beneficial owner of the Prepetition Debt, New Second Priority Takeback Debt or New Common Equity that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity classified as a corporation for U.S. federal income tax purposes), estate or trust.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Prepetition Debt, New Second Priority Takeback Debt or New Common Equity, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partnership level. Beneficial owners of the Prepetition Debt, New Second Priority Takeback Debt or New Common Equity who are partners in a partnership holding any of such instruments should consult their own tax advisors.

2.	U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims

Obligor for Tax Purposes and Source of Interest. As discussed above, MEH has serviced the MEH Serviced Term Loans and has treated itself as primary obligor thereon solely for income tax purposes. The Debtors intend on the Effective Date to implement a similar arrangement with respect to a portion of the New Second Priority Takeback Debt (the “MEH Serviced Takeback Debt”) in an amount not to exceed the principal amount outstanding on the MEH Serviced Term Loans at such time, reduced by any Cash consideration provided with respect to the MEH Serviced Term Loans. The remaining New Second Priority Takeback Debt will be treated by the Reorganized Debtors as obligations of MIFSA for income tax purposes (the “MIFSA Takeback Debt”). The Reorganized Debtors will provide the final relative amounts of the MEH Serviced Takeback Debt and MIFSA Takeback Debt to Holders of the New Second Priority Takeback Debt within 90 days after the Effective Date.

Although the matter is not free from doubt, the Reorganized Debtors intend to take the position that the sourcing of an interest payment on New Second Priority Takeback Debt will be made by reference to the residence of the corporation that makes the payment. Accordingly, the remainder of this discussion assumes that an interest payment on MEH Serviced Takeback Debt will be treated as U.S. source income and an interest payment on MIFSA Takeback Debt will be treated as foreign source income. There can be no assurance, however, that the IRS will not challenge this treatment. If New Second Priority Takeback Debt was treated in a different manner or the interest payments on New Second Priority Takeback Debt was sourced in a different manner, the tax consequences to a Holder could be different than from those described below. Holders of the New Second Priority Takeback Debt should consult their own tax advisors as to the treatment of the New Second Priority Takeback Debt and the sourcing of interest payments on the New Second Priority Takeback Debt.

Exchanges. In light of the foregoing, while not free from doubt, the Debtors intend to take the position that (i) the exchange of MEH Serviced Term Loans for MEH Serviced Takeback Debt and, if applicable, Cash (the “MEH Term Loan Exchange”) will be treated separately from, if applicable, an exchange of MEH Serviced Term Loans for New Common Equity (the “MEH Term Loan/Common Equity Exchange”) and (ii) the exchange of a portion of the remaining First Lien Term Loan Claims for Cash and MIFSA Takeback Debt distributed to the U.S. Holders of First Lien Term Loan Claims (the “MIFSA Term Loan Exchange”, and together with the MEH Term Loan Exchange, the “Term Loan Exchanges”) will be treated as a separate exchange and separate from an exchange of a portion of the remaining First Lien Term Loan Claims for New Common Equity (the “MIFSA Term Loan/Common Equity Exchange”, and together with the MEH Term Loan/Common Equity Exchange, the “Term Loan/Common Equity Exchanges”). Although the matter is not free from doubt, the Debtors intend to determine the portion of the First Lien Term Loan Claims that is exchanged in each of the Term Loan Exchanges and the Term Loan/Common Equity Exchanges based on (i) the fair market value of the New Second Priority Takeback Debt and the amount of any Cash, on the one hand, relative to the (ii) the fair market value of the New Common Equity, on the other hand, in each respective exchange. The Debtors intend to make this information available to the holders of the New Second Priority Takeback Debt and the New Common Equity within 90 days after the Effective Date. Notwithstanding the Debtors’ intent described above, it is possible that the First Lien Term Loan Claims (other than the MEH Serviced Term Loans) could be treated as exchanged for MEH Serviced Takeback Debt, resulting in such exchange being a taxable exchange for U.S. federal income tax purposes, subject to the tax rules and considerations discussed below under “—Term Loan Exchanges—Taxable Exchanges.”

a.	Term Loan Exchanges

Significant Modification. An actual exchange of debt instruments will be treated as an exchange, rather than as a continuation of the old debt instrument, for U.S. federal income tax purposes if the differences between the old and new debt instrument constitute a “significant modification” of the old debt instrument under applicable Treasury Regulations. A “significant modification” occurs if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” On the basis of these Treasury Regulations, the Term Loan Exchanges should result in a “significant modification” of the First Lien Term Loans and thus an exchange for U.S. federal income tax purposes of the First Lien Term Loans for the New Second Priority Takeback Debt.

Treatment as Security. The U.S. federal income tax consequences of the Term Loan Exchanges will also depend on whether the First Lien Term Loans and New Second Priority Takeback Debt constitute “securities” for purposes of the provisions of the Tax Code relating to tax-free transactions. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is senior to or subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security.

It is unclear whether the 2017 Replacement Term Loans and the 2018 Replacement Term Loans constitute securities for U.S. federal income tax purposes because each had an original term of between five and six years. While a portion of these 2017 Replacement Term Loans and 2018 Replacement Term Loans may have been “significantly modified” prior to the Effective Date as a result of the payment of the Forbearance and Settlement Payment (as defined in the Restructuring Supporting Agreement) to U.S. Holders thereof, the Debtors intend to take the position that this should not alter the analysis as to whether these 2017 Replacement Term Loans and 2018 Replacement Term Loans are “securities” for U.S. federal income tax purposes based on the reasoning in IRS Revenue Ruling 2004-78. It is also unclear whether the New Second Priority Takeback Debt will constitute securities for U.S. federal income tax purposes because their term is five years. If the First Lien Term Loans and New Second Priority Takeback Debt are each securities, the Term Loan Exchanges will be non-taxable exchanges for U.S. federal income tax purposes, except as discussed below under “—Non-Taxable Exchanges—Recognition of Gain or Loss” and discussed above under “—Obligor for Tax Purposes and Source of Interest”. However, if the 2017 Replacement Term Loans and/or the 2018 Replacement Term Loans are not securities, the Term Loan Exchanges with respect to the relevant First Lien Term Loans that are not securities will be taxable exchanges for U.S. federal income tax purposes. Furthermore, if the New Second Priority Takeback Debt are not securities, the Term Loan Exchanges will be taxable exchanges for U.S. federal income tax purposes regardless of whether the First Lien Term Loans are securities.

(1)	Non-Taxable Exchanges

Recognition of Gain or Loss. If the Term Loan Exchanges qualify as non-taxable exchanges, a U.S. Holder should not recognize income, gain or loss, except that (i) a U.S. Holder should recognize interest income to the extent that an amount of New Second Priority Takeback Debt and/or Cash, as applicable, is allocable to accrued interest (discussed below under “—Accrued but Untaxed Interest”) and (ii) a U.S. Holder should recognize gain (but not loss) to the extent of the lesser of the remaining Cash received and the amount of gain, if any, realized in the MEH Term Loan Exchange and the MIFSA Term Loan Exchange, as the case may be. The character of such gain or loss as capital or ordinary will be determined by a number of factors, including (but not limited to) the tax status of the U.S. Holder, whether the First Lien Term Loan Claims constitute capital assets in the U.S. Holder’s hands, whether the First Lien Term Loan Claims have market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to the First Lien Term Loan Claims. Gain realized must be calculated separately for each identifiable block of First Lien Term Loans surrendered in the Term Loan Exchanges, and the deductibility of capital losses is subject to limitations. Any capital gain recognized in a Term Loan Exchange will generally be long-term capital gain if the U.S. Holder has held the applicable First Lien Term Loans for more than one year as of the date of disposition, and any capital gain generally will be treated as U.S. source. A U.S. Holder’s tax basis in the New Second Priority Takeback Debt should generally be equal to the U.S. Holder’s tax basis in the First Lien Term Loans surrendered in the respective non-taxable exchanges, increased by any gain recognized in the applicable Term Loan Exchange and decreased by any Cash received in the applicable Term Loan Exchange. A U.S. Holder’s holding period for the New Second Priority Takeback Debt will include the holding period of the First Lien Term Loans surrendered in the respective non-taxable exchange.

Accrued but Untaxed Interest. To the extent a Holder of a First Lien Term Loan Claim receives consideration that is attributable to unpaid accrued interest on the First Lien Term Loan Claim, the Holder may be required to treat such consideration as a payment of interest. The Plan provides that Cash will be paid in an amount equal to the First Lien Term Loans Accrued and Unpaid Interest. Notwithstanding that, the Plan provides that all distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Allowed Claims (in each case as determined for U.S. federal income tax purposes). Notwithstanding the Plan provision, there is general uncertainty regarding the extent to which the receipt of cash or other property with respect to a debt instrument should be treated as attributable to unpaid accrued interest. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. To the extent any property received pursuant to the Plan is considered attributable to unpaid accrued interest (including but not limited to the Cash paid in respect of the First Lien Term Loans Accrued and Unpaid Interest), a Holder will recognize ordinary income to the extent the value of the property exceeds the amount of unpaid accrued interest previously included in gross income by the Holder. A Holder’s tax basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of the property, and its holding period in the property should begin on the day after the Effective Date. A Holder generally will be entitled to recognize a loss to the extent any accrued interest previously included in its gross income is not paid in full. Although not entirely clear, such a loss may be treated as an ordinary loss rather than a capital loss.

Such interest income should generally be treated as (i) U.S. source with respect to the MEH Serviced Term Loans and (ii) foreign source with respect to the remaining First Lien Term Loan Claims. Such interest income that is treated as foreign source will generally constitute foreign source “passive category income” for foreign tax credit limitation purposes (as discussed below in “—Foreign Tax Credit”).

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EXTENT TO WHICH CONSIDERATION RECEIVED UNDER THE PLAN SHOULD BE TREATED AS ATTRIBUTABLE TO UNPAID ACCRUED INTEREST.

Market Discount. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s initial tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with original issue discount (“OID”), its adjusted issue price, in each case, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the disposition of a First Lien Term Loan Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such First Lien Term Loan Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). Any accrued but unrecognized market discount on the First Lien Term Loan Claim after the application of the prior sentence will not have to be recognized as income at the time of the Term Loan Exchange. However, such accrued market discount will generally carry over to the New Second Priority Takeback Debt received by the U.S. Holder in the Term Loan Exchanges and any gain recognized on a subsequent taxable disposition of the New Second Priority Takeback Debt may have to be treated as ordinary income to the extent of such accrued but unrecognized market discount. In addition, if a U.S. Holder acquired the First Lien Term Loan at market discount, the New Second Priority Takeback Debt may be treated as acquired at a market discount as discussed below.

(2)	Taxable Exchanges

Recognition of Gain or Loss. If the Term Loan Exchanges constitute taxable exchanges, the U.S. Holder should recognize gain or loss equal to the difference between (i) the sum of the fair market value of the New Second Priority Takeback Debt and the amount of Cash, if applicable, received in the taxable exchange (other than any amount of the New Second Priority Takeback Debt and/or Cash allocable to accrued interest, discussed above under “—Non-Taxable Exchanges—Accrued but Untaxed Interest”) and (ii) the U.S. Holder’s adjusted tax basis in the First Lien Term Loans Claims surrendered in the taxable exchange. The character of such gain or loss as capital or ordinary will be determined by a number of factors, including (but not limited to) the tax status of the U.S. Holder, whether the First Lien Term Loan Claims constitute capital assets in the U.S. Holder’s hands, whether the First Lien Term Loan Claims have been held for more than one year, whether the First Lien Term Loan Claims have market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to the First Lien Term Loan Claims. Gain or loss realized must be calculated separately for each identifiable block of the First Lien Term Loan Claims surrendered in the Term Loan Exchange, and the deductibility of capital losses is subject to limitations. Such gain or loss generally will be treated as U.S. source. A U.S. Holder’s tax basis in the New Second Priority Takeback Debt (other than the New Second Priority Takeback Debt, if any, allocable to accrued interest) should equal the fair market value of the New Second Priority Takeback Debt on the Effective Date. A U.S. Holder’s holding period for the New Second Priority Takeback Debt should begin on the day following the Effective Date.

Market Discount. Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder in the Term Loan Exchanges may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on such U.S. Holder’s First Lien Term Loans Claims (unless the U.S. Holder elected to include “market discount” in income as it accrued).

b.	Term Loan/Common Equity Exchanges

Recognition of Gain or Loss. The Term Loan/Common Equity Exchanges, as contemplated, are expected to meet the requirements of Section 351 of the Tax Code and be subject to Section 367 of the Tax Code in light of Reorganized Parent being a foreign corporation. As such, a U.S. Holder of a First Lien Term Loan Claim should be treated as receiving the New Common Equity in a transaction governed by Section 351 of the Tax Code. Section 351 of the Tax Code, when applicable, generally prevents recognition of both gains (subject to the rules regarding accrued but untaxed interest and market discount, discussed below under “—Accrued but Untaxed Interest” and “—Market Discount”) and losses. However, because Reorganized Parent is not a U.S. corporation, Section 367 of the Tax Code will override the gain (but not the loss) deferral provisions of Section 351 of the Tax Code with respect to the Term Loan/Common Equity Exchanges (i) for all U.S. Holders, if the First Lien Term Loan Claims are not “securities” (discussed above in “—Term Loan Exchanges—Treatment as Security”) or (ii) solely with respect to U.S. Holders who will own (directly, indirectly or constructively) five percent or more of the New Common Equity at the time of the Term Loan/Common Equity Exchanges, subject to the discussion below regarding “gain recognition agreements.” Such gain recognized by a U.S. Holder should equal the excess (if any) of (i) the fair market value of the New Common Equity received over (ii) such U.S. Holder’s adjusted tax basis in such First Lien Term Loan Claim contributed (or deemed contributed) in exchange for such New Common Equity. In general, with respect to a First Lien Term Loan Claim for which gain is recognized, the character of such gain and such U.S. Holder’s basis and holding period in the New Common Equity received with respect to such First Lien Term Loan Claim should be determined pursuant to the same rules described above in “—Term Loan Exchanges—Non-Taxable Exchanges—Recognition of Gain or Loss”. In the event that (i) the U.S. Holder’s adjusted tax basis in the First Lien Term Loan Claim contributed (or deemed contributed) in exchange for such New Common Equity exceeds (ii) the fair market value of the New Common Equity received on account of such First Lien Term Loan Claim, no loss will be recognized, and, subject to the rules regarding accrued but untaxed interest, the U.S. Holder’s basis in the New Common Equity received with respect to such First Lien Term Loan Claim should equal the U.S. Holder’s basis in such First Lien Term Loan Claim surrendered therefor, and such U.S. Holder’s holding period in the New Common Equity received should include the holding period for the exchanged First Lien Term Loan Claim. In general, a U.S. Holder will not be able to use unrecognized losses attributable to the Term Loan/Common Equity Exchanges to offset recognized gains attributable to the Term Loan/Common Equity Exchanges.

A U.S. Holder who will own (directly, indirectly or constructively) five percent or more of the New Common Equity may be able to avoid current recognition of gain under Section 367 of the Tax Code if it enters into a “gain recognition agreement” that meets the requirements set forth in the Treasury Regulations promulgated under Section 367 of the Tax Code and certain other conditions are met. Pursuant to the “gain recognition agreement,” the U.S. Holder would agree to recognize the gain realized but not recognized in the Term Loan/Common Equity Exchanges if a specified gain recognition event (a triggering event) occurs within a five-year period after the transfer and no exception to gain recognition applies with respect to such triggering event. Because Reorganized Parent will, or should be deemed to, contribute the First Lien Term Loan Claims that it receives in the Term Loan/Common Equity Exchanges to MIFSA in extinguishment of such First Lien Term Loans, a U.S. Holder should enter into an additional “gain recognition agreement” with respect to the MIFSA shares issued, or deemed issued, in exchange for such First Lien Term Loans and similar rules as discussed above should apply with respect to such shares. A U.S. Holder which enters into a “gain recognition agreement” would nevertheless be subject to the rules regarding accrued but untaxed interest and market discount, discussed below under “—Accrued but Untaxed Interest” and “—Market Discount”.

U.S. Holders are urged to consult their own tax advisors regarding the application of Section 367 of the Tax Code, including gain recognition agreements.

Accrued but Untaxed Interest. The determination of whether a U.S. Holder of a First Lien Term Loan Claim receives consideration in the Term Loan/Common Equity Exchanges that is attributable to unpaid accrued interest on the First Lien Term Loan Claim, and the resulting tax consequences, should be subject to the rules and considerations described above in “—Term Loan Exchanges—Non-Taxable Exchanges— Accrued but Untaxed Interest.”

Market Discount. Under the “market discount” provisions of the Tax Code, the gain realized by a U.S. Holder in the Term Loan/Common Equity Exchanges may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on such U.S. Holder’s First Lien Term Loan Claims. Such market discount generally must be recognized as ordinary income to the extent of the gain realized notwithstanding any other nonrecognition provision. Although there are several exceptions to the aforementioned rule, because the Term Loan/Common Equity Exchanges are contributions to a corporation other than the issuer, a U.S. Holder of First Lien Term Loan Claims should be required to recognize accrued market discount to the extent of gain realized in the Term Loan/Common Equity Exchanges.

c.	New Second Priority Takeback Debt

Issue Price. The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered “traded on an established market” (“publicly traded”). If the New Second Priority Takeback Term Loans and the New Takeback Notes are treated as “publicly traded” for U.S. federal income tax purposes, the “issue price” of the New Second Priority Takeback Term Loans and the New Takeback Notes will be the fair market value of the New Second Priority Takeback Term Loans and the New Takeback Notes, respectively, as of their issue date. If the 2017 Replacement Term Loans and/or 2018 Replacement Term Loans are, but the New Second Priority Takeback Debt is not, treated as publicly traded for U.S. federal income tax purposes, then the issue price of the New Second Priority Takeback Debt received in exchange for the relevant First Lien Term Loans will be the fair market value of the relevant First Lien Term Loans exchanged for the New Second Priority Takeback Debt, as determined on the issue date of the New Second Priority Takeback Debt. If neither the First Lien Term Loans nor the New Second Priority Takeback Debt are treated as publicly traded, then the issue price of the New Second Priority Takeback Debt issued in exchange for the First Lien Term Loans will be the principal amount of such New Second Priority Takeback Debt.

The New Second Priority Takeback Term Loans and the New Takeback Notes will be considered to be publicly traded if, at any time during the 31-day period ending 15 days after their respective issue dates, they are traded on an “established market,” respectively. The New Second Priority Takeback Debt will be considered to trade on an established market if (i) there is a price for an executed purchase or sale of such New Second Priority Takeback Debt that is “reasonably available” within a reasonable period of time after the sale; (ii) there is at least one price quote for such New Second Priority Takeback Debt from at least one reasonably identifiable broker, dealer or pricing service, which price quote is substantially the same as the price for which the person receiving the quoted price could purchase or sell such New Second Priority Takeback Debt (a “firm quote”), or (iii) there is at least one price quote for such New Second Priority Takeback Debt other than a firm quote, available from at least one such broker, dealer, or pricing service.

Treasury Regulations require the Reorganized Debtors (i) to make a determination as to whether the First Lien Term Loans or the New Second Priority Takeback Debt are publicly traded and (ii) if the Reorganized Debtors determine that the First Lien Term Loans or the New Second Priority Takeback Debt are publicly traded, to determine the fair market value of the First Lien Term Loans or New Second Priority Takeback Debt, as applicable, on the issue date of the New Second Priority Takeback Debt, which will establish the “issue price” of the New Second Priority Takeback Debt. The Treasury Regulations require the Reorganized Debtors to make such determinations available to U.S. Holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the New Second Priority Takeback Debt. The Treasury Regulations provide that each of these determinations is binding on a Holder unless the Holder satisfies certain conditions. Certain rules apply as to whether a sales price or quote may establish the fair market value of the First Lien Term Loans or the New Second Priority Takeback Debt, as applicable, and under what conditions the Reorganized Debtors may otherwise establish the fair market value of the First Lien Term Loans or the New Second Priority Takeback Debt, as applicable.

Because the relevant trading period for determining whether the First Lien Term Loans and the New Second Priority Takeback Debt are publicly traded and the issue price of the New Second Priority Takeback Debt has not yet occurred, the Debtors are unable to determine the issue price of the New Second Priority Takeback Debt at this time. It appears likely that the New Second Priority Takeback Term Loans and the New Takeback Notes will be publicly traded during the relevant period, in which case the issue price of the New Second Priority Takeback Term Loans and the New Takeback Notes will be their respective fair market values as of their issue dates.

Payments of Qualified Stated Interest. Payments of qualified stated interest on New Second Priority Takeback Debt generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. Qualified stated interest generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or a single qualified floating rate.

Contingent Payment Debt Instruments. It is expected that, under certain circumstances, the Reorganized Debtors may become obligated to make prepayments of principal on the New Second Priority Takeback Debt prior to their stated maturity date. The obligation to make these payments may implicate the provisions of the Treasury Regulations relating to contingent payment debt instruments. Treasury Regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the New Second Priority Takeback Debt to be different from the consequences discussed herein. Although the issue is not free from doubt, the Debtors currently intend to take the position that the possibility of the payment of such partial prepayments will not result in the New Second Priority Takeback Debt being treated as contingent payment debt instruments under the applicable Treasury Regulations, but such determination will ultimately have to be based on the relevant facts and circumstances on the Effective Date. The Debtors’ position is binding on a Holder subject to U.S. federal income taxation unless the Holder discloses on its tax return that the Holder is taking a contrary position. This position is not binding on the IRS, which may take a contrary position and treat the New Second Priority Takeback Debt as contingent payment debt instruments. The remainder of this discussion assumes that the New Second Priority Takeback Debt is not treated as contingent payment debt instruments.

Holders should consult with their own tax advisors about the potential tax consequences if New Second Priority Takeback Debt is determined to be contingent payment debt instruments.

Original Issue Discount. New Second Priority Takeback Debt will be treated as issued with OID for U.S. federal income tax purposes if the “stated redemption price at maturity” exceeds their “issue price” (see “—Issue Price” above) by an amount equal to or more than a statutorily defined de minimis amount (generally, 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity). The “stated redemption price at maturity” of such New Second Priority Takeback Debt is the total of all payments to be made under such New Second Priority Takeback Debt other than qualified stated interest.

If the New Second Priority Takeback Debt was treated as having been issued with more than de minimis OID, U.S. Holders would be required to include the OID in ordinary income on an annual basis under a constant yield accrual method regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

A U.S. Holder must include in income in each taxable year the sum of the daily portions of OID for each day on which it held New Second Priority Takeback Debt during the taxable year. To determine the daily portions of OID, the amount of OID allocable to an accrual period is determined, and a ratable portion of such OID is allocated to each day in the accrual period. An accrual period may be of any length and the length of the accrual periods may vary over the life of such New Second Priority Takeback Debt, provided that no accrual period may be longer than one year and each scheduled payment of interest or principal on such New Second Priority Takeback Debt must occur on either the first day or last day of an accrual period. The amount of OID allocable to an accrual period will equal (A) the product of (i) such New Second Priority Takeback Debt’s adjusted issue price at the beginning of the accrual period and (ii) such New Second Priority Takeback Debt’s yield to maturity (adjusted to reflect the length of the accrual period), less (B) any qualified stated interest allocable to the accrual period.

New Second Priority Takeback Debt’s adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on such New Second Priority Takeback Debt accrued for each prior accrual period and decreased by the amount of payments on such New Second Priority Takeback Debt other than payments of qualified stated interest. New Second Priority Takeback Debt’s yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on such New Second Priority Takeback Debt, produces an amount equal to such New Second Priority Takeback Debt’s original issue price.

Amortizable Bond Premium and Acquisition Premium. To the extent a U.S. Holder’s initial tax basis in New Second Priority Takeback Debt is greater than its stated redemption price at maturity, the U.S. Holder generally will be considered to have acquired such New Second Priority Takeback Debt with amortizable bond premium (and would not be required to accrue any OID on such New Second Priority Takeback Debt). Generally, a Holder that acquires a debt obligation at a premium may elect to amortize bond premium from the acquisition date to the debt’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to payments of qualified stated interest on the related debt obligation.

If a U.S. Holder’s initial adjusted tax basis in New Second Priority Takeback Debt is less than its stated redemption price at maturity but greater than its issue price, the U.S. Holder generally will be considered to have acquisition premium with respect to such New Second Priority Takeback Debt. In such case, the U.S. Holder may reduce the accrual of OID on such New Second Priority Takeback Debt by a fraction the numerator of which is the excess of the U.S. Holder’s initial adjusted basis over the issue price and the denominator of which is the stated redemption price over such issue price.

Market Discount. If the Term Loan Exchanges qualify as non-taxable exchanges and in the Term Loan Exchanges the U.S. Holder exchanges a First Lien Term Loan with accrued market discount, then (i) the accrued market discount, except to the extent recognized as ordinary income, will carry over to the New Second Priority Takeback Debt received by the U.S. Holder in the Term Loan Exchanges and (ii) the New Second Priority Takeback Debt should also have market discount to the extent its issue price exceeds the U.S. Holder’s initial tax basis (increased solely for these purposes by the accrued market discount described in (i)) by more than the statutorily defined de minimis amount. In such case, a U.S. Holder may elect to accrue such market discount over the term of the New Second Priority Takeback Debt. In addition, the U.S. Holder may be required to defer, until the maturity of the New Second Priority Takeback Debt or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the New Second Priority Takeback Debt, in the absence of an election to accrue market discount currently. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Second Priority Takeback Debt unless a U.S. Holder elects to accrue on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method. Any market discount recognized with respect to the MEH Serviced Takeback Debt and the MIFSA Takeback Debt should be treated as U.S. source and foreign source, respectively, with any foreign source income constituting “passive category income” for foreign tax credit limitation purposes.

Sale, Retirement or Other Taxable Disposition. A U.S. Holder of New Second Priority Takeback Debt will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New Second Priority Takeback Debt equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the New Second Priority Takeback Debt. Any gain or loss on the sale, redemption, retirement or other taxable disposition of the New Second Priority Takeback Debt generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Second Priority Takeback Debt for more than one year as of the date of disposition. Such gain or loss generally will be treated as U.S. source. However, any accrued market discount carried over from a First Lien Term Loan (as discussed above under “—Term Loan Exchanges—Non-Taxable Exchanges—Market Discount”) or accrued on the New Second Priority Takeback Debt (as discussed above under “—Market Discount”) will be treated as ordinary income to the extent of any gain, unless previously recognized as ordinary income. The determination of a U.S. Holder’s basis and holding period is discussed above in “—Term Loan Exchanges—Non-Taxable Exchanges—Recognition of Gain or Loss” and “—Term Loan Exchanges—Taxable Exchanges—Recognition of Gain or Loss”. U.S. Holders should consult their own tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

d.	New Common Equity

Distributions. Subject to the discussion of PFIC and CFC rules below, a U.S. Holder of New Common Equity generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Equity to the extent such distributions are paid out of Reorganized Parent’s current or accumulated earnings and profits, determined under U.S. federal income tax principles. “Qualified dividend income” received by a non-corporate U.S. Holder is subject to preferential tax rates. Distributions not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s adjusted tax basis in the New Common Equity, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Equity. Because Reorganized Parent is not a U.S. corporation, holders that are corporations and are not 10% U.S. Holders will generally not be entitled to claim a dividends-received deduction with respect to distributions they receive from Reorganized Parent.

Sale or Other Taxable Disposition. Subject to the discussion of PFIC and CFC rules below, a U.S. Holder of New Common Equity will recognize gain or loss upon the sale or other taxable disposition of New Common Equity equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the New Common Equity. Subject to the recapture rules under Section 108(e)(7) of the Tax Code, any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Common Equity for more than one year as of the date of disposition. Under the Section 108(e)(7) recapture rules, a U.S. Holder may be required to treat gain recognized on the taxable disposition of New Common Equity as ordinary income if the U.S. Holder took a bad debt deduction with respect to the First Lien Term Loan Claims exchanged therefor. U.S. Holders should consult their own tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

Passive Foreign Investment Company Status. Reorganized Parent will be a passive foreign investment company for U.S. federal income tax purposes (a “PFIC”) if either (i) 75% or more of its gross income in a taxable year consists of “passive income” (generally including dividends, interest, gains from the sale or exchange of investment property) or (ii) at least 50% of its assets in a taxable year (averaged over the year and generally determined based upon either value or tax basis depending on the application of certain tests) produce or are held for the production of passive income. For purposes of determining whether Reorganized Parent will be a PFIC, Reorganized Parent will be treated as earning and owning a proportionate share of the income and assets, respectively, of its subsidiaries that have made U.S. tax elections to be disregarded as separate entities from Reorganized Parent as well as of any other corporate subsidiary in which Reorganized Parent owns (directly, indirectly or constructively) at least 25% of the value of the subsidiary’s stock. For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, royalties and rental income would generally constitute passive income unless Reorganized Parent were treated under specific rules as deriving its royalties and rental income in the active conduct of a trade or business.

If Reorganized Parent is treated as a PFIC with respect to a U.S. Holder of New Common Equity for any taxable year, the U.S. Holder generally would suffer adverse tax consequences, that may include having gains realized on the disposition of the New Common Equity treated as ordinary income rather than capital gain and being subject to punitive interest charges on the receipt of certain distributions and on the proceeds of the sale or other disposition of the New Common Equity. In addition, the U.S. Holder would be deemed to own shares in any of Reorganized Parent’s subsidiaries that are also PFICs and generally would be subject to the treatment described above with respect to any distribution on or disposition of such shares. If Reorganized Parent is considered a PFIC, a U.S. Holder of New Common Equity will also be subject to information reporting requirements on an annual basis. U.S. Holders should consult their own tax advisors about the potential application of the PFIC rules to them.

Based on the past and anticipated future operations of Reorganized Parent and the Debtors, the Debtors do not believe that Reorganized Parent will be a PFIC with respect to future taxable years. However, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that Reorganized Parent is a PFIC. Moreover, there can be no assurance that Reorganized Parent will not become a PFIC in any future taxable year because (i) there are uncertainties in the application of the PFIC rules, (ii) the PFIC test is an annual test, and (iii) although Reorganized Parent intends to manage its business so as to avoid PFIC status to the extent consistent with its other business goals, there could be changes in the nature and extent of operations in future years.

Controlled Foreign Corporation Status. If more than 50% of the total value or total combined voting power of all classes of Reorganized Parent’s stock is owned, directly, indirectly, or constructively by 10% U.S. Holders, Reorganized Parent would be treated as a “controlled foreign corporation” (“CFC”). Moreover, regardless of whether Reorganized Parent is a CFC, the non-U.S. direct and indirect corporate subsidiaries of Reorganized Parent are expected to be classified as CFCs in light of the application of attribution rules that became applicable as a result of changes to the Tax Code enacted in 2017. This classification results in the application of many complex rules, including the required inclusion in income by 10% U.S. Holders of their pro rata share of any “Subpart F income,” “global intangible low-taxed income” and any investments in “U.S. property” (each as defined by the Tax Code) of Reorganized Parent. In addition, under Section 1248 of the Tax Code, if Reorganized Parent was a CFC at any time during the five-year period ending with the sale or exchange of its stock by a 10% U.S. Holder, gain from such sale or exchange would generally be treated as dividend income to the extent of Reorganized Parent’s earnings and profits attributable to the shares sold or exchanged. If Reorganized Parent was to become a CFC, the PFIC rules discussed above would generally not apply with regard to any 10% U.S. Holder.

In addition to the rules described above, if Reorganized Parent or any of its non-U.S. direct or indirect corporate subsidiaries is a CFC, 10% U.S. Holders would be subject to special information reporting requirements. A failure by a 10% U.S. Holder to comply with these reporting obligations may subject the 10% U.S. Holder to significant monetary penalties and may extend the statute of limitations with respect to the 10% U.S. Holder’s U.S. federal income tax return for the year for which such reporting was due. Reorganized Parent cannot provide any assurances that it will assist U.S. Holders in determining whether it or any of its non-U.S. direct and indirect subsidiaries are controlled foreign corporations. Reorganized Parent also cannot guarantee that it will furnish to 10% U.S. Holders information that may be necessary for them to comply with the aforementioned obligations.

For purposes of these reporting and income inclusion rules, Treasury Regulations adopt an “aggregate” approach to the indirect ownership of a controlled foreign corporation by a partner in a U.S. partnership. Pursuant to this aggregate approach, a partner of a U.S. partnership is generally treated as indirectly owning its proportionate share of the stock of a controlled foreign corporation held by such U.S. partnership and such partner is thus generally only required to include its pro rata share of Subpart F income, global intangible low-taxed income and investments in U.S. property with respect to such controlled foreign corporation in its U.S. taxable income to the extent such partner is a United Stated person treated as owning indirectly at least 10% of the value or voting power of such controlled foreign corporation.

Because of the complexity of the rules regarding Subpart F income and global intangible low-taxed income, a more detailed review of these rules is beyond the scope of this discussion and any holder that may become a 10% U.S. Holder should consult its own tax advisor.

e.	Foreign Tax Credit

Interest (including any OID and market discount) on MIFSA Takeback Debt and distributions on New Common Equity taxable as dividends generally should be foreign source “passive category income” for purposes of computing the foreign tax credit allowable to U.S. Holders under U.S. federal income tax laws. Similarly, any accrued market discount on the First Lien Term Loans recognized as ordinary income in the MIFSA Term Loan Exchange and/or the MIFSA Term Loan/Common Equity Exchange generally should be treated as foreign source “passive category income.” Non-U.S. withholding taxes, if any, paid at the rate applicable to a U.S. Holder may be eligible for foreign tax credits (or, at such U.S. Holder’s election, deductions in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations and conditions (including that the election to deduct or credit foreign taxes applies to all of the U.S. Holder’s applicable foreign taxes for a particular tax year). The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult their own tax advisors regarding the creditability or deductibility of any non-U.S. withholding taxes.

f.	Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding with respect to consideration received in connection with the Term Loan Exchanges, payments on New Second Priority Takeback Debt, distributions on New Common Equity or proceeds from the sale or other taxable disposition (including a redemption or retirement) of New Second Priority Takeback Debt Loan and/or New Common Equity, and may be subject to information reporting (but not backup withholding) with respect to accruals of OID, if any, for New Second Priority Takeback Debt. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding with respect to such payments and proceeds if the U.S. Holder is not otherwise exempt and:

•	the U.S. Holder fails to furnish the U.S. Holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the U.S. Holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the U.S. Holder previously failed to properly report payments of interest or dividends; or

•	the U.S. Holder fails to certify under penalties of perjury that the U.S. Holder has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. Holder that the U.S. Holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Certain U.S. Holders who are individuals and who hold an interest in “specified foreign financial assets” (as defined in Section 6038D of the Tax Code) will be required to report information relating to an interest in the MIFSA Takeback Debt and the New Common Equity, subject to certain exceptions (including an exception for the MIFSA Takeback Debt and the New Common Equity held in accounts maintained by certain financial institutions). Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the MIFSA Takeback Debt and the New Common Equity.

3.	U.S. Holders of First Lien Claims (Class 2) – First Lien Notes Claims

While not free from doubt, the Debtors intend to take the position that the exchange of certain First Lien Notes Claims for the New Second Priority Takeback Debt and Cash (the “1L Notes Exchange”) will be treated as a separate exchange from an exchange of the remaining First Lien Notes Claims for New Common Equity (the “1L Notes/Common Equity Exchange”). Although the matter is not free from doubt, the Debtors intend to determine the portion of the First Lien Notes Claims that is exchanged in each of the 1L Notes Exchange and the 1L Notes/Common Equity Exchange based on (i) the fair market value of the New Second Priority Takeback Debt and the amount of any Cash, on the one hand, relative to the (ii) the fair market value of the New Common Equity, on the other hand. The Debtors intend to make this information available to the holders of the New Second Priority Takeback Debt and New Common Equity within 90 days after the Effective Date.

a.	1L Notes Exchange

Significant Modification. An actual exchange of debt instruments will be treated as an exchange, rather than as a continuation of the old debt instrument, for U.S. federal income tax purposes if the differences between the old and new debt instrument constitute a “significant modification” of the old debt instrument under applicable Treasury Regulations. A “significant modification” occurs if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” On the basis of these Treasury Regulations, the 1L Notes Exchange should result in a “significant modification” of the First Lien Notes and thus an exchange for U.S. federal income tax purposes of the First Lien Notes for the New Second Priority Takeback Debt (and Cash, if applicable).

Treatment as Security. The U.S. federal income tax consequences of the 1L Notes Exchange will also depend on whether the First Lien Notes and New Second Priority Takeback Debt constitute “securities” for purposes of the provisions of the Tax Code relating to tax-free transactions, which will be determined in the manner described above under “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Term Loan Exchanges—Treatment as Security”. It is unclear whether the 2025 First Lien Notes and the 2028 First Lien Notes will constitute securities for U.S. federal income tax purposes because each had an original term between five and seven years. It is also unclear whether the New Second Priority Takeback Debt constitute securities for U.S. federal income tax purposes (as discussed above under “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Term Loan Exchanges—Treatment as Security”). If the First Lien Notes and the New Second Priority Takeback Debt are each securities, the 1L Notes Exchange will be a non-taxable exchange for U.S. federal income tax purposes, except as discussed below under “—Non-Taxable Exchange—Recognition of Gain or Loss”. However, if the 2025 First Lien Notes and/or the 2028 First Lien Notes are not securities, the 1L Notes Exchange with respect to the relevant First Lien Notes that are not securities will be a taxable exchange for U.S. federal income tax purposes. Furthermore, if the New Second Priority Debt are not securities, the 1L Notes Exchange will be a taxable exchange for U.S. federal income tax purposes regardless of whether the First Lien Notes are securities.

(1)	Non-Taxable Exchange

If the 1L Notes Exchange qualifies as a non-taxable exchange, the consequences of the 1L Notes Exchange and the payment of Cash in an amount equal to the 2025 First Lien Notes Accrued and Unpaid Interest and the 2028 First Lien Notes Accrued and Unpaid Interest should be subject to the tax rules and considerations discussed above in “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Term Loan Exchanges—Non-Taxable Exchanges”.

(2)	Taxable Exchange

If the 1L Notes Exchange constitutes a taxable exchange, the consequences of the 1L Notes Exchange should be subject to the tax rules and considerations discussed in “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Term Loan Exchanges—Taxable Exchanges”.

b.	1L Notes/Common Equity Exchange

The consequences of the 1L Notes/Common Equity Exchange should be subject to the tax rules and considerations discussed above in “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Term Loan/Common Equity Exchanges”.

c.	New Second Priority Takeback Debt

The tax rules and considerations with respect to New Second Priority Takeback Debt are discussed above in “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—New Second Priority Takeback Debt”.

d.	New Common Equity

The tax rules and considerations with respect to the New Common Equity are discussed above in “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—New Common Equity”.

e.	Foreign Tax Credit

The tax rules and considerations with respect to foreign tax credits are discussed above in “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Foreign Tax Credit”.

f.	Information Reporting and Backup Withholding

U.S. Holders may be subject to information reporting and backup withholding as described above under “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Information Reporting and Backup Withholding”.

4.	U.S. Holders of Second Lien Notes Claims (Class 3)

The Second Lien Notes Claims will be exchanged for New Common Equity (the “2L Notes/Common Equity Exchange”).

Treatment as Security. Certain U.S. federal income tax consequences of the 2L Notes/Common Equity Exchange will depend on whether the Second Lien Notes constitute “securities” for purposes of the provisions of the Tax Code (as discussed below under “—Recognition of Gain or Loss), which will be determined in the manner described above under “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Term Loan Exchanges—Treatment as Security”. It appears that the 2025 Second Lien Notes may qualify as securities for U.S. federal income tax purposes because the issuance of the 2025 Second Lien Notes may not have given rise to a “significant modification” of the debt exchanged therefor in the 2020-2022 Plan. It is unclear whether the 2029 Second Lien Notes constitute securities for U.S. federal income tax purposes because the 2029 Second Lien Notes had an original term of seven years.

Recognition of Gain or Loss. The 2L Notes/Common Equity Exchange, as contemplated, appears to meet the requirements of Section 351 of the Tax Code and be subject to Section 367 of the Tax Code in light of Reorganized Parent being a foreign corporation. As such, a U.S. Holder of Second Lien Note Claims should be treated as receiving the New Common Equity in a transaction governed by Section 351 of the Tax Code. Section 351 of the Tax Code, when applicable, generally prevents recognition of both gains (subject to the rules regarding accrued but untaxed interest and market discount, discussed above under “—Accrued but Untaxed Interest” and “—Market Discount”) and losses. However, because Reorganized Parent is not a U.S. corporation, Section 367 of the Tax Code will override the gain (but not the loss) deferral provisions of Section 351 of the Tax Code with respect to the 2L Notes/Common Equity Exchange (i) for all U.S. Holders, if the Second Lien Notes Claims are not “securities” or (ii) solely with respect to U.S. Holders who will own (directly, indirectly or constructively) more than five percent of the New Common Equity after the 2L Notes/Common Equity Exchange, subject to the “gain recognition agreements” rules described above in “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Term Loan/Common Equity Exchanges—Recognition of Gain or Loss”. The tax rules and considerations with respect to such gain recognized (or loss unrecognized) by a U.S. Holder, the character and source of such gain and the U.S. Holder’s basis and holding period in the New Common Equity received with respect to the Second Lien Notes Claims should be determined pursuant to the same rules described above in “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims— Term Loan/Common Equity Exchanges—Recognition of Gain or Loss”.

U.S. Holders are urged to consult their own tax advisors regarding the application of Section 367 of the Tax Code, including gain recognition agreements.

Other Consequences of the 2L Notes/Common Equity Exchange. The consequences of the 2L Notes /Common Equity Exchange to U.S. Holders of Second Lien Notes Claims should be subject to the tax rules and considerations discussed in “—U.S. Holders of First Lien Claims (Class 2) – First Term Loan Claims—Term Loan/Common Equity Exchanges”.

Foreign Tax Credit. The tax rules and considerations with respect to foreign tax credits are discussed above in “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Foreign Tax Credit”.

Information Reporting and Backup Withholding. U.S. Holders may be subject to information reporting and backup withholding similar to the rules described above under “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims—Information Reporting and Backup Withholding”.

5.	Non-U.S. Holders

Except where noted below, the following discussion assumes that: (i) no portion of any gain recognized by a Non-U.S. Holder with respect to the Prepetition Debt, New Second Priority Takeback Debt and New Common Equity is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which gain is attributable), and (ii) no Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of any of the above-mentioned securities and meets certain other requirements. If the assumptions set forth above are not applicable to a Non-U.S. Holder, the Non-U.S. Holder should consult their own tax advisor regarding the tax consequences applicable to them.

Because the obligors of the MIFSA Takeback Debt and the issuer of the New Common Equity (in each case as determined for U.S. federal income tax purposes) are entities organized outside of the United States, there generally should not be any U.S. federal income tax consequences to Non-U.S. Holders with respect to the MIFSA Term Loan Exchange, the MIFSA Term Loan/Common Equity Exchange, the 1L Notes Exchange, the 1L Notes/Common Equity Exchange or the 2L Notes/Common Equity Exchange, or the ownership or disposition of consideration received in connection therewith.

Contingent Payment Debt Instruments. This discussion assumes that the New Second Priority Takeback Debt will not be treated as contingent payment debt instruments for U.S. federal income tax purposes. See “—U.S. Holders of First Lien Claims (Class 2) – First Lien Term Loan Claims— New Second Priority Takeback Debt—Contingent Payment Debt Instruments”.

Payments of Interest on MEH Serviced Takeback Debt. Interest (including, for purposes of this section, any OID) paid on the MEH Serviced Takeback Debt to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of MEH voting stock;

•	the Non-U.S. Holder is not a CFC related to MEH through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds MEH Serviced Takeback Debt on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds MEH Serviced Takeback Debt directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, the Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable income tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on New Second Priority Takeback Debt is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Information Reporting and Backup Withholding on MEH Serviced Takeback Debt. Payments of interest (including OID) generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Holder is a United States person and the Holder certifies its non-U.S. status as described above under “—Payments of Interest on MEH Serviced Takeback Debt”. However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

6.	Additional Withholding Tax on Payments Made to Non-U.S. Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Tax Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of U.S. source payments, including dividends and interest, made to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or nonfinancial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prior to the issuance of proposed Treasury Regulations, withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of property on or after January 1, 2019. However, the proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE DEBTORS NOR THEIR ADVISORS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

XII.
Certain Ireland Income Tax Consequences of the Plan

A.	Irish Tax Consequences To The Plan

1.	Introduction

The following is a summary of certain material Irish tax considerations for, among others, the Debtors and for Non-Irish Holders (as defined below) as a result of the implementation of the Plan and the consummation of the Restructuring Transactions. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to the Debtors and each of the Non-Irish Holders. The summary relates only to the position of persons who are the absolute beneficial owners of the Prepetition Debt and may not apply to certain other classes of persons such as dealers in securities or shares.

The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners as at the date of the Plan. Changes in law and/or administrative practice may result in alteration of the tax considerations described below.

This summary does not constitute tax advice and is intended only as a general guide. The summary is high level and not exhaustive and all parties should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the Plan and the consummation of the Restructuring Transactions.

a.	Definition of Non-Irish Holder

“Non-Irish Holder” means any Holder of Prepetition Debt that is not resident or ordinarily resident in Ireland for Irish tax purposes and who does not hold their Prepetition Debt in connection with a trade or business carried on in Ireland.

2.	Irish Tax Consequences to Holders of Second Lien Claims in Connection with the Settlement of the Second Lien Claims in Exchange for the New Common Equity

a.	Irish Tax on the Settlement of the Second Lien Claims

Non-Irish Holders of Second Lien Claims should not be subject to Irish capital gains tax (“CGT”) on the disposal of the Second Lien Claims.

The treatment of the settlement of Second Lien Claims for an Irish tax resident Holder will depend on whether the Second Lien Claims are held as a trading asset or capital asset. Where the Second Lien Claims are held as a trading asset, the settlement of the Second Lien Claims should form part of the taxable result of the Holder subject to Irish corporation tax at 12.5%.

Where the Second Lien Claims are held as a capital asset, Irish tax law provides that those debts are regarded as chargeable assets for Irish CGT purposes. The settlement of the Second Lien Claims to the Reorganized Parent, by any Irish tax resident Holder of Second Lien Claims, should be considered, prima facie, disposals chargeable to Irish CGT, taxable at 33%.

b.	Irish CGT Base Cost of New Common Equity

The base cost for Irish CGT purposes of the New Common Equity should be the market value of the New Common Equity at the Effective Date. This is only relevant for Irish tax resident shareholders.

c.	Irish Dividend Withholding Tax (“DWT”) on Future Dividends

Dividends or distributions paid by the Reorganized Parent may be subject to Irish DWT. Irish DWT is applied at a rate of 25%. There are a number of exemptions that allow dividends to be paid without the deduction of Irish DWT. For Irish DWT purposes, a distribution includes any distribution that may be made by the Reorganized Parent to Holders of New Common Equity, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, the Reorganized Parent is responsible for withholding Irish DWT prior to making such distribution.

d.	Irish Stamp Duty

No Irish stamp duty should arise on the issue of the New Common Equity to the Holders of Second Lien Claims.

Irish stamp duty (at the rate of 1% of the price paid or the market value of the shares acquired, whichever is greater) may, depending on whether the New Common Equity is dealt in on a recognised stock exchange situated in the U.S. (“Listed”) and the manner in which the New Common Equity is held, be payable in respect of transfers of the New Common Equity.

If the New Common Equity is not Listed, a transfer of New Common Equity will be subject to Irish stamp duty (subject to any available exemption or relief).

If the New Common Equity is Listed and Held Through the Depository Trust Company (“DTC”)

A transfer of New Common Equity effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty.

If the New Common Equity is Listed and Held Outside of DTC or Transferred Into or Out of DTC

A transfer of New Common Equity where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and
•	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

e.	VAT

Any Irish value added tax (“VAT”) incurred on costs associated with the Restructuring Transactions by Holders of the New Common Equity would likely be treated as irrecoverable for Irish VAT purposes on the basis that such costs relate to a transfer of shares.

3.	Irish Tax Consequences to Holders of First Lien Claims in Connection with the Settlement of the Claims In Exchange for New Common Equity, Cash, and New Second Priority Takeback Debt

The Irish tax consequences to the Holders of First Lien Claims in connection with the settlement of the Claims in exchange for New Common Equity is as set out in Section 2, above.

With respect to the receipt of Cash and New Second Priority Takeback Debt, where the Holders of First Lien Claims hold the Claims as capital assets for Irish tax purposes, Non-Irish Holders of First Lien Claims should not be subject to Irish CGT on the settlement of the First Lien Claims in exchange for Cash and New Second Priority Takeback Debt. The First Lien Claims should be considered an asset for Irish tax purposes for any Irish tax resident Holders of First Lien Claims and the settlement of the First Lien Claims in exchange for Cash and New Second Priority Takeback Debt is, prima facie, within the charge to Irish CGT.

Where any Irish tax resident Holders of First Lien Claims hold the Claims as trading assets, then the settlement of the First Lien Claims should form part of its trading activities subject to Irish corporation tax at 12.5% on any profit of disposal.

XIII.
Certain Luxembourg Income Tax Consequences of the Plan

A.	Luxembourg Tax Consequences to The Plan

1.	Introduction

The purpose of this section of the Disclosure Statement is to outline the main Luxembourg income tax aspects related to the Plan and not to provide a comprehensive review of all Luxembourg tax considerations.

This section is strictly limited to Luxembourg income tax considerations, so that any legal, financial, regulatory or other aspects whatsoever as well as any foreign law aspects (if applicable) have not been reviewed nor covered by this section. Moreover, this section does not address Luxembourg net wealth tax considerations or any other direct or indirect Luxembourg tax considerations.

The information contained in this section deals with the Restructuring Transactions described in the Plan and the Disclosure Statement and, accordingly, is necessarily general and the applicability or effect of matters developed may vary if the Restructuring Transactions are implemented in a manner other than described in the Plan and Disclosure Statement.

This section is based on the Luxembourg laws currently in force, the regulations thereto, relevant judicial decisions and our understanding of the current administrative practices as of the date of this section. The law and the administrative practices are subject to change. In the event of such changes, the content of this section may be adversely affected. The Debtors assume no responsibility (i) to update this section for any such changes or (ii) to monitor the continuing relevance or suitability of this section for the purposes for which it was delivered.

No assurance can be given that the Luxembourg income tax authorities (Administration des contributions directes) (“Lux Tax Authorities”) or any other tax authority would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive, and Holders of the Prepetition Debt should consult their own tax advisors about the Luxembourg tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the plan.

2.	Luxembourg Tax Consequences in Connection with the Settlement of the Prepetition Debt in Exchange for the New Common Equity, Cash and New Second Priority Takeback Debt

a.	At the Level of Mallinckrodt International Finance SA (“MIFSA”)

There will be a settlement of a part of the Prepetition Debt via the issuance of the New Common Equity by the Reorganized Parent (the “Settlement 1”). Also, there will be a settlement of the other part of Prepetition Debt via the Cash and New Second Priority Takeback Debt from MIFSA (the “Settlement 2”, and together with the Settlement 1, the “Settlements”).

As far as the Settlement 2 is concerned:

If the reimbursement value of the Prepetition Debt under the Settlement 2 is equal to its face value (via the Cash and New Second Priority Takeback Debt issued by MIFSA), such a transaction should not lead to an increase of MIFSA’s wealth and hence, is not expected to be a taxable event at the level of MIFSA from a Luxembourg corporate income tax perspective.

If instead the reimbursement value of the Prepetition Debt under the Settlement 2 is lower than its face value (via the Cash and New Second Priority Takeback Debt issued by MIFSA), such a transaction should lead to an increase of MIFSA’s wealth and hence, is expected to be a taxable event (for the amount by which the face value exceeds the reimbursed value) at the level of MIFSA from a Luxembourg corporate income tax perspective. In this situation, the Settlement 2 should lead to an increase of the equity of MIFSA and realization of a commercial profit (for the difference between the amount reimbursed (via the Cash and New Second Priority Takeback Debt issued by MIFSA) and the face value of the Prepetition Debt) which should be subject to Luxembourg tax at the global income tax rate of 24.94% (for the fiscal year 2023). As of the Effective Date, Luxembourg should have the right to tax such a capital gain (if any) without specific limitations.

However, such taxable income may be offset with the available tax losses carried forward of MIFSA. Considering the amount of tax losses of MIFSA, this scenario would likely be anticipated as the amounts of tax losses is expected to exceed any gain resulting from the Settlement 2.

To be noted that regarding tax losses incurred starting from the tax year 2017, the carry-forward is limited to 17 years, while the carry-forward is unlimited for older tax losses; being understood that the older tax losses are deducted first.

By derogation, Article 52 of the Luxembourg Income Tax Law (the “Luxembourg ITL”) sets forth that the net gain realized by a Luxembourg fully taxable corporation (such as MIFSA), upon total or partial debt forgiveness that has occurred in the framework of a debt reorganization aiming at the financial recovery of the business of the debtor (the so called “gain d’assainissement”), is to be eliminated from the taxable result of such corporation.

As far as the Settlement 1 is concerned:

If the fair value of the Prepetition Debt under the Settlement 1 is lower than its face value, such a transaction should lead to an increase of MIFSA’s wealth and hence, is expected to be a taxable event (for the amount by which the face value exceeds the fair value) at the level of MIFSA from a Luxembourg corporate income tax perspective.

The Settlement 1 should lead to an increase of the equity of MIFSA and realization of a commercial profit (for the difference between the fair value and the face value of the Prepetition Debt) which should be subject to Luxembourg tax at the global income tax rate of 24.94% (for the fiscal year 2023). As of the date of this Disclosure Statement, Luxembourg should have the right to tax such a capital gain (if any) without specific limitations.

However, such taxable income may be offset with the available tax losses carried forward of MIFSA. Considering the amount of tax losses of MIFSA, this scenario would likely be anticipated as the amounts of tax losses are expected to exceed any gain resulting from the Settlement 1.

To be noted that regarding tax losses incurred starting from the tax year 2017, the carry-forward is limited to 17 years, while the carry-forward is unlimited for older tax losses; being understood that the older tax losses are deducted first.

By derogation, Article 52 of the Luxembourg Income Tax Law (the “Luxembourg ITL”) sets forth that the net gain realized by a Luxembourg fully taxable corporation (such as MIFSA), upon total or partial debt forgiveness that has occurred in the framework of a debt reorganization aiming at the financial recovery of the business of the debtor (the so called “gain d’assainissement”), is to be eliminated from the taxable result of such corporation.

As previously indicated, the Settlement 1 must be performed at fair value, which is expected to be lower than its face value. From a Luxembourg accounting perspective, the Settlement 1 of the Prepetition Debt should under this position, in principle, result in the recognition of a gain at the level of MIFSA.

Based on Article 40 of the Luxembourg ITL, the tax treatment of a transaction has to follow its accounting treatment under Luxembourg Generally Accepted Accounting Principles (“Lux GAAP”) as far as valuation rules are concerned.

As per the expected accounting treatment, the Settlement 1 should lead to an increase of the equity of MIFSA and realization of a commercial profit (for the difference between the contribution value and the face value of the Prepetition Debt) which should be subject to Luxembourg tax at the global income tax rate of 24.94% (for the fiscal year 2023).

Such treatment is applicable by default unless specific tax rules allow for deviation and/ or exemption.

According to the Luxembourg tax law (notably Article 164 (3) of the Luxembourg ITL – deviating from the Lux GAAP books), any deemed profits or capital contributions recognized have to be included in the taxable basis of the company. In the case at hand, and based on the specific criteria / conditions stated by the Luxembourg tax law a deemed capital contribution should be recognized for Luxembourg tax purposes, from Reorganized Parent to MIFSA under the following conditions:

i.	Reorganized Parent suffers a loss through the non-tax-deductible expense by taking over the external debt,

ii.	a corresponding enrichment should be considered at the level of its subsidiary, MIFSA, and;

iii.	the Settlement 1 is performed due to the shareholder relationship (and due to the bankruptcy proceedings in the United States).

As a result of the takeover of the Prepetition Debt, Reorganized Parent will issue New Common Equity to the Holders of the Prepetition Debt. Reorganized Parent may have to book in its account an expense accordingly. Such expense should be considered as non-deductible for Irish tax purposes.

In this respect, the gain booked at the level of MIFSA (i.e., up to the fair value of the Settlement 1 of the external debt) should therefore be considered as a deemed capital contribution and consequently, should not be considered as taxable at the level of MIFSA, in accordance with Article 18 of the Luxembourg ITL. To be noted, however, that the difference between the fair value and the face value of the external debt should remain taxable at the level of MIFSA. Nevertheless, such gain could be offset with the available tax losses carried forward at the level of MIFSA.

Finally, for completeness, since Reorganized Parent is treated as a corporation for Luxembourg tax purposes, dividend distributions or any assimilated flow of funds to be carried out by MIFSA to Reorganized Parent should be exempted from Luxembourg withholding tax as the relevant conditions provided by Article 147 of the Luxembourg ITL should be met.

b.	At the Level of the Holders of the Prepetition Debt

As a general rule, the repayment of a claim at face value to a creditor does not lead to an increase or decrease of its wealth and, hence, should not be a taxable event at its level from a Luxembourg income tax perspective.

However, if the terms of payment are made at a value that is different from the face value of the debt reimbursed on the transfer date and if, cumulatively, the transferee is either a Luxembourg tax resident or a non-Luxembourg tax resident who has a permanent establishment in Luxembourg to which its stake in the Prepetition Debt is allocated, the Settlements amount should be expected to be a taxable event (gain or loss recognition) from a Luxembourg income tax perspective. The Luxembourg income tax treatment of such gain or loss will depend on the specific tax position of each creditor.

Moreover, with respect to the New Common Equity transferred to such creditor under Settlement 1, the initial acquisition price set at the date of such Settlement should be one of the elements to assess the eligibility of Reorganized Parent to the Luxembourg participation exemption regime at the level of such creditors.

Regarding any non-Luxembourg tax residents creditors that do not have a permanent establishment in Luxembourg (to which their stake in the Prepetition Debt is allocated), the Settlements should not generate Luxembourg income tax implications at their level.

XIV.
CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims in Classes 2 and 3 to vote in favor thereof.

Respectfully submitted, as of the date first set forth above,

Mallinckrodt plc (on behalf of itself and all other Debtors)

By:	/s/ Jason Goodson
Name:	Jason Goodson
Title:	Executive Vice President and Chief Strategy and Restructuring Officer

Exhibit A

Plan

Exhibit B

Restructuring Support Agreement

Exhibit C

Corporate Structure Chart

Mallinckrodt Pharmaceuticals

Effective as of March 31, 2023

Mallinckrodt plc (Ireland)
Mallinckrodt International Finance S.A. (Luxembourg)
ST 2020 LLC (DE)
Mallinckrodt International Holdings S.à r.l. (Lux)
Mallinckrodt Group S.à r.l. (Luxembourg)
Mallinckrodt Securitization S.à r.l. (Luxembourg)
Mallinckrodt Pharma IP Trading Unlimited Company (Ireland)
Mallinckrodt CB LLC (DE)
Mallinckrodt Holdings GmbH (Switzerland)
Mallinckrodt Lux IP S.à r.l. (Luxembourg)
Mallinckrodt Pharmaceuticals Ireland Limited (Ireland)
Therakos (Italia) S.r.l. (Italy)
Therakos (Belgium) SPRL (Belgium)
Therakos Germany GmbH (Germany)
Ikaria Canada Inc. (Canada)
Therakos (France) SAS (France)
Therakos (Canada) Company (Canada)
Mallinckrodt UK Ltd (UK)
Therakos Europe Limited (Ireland)
Mallinckrodt Canada Cooperatie U.A. # (Netherlands)
Schaffhausen Branch (Swiss Branch)
Mallinckrodt Canada ULC (Canada)
Mallinckrodt Chemical Limited (UK)
Mallinckrodt Netherlands B.V. (Netherlands)
Mallinckrodt IP Unlimited Company (Ireland)
Acthar IP Unlimited Company (Ireland)
ProFibrix B.V. (Netherlands)
Mallinckrodt Hospital Products IP Unlimited Company (Ireland)
Mallinckrodt ARD IP Unlimited Company (Ireland)
Cache Holdings Limited (Bermuda)
Mallinckrodt SAG Holdings GmbH (Switzerland)
Mallinckrodt Pharma K.K. (Japan)
Montjeu Limited (Ireland)
Sonorant Therapeutics Limited (Ireland)
Mallinckrodt Finance Management Ireland Limited (Ireland)
Therakos EMEA Limited (Ireland)
Mallinckrodt ARD Holdings Limited (UK)
Mallinckrodt Medical Holdings (UK) Limited (UK)
Therakos (UK), Limited (UK)
Mallinckrodt Pharmaceuticals Limited (UK)
0.01%
99.99%
MUSHI UK Holdings Limited (UK)
Zweigniederlassung Deutschland (Germany Branch)
Mallinckrodt Buckingham Unlimited Company (Ireland)
Mallinckrodt UK Finance LLP (UK)
Mallinckrodt Enterprises UK Limited (UK)
Therakos (UK), Limited, Dutch Branch (NL)
Therakos (UK), Limited, Private Ltd Liability Company Branch (Poland)
Therakos (UK), Limited, Sweden Filial (Sweden)
Therakos (UK), Limited, Sucursal en Espana (Spain)
Mallinckrodt Quincy S.à r.l. (Luxembourg)
Mallinckrodt Windsor S.à r.l. (Luxembourg)
Mallinckrodt Windsor Ireland Finance Unlimited Company (Ireland)
MKG Medical UK Ltd. (UK)
MEH, Inc. (NV)
ST US Holdings LLC (NV)
ST Operations LLC (DE)
MAK LLC (DE)
ST US AR Finance LLC (DE)
Sucampo Pharmaceuticals LLC (DE)
Mallinckrodt Veterinary, Inc. (DE)
ST US Pool LLC (DE)
ST Shared Services LLC (DE)
Mallinckrodt Brand Pharmaceuticals, LLC (DE)
IMC Exploration Company (MD)
Petten Holdings Inc. (DE)
Ocera Therapeutics, Inc. (DE)
50%
50%
Vtesse LLC (DE)
Sucampo Holdings Inc. (DE)
Carnforth Limited (Bermuda)
Dritte CORSA Verwaltungs-gesellschaft mbH (Germany)
MNK 2011 LLC (DE)
Mallinckrodt US Holdings LLC (DE)
Mallinckrodt Equinox Finance LLC (DE)
Mallinckrodt US Pool LLC (NV)
Mallinckrodt Enterprises Holdings, Inc. (CA)
Mallinckrodt ARD Finance LLC (DE)
Sucampo Pharma Americas LLC (DE)
Ludlow LLC (MA)
Mallinckrodt Equinox Limited (UK)
Mallinckrodt Petten Holdings B.V. (Netherlands)
WebsterGx Holdco LLC (NY)
Sucampo International Holdings Limited (UK)
MCCH LLC (DE)
Mallinckrodt Chemical Holdings (U.K.) Ltd. (UK)
0.99%
99.01%
Sucampo GmbH (Switzerland)
Mallinckrodt Hospital Products Inc. (DE)
Mallinckrodt Enterprises LLC (DE)
Sucampo Finance Inc. (DE)
Sucampo Pharma, LLC (Japan)
Ikaria Australia Pty Ltd. (Australia)
Mallinckrodt Manufacturing LLC (DE)
Therakos, Inc. (FL)
Stratatech Corporation (DE)
Mallinckrodt LLC (DE)
INO Therapeutics LLC (DE)
Mallinckrodt ARD Holdings Inc. (DE)
Infacare Pharmaceutical Corporation (DE)
SpecGx Holdings LLC (NY)
Mallinckrodt ARD LLC (CA)
MHP Finance LLC (DE)
Mallinckrodt Critical Care Finance LLC (DE)
SpecGx LLC (DE)
Questcor International Ltd. (Ireland)
Mallinckrodt APAP LLC (DE)
Key
Debtor and obligor on Term Loan and all Secured Notes
Debtor and servicer on the A/R Facility and obligor on Term Loan and all Secured Notes
Non-debtor and obligor on A/R Facility
Non-debtor and obligor on Term Loan and all Secured Notes
Non-debtor and non-obligor
Branch/Rep Office
Minority owner not depicted

CONFIDENTIAL

Exhibit D

Financial Projections

1

A.	Introduction

The Debtors have prepared the Projections (as defined below) to assist the Bankruptcy Court in determining whether the Plan meets the “feasibility” requirements of section 1129(a)(11) of title 11 of the United States Code (the “Bankruptcy Code”). The Debtors believe that the Plan meets such requirements. In connection with the negotiation and development of the Plan and for the purpose of determining whether the Plan meets the feasibility standard outlined in the Bankruptcy Code, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources during the Projection Period (as defined below). With this consideration in mind, the Debtors’ management and their financial advisor prepared these consolidated financial projections (the “Projections”) for the fiscal year ending December 27, 2024 through the fiscal year ending December 31, 2027 (the “Projection Period”). The Projections have been prepared on a consolidated basis, consistent with the Company’s financial reporting practices, and include all Debtor and non-Debtor entities (hereafter defined as the “Company”).

The Debtors do not, as a matter of course, publish their projections, strategies, or forward-looking projections of the financial position, results of operations, and cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated projections to the holders of Claims or equity interests after the date of this Disclosure Statement, or to include such information in documents required to be filed with the Securities and Exchange Commission (“SEC”) or to otherwise make such information public. The assumptions disclosed herein are those that the Debtors believe to be significant to the Projections and are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Projections present, to the best of the Debtors’ knowledge and belief, the Reorganized Debtors’ projected balance sheet, results of operations, and cash flows for the Projection Period and reflect the Debtors’ assumptions and judgments of the projections based on an assumed and estimated emergence date of December 29, 2023 (the “Emergence Date”). The impact of the restructuring transaction and the recapitalization of the Company’s capital structure is shown on the Company’s balance sheet, as of December 29, 2023, the Company’s fiscal year end.

Although the Debtors believe these assumptions are reasonable under current circumstances, such assumptions are subject to inherent uncertainties, including but not limited to, material changes to the economic environment, pricing pressure on certain products due to potential legislative changes, potential legal challenges, changes in health insurers' and governmental health administration authorities’ reimbursement practices, changes in the competitive environment, pipeline drug developments, and other factors affecting the Company’s businesses. The likelihood, and related financial impact, of a change in any of these factors cannot be predicted with certainty. Consequently, actual financial results could differ materially from the Projections. The Projections assume the Plan will be implemented in accordance with its stated terms. The Projections should be read in conjunction with the assumptions and qualifications contained herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in either the Disclosure Statement or the Plan, as applicable.

2

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”) IN THE UNITED STATES. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY A REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, AS TO THE ACCURACY OR PRECISION OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS. HOLDERS OF CLAIMS OR EQUITY INTERESTS MUST MAKE THEIR OWN ASSESSMENT AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS IN MAKING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

B.	Summary of Significant Assumptions

The Projections were developed by the Company’s management using detailed assumptions for net sales and costs, which were developed using a combination of both “bottoms-up” and “top-down” estimation techniques for each of the Company’s two major business units, Specialty Brands and Specialty Generics. The Company considered several factors in developing the Projections, including but not limited to:

(i)	Current and projected market conditions in each of the Company’s respective products or product categories, geographic markets, and business segments
(ii)	Capital expenditure and research and development levels to support growth assumptions
(iii)	A de-levered capital structure
(iv)	Working capital levels based on net sales projections, historical trends, and product enhancements
(v)	No anticipated material acquisitions or divestitures
(vi)	Inclusion of all Debtor and non-Debtor entities
(vii)	The Debtors’ emergence from chapter 11 on the Emergence Date

The Projections have been presented using accounting policies consistent with those applied in the Company’s historical financial statements and includes certain reorganization adjustments and simplified fresh-start accounting adjustments for illustrative purposes only. The Projections do not reflect all the adjustments necessary to implement fresh-start accounting on the Emergence Date pursuant to ASC 852-10, including but not limited to detailed asset valuations and reassessment of the useful lives of depreciable and amortizable assets.

3

C.	The Debtors’ Business Operations

The Company is a global business consisting of multiple wholly-owned subsidiaries that develop, manufacture, market, and distribute specialty pharmaceutical products and therapies, and operates in two reportable segments: Specialty Brands, which includes innovative specialty pharmaceutical brands, and Specialty Generics, which includes niche specialty generic drugs and active pharmaceutical ingredients (“APIs”). For the fiscal year ended December 30, 2022, Specialty Brands accounted for $1,270 million in net sales, while Specialty Generics accounted for $645 million.

The following charts show the net sales revenue distribution by product for both Specialty Brands and Specialty Generics business units for FY2022.

Specialty Brands

Specialty Brands markets branded pharmaceutical products for autoimmune and rare diseases in specialty areas like neurology, rheumatology, hepatology, nephrology, pulmonology, ophthalmology and oncology; immunotherapy and neonatal respiratory critical care therapies; analgesics; cultured skin substitutes and gastrointestinal products.

Specialty Brands’ diversified, in-line portfolio of both marketed and development products is focused on patients with significant unmet medical needs. Specialty Brands promotes its branded products directly to physicians in their offices, hospitals, and ambulatory surgical centers (including neurologists, rheumatologists, hepatologists, nephrologists, pulmonologists, ophthalmologists, ophthalmologists, oncologists, neonatologists, surgeons, and pharmacy directors) with its own direct sales force of almost 300 sales representatives as of December 30, 2022. These products are purchased by independent wholesale drug distributors, specialty pharmaceutical distributors, retail pharmacy chains and hospital procurement departments, among others, and are eventually dispensed by prescription to patients. Specialty Brands also contracts directly with payer organizations to ensure reimbursement for its products to patients that are prescribed products by their physicians.

4

Specialty Brands currently produces, markets, and sells the following branded products, among others:

(i)	Acthar Gel (repository corticotropin injection) is a complex mixture of peptides approved by the U.S. Food & Drug Administration (“FDA”) for use in 19 indications, including monotherapy for the treatment of infantile spasms in infants and children under two years of age. The currently approved indications of Acthar Gel are not subject to patent or other exclusivity.

(ii)	INOmax® (nitric oxide) gas, for inhalation is a vasodilator that, in conjunction with ventilatory support and other appropriate agents, is indicated to improve oxygenation and reduce the need for extracorporeal membrane oxygenation in term and near-term (>34 weeks) neonates with hypoxic respiratory failure (“HRF”) associated with clinical or echocardiographic evidence of pulmonary hypertension. INOmax is also approved in Australia for the treatment of perioperative pulmonary hypertension in adults in conjunction with cardiovascular surgery. It is marketed as part of the INOmax Total Care Package, which includes the drug product, proprietary drug-delivery systems, technical and clinical assistance, 24/7/365 customer service, emergency supply and delivery, and on-site training. The development and subsequent FDA submission of a 510(k) premarket notification application was completed in September 2022 for an investigational inhaled nitric oxide delivery system for INOmax gas, for inhalation. If cleared, this next generation inhaled nitric oxide delivery system will offer the ability to utilize dramatically smaller cylinders along with a number of feature improvements aimed at delivering a better customer experience.

(iii)	Therakos® photopheresis is a global leader in autologous immunotherapy delivered through extracorporeal photopheresis (“ECP”). ECP is approved by the FDA for use in the palliative treatment of the skin manifestations of cutaneous T-cell lymphoma (“CTCL”) that is unresponsive to other forms of treatment. Outside the U.S., ECP is approved to treat several other serious diseases that arise from immune system imbalances. Therakos' product suite, which is sold to hospitals, clinics, academic centers and blood banks, includes an installed system, a disposable procedural kit used for each treatment and a drug, UVADEX® (methoxsalen) Sterile Solution (“UVADEX”), as well as instrument accessories and instrument maintenance and repair services.

(iv)	StrataGraft® (allogenic cultured keratinocytes and dermal fibroblasts in murine collagen - dsat) regenerative skin tissue is an allogeneic cellularized scaffold product derived from keratinocytes grown on gelled collagen containing dermal fibroblasts indicated for the treatment of adults with thermal burns containing intact dermal elements for which surgical intervention is clinically indicated (deep partial-thickness burns). StrataGraft is designed to deliver viable cells to support the body's own ability to heal. StrataGraft contains metabolically active cells that produce and secrete a variety of growth factors and cytokines. Growth factors and cytokines are known to be involved in wound repair and regeneration. The product is designed with both dermal and epidermal layers composed of well-characterized human cells. StrataGraft is intended to be applied in appropriate aseptic conditions, such as the operating room, and can be sutured, stapled or secured with a tissue adhesive.

(v)	Terlivaz® (terlipressin) is the first and only FDA-approved product indicated to improve kidney function in adults with hepatorenalsyndrome ("HRS") type 1 (collectively "HRS-1") with rapid reduction in kidney function, an acute and life-threatening condition requiring hospitalization. The FDA granted Terlivaz orphan drug designation. The FDA approval was based, in part, on results from the Phase 3 CONFIRM trial, the largest-ever prospective study (n=300) conducted to assess the safety and efficacy of Terlivaz in patients with HRS-1 in the U.S. and Canada. The CONFIRM trial met its primary endpoint of Verified HRS Reversal, defined as renal function improvement, avoidance of dialysis and short-term survival. It has been approved outside the U.S. for more than 30 years and is available on five continents for its indications in the countries where it is approved. Terlivaz is recommended for line use by both the American Association for the Study of Liver Diseases and the American College of Gastroenterology guidelines. On September 14, 2022, the Company announced the FDA had approved Terlivaz for injection and during the fourth quarter of fiscal 2022, released its first commercial shipment of the product.

5

(vi)	Amitiza® (lubiprostone) is approved by the FDA for treatment of chronic idiopathic constipation in adults; irritable bowel syndrome with constipation in women 18 years of age and older; and opioid- induced constipation in adult patients with chronic, non-cancer pain, including patients with chronic pain related to prior cancer or its treatment who do not require frequent opioid dosage escalation. Amitiza is a chloride channel type-two activator that increases fluid secretion and motility of the intestine, facilitating passage of stool. It is a leading global product in the branded constipation market. Of the branded products currently marketed, only Amitiza is approved for three constipation indications in the U.S.

Specialty Generics

Specialty Generics is focused on providing its customers with high-quality specialty generic drugs and APIs. It offers a portfolio of product formulations containing hydrocodone-containing tablets, oxycodone- containing tablets, and several other controlled substances, all of which are significant products for the treatment of pain and are regulated under U.S. Drug Enforcement Administration (“DEA”) quota restrictions. Altogether, Specialty Generics operates one of the largest controlled substance pharmaceutical businesses in the U.S., offering generic products for pain management, substance abuse disorders, and Attention Deficit Hyperactivity Disorder (“ADHD”). Notably, Specialty Generics is the only producer of bulk acetaminophen in the North American and European regions.

The Specialty Generics business manufactures both (a) finished dosage products, meaning the product (whether in the form of a tablet, capsule, or liquid) that the patient ultimately ingests, and (b) APIs, which are then used to create finished dosage products. Specialty Generics does not promote its finished products directly to physicians, hospitals, or ambulatory surgical centers. Rather, the Company sells these products principally through independent channels, including drug distributors, specialty pharmaceutical distributors, retail pharmacy chains, food store chains with pharmacies, pharmaceutical benefit managers that have mail order pharmacies and hospital buying groups. Both finished dosage products and APIs are largely considered commodity products, and as such, Specialty Generics generally operates on much smaller margins as compared to the Specialty Brands business.

Income Statement Assumptions – Revenue

A.	Net Sales

The Company forecasts its net sales in two different business segments, Specialty Brands and Specialty Generics. To develop these projections, the Company evaluated market conditions, surveyed the competitive landscape, assessed price and volume dynamics, and applied specific knowledge of key customer actions in each product category. Key factors considered in determining sales projections include, but are not limited to:

(i)	Overall market trends for similar branded drugs (by category, therapeutic area, and/or disease state) and specialty generic segments, including finished dose and API, where the Company operates (or intends to launch new generic products);

6

(ii)	Impact of anticipated competitive entrants in each segment, including changes in the expected number of competitors and/or their collective impact on pricing and market shares;
(iii)	Analysis of in-line products and existing portfolio performance; and
(iv)	An assessment of potential, recent developments, and expected product enhancements.

Products in each of the business segments operate in competitive marketplaces with unique challenges and opportunities.

Acthar Gel – The Acthar Gel projections account for the impact of a new competitor partially offset by an assumed return to pre-pandemic prescriber and patient behavior, and the launch of a self-injector device that is expected to improve patient persistence on therapy and reduce patient and caregiver anxiety over the use of needles to administer the product. While there is no therapeutically substitutable generic alternative for Acthar Gel, it faces significant competition from earlier-line treatment alternatives including high-dose steroids, and is generally prescribed when earlier-line treatments have failed to provide positive outcomes or are not well tolerated by the patient.

INOmax – INOmax is expected to face continued price erosion and volume loss from competition during the early part of the Projection Period, stabilizing as a new competitive equilibrium is reached and with the launch of EVOLVE, the product’s next-generation delivery device, which is expected to further the technological (and related reliability and ease-of-use) advantages that INOmax enjoys versus its competitor delivery systems. There is now direct competition in the U.S. market for INOmax. However, INOmax's highly differentiated service offering and the next generation delivery system, if approved, will help to differentiate the product and mitigate the impact of competition longer-term.

Therakos – Therakos is the only provider of extracorporeal photopheresis (“ECP”) used to treat Cutaneous T-cell Lymphoma (“CTCL”), and outside the U.S., the Therakos device is broadly approved, including for acute GvHD (Graft vs Host Disease) as well as CTCL. There are a number of competing therapies and treatments for these conditions, some of which have seen increases in utilization during the global pandemic. The Company’s focus is on solidifying its position in the ECP market within the U.S., while continuing to establish and grow the Therakos brand globally as it expands into new geographic markets.

StrataGraft – During the first quarter of fiscal 2022, the Company released its first commercial shipment of StrataGraft. The FDA granted StrataGraft orphan drug designation, and it was among the first products designated by the FDA as a Regenerative Medicine Advanced Therapy (“RMAT”) under the provisions of the 21st Century Cures Act. The Company is currently conducting a StrataGraft continued access clinical trial under an expanded access program. Net sales of this product have been and are expected to continue to be uneven as a result of contracting with hospitals and the government procurement schedule associated with sales to the Biomedical Advanced Research and Development Authority (“BARDA”) for placement in the Strategic National Stockpile.

Terlivaz – On September 14, 2022, the FDA approved Terlivaz for injection and during the fourth quarter of fiscal 2022, we released our first commercial shipment of the product. Terlivaz is one of the most studied pharmacological agents in HRS-1 with more than 70 published manuscripts and presented abstracts on clinical data to date.

7

Other Managed Brands – The Projections contemplate sales from additional managed brands including Amitiza. Amitiza sales begin to transition from exclusive branded sales to a generic market through an agreement with an authorized generic manufacturer in the U.S. Amitiza sales begin to show larger declines toward the end of the Projection Period as more generic competitors are expected to enter the market and erode market share and price.

Specialty Generics – The Specialty Generics business is focused on maintaining its base business for finished dose and API products, and advancing its pipeline of expected generics launch products to deliver revenue growth in the later years of the Projection Period. Net sales returned to growth beginning in 2022 onward after a multi-year decline driven by increased competition, payer consolidation, and market-wide reductions in demand for opioid products. As is to be expected in the generic pharmaceutical industry, the segment’s growth is driven by an expectation of successfully launching a continuous stream of newer generic products to offset regular declines in price as existing products become increasingly commoditized. In addition to its finished dosage generic products, the Company also expects its API business to remain steady across the Projection Period, with modest growth coming from capacity expansions, entrances into new international markets, and the growth in demand for higher margin stearate APIs for use in the nutraceuticals market. The Company currently has five Abbreviated New Drug Applications ("ANDA(s)") at various stages of review with the FDA and a diverse portfolio of oral, solid and parenteral formulations under development.

As is typical in both branded and generic pharmaceutical markets, the Company’s net sales are based on its gross product sales, less the combined amounts of various government-mandated and/or privately- negotiated rebates, sales incentives, chargebacks, distribution service agreements fees, fees for services, and administration fees and discounts. These “gross-to-net” adjustments differ across products and product categories.

Income Statement Assumptions – Expenses

A.	Cost of Goods Sold

The Company’s cost of goods sold (“COGS”) includes standard costs such as raw materials and manufacturing costs associated with the processing of materials to convert them into finished goods. In addition, it includes other cost of sales such as royalty expenses, handling costs (costs incurred to store, move, and prepare product for shipment), and other plant costs.

Manufacturing costs include wages and benefit costs, processing costs, maintenance costs, utility costs and other costs that are directly attributable to the production of products. Manufacturing costs have both fixed and variable cost components.

COGS, excluding depreciation and amortization, as a percentage of net sales is relatively flat over the Projection Period at 37%.

B.	Depreciation & Amortization

Depreciation for property, plant, and equipment, other than land and construction-in-process, is generally based upon the estimated useful life of the asset and is calculated using the straight-line method.

Amortization for intangible assets with a finite life are amortized according to the pattern in which the economic benefit of the asset is used up over their estimated useful lives. Projected amortization reflects a ratable adjustment to the carrying value of other intangible assets at the Emergence Date in connection with the application of a simplified fresh-start accounting approach as described in the balance sheet assumptions for Other Intangible Assets.

8

Depreciation and amortization do not reflect the adjustments necessary to implement fresh-start accounting on the Emergence Date pursuant to ASC 852-10, including but not limited to detailed asset valuations and reassessment of the useful lives of amortizable assets.

C.	Sales, General and Administrative (“SG&A”)

SG&A costs include all direct and indirect selling, marketing, and administrative costs of the Debtors. Selling, general and administration expense includes marketing expense, employee wages and benefits for the various commercial teams, commissions, office expenses, administrative employee wages and benefits, travel, rents, corporate overhead, insurance, information technology costs, office-related expenses, stock compensation expense, and other expenses.

SG&A expense as a percentage of net sales improves from 28.6% to 25.9% over the Projection Period.

D.	Research & Development (“R&D”)

R&D expenses comprise of internal research and development costs and are expensed as incurred. These expenses include salary and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services, medical affairs, and other related costs.

From time to time, the Company enters into licensing or collaborative agreements with third parties to develop a new drug candidate or intellectual property asset. These agreements may include R&D, marketing, promotion and selling activities to be performed by one or all parties involved. These collaborations generally include upfront, milestone and royalty or profit-sharing payments contingent upon future events tied to the developmental and commercial success of the asset. In general, upfront and milestone payments made to third parties under these agreements are expensed as incurred up to the point of regulatory approval of the product.

R&D expense as a percentage of net sales of 9% stays relatively flat over the Projection Period.

E.	Interest Expense

Interest expense reflects interest on funded debt including the A/R Facility and $1,650 million first lien debt. It also includes nominal interest with respect to the Federal/State Acthar Settlement obligations. The Projections assume that the $1,650 million first lien debt will be term loans only. Funded debt interest is based upon projected debt levels and applicable interest rates as outlined in the Plan and forecasts of SOFR. The Projections assume that debt-related financing fees paid at emergence and post-emergence are expensed for accounting purposes and not capitalized.

Interest accretion on the settlement obligation accounts for the difference between undiscounted cash flows in connection with the Federal/State Acthar Settlement (as provided in the balance sheet assumptions for Federal/State Acthar Settlement) and the fair values of these cash flows calculated on a present value basis1.

1 Fair values for the Federal/State Acthar Deferred Cash Payments (including the associated nominal interest) are calculated using an illustrative discount rate of 12.0%

9

F.	Taxes

Upon emergence from bankruptcy, the reorganized Company is forecasting taxes payable in several taxing jurisdictions, most notably in Ireland and the U.S., based upon the anticipated capital structure and U.S. tax attribute limitations directly resulting from the implementation of the Plan. Taxable income projections include deductions for certain depreciable and amortizable assets subject to limitations and include continued use of pre-emergence Irish and Luxembourg net operating loss carryforwards. U.S. Tax attribute limitations on deductions for pre-emergence U.S. net operating loss carryforwards as well as certain operational and settlement liabilities in existence on the date of emergence that will be paid within 60 months of emergence due to the impact the restructuring will have on the Debtors’ ability to utilize them.

10

Balance Sheet Assumptions

A.	Cash & Cash Equivalents

The Company classifies cash on hand and deposits in banks, including money market accounts and other investments it may hold from time to time, as cash and cash equivalents.

B.	Accounts Receivable

Trade accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects an estimate of losses inherent in the Company’s accounts receivable portfolio and is determined on the basis of historical experience. Accounts receivables are written off when management determines they are uncollectible. Trade accounts receivable are also presented net of reserves related to chargebacks and rebates payable to customers.

C.	Inventory

Inventories are recorded at the lower of cost or net realizable value, primarily using the first-in, first-out convention. The Debtors reduce the carrying value of inventories for those items that are potentially excess, obsolete, or slow-moving based on changes in customer demand, technology developments or other economic factors.

D.	Other Current Assets

Other current assets primarily include prepaid expenses, miscellaneous accounts receivable, royalties receivable, insurance receivable, deposits and restricted cash.

E.	Property, Plant & Equipment

Property, plant, and equipment is stated at cost less accumulated depreciation. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred.

Depreciation for property, plant, and equipment, other than land and construction in process, is generally based upon the following estimated useful lives, using the straight-line method:

Buildings: 10 - 45 years

Leasehold improvements: 1 - 20 years

Capitalized software: 1 - 10 years

Machinery and equipment: 1 - 20 years

F.	Other Long-Term Assets

Other long-term assets include right of use asset lease, long-term investments, non-current insurance receivable, and restricted cash.

G.	Other Intangible Assets

For purposes of these Projections, the Debtors used a simplified and illustrative fresh-start accounting approach and adjusted the carrying values of Other Intangible Assets for the difference between reorganization value and the projected book value of identifiable assets at the Emergence Date. The adjusted carrying values do not reflect the adjustments necessary to implement fresh-start accounting on the Emergence Date pursuant to ASC 852-10, including but not limited to detailed asset valuations and reassessment of the useful lives and method of amortizable assets.

11

H.	Accounts Payable

The Debtors’ days payable2 is projected to be approximately 43 days at the Emergence Date increasing to approximately 55-60 days throughout the Projection Period, consistent with historical averages.

I.	Accrued Expenses and Other Liabilities

Accrued Expenses and Other Liabilities primarily include accrued trade payables, accrued employee payroll and payroll-related costs, accrued utility expense, accrued taxes and the current portion of the settlement liability.

J.	Funded Debt Obligations

Upon consummation of the Plan, the Debtors are assumed to have the following debt obligations outstanding:

(i)	$1,650 million of first lien debt comprised of the following:

a.	$130 million of first-out debt at an annual interest rate of SOFR + 750 bps (SOFR Floor of 4.5%)

b.	$1,520 million of second-out debt at an annual interest rate of SOFR + 950 bps (SOFR Floor of 4.5%)

(ii)	$100 million drawn under its $200 million A/R Facility at an annual interest rate of SOFR + 275 bps

K.	Long-Term Liabilities

Other Liabilities include environmental liabilities, deferred tax liabilities, non-current Federal State Acthar Settlement and other non-current liabilities.

Under the Federal/State Acthar Settlement, the remaining payments total $230 million in the aggregate in accordance with the below schedule in June of each year, with deferred payments bearing interest at an annual rate of 0.6255%:

($ in millions)	2024	2025	2026	2027	2028	2029
Federal/State Acthar Settlement payments	$20.0	$20.0	$32.5	$32.5	$62.5	$62.5

L.	Shareholder Equity

Shareholder equity at the Emergence Date includes the effect of the conversion of debt into new equity and application of fresh start accounting.

2 Days payable calculated as accounts payable multiplied by numbers of days in the calculation period divided by COGS; COGS includes depreciation but excludes amortization.

12

Cash Flow Assumptions

A.	Cash Flow from Operations Activities

The Company is expected to generate stable cash earnings from operations during the Projection Period. Net working capital is projected to be a use of cash over the course of the Projection Period driven by increasing accounts receivable due to increasing revenue offset by a slight reduction in inventory and increased days payable outstanding of accounts payable post-emergence.

B.	Cash Flow from Investing Activities

Cash usage from investing activities in the projection period is primarily driven by an increase in capital spending to support the launch of the INOmax EVOLVE device platform and conversion from the existing U.S. fleet of INOmax DSIR devices for Specialty Brands, as well as capital spending for Specialty Generics projects to increase plant capacity.

C.	Cash Flow from Financing Activities

Cash usage from financing activities mainly reflects repayment of the A/R Facility and mandatory amortization of first lien debt.

13

The Pro Forma Estimated Non-GAAP Cash Sources and Uses at the Emergence Date set forth below presents the estimated sources and uses of funds for the consummation of the restructuring transactions contemplated in the Plan (the “Restructuring Transactions”). These amounts are subject to adjustment and may differ at the time of the consummation of the Restructuring Transactions depending on several factors, including but not limited to, estimated transaction fees and expenses, differences between actual and projected operating results and any consummation of potential exit financing.

Mallinckrodt Pharmaceuticals

Pro Forma Estimated Non-GAAP Cash Sources and Uses at the Emergence Date

(UNAUDITED)

(USD$ in Millions)

Sources		Uses		Notes
Cash from Balance Sheet	$357	Cash to Balance Sheet	$160	1
		Cash Sweep to DIP Claims	150	2
		Professional Fees & US Trustee Fees	38	3
		Retention Compensation	8
		ABL Syndication Fees at Exit	2	4
Total Sources (Excl. Syndication)	$357	Total Uses (Excl. Syndication)	$357
New Syndicated 1L Debt	1,650	Syndication Fees and OID	[TBD]	5
		Paydown Remaining DIP Claims	130	6
		Paydown 1L Claims	1,520	6
Total Sources (Incl. Syndication)	$2,007	Total Uses (Incl. Syndication)	$2,007

Notes:

(1) Cash to balance sheet post-emergence.

(2) Estimated excess cash sweep to repay DIP facility. Subject to change based on Company performance prior to emergence and before the impact of first lien adequate protection payments due at emergence illustratively not shown.

(3) Estimated accrued professional fees and US Trustee fees.

(4) Estimated fees to ABL lenders pursuant to the Plan.

(5) Syndication fees including OID dependent on exit financing process.

(6) Net proceeds of syndication after fees, OID and DIP repayment to be distributed to 1L claims.

14

The Projected Non-GAAP Pro Forma Consolidated Balance Sheet as of the Emergence Date set forth below presents (a) the projected consolidated financial position of the Company as of December 29, 2023, prior to the consummation of the transactions contemplated in the Plan; (b) the pro forma adjustments to such projected consolidated financial position required to reflect the Restructuring Transactions; and (c) the pro forma projected consolidated financial position of Company as of the assumed Emergence Date, after giving effect to the Restructuring Transactions. The Restructuring Transactions set forth in the columns captioned “Plan Settlement”, “New Debt”, “New Equity”, and “Fresh-Start Adjustments” reflect the anticipated effects of the Restructuring Transactions.

Mallinckrodt Pharmaceuticals

Projected Non-GAAP Pro Forma Consolidated Balance Sheet
(UNAUDITED)

(USD$ in Millions)

		Pre-Emergence[1]	Plan			Fresh Start	Total	Post-Emergence
$’s in millions	Notes	12/29/2023	Settlement	New Debt	New Equity[2]	Adjustments[3]	Adjustments	12/29/2023
Assets
Cash		$357	$(197)	$-	$-	$-	$(197)	$160
Accounts Receivable		374	-	-	-	-	-	374
Inventories		785	-	-	-	-	-	785
Other Current Assets		144	-	-	-	-	-	144
Current Assets		$1,660	$(197)	$-	$-	$-	$(197)	$1,463
PP&E, Net		470	-	-	-	-	-	470
Other Long-Term Assets		221	-	-	-	-	-	221
Intangible Assets, Net		2,335	-	-	-	(712)	(712)	1,623
Total Assets		$4,686	$(197)	$-	$-	$(712)	$(908)	$3,778
Liabilities and Equity
Accounts Payable		$85	$-	$-	$-	$-	$-	$85
Accrued Expenses and Other Current Liabilities	4	795	(446)	-	-	-	(446)	349
Current Liabilities		$880	$(446)	$-	$-	$-	$(446)	$434
Funded Debt - (Current/Long Term - Not LSTC)
DIP Facility		280	-	(280)	-	-	(280)	-
A/R Facility		100	-	-	-	-	-	100
New 1L Debt		-	-	1,650	-	-	1,650	1,650
Total Funded Debt - (Current/Long Term - Not LSTC)		$380	$-	$1,370	$-	$-	$1,370	$1,750
Liabilities Subject to Compromise (Funded Debt):
1L Debt	5	2,684	(72)	(1,370)	(1,241)	-	(2,684)	-
2L Debt	5	467	(364)	-	(104)	-	(467)	-
Total Liabilities Subject to Compromise (Funded Debt):		$3,151	$(436)	$(1,370)	$(1,345)	$-	$(3,151)	$-
Total Funded Debt		$3,531	$(436)	$-	$(1,345)	$-	$(1,781)	$1,750
Long Term Liabilities	4	303	(73)	-	-	-	(73)	230
Deferred Tax Liability - Intangibles		19	-	-	-	-	-	19
Total Liabilities		$4,733	$(955)	$-	$(1,345)	$-	$(2,300)	$2,433
Shareholder’s Equity		(47)	758	-	1,345	(712)	1,392	1,345
Total Liabilities & Equity		$4,686	$(197)	$-	$-	$(712)	$(908)	$3,778

Notes:

(1) The pre-emergence balance is an illustrative view as of December 29, 2023 and prior to the execution of the transactions contemplated in the Plan.

(2) Equity values are prior to dilution from the Opioid Trust CVR and the Management Incentive Plan and are based on the midpoint of implied estimated Equity Value as set forth in the Valuation Analysis.

(3) Reflects a simplified fresh-start accounting approach to adjust the carrying value of Other Intangible Assets for the difference between the reorganization value and the projected book value of identifiable assets at the Emergence Date.

(4) Assumes a write-down of $400M Opioid settlement within accrued expenses and $73M within in long term liabilities.

(5) Pre-Emergence 1L and 2L Debt are recorded at Fair Value based on the company’s accounting methodology. The outstanding principal balance on the 1L and 2L debt pre-emergence are $2,862 million and $650 million respectively.

15

The Projected Non-GAAP Pro Forma Consolidated Income Statement set forth below presents the projected consolidated results of operations of the Company for the fiscal years ending 2024, 2025, 2026 and 2027.

Mallinckrodt Pharmaceuticals

Projected Non-GAAP Pro Forma Consolidated Income Statement
(UNAUDITED)

(USD$ in Millions)

		Fiscal Year Ending
$’s in millions	Notes	2024	2025	2026	2027
Net Sales		$1,807	$1,952	$2,044	$2,090
Cost of Goods Sold		(675)	(747)	(759)	(776)
Depreciation & Amortization	1	(493)	(438)	(394)	(342)
Gross Profit		$639	$767	$891	$972
SG&A Expense		(517)	(530)	(533)	(542)
R&D Expense		(159)	(175)	(183)	(188)
Operating (Loss) Profit		$(37)	$63	$175	$242
Interest Expense on Funded Debt		(231)	(230)	(224)	(222)
Interest on Settlement Obligations		(1)	(1)	(1)	(1)
(Loss) Earnings Before Taxes		$(270)	$(169)	$(50)	$19
Income Tax Expense		(60)	(45)	(33)	(33)
Net Loss		$(330)	$(214)	$(83)	$(14)
Operating Profit		$(37)	$63	$175	$242
Add: Depreciation		65	71	74	75
Add: Amortization		429	368	320	267
Add: Stock based Compensation Expense	2	27	28	38	41
Adjusted EBITDA		$483	$529	$607	$625

Notes:

(1) For purposes of the Projections, aggregate Depreciation and Amortization are included in Gross Profit.

(2) Corporate reorganization and stock-based compensation expenses are included in SG&A Expense.

16

The Projected Non-GAAP Pro Forma Consolidated Balance Sheet set forth below presents the projected consolidated financial position of the Company as of December 29, 2023, after giving effect to the Restructuring Transactions, and as of each fiscal year ending 2024, 2025, 2026 and 2027.

Mallinckrodt Pharmaceuticals

Projected Non-GAAP Pro Forma Consolidated Balance Sheet
(UNAUDITED)

(USD$ in Millions)

		Post-Emergence
$’s in millions	Notes	12/29/2023	12/27/2024	12/26/2025	12/25/2026	12/31/2027
Assets
Cash	1	$160	$200	$209	$446	$706
Accounts Receivable		374	389	412	420	425
Inventories		785	731	741	748	757
Other Current Assets		144	144	144	144	144
Current Assets		$1,463	$1,464	$1,506	$1,759	$2,032
PP&E, Net		470	517	527	503	478
Other Long-Term Assets		221	221	221	221	221
Intangible Assets, Net		1,623	1,195	827	507	240
Total Assets		$3,778	$3,396	$3,081	$2,990	$2,971
Liabilities and Equity
Accounts Payable		$85	$114	$128	$130	$133
Accrued Expenses and Other Current Liabilities		349	292	292	292	292
Current Liabilities		$434	$406	$420	$423	$426
A/R Facility		100	86	-	-	-
New 1L Debt		1,650	1,634	1,617	1,600	1,584
Total Funded Debt		$1,750	$1,719	$1,617	$1,600	$1,584
Long Term Liabilities		230	210	170	137	105
Deferred Tax Liability - Intangibles		19	19	19	19	19
Total Liabilities		$2,433	$2,355	$2,226	$2,179	$2,134
Shareholder’s Equity		1,345	1,042	856	811	838
Total Liabilities & Equity		$3,778	$3,396	$3,081	$2,990	$2,971

Notes:

(1) This is an illustrative view and does not reflect any additional paydown of debt from excess cash, which would lead to interest savings.

17

The Projected Non-GAAP Pro Forma Consolidated Cash Flow Statement set forth below presents the projected cash flows of the Company for the fiscal years ending 2024, 2025, 2026 and 2027.

Mallinckrodt Pharmaceuticals

Projected Non-GAAP Pro Forma Consolidated Cash Flow Statement
(UNAUDITED)

(USD$ in Millions)

		Fiscal Year Ending
$’s in millions		2024	2025	2026	2027
Cash Flows from Operating Activities:
Net loss		$(330)	$(214)	$(83)	$(14)
Depreciation and Amortization		493	438	394	342
Share-Based Compensation		27	28	38	41
Contingent Consideration Expense		–	(13)	–	–
Changes in Working Capital	1	(8)	(40)	(45)	(43)
Net Cash from Operating Activities		$182	$199	$304	$326
Cash Flows from Investing Activities:
Capital Expenditures		(112)	(81)	(50)	(50)
Net Cash from Investing Activities		$(112)	$(81)	$(50)	$(50)
Cash Flows from Financing Activities:
Debt Repayment		(31)	(102)	(17)	(17)
Contingent Consideration		–	(7)	–	–
Net Cash from Financing Activities		$(31)	$(109)	$(17)	$(17)
Net Increase in Cash & Cash Equivalents		$40	$9	$238	$260
Beginning Cash Balance		160	200	209	446
Ending Cash Balance		$200	$209	$446	$706

Notes:

(1) Includes the annual Federal/State Acthar settlement payments.

18

Exhibit E

LIQUIDATION ANALYSIS

LIQUIDATION ANALYSIS

INTRODUCTION

Under the “best interests” of creditors test (“Best Interests Test”) set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of a Claim or interest who does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. See 11 U.S.C. § 1129(a)(7). Accordingly, to demonstrate that the Debtors’ Plan satisfies the Best Interest Test, the Debtors have prepared this hypothetical liquidation analysis (“Liquidation Analysis”) presenting recoveries that may be obtained by Holders of Claims and Interests upon a disposition of assets in a hypothetical chapter 7 liquidation as an alternative to recoveries provided under the Plan.

The Liquidation Analysis presents information based on, among other information, the Debtors’ books and records and good-faith estimates regarding asset recoveries and Claims resulting from a hypothetical liquidation under chapter 7 of the Bankruptcy Code. The determination of the proceeds that would be realized from the hypothetical liquidation of assets involves the use of estimates and assumptions. Although the Debtors consider the estimates and assumptions underlying the Liquidation Analysis to be reasonable under the circumstances, such estimates and assumptions are subject to business, economic, competitive, political, and regulatory uncertainties, and contingencies beyond the Debtors’ control. Accordingly, the forecasted results set forth by the Liquidation Analysis may not be realized if the Debtors were liquidated. Actual results in such a case could vary from those presented herein, which could result in distributions to members of applicable Classes of Claims that differ from those set forth in this Liquidation Analysis.

The Liquidation Analysis indicates an estimated range of recovery values which may be realized by the Classes of Claims upon disposition of the Debtors’ assets pursuant to a chapter 7 liquidation, as an alternative to the Debtors’ proposed Plan. As illustrated by the Liquidation Analysis, impaired classes under the Plan would receive less recovery in a chapter 7 liquidation than they would receive under the Plan. Further, no holder of a Claim or interest would receive or retain property under the Plan of a value that is less than such holder would receive in a chapter 7 liquidation scenario as illustrated by the Liquidation Analysis. Therefore, the Debtors believe that the Plan satisfies the Best Interests Test as set forth in section 1129(a)(7) of the Bankruptcy Code.

The Debtors, with the assistance of their legal, and financial advisor, have prepared this Liquidation Analysis in connection with the Debtors’ Plan and Disclosure Statement pursuant to chapter 11 of the Bankruptcy Code. This Liquidation Analysis provides a range of estimated recoveries based upon a hypothetical liquidation of the Debtors’ estates and their non-Debtor affiliates (“Non-Debtor Affiliates”) if the Debtors’ current chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code. The Liquidation Analysis has been prepared assuming that the Debtors’ chapter 7 liquidation would commence on or around November 1, 2023 (the “Conversion Date”) and a chapter 7 trustee (the “Trustee”) would be appointed to convert all of the Debtors’ and Non-Debtors’ assets into cash. Unless stated otherwise, the Liquidation Analysis is based on net book values as of June 30, 2023, which is assumed to be representative of the Debtors’ and Non-Debtors’ assets as of the Conversion Date.

2

The Liquidation Analysis is a hypothetical exercise that has been prepared for the sole purpose of presenting a reasonable good-faith estimate of the proceeds that would be realized if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The Liquidation Analysis does not purport to be a valuation of the Debtors’ assets in the context of a holistic reorganization, and there may be a difference between the Liquidation Analysis and the values that may be realized, or Claims generated in an actual liquidation. The Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety as well as the notes and assumptions set forth below.

Nothing contained in the Liquidation Analysis is intended to be, or constitutes, a concession, admission, or allowance of any claim by the Debtors. The actual amount or priority of Allowed Claims in the chapter 11 cases could differ from the estimated amounts set forth and used in the Liquidation Analysis. The Debtors reserve all rights to supplement, modify, or amend the analysis set forth herein.

NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES OR PROJECTED RESULTS SET FORTH HEREIN. THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS IS SPECULATIVE AND RESULTS COULD VARY MATERIALLY FROM ESTIMATES PROVIDED HEREIN.

METHODOLOGY AND RELATED KEY ASSUMPTIONS

This Liquidation Analysis assumes that proceeds available to creditors would be distributed in accordance with sections 726 and 1129(b)(2) of the Bankruptcy Code. Proceeds available for distribution that would be available for satisfaction of Claims would consist of the proceeds resulting from the disposition of the assets and properties of the Debtors in addition to cash held by the Debtors, as of the Conversion Date. The Debtors operate a highly complex and regulated business that includes various foreign operations. Debtors organized under foreign laws and foreign Non-Debtor Affiliates are all assumed to be liquidated in a similar order of priority for distribution of value as described herein, although differing priorities may govern under applicable foreign law. Value from Non-Debtor Affiliates is available to the Debtors through the equity ownership of these entities as well as through collection of intercompany receivables to the extent available. The Debtors prepared this Liquidation Analysis and reviewed recoveries on a Debtor-by-Debtor case.

Upon conversion to chapter 7, a Trustee would be appointed to manage the Debtors’ affairs, conduct a sale of the Specialty Brands’ and Specialty Generics’ assets and wind-down the Debtors’ operations. Given the specialized nature of the Debtors’ business that operates in a highly regulated environment, it is assumed that the Trustee would continue to rely upon existing management as well as specialized professionals to conduct the sale of the assets. Current employees and certain current professionals will also need to be retained to assist with the wind-down of the estates and, thus, the continuation and cooperation of any accounting, treasury, tax, information technology support, and other corporate services necessary to wind-down the estates is assumed.

3

The Debtors conduct their manufacturing and distribution of pharmaceutical drugs not only in the U.S. but also have significant operations and assets in various foreign jurisdictions. This Liquidation Analysis thus assumes that the liquidation process would be administered under the U.S. Bankruptcy Court; however, foreign jurisdictions may require separate foreign proceedings which could delay the liquidation process and reduce potential recoveries to creditors.

This Liquidation Analysis assumes: (i) rapid, distressed sales of the Debtors’ branded and generics assets within 90 days post-conversion with certain operations being sold as operating business units; (ii) Non-Debtor Affiliates will wind-down and liquidate in conjunction with the Debtors’ liquidation; and (iii) an additional nine (9) months to wind-down the estates under the supervision of the Trustee to allow for monetization of assets and assessment of Claims which could take longer. It is further assumed that the Trustee has unrestricted access to cash and proceeds from asset sales held by foreign Debtors and any Non-Debtors, and the Trustee is able to repatriate proceeds. If there are foreign proceedings across the multiple jurisdictions and the Trustee is unable to access cash and sale proceeds generated at foreign entities, recoveries to creditors will be negatively impacted.

In order to maximize value from the liquidation of assets, the Debtors assume the Trustee will continue ordinary course operations of manufacturing and distributing product for certain of the Debtors’ Specialty Brands products, as well as the APAP-API Specialty Generics business. The Trustee would cease the manufacturing and distribution related to all other generic products, including opioid manufacturing and distribution. The Trustee will rely on continuing arrangements with Non-Debtor Affiliates that manage certain manufacturing capabilities and administer key personnel, such as sales representatives in key foreign markets. Certain developmental products that are extensions of current commercialized products are assumed to be sold with the intangible assets. The values are included in the asset sale proceeds.

The Debtors assume the Trustee will look to sell the underlying operations of INOmax, Amitiza, and the Specialty Generics’ APAP active pharmaceutical ingredient operations. The sale of these business operations includes the intellectual property or product know-how, inventory, and the owned manufacturing facilities used to manufacture these products (the “Liquidated Operations”). For the remaining branded products, a range of liquidation values have been estimated assuming distressed sales of the existing intellectual property (“IP”), licenses, and rights associated with certain of the Debtors’ developed branded products (“Liquidated Product IP”). The intellectual property related to these branded products are assumed to be sold in one or more asset sales under section 363 of the Bankruptcy Code. The Debtors assume the inventory for these branded products will be sold to the same buyer of the intellectual property in order to limit supply interruption as the product rights are transferred. Furthermore, the Debtors reviewed their product pipeline and included recoverable value for certain developmental products. Existing commercial arrangements are maintained as well as all regulatory authorizations, acknowledging the inherent challenges. If the commercial relationships are not maintained or regulatory authorizations are impeded, recoveries to creditors will be negatively impacted. The estimated net sales proceeds realized take into consideration, among other factors, the distressed nature of such a sales process, the likely negative press coverage and market reaction associated with conversion to chapter 7 liquidation, the difficulty of transferring marketing authorization or assigning contract manufacturing arrangements, and the Trustee’s limited ability to provide adequate representations, warranties, and indemnities to a buyer.

4

Upon conversion to a chapter 7 liquidation, the Restructuring Support Agreement, and the agreements with the Centers for Medicaid & Medicare Services (“CMS”) and the Department of Justice (“DOJ”) are assumed to be terminated. The CMS judgment Claim of $640 million less payments already made under the settlement is asserted as a Claim at Mallinckrodt PLC and Mallinckrodt ARD LLC in the Liquidation Analysis.

Proceeds from potential preference, fraudulent conveyance, or other Causes of Action may be available for distribution to Holders of Super-Priority DIP Claims, Administrative Claims, Priority Claims, and General Unsecured Claims. The Liquidation Analysis assumes that the $250 million payment made to the Opioid Master Disbursement Trust II (“Opioid Trust”) prior to the Conversion Date could be subject to preference actions, and that the Opioid Trust would consequently assert claims against the Debtors for outstanding amounts owed under the Opioid settlement agreement. Litigation with respect to this Cause of Action would likely be extremely contentious and would result in costs that would be paid in full ahead of any recovery to general unsecured creditors in a chapter 7 liquidation. Further, the Debtors believe that recoveries from other such Causes of Action would be speculative in nature.

Furthermore, the Debtors believe there are additional factors that could negatively impact proceeds realized and recoveries to creditors as set forth in the Liquidation Analysis, which include, but are not limited to (a) turnover of key personnel; (b) challenging economic conditions; (c) delays in the liquidation process; (d) withdrawal of marketing authorizations by regulatory bodies due to the chapter 7 proceedings; (e) termination of manufacturing contracts limiting the Debtors ability to maintain continuity of supply; (f) termination of distribution arrangements or loss of customers; (g) negative impact from the termination of the agreement in principle with CMS & DOJ as well as a termination of the settlement agreement with the Opioid Trust; and (h) complications related to assets and business operations held in foreign jurisdictions. These factors may limit the amount of the liquidation proceeds available to the Trustee to satisfy Allowed Claims under this hypothetical liquidation as well as delay the Trustee’s ability to distribute funds to the respective creditors in an orderly and timely manner.

For the avoidance of doubt and as stated above, the Liquidation Analysis does not include: (a) estimates for the tax consequences that may be triggered upon liquidation and sale of assets which could lower potential recoveries to creditors; (b) estimated proceeds from insurance or indemnity recoveries; (c) recoveries from potential preferences (other than the potential preference actions related to the Opioid Trust payment made prior to filing), fraudulent transfer, or avoidance actions.

5

PROCEEDS FROM LIQUIDATED OPERATIONS

1.	Proceeds from Liquidated Operations include proceeds from the distressed sales of the Liquidated Operations. These sales include the applicable intellectual property, owned manufacturing facilities, machinery & equipment, and inventory. These individual assets are held by different entities and the estimated value realized is allocated to the respective Debtors or Non-Debtors. The estimated sales proceeds are net of commission fees equal to 1.5% of the estimated gross proceeds value.

ASSET RECOVERIES

2.	Cash & Cash Equivalents includes cash held in the Debtors’ domestic and foreign bank accounts, cash equivalents, and money market accounts. Cash held by Non-Debtor Affiliates is a source of recovery to the Debtors through satisfaction of any intercompany activity and Investment in Subsidiary after the Non-Debtor Affiliates wind-down and satisfy their respective obligations. The Debtors’ cash is estimated as of the Conversion Date which includes adequate protection cash payments with respect to the Debtors’ Fist Lien Claims, in accordance with the Debtors’ DIP Order. Estimated recovery of Cash & Cash Equivalents is 100%.

3.	Accounts Receivable, net of reserves includes all third-party trade accounts receivable, net of chargebacks, rebates, allowances, and bad debt reserves. As part of the Accounts Receivable Asset Based Loan Facility issued in July 2023, certain operating entities sold their third-party receivables to a Non-Debtor Affiliate, ST AR Finance LLC (special purpose vehicle). The Debtor entities, who originated the receivables, recover on the proceeds from the accounts receivable after ST US AR Finance satisfies the outstanding obligation on the AR Facility and distributes the remaining proceeds to the Debtor entities through intercompany obligations. The liquidation of accounts receivable assumes that the Trustee will retain certain personnel from the Debtors and foreign Non-Debtor Affiliates to oversee collection of outstanding trade accounts receivable. The estimated recoveries used in this Liquidation Analysis take into consideration the inevitable difficulty of collections during a liquidation process, and related concessions that might be required to facilitate the collection of certain receivables. The estimated recovery range for accounts receivable is 70% to 85% of net book value. Collections of trade receivables during a liquidation could be significantly compromised as customers attempt to set off outstanding amounts owed to the Debtors and Non-Debtor Affiliates against alleged damage and breach of contract Claims, which could reduce recoveries.

4.	Inventory includes raw materials, work-in-process, and finished goods inventory. The net book value of finished goods inventory is adjusted for transfer pricing. The inventory associated with the Liquidated Product IP is sold to the same buyer as the underlying intellectual property; otherwise, the inventory has limited recoverable value without the product intangibles and marketing authorizations. Inventory book values and proceeds realized from the Liquidated Operations, specifically INOmax, Amitiza, and APAP-API, are included in the Proceeds from Liquidated Operations. Recoveries are estimated for certain non-opioid related inventory held by Specialty Generics’ entities. However, inventory related to opioid products are assumed to have minimal to no recovery as the Trustee will cease selling opioid products upon a chapter 7 conversion. The estimated recoveries reflect the distressed nature of the respective asset sales and the expedited timeline to complete such a sale. The estimated blended recovery range for all inventory is 64% to 73% of net book value.

6

5.	Prepaid Expenses consist of various expenses such as prepaid rent, prepaid maintenance, and prepaid insurance. The Debtors estimate that there would be no recoverable value related to prepaid expenses since any prepayment would likely be depleted.

6.	Other Current Assets includes VAT/sales tax receivables, insurance receivables, deposits, and other receivables. The estimated range of recovery for these assets is 20% to 40%. Restricted cash, also included, is controlled by third-parties for the benefit of surety bonds, letters of credit, and deposits. These funds may be difficult to recoup and recoverable value is estimated to be 0% to 30% of book value. The estimated blended recovery range for all Other Current Assets is 7% to 34%.

7.	Property, Plant, and Equipment, net includes the Debtors’ land, building & building improvements, manufacturing machinery & equipment, furniture & fixtures, leasehold improvements, and capitalized software. The owned manufacturing machinery & equipment, land, and buildings related to the Liquidated Operations are included in the Proceeds from Liquidated Operations. Recoveries from the sale of these PP&E assets are net of commission fees of 1.5%. Given the difficulty and cost of liquidating the remaining PP&E assets in a compressed timeframe, the Debtors assumed the following recoveries:

•	Estimated recoveries for certain real property, which includes land & building assets, are based on recent third-party appraisals and valuation work. These values are discounted by 15% to 20%. For properties where external values were not readily available, recoveries are estimated to be 40% to 60% of net book value. Recoverable value is reduced for non-dischargeable environmental liabilities that may be asserted at any of the real property.

•	Estimated recoveries for machinery & equipment are 10% to 20% of net book value due to the considerable deinstallation costs required to remove these assets as well as the unique use of these assets in the pharmaceutical manufacturing process.

•	Estimated recoveries for furniture and office equipment, including vehicles, are 10% to 20% of net book value.

•	Capitalized software, communication equipment, and computers are assumed to have a recovery of 5% to 10% of net book value given the specific use of these assets.

•	No recoverable value is ascribed to leasehold improvements and construction in progress.

8.	Intangible Assets include patents, licenses, capitalized development of products, and trademarks. The recovery value for the Intangible Assets is based upon the potential value of the intellectual property assets sold to a third-party buyer under a distressed liquidation sale. An estimated fair market value was determined for the intangible assets to be sold in the chapter 7 liquidation. The value of the Intangible Assets is based on a net present value of the projected cash flows for the individual products. In process research & development related to existing Specialty Brands products are included in the respective intangible value. Proceeds related to intellectual property sold as part of Liquidated Operations are separately included in Proceeds from Liquidated Operations. Any other applicable proceeds for other Intangibles are accounted for in Intangible Asset recoveries. Recoveries from the sale of Intangible Assets are net of commission fees of 1.5%.

7

This analysis considers many factors, including but not limited to, remaining patent exclusivity, net cash flow generating value, and transition costs and time. The underlying value of these assets in a liquidation is impacted by many factors, such as (a) the short time period of the sale process; (b) possible discounts buyers would require due to the limited due diligence period; (c) the risk of maintaining contractual relationships with contract manufacturers and/or customers; (d) the uncertainty around the ability to transfer marketing authorizations efficiently; and (e) negative publicity and any litigation risk. Recoveries are projected to be 47% to 56% of net book value.

9.	Other Non-Current Assets includes spare parts, non-current asbestos insurance receivables, long-term deposits, investments, and other non-current assets. Blended recoveries for Other Non-Current Assets are estimated to be between 58% to 68%.

10.	Intercompany Receivables include intercompany transactions both between Debtors and with Non-Debtor Affiliates. Intercompany transactions relate to trade activities from the sale and purchase of goods and services amongst entities, payment for management and corporate services, cash pooling arrangements and intercompany loans. Intercompany transactions are governed by distribution and supply agreements (primarily for cross-border activities), service agreements, cash management agreements, and intercompany loan documents. Transfer pricing used for product transfers and services comply with the Debtors’ debt document requirements. Any transfer pricing used is monitored and documented regularly. Recoveries on intercompany transactions are based on the obligor entity’s ability to satisfy its obligation, following the absolute priority rule, out of the net proceeds available to creditors. In the course of winding down Non-Debtor Affiliates, to the extent intercompany receivables are subordinated, recoveries to the Debtors and their creditors could be reduced.

11.	Investment in Subsidiary includes any value available for distribution to parent entities after satisfying all creditors at the respective legal entity. Any distribution to multiple parent entities is based on the equity percentage ownership.

12.	Net Operating Cash Flow - Conversion Through Sale includes the net operating cash flows generated during the 90-day liquidation sales period. Upon conversion to chapter 7, the Trustee maintains ordinary course operations for 90 days in order to maximize potential recoveries to creditors. During the 90 days after the Conversion Date, the Debtors are estimated to generate positive free cash flow after assuming loss of sales and minimal vendor payment terms given the risks of continuing to do business with a company in liquidation. Certain aspects of the current organizational structure are assumed to remain largely intact, namely the sales and marketing, supply chain, operations support, manufacturing & distribution, regulatory, and clinical service organizations. These functions are necessary to maintain continuity of supply and provide the necessary products and treatments to the Debtors’ customers and patients in order to preserve and maximize recoverable value.

8

13.	Causes of Action includes recoveries from potential avoidance actions related to various material payments made by the Debtors prepetition. The success of any such action is uncertain, due to potential defenses and the inherent risks of litigation. Further, the quantum of any recovery is contingent on funds being recoverable from the transferees thereof. Finally, the legal costs required to litigate any such action (including potential appeals) could be significant and dilute recoveries available to other creditors. For illustrative purposes, the Debtors estimate recoveries from causes of action to be between 50% to 70%; the estimate of which is not and should not be construed as an assessment of the merits of any such actions. Actual recoveries could be significantly lower or higher than this estimate.

CHAPTER 7 LIQUIDATION COSTS

The conversion of these chapter 11 cases to cases under chapter 7 of the Bankruptcy Code will result in additional costs to the Debtors including compensation of the Trustee, as well as retained counsel and other professionals, to oversee the wind-down of the estates of the Debtors and the Non-Debtor Affiliates in both domestic and foreign jurisdictions. The chapter 7 costs include the following:

14.	Chapter 7 Trustee Fees include fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Although section 326 of the Bankruptcy Code provides for statutory Trustee fees of 3.0% for liquidation proceeds in excess of $1,000,000, for purposes of this analysis, Chapter 7 Trustee Fees are assumed to be 1.5% of total liquidation proceeds, excluding recoveries related to cash on hand. Should the Trustee’s fees exceed 1.5%, the proceeds available for distribution to creditors would be reduced. Chapter 7 Trustee Fees are allocated to the Debtor entities based on their pro-rata share of Gross Proceeds Available for Distribution.

15.	Chapter 7 Trustee Professional Fees include the cost of financial advisors, attorneys, and other professionals retained by the Trustee in connection with the wind-down of the Debtors’ domestic and foreign operations. The fees represent tax, legal, accounting, claims reconciliation, regulatory and other related services to support the Trustee in this complex, expansive liquidation. The Debtors estimate the chapter 7 Trustee professionals will be retained over a 12-month period to not only manage the liquidation of the Debtors’ assets but also wind-down the corporate estates both in the U.S. and in foreign jurisdictions including Ireland, United Kingdom, Luxembourg, and Japan. The fees are estimated to cover the monetization of the various assets during an initial 90 day post-conversion period as well as an additional nine (9) months to wind-down the U.S. and foreign operations with fees scaling down during the period. The Debtors estimate chapter 7 Trustee Professional Fees to be approximately $30 million to $35 million, excluding commission and transaction fees incurred as part of liquidating the Debtors’ assets.

Due to the termination of the settlements with the CMS, the DOJ and with the Opioid Trust, litigation amongst the creditor constituents could take many months, if not years, and lead to significant costs to the estates. The Liquidation Analysis assumes litigation could take up to six (6) months or longer. The Trustee will need to retain professionals to assist with litigation related to claims allowance, estimation, and allocation of recoveries, and to the extent such litigation implicates any of the Debtors’ secured lenders or noteholders, the estate may also be required to bear such parties’ legal expenses. Such litigation will likely delay the Trustee’s ability to distribute proceeds to creditors. The chapter 7 litigation professional fee costs are estimated to be approximately $45 million to $50 million. Litigation related fees could be materially higher and further reduce recoveries to creditors. Total chapter 7 Trustee Professional Fees are allocated to the Debtor entities based on their pro-rata share of Gross Proceeds Available for Distribution.

9

16.	Wind-Down Expense includes retention costs and expenses associated with the wind-down of the Debtors’ remaining estates, including those of Non-Debtor Affiliates, after completing the sale of the Debtors’ assets. Costs include additional retention compensation necessary to preserve the sales organization, supply chain, manufacturing, regulatory, clinical services, and other functions during the liquidation sales process. The Debtors assume all sales, marketing, clinical services, manufacturing, supply chain, and other operating costs will essentially cease upon the completion of the asset sales. However, given the complex nature of the Debtors’ business operations across various domestic and foreign jurisdictions, additional costs will be incurred to wind-down the corporate affairs including legal, tax, accounting, claims reconciliation, compliance, and other necessary functions. The Trustee will retain a number of corporate employees to assist with facilitating the liquidation of the Debtors’ assets, providing historical knowledge and insight to the Trustee regarding the Debtors’ complex businesses and the chapter 11 cases, and concluding the administrative wind-down of the organization in the various foreign jurisdictions where the Debtors have domiciled entities.

The estimated wind-down costs are based on a reduction to the current monthly run-rate operating expenses by department with further reductions throughout the wind-down period to complete the necessary wind-down activities. Wind-down costs for the nine (9) month period after the initial asset sale period is estimated to be approximately $35 million to $43 million, excluding employee retention costs. In addition, incremental retention programs are initiated to retain necessary key employees with institutional knowledge to assist the Trustee in facilitating an efficient wind-down process.

DISTRIBUTION OF PROCEEDS

The Liquidation Analysis assumes that net proceeds from the sale of the assets will be distributed following the absolute priority rule provided in section 1129(b)(2) and in accordance with section 726 of the Bankruptcy Code, and no distributions will be made to holders of equity interests until all creditors are satisfied in full. Certain real property assets are not part of the secured creditors’ collateral, and the estimated recoveries from these unencumbered assets have been segregated and made available to holders of Super-Priority Debtor-in-Possession, Administrative, Priority, and General Unsecured Claims. Substantially all recovery from unencumbered assets is expected to be utilized to repay the Debtor-in-Possession Claim.

SUPER-PRIORITY ADMINISTRATIVE CLAIMS

17.	Debtor-in-Possession Claim includes a $280 million Debtor-in-Possession financing Claim (a “DIP Claim”) which relates to $250 million of new money financing plus a 12% backstop fee paid-in-kind. The DIP Claim is asserted against all obligor entities of the existing first lien and second lien secured claims, excluding Mallinckrodt plc. The DIP Claim recovers first from unencumbered collateral, including any potential recovery from preference actions. To the extent there is insufficient value from unencumbered collateral, the DIP Claim will recover from encumbered collateral. The DIP Claim is estimated to recover 100% of the amount of such Claim.

10

18.	Postpetition Accounts Receivable Facility Claim includes a $200 million postpetition accounts receivable financing facility (the “Postpetition A/R Facility”), of which $100 million was drawn prepetition and remains outstanding. The Postpetition A/R Facility Claims are asserted against the primary issuer, ST US AR Finance LLC (a Non-Debtor Affiliate). The Postpetition A/R Facility Claims recover from accounts receivable assets held by non-Debtor ST US AR Finance LLC. The lender under the Postpetition A/R Facility also has claims against Debtors MEH, Inc., as servicer, and Debtors INO Therapeutics LLC, Mallinckrodt APAP LLC, Mallinckrodt ARD LLC, SpecGX LLC and Therakos, Inc., each as an originator (the “Originators”). Any residual proceeds will satisfy intercompany obligations due to the Originators.

SECURED CLAIMS

19.	Carve-Out includes certain unpaid holdback and accrued professional fees and costs entitled to priority above Secured Claims as outlined in the DIP Order. The DIP Order provides for a “Carve Out” (as defined therein) that is senior to all liens and Claims (including any super-priority Administrative Claims) held by holders of First Lien Claims, DIP Claims, and Postpetition A/R Facility Claims. For purposes of the Liquidation Analysis, the Debtors assumed that the “Carve Out Trigger Notice” (as defined in the Cash Collateral Order) is delivered on the Conversion Date, requiring the Debtors to fund a reserve from the Debtors’ cash on hand in the amount of the Carve Out. The Carve-Out costs are estimated to be approximately $32 million to $35 million. This total includes accrued but unpaid fees and expenses incurred by the chapter 11 retained professionals, in addition to fees payable to the U.S. Trustee. Carve Out Claims are assumed to be paid from unencumbered asset proceeds; however, if there is insufficient unencumbered proceeds at the respective entity, the Carve Out Claims will recover from encumbered proceeds.

20.	Class 2 – First Lien Claims include estimated Claims totaling $2.943 billion which includes $1.685 billion of First Lien Term Loan Claims and $1.259 billion of First Lien Notes Claims. The First Lien Claims include principal, accrued interest up to the filing date, and a make-whole premium. The 1L Notes due 2025 Claims include a make-whole premium of $15 million or 3.00% and the 1L Notes due 2028 Claims include a make-whole premium of $109 million or 16.75%[1].

The Cash Collateral Order required that the Debtors make adequate protection payments to the Holders of the First Lien Claims to protect against potential diminution of value of the First Lien creditors’ collateral during the course of these cases. For this Liquidation Analysis, the adequate protection payments made to the holders of the First Lien Claims, during the Petition period, are assumed to be recharacterized as principal payments.

1 For purposes of this Liquidation Analysis, the make-whole premiums applied to the First Lien Note Claims and Second Lien Note Claims are based on the settled First Lien Claims included in the Restructuring Support Agreement and assumed amounts for the Second Lien Claims. The Debtors reserve all rights as to whether any such make-whole premiums are payable and, if payable, how any such make-whole premium should be calculated. Even if the make-whole premium is disallowed, there is no material impact to recoveries on Claims held by creditors who are subordinate to the Secured Claims.

11

The First Lien Claims are asserted at the obligor entities as a Secured Claim. A deficiency claim of $288 million to $825 million is asserted at each of the obligor entities as an unsecured claim pari passu with other general unsecured claims.

21.	Class 3 - Second Lien Claims include estimated Claims of $732 million which includes accrued interest up to the filing date and a make-whole premium. The 2L Notes due 2025 Claims include a make-whole premium of $8 million or approximately 2.5% and the 2L Notes due 2029 Claims include a make-whole premium of $39 million or approximately 12%[1]. No adequate protection payments are assumed to be made to holders of Second Lien Notes Claims during the Petition period. The Second Lien Notes Claims are asserted at the obligor entities; however, there is no estimated value to satisfy these Claims. A deficiency claim of $732 million is asserted at each of the obligor entities as an unsecured claim pari passu with other general unsecured claims.

22.	Purchase-Money Lien reflects a secured third-priority purchase-money lien (which is expressly junior in priority to the liens securing the First Lien Term Loan Claims, First Lien Notes Claims, and Second Lien Notes Claims) that is asserted on the inventory held by Mallinckrodt ARD LLC and ST Operations LLC along with the proceeds from the sale of the secured inventory.

The recoveries related to Class 2 and Class 3 Secured Claims are summarized in the table below:

Summary of Recoveries to Secured Debt Claims

($ in 000s)

	Estimated Allowed Claims		Estimated Recovery
	Lower	Higher	Lower		Higher
Secured Debt Claims
Class 2 First Lien Claims Recovery	$2,943,243	$2,943,243	$2,118,081	72%	$2,654,943	90%
Class 3 Second Lien Claims Recovery	$732,361	$732,361	$–	–	$–	–

ADMINISTRATIVE AND PRIORITY CLAIMS

23.	Administrative and Priority Claims include Priority Tax, postpetition Administrative Claims, and super-priority Intercompany Claims. Priority Tax Claims and postpetition Administrative Claims are asserted at certain Debtors based on the Debtors’ books and records. Total estimated Administrative trade Claims of $43 million are asserted at various operating entities. The Debtors assume that there will be no employment-related (including “WARN Act” Claims) as of the Conversion Date. To the extent any such Claims arise, recoveries to General Unsecured Claims at certain Debtor entities would be reduced. Postpetition Intercompany Claims between Debtor entities are granted super-priority Adminstrative Claim status.

12

GENERAL UNSECURED CLAIMS

General Unsecured Claims consist of all unsecured, non-priority Claims arising prior to the Petition Date. Estimates of such Claims are based on the Debtors’ books and records. To the extent contract rejection damage Claims are incurred as part of the chapter 7, the recovery to unsecured creditors at the respective Debtors where these Claims arise could be less. The Liquidation Analysis reflects liquidated Claims at the respective Debtors, as amounts associated with unliquidated Claims, such as litigation Claims, are unknown. Allowed unliquidated or contingent Claims could meaningfully reduce recoveries to other General Unsecured Creditors at the respective Debtors where these Claims are asserted.

24.	Class 4 – General Unsecured Claims include Unsecured trade Claims, certain pension and retirement plan obligations, and other miscellaneous Unsecured Claims. Rejection damage Claims have not been estimated for inclusion in this Liquidation Analysis. No recoverable value is available for Class 4 General Unsecured Claims. Prepetition trade Claims are assumed to have been paid prior to the Conversion Date under the authority provided by the First Day Motions.

Other General Unsecured Claims reflected in this Liquidation Analysis include First Lien deficiency Claims, Second Lien deficiency Claims, Environmental Claims, Opioid Trust Claims, and CMS/DOJ/States Settlement Claims which are all pari passu at the respective Debtor entities.

a)	First Lien Deficiency Claims include the estimated deficiency Claims for the Class 2 First Lien Claims.

b)	Second Lien Deficiency Claims include the estimated deficiency Claims for the Class 3 Second Lien Claims.

c)	Environmental Claims include reserves for estimated environmental liabilities at the Conversion Date. Certain environmental liabilities deemed to be non-dischargeable are assumed to reduce the recoverable value of the related land and building assets, as previously noted. This analysis does not account for potential administrative costs to liquidate these sites.

d)	Opioid Trust Claims include Claims which may be asserted by the Opioid Trustee against the original 64 parties to the Global Opioid Settlement (61 of which are current Debtors and 3 of which are Non-Debtor Affiliates) in response to the pursuit of any preference actions following the termination of the Global Opioid Settlement. The total value ascribed to these Claims is $1.275 billion and represents the undiscounted remaining value of the Global Opioid Settlement.

e)	CMS / DOJ / States Settlement Claims include Claims which may be asserted by the DOJ in response to the rejection of the CMS/DOJ/States Settlement Agreement under this Liquidation Analysis. A Claim of $610 million ($640 million judgment Claim less $30 million of payments previously made under the settlement) is reflected as a General Unsecured Claim at Mallinckrodt ARD LLC and Mallinckrodt plc. A False Claim Act penalty Claim of $1.28 billion is reflected as a Class 5 Subordinated Claim at Mallinckrodt ARD LLC and Mallinckrodt plc.

13

25.	Class 6 - Intercompany Claims include prepetition intercompany payables between Debtor and Non-Debtor Affiliates. Prepetition intercompany payables are deemed pari passu to all unsecured Claims, except for non-ordinary course intercompany payables due from an obligor entity to a non-obligor entity, which are deemed subordinate to other unsecured creditors of the obligor entity. Settlement of intercompany payables is based on the obligor entity’s ability to satisfy its obligation out of net proceeds available to satisfy unsecured Claims.

SUBORDINATED UNSECURED & EQUITY CLASSES OF CLAIMS

26.	Class 5 - Subordinated Claims include False Claim Act penalty Claims of $1.28 billion related to the CMS/DOJ/States Claims. These Subordinated Claims are unliquidated, contingent, or disputed and the aggregate amount of such Claims are speculative. Subordinated Claims also include a subordinated prepetiton intercompany loan due to a non-obligor affiliate. No recoverable value is available for Subordinated Claims.

27.	Class 7 - Intercompany Interests include any value available for distribution to parent entities after satisfying all creditors at the respective legal entity.

28.	Class 8 - Equity Interests includes any value available for distribution to the Equity Holders of Mallinckrodt plc. In the Liquidation Analysis, there is no recoverable value available to Equity Interest holders.

14

Exhibit F

VALUATION ANALYSIS

Valuation Analysis

THE VALUATION INFORMATION CONTAINED HEREIN DOES NOT PURPORT TO BE OR CONSTITUTE (I) A RECOMMENDATION TO ANY HOLDER OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS AS TO HOW TO VOTE ON, OR OTHERWISE ACT WTH RESPECT TO, THE PLAN, (II) AN OPINION AS TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED UNDER THE PLAN OR OF THE TERMS AND PROVISIONS OF THE PLAN OR OF ANY TRANSACTION OFFERED PURSUANT TO THE PLAN OR OTHERWISE DESCRIBED THEREIN, INCLUDING WITHOUT LIMITATION, THE OFFERING OF SECURITIES (INCLUDING THE NEW COMMON EQUITY AND THE MDT II CVR), OR (III) AN APPRAISAL OF THE ASSETS OF THE REORGANIZED DEBTORS. FURTHERMORE, THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE REGARDING, AND GUGGENHEIM SECURITIES, LLC (“Guggenheim Securities”) DOES NOT EXPRESS ANY VIEW OR OPINION AS TO, THE PRICE OR RANGE OF PRICES AT WHICH ANY COMMON EQUITY OR OTHER SECURITIES OF THE debtors or the REORGANIZED DEBTORS MAY TRADE, BE SALEABLE OR OTHERWISE BE TRANSFERABLE AT ANY TIME, INCLUDING, without limitation, SUBSEQUENT TO CONSUMMATION OF THE PLAN.1 such VALUATION INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS AGAINST THE DEBTORS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN, AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE (INCLUDING, without limitation, in connection with THE PURCHASE OR SALE OF CLAIMS AGAINST or interests in THE DEBTORS OR ANY OF THEIR AFFILIATES, OR AS PROVIDING THE BASIS FOR AN INVESTMENT DECISION BY ANY HOLDER OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY TRANSACTION OFFERED PURSUANT TO THE PLAN OR OTHERWISE DESCRIBED THEREIN (INCLUDING, WITHOUT LIMITATION, THE OFFERING OF NEW COMMON EQUITY AND THE MDT II CVR)). THE VALUATION INFORMATION CONTAINED HEREIN SHOULD ALSO BE CONSIDERED IN CONJUNCTION WITH THE RISK FACTORS DESCRIBED IN ARTICLE IX OF THE DISCLOSURE STATEMENT AND THE FINANCIAL PROJECTIONS ATTACHED THERETO AS EXHIBIT D.

[1]	Capitalized terms used but not otherwise defined herein shall, to the extent defined in (x) the Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code (the "Plan"), attached as Exhibit A to the Disclosure Statement (as defined below) or (y) the Disclosure Statement for Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code, dated August 23, 2023 (the “Disclosure Statement”), to which this Valuation Analysis is attached as Exhibit F, have the meanings ascribed to such terms in the Plan or Disclosure Statement, as the context requires.

2

THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE debtors or the REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATES SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS contemplated to be effected by the plan as of or following Consummation thereof. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

IN THE EVENT THAT THE PLAN IS NOT CONSUMMATED AS of the expected effective date as assumed in the financial projections, IT IS HIGHLY LIKELY THAT THE valuation ANALYSiS CONTAINED HEREIN WILL CHANGE, POSSIBLY MATERIALLY.

Subject to authorization from the Bankruptcy Court, the Debtors expect to retain Guggenheim Securities as their investment banker in connection with the Chapter 11 Cases. Solely for purposes of the Plan and the Disclosure Statement, Guggenheim Securities estimated the total enterprise value (the “Total Enterprise Value”)2 and the implied estimated equity value (the “Equity Value”) of the Reorganized Debtors on a consolidated going-concern basis and pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”), all as set forth below. The Valuation Analysis was based on financial information provided by the Debtors’ senior management, including the Financial Projections (defined below) attached to the Disclosure Statement as Exhibit D, and information provided by other sources.

In assessing and utilizing the Financial Projections for purposes of performing the Valuation Analysis, Guggenheim Securities took into account its discussions with the Debtors’ senior management regarding the risks and uncertainties of realizing the Financial Projections in light of (i) the current and prospective industry conditions and competitive dynamics facing the Debtors (and, as of the Effective Date, the Reorganized Debtors), (ii) the Debtors’ recent financial performance, (iii) the key commercial, operational and financial drivers underlying the Financial Projections, (iv) the impact and economic effects of the post COVID-19 environment and other global macroeconomic factors on any of the foregoing and (v) various other facts and circumstances relevant to the Financial Projections.

[2]	Total Enterprise Value is a financial term that generally means (a) the subject company’s equity value (i.e., the value of the subject company’s equity and equity-linked securities (i) inclusive of the value of (y) any minority investments held by the subject company and (z) any non-operating assets of the subject company and (ii) exclusive of the value of any non-controlling interests in the subject company’s businesses that are held by third parties) plus (b) the subject company’s funded debt less (c) the subject company’s excess cash, cash equivalents and short- and long-term marketable securities.

3

The Valuation Analysis was conducted as of August 15, 2023 and assumes the effective date of the Plan occurs on December 29, 2023 (the “Effective Date”).

Estimated Total Enterprise Value and Equity Value

Based on the Financial Projections and other information and the financial analyses described herein, Guggenheim Securities estimated the Total Enterprise Value of the Reorganized Debtors to be approximately $2,700 to $3,200 million, with a midpoint of $2,950 million. After deducting pro forma net debt of $1,590 million as contemplated by the Plan as of the Effective Date, Guggenheim Securities’ estimated Total Enterprise Value implies an estimated Equity Value for the Reorganized Debtors of approximately $1,110 to $1,610 million, with a midpoint of $1,360 million.

THE financial projections for, and the estimated total enterprise VALUE and THE implied estimated equity value OF, THE REORGANIZED DEBTORS are SUBJECT TO VARIOUS UNCERTAINTIES AND CONTINGENCIES THAT ARE inherently DIFFICULT TO PREDICT. Among other things, such estimated values WILL FLUCTUATE based on (i) general economic AND BUSINESS conditions, capital markets conditions and industry-specific and company-specific factors and (ii) THE FINANCIAL CONDITION, FINANCIAL performance and financial PROSPECTS OF the reorganized debtors. many of the foregoing factors and/or drivers are beyond the control of THE DEBTORS, THE Reorganized Debtors and Guggenheim Securities. accordingly, THE ESTIMATEd values SET FORTH HEREIN ARE NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE the ESTIMATEd total ENTERPRISE VALUE and THE implied ESTIMATED EQUITY VALUE of the reorganized debtors as SET FORTH HEREIN ARE INHERENTLY SUBJECT TO SUCH UNCERTAINTIES AND CONTINGENCIES, NONE OF THE DEBTORS, THE REORGANIZED DEBTORS, GUGGENHEIM SECURITIES OR ANY OTHER PERSON ASSUMES any RESPONSIBILITY FOR THEIR ACCURACY, ACHIEVABILITY or realization. ANY VARIANCE IN ACTUAL RESULTS FROM THE ESTIMATES SET FORTH IN THE FINANCIAL PROJECTIONS COULD HAVE A MATERIAL IMPACT ON GUGGENHEIM SECURITIES’ VALUATION ANALYSIS.

UNLESS OTHERWISE INDICATED HEREIN, GUGGENHEIM SECURITIES’ VALUATION ANALYSIS WAS BASED ON THE FINANCIAL PROJECTIONS for the reorganized debtors AND ON CAPITAL MARKETS DATA AS OF aUGUST 15, 2023, REFLECTS INFORMATION MADE AVAILABLE TO GUGGENHEIM SECURITIES AS OF OR PRIOR TO SUCH DATE AND IS BASED ON ECONOMIC, CAPITAL MARKETS AND OTHER CONDITIONS AS OF SUCH DATE. Guggenheim Securities is not making any assessment regarding the impact or the ECONOMIC effects of the POST COVID-19 ENVIRONMENT AND OTHER GLOBAL MACROECONOMIC FACTORS, including with respect to the potential impact or effects on the future financial performance of the reorganized debtors. ALTHOUGH THE VALUATION ANALYSIS MAY BE AFFECTED BY SUBSEQUENT DEVELOPMENTS, including, without limitation, developments relating to the POST COVID-19 ENVIRONMENT AND OTHER GLOBAL MACROECONOMIC FACTORS, GUGGENHEIM SECURITIES ASSUMES NO RESPONSIBILITY FOR UPDATING OR REVISING THE ESTIMATED TOTAL ENTERPRISE VALUE OR THE implied ESTIMATED EQUITY VALUE OF THE REORGANIZED DEBTORS FOR ANY REASON, WHETHER DUE TO FACTS, CIRCUMSTANCES OR EVENTS OCCURRING AFTER SUCH DATE OR OTHERWISE.

4

Summary of Reviews, Financial Analyses and Valuation Methodologies

In the course of estimating the Total Enterprise Value of the Reorganized Debtors, Guggenheim Securities:

▪	reviewed drafts of the Plan, dated as of August 15, 2023, and the Disclosure Statement, dated as of August 10, 2023;

▪	reviewed drafts of the Restructuring Support Agreement dated as of August 15, 2023;

▪	reviewed the pro forma capitalization of the Reorganized Debtors as contemplated by the Plan as of the Effective Date;

▪	reviewed certain historical and forward-looking business and financial information regarding the business and prospects of the Debtors and the Reorganized Debtors (including certain financial projections for the Reorganized Debtors for the fiscal years ending December 27, 2024 through December 31, 2027 (the “Financial Projections”) and certain estimates as to potentially realizable existing tax attributes expected to be utilized by the Reorganized Debtors), all as prepared and approved for Guggenheim Securities’ use by the Debtors’ senior management;

▪	discussed with the Debtors’ senior management and the Debtors’ other advisors (as applicable) their respective views regarding the (i) business, operations, historical and projected financial results and future prospects of the Debtors and the Reorganized Debtors, (ii) key assumptions related to the Financial Projections and (iii) commercial, competitive and regulatory dynamics in the specialty pharmaceutical and generic pharmaceutical sectors;

▪	performed discounted cash flow analyses based on the Financial Projections;

5

▪	compared the financial performance of the Debtors with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating the Reorganized Debtors and reviewed the trading multiples for such publicly traded companies; and

▪	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

In connection with performing its Valuation Analysis, Guggenheim Securities:

▪	based its Valuation Analysis on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of the Debtors, the Reorganized Debtors and Guggenheim Securities;

▪	performed a variety of financial analyses and considered a variety of factors in assessing the estimated Total Enterprise Value of the Reorganized Debtors;

▪	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its estimate of the Total Enterprise Value of the Reorganized Debtors;

▪	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

▪	ultimately arrived at its estimate of the Total Enterprise Value of the Reorganized Debtors based on the results of the financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities operated collectively to support its estimate of the Total Enterprise Value of the Reorganized Debtors.

The following is a summary of the principal valuation analyses (commonly used by investment bankers and other financial advisor practitioners) that Guggenheim Securities performed and considered in estimating the Total Enterprise Value of the Reorganized Debtors: (i) Discounted Cash Flow Analysis and (ii) Selected Publicly Traded Companies Analysis.

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis involves estimating a subject company’s “intrinsic value” based on the sum of the present values of its (i) projected/forecasted annual unlevered after-tax free cash flows during an explicit projection/forecast period and (ii) estimated terminal/continuing value beyond the explicit projection/forecast horizon. Guggenheim Securities typically estimates the subject company’s terminal/continuing value by applying a range of assumed perpetual growth rates to the subject company’s projected/forecasted normalized unlevered after-tax free cash flow in the terminal year. The present values of such projected/forecasted annual unlevered after-tax free cash flows and estimated terminal/continuing value are then calculated by discounting them back to the present (i.e., in the case of the Reorganized Debtors, to the assumed Effective Date) based on the subject company’s estimated weighted average cost of capital. In connection with its Valuation Analysis, Guggenheim Securities based its Discounted Cash Flow Analysis on the Financial Projections for the Reorganized Debtors.

6

Selected Publicly Traded Companies Analysis

Selected Publicly Traded Companies Analysis involves estimating a subject company’s stand-alone fully distributed public market trading value based on both qualitative and quantitative reviews and analyses of the subject company versus certain publicly traded companies which are deemed to be reasonably comparable to the subject company. Among other things, such quantitative analyses typically include calculating various prevailing public market trading valuation multiples (based on various financial metrics considered appropriate given the subject company’s and its peer group’s industry or sector) and then applying such public market trading valuation multiples in the context of the subject company’s historical and projected/forecasted financial performance.

With respect to its Selected Publicly Traded Companies Analysis related to the Reorganized Debtors, Guggenheim Securities notes that none of the selected publicly traded companies used in the Selected Publicly Traded Companies Analysis is identical or directly comparable to the Reorganized Debtors; however, such companies were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to the Reorganized Debtors based on Guggenheim Securities’ familiarity with the specialty pharmaceutical and specialty generics sectors primarily based in the United States. In any event, the Selected Publicly Traded Companies Analysis is not mathematical; rather, such analysis involves complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which the Reorganized Debtors were compared.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES PERFORMED BY GUGGENHEIM SECURITIES. guggenheim securities’ PREPARATION OF its valuation analysis INVOLVEd VARIOUS complex DETERMINATIONS AND JUDGMENTS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF VALUATION ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH ANALYSES ARE NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION.

Certain Caveats, Limitations and Considerations

With respect to the information used in performing its Valuation Analysis described herein:

▪	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Financial Projections, any other estimates and any other forward-looking information) provided by or discussed with the Debtors and their other advisors or obtained from public sources, data suppliers and other third parties;

7

▪	Guggenheim Securities did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any of the above-referenced information (including, without limitation, the Financial Projections, any other estimates and any other forward-looking information);

▪	Guggenheim Securities expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Financial Projections, any other estimates and any other forward-looking information or the assumptions upon which they are based; and

▪	Specifically, with respect to (i) the Financial Projections, any other estimates and any other forward-looking information provided by or discussed with the Debtors, (a) Guggenheim Securities was advised by the Debtors’ senior management, and Guggenheim Securities assumed, that the Financial Projections, such other estimates and such other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the Debtors’ senior management as to the expected future performance of the Reorganized Debtors, (b) Guggenheim Securities assumed that the Financial Projections would be realized substantially as projected/forecasted and (c) Guggenheim Securities assumed that the Financial Projections, such other estimates and such other forward-looking information had been reviewed by the Debtors’ Board of Directors with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with its Valuation Analysis and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities further assumed that (i) in all respects meaningful to its analyses, (a) the final version of the Plan, as confirmed, and the related Disclosure Statement will not differ from earlier drafts or versions thereof that Guggenheim Securities reviewed in order to prepare its Valuation Analysis and (b) the Debtors will comply with all terms and conditions of the Plan, the Disclosure Statement and the Restructuring Support Agreement; (ii) the Plan will be consummated in a timely manner in accordance with its terms and the terms of the Restructuring Support Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on the Reorganized Debtors in any way meaningful to Guggenheim Securities’ analyses; and (iii) no material changes that would affect the estimated Total Enterprise Value of the Reorganized Debtors will occur between the date of the filing of the Disclosure Statement to which this Valuation Analysis is attached and the Effective Date.

8

Guggenheim Securities’ financial advice to the Debtors and its Valuation Analysis (and any materials provided in connection therewith):

▪	were provided to the Debtors’ Board of Directors (in its capacity as such) solely for its information and assistance in connection with its evaluation of the Plan;

▪	did not constitute a recommendation to the Debtors’ Board of Directors with respect to entering into the Restructuring Support Agreement, proposing the Plan or pursuing any of the transactions described in or contemplated by the Plan;

▪	do not constitute advice or a recommendation to any holder of any Claim against or Interest in any of the Debtors, any creditors of any of the Debtors or any other stakeholders in any of the Debtors (all of the foregoing, “Interested Parties”) as to how to vote or act in connection with the Plan;

▪	do not address the (i) Debtors’ or such Interested Parties’ underlying business or financial decision to, respectively, propose or accept or reject the Plan (and any transactions contemplated thereby), (ii) relative merits of the Plan (and any transactions contemplated thereby) as compared to any alternative business or financial strategies that might exist for the Debtors or such Interested Parties or (iii) effects of any other transaction in which the Debtors or such Interested Parties might engage;

▪	do not constitute a view or opinion as to (i) any term, aspect or implication of the Plan (including, without limitation, the form or structure of any transactions contemplated thereby) or the Disclosure Statement or (ii) the Restructuring Support Agreement or any other agreement, transaction document or instrument contemplated by the Plan or to be entered into or amended in connection with the Plan;

▪	do not constitute a view or opinion as to fairness, financial or otherwise, of the Plan to, or of any consideration to be paid to or received by, any of the Interested Parties;

▪	do not constitute a view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Debtors’ or the Reorganized Debtors’ directors, officers or employees, or any class of such persons, in connection with the Plan relative to the consideration to be distributed to or received by the Interested Parties;

▪	do not constitute a view or opinion regarding the solvency/liquidity of the Reorganized Debtors or any other entity under any relevant laws relating to bankruptcy, insolvency or similar matters; and

▪	do not constitute a solvency/liquidity opinion or a liquidation analysis.

9

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, turn-around, accounting, appraisal or actuarial experts and Guggenheim Securities’ financial analyses described herein should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of the Debtors’ senior management and the Debtor’s other advisors with respect to such matters.

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Debtors, the Reorganized Debtors or any other entity or of the solvency/liquidity of the Debtors, the Reorganized Debtors or any other entity, nor was Guggenheim Securities furnished with any such appraisals (other than the Liquidation Analysis, prepared by the Debtors, with the assistance of their financial advisor, attached to the Disclosure Statement as Exhibit E).

10

Exhibit G

Draft Scheme of Arrangement